Exhibit 10.1

Execution Version

$750,000,000

CREDIT AGREEMENT

dated as of December 13, 2012

among

MEDASSETS, INC.,

THE LENDERS FROM TIME TO TIME PARTY HERETO,

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent, Collateral Agent and L/C Issuer,

BANK OF AMERICA, N.A.,

as Swing Line Lender

J.P. MORGAN SECURITIES LLC,

BARCLAYS BANK PLC,

DEUTSCHE BANK SECURITIES INC.,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

MORGAN STANLEY SENIOR FUNDING, INC.

and

SUNTRUST ROBINSON HUMPHREY, INC.,

as Joint Lead Arrangers and Joint Bookrunners,

and

DEUTSCHE BANK SECURITIES INC.,

as Syndication Agent,

and

BARCLAYS BANK PLC,

MORGAN STANLEY SENIOR FUNDING, INC.,

SUNTRUST BANK,

RAYMOND JAMES BANK, FSB

and

FIFTH THIRD BANK

as Co-Documentation Agents,

Table of Contents

Page
ARTICLE I. DEFINITIONS AND ACCOUNTING TERMS	1

Section 1.01 Defined Terms	1
Section 1.02 Other Interpretative Provisions	53
Section 1.03 Accounting Terms and Determinations	53
Section 1.04 Rounding	54
Section 1.05 Times of Day	54
Section 1.06 Letter of Credit Amounts	54
Section 1.07 Classes and Types of Borrowings	54
Section 1.08 Currency Translation	54
Section 1.09 Baskets	55

ARTICLE II. THE CREDIT FACILITIES	55

Section 2.01 Commitments To Lend	55
Section 2.02 Notice of Borrowings	58
Section 2.03 Notice to Lenders; Funding of Loans	59
Section 2.04 Evidence of Loans	61
Section 2.05 Letters of Credit	61
Section 2.06 Interest	71
Section 2.07 Extension and Conversion	72
Section 2.08 Maturity of Loans	73
Section 2.09 Prepayments	75
Section 2.10 Adjustment of Commitments	78
Section 2.11 Fees	78
Section 2.12 Pro Rata Treatment	79
Section 2.13 Sharing of Payments by Lenders	80
Section 2.14 Payments Generally; Administrative Agent’s Clawback	81
Section 2.15 Increase in Commitments	82
Section 2.16 Cash Collateral	84
Section 2.17 Defaulting Lenders	85
Section 2.18 Refinancing Amendments; Maturity Extension	87
Section 2.19 Discounted Prepayments	90

ARTICLE III. TAXES, YIELD PROTECTION AND ILLEGALITY	96

Section 3.01 Taxes	96
Section 3.02 Illegality	99
Section 3.03 Inability To Determine Rates	99
Section 3.04 Increased Costs and Reduced Return; Capital Adequacy	100
Section 3.05 Compensation for Losses	101
Section 3.06 Base Rate Loans Substituted for Affected Eurodollar Loans	102
Section 3.07 Mitigation Obligations; Replacement of Lenders	102
Section 3.08 Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Commitments and repayment of all other Senior Credit Obligations hereunder.	102

-i-

-ii-

-iii-

Page
Section 10.15 Patriot Act Notice Lender’s Compliance Certification	172
Section 10.16 No Advisory or Fiduciary Responsibility	173
Section 10.17 Judgment Currency	174

Schedules:

Schedule 1.01(A)	-	Refinancing
Schedule 1.01 (B)	-	Existing L/C
Schedule 2.01	-	Lenders and Commitments
Schedule 5.03	-	Required Consents, Authorizations, Notices and Filings
Schedule 5.06	-	Litigation
Schedule 5.08	-	Environmental Matters
Schedule 5.09	-	Insurance
Schedule 5.11	-	ERISA
Schedule 5.12	-	Subsidiaries
Schedule 5.15	-	Compliance with Law
Schedule 5.16	-	Intellectual Property
Schedule 6.16	-	Post Closing Obligations
Schedule 7.01	-	Indebtedness
Schedule 7.02	-	Existing Liens
Schedule 7.06	-	Investments
Schedule 7.09	-	Transactions with Affiliates
Schedule 7.12	-	Additional Negative Pledges
Schedule 10.02	-	Administrative Agent’s Office, Certain Addresses for Notices

Exhibits:

Exhibit A-1	-	Form of Notice of Borrowing
Exhibit A-2	-	Form of Notice of Extension/Conversion
Exhibit A-3	-	Form of Letter of Credit Request
Exhibit A-4	-	Form of Swing Line Loan Request
Exhibit B-1	-	Form of Revolving Note
Exhibit B-2	-	Form of Term A Note
Exhibit B-3	-	Form of Term B Note
Exhibit B-4	-	Form of Swing Line Note
Exhibit C	-	Form of Assignment and Assumption
Exhibit D	-	Form of Compliance Certificate
Exhibit E	-	Form of Guaranty
Exhibit F	-	United States Tax Compliance Certificate
Exhibit G	-	Form of Security Agreement
Exhibit H	-	Form of Intercompany Note
Exhibit I	-	Form of Intercompany Note Subordination Provisions
Exhibit J	-	Form of Accession Agreement
Exhibit K	-	Form of Perfection Certificate
Exhibit L	-	Form of Solvency Certificate
Exhibit M	-	Form of First Lien Intercreditor Agreement
Exhibit N	-	Form of Second Lien Intercreditor Agreement
Exhibit O	-	[Reserved]
Exhibit P	-	Form of Specified Prepayment Discount Notice
Exhibit Q	-	Form of Specified Prepayment Discount Response

-iv-

Exhibit R	-	Form of Discount Range Prepayment Notice
Exhibit S	-	Form of Discount Range Prepayment Offer
Exhibit T	-	Form of Solicited Discounted Prepayment Notice
Exhibit U	-	Form of Solicited Discounted Prepayment Offer
Exhibit V	-	Form of Acceptance and Prepayment Notice
Exhibit W	-	Form of Affiliated Lender Assignment and Assumption

-v-

CREDIT AGREEMENT

This Credit Agreement (as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”) is entered into as of December 13, 2012 among MedAssets, Inc., a Delaware corporation (the “Borrower”), each financial institution from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), JPMorgan Chase Bank, N.A., as Administrative Agent, Collateral Agent and L/C Issuer, Bank of America, N.A. as Swing Line Lender, Deutsche Bank Securities Inc., as Syndication Agent, and Barclay Bank PLC, Morgan Stanley Senior Funding, Inc., SunTrust Robinson Humphrey, Inc., Raymond James Bank, FSB and Fifth Third Bank, as Co-Documentation Agents.

The Lenders and the L/C Issuer are willing to make the requested credit facilities available on the terms and conditions set forth herein. Accordingly, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

ARTICLE I.

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings set forth below:

“Acceptable Discount” has the meaning specified in Section 2.19(d)(ii).

“Acceptable Prepayment Amount” has the meaning specified in Section 2.19(d)(iii).

“Acceptance and Prepayment Notice” means an irrevocable written notice from the Borrower or any of its Subsidiaries accepting a Solicited Discounted Prepayment Offer to make a Discounted Term Loan Prepayment at the Acceptable Discount specified therein pursuant to Section 2.19(d) substantially the form of Exhibit V hereto.

“Accession Agreement” means an Accession Agreement, substantially in the form of Exhibit J, executed and delivered by an Additional Guarantor after the Closing Date in accordance with Section 6.12.

“Acquisition Consideration” means the purchase consideration for any Permitted Acquisition and all other payments by the Borrower or any of its Restricted Subsidiaries in exchange for, or as part of, or in connection with, any Permitted Acquisition, whether paid in cash or by exchange of properties or otherwise (but excluding for purposes of clause (v) of the definition of “Permitted Acquisition” any consideration paid with Equity Interests of the Borrower or with the proceeds of any Equity Issuance, in each case which are Qualified Capital Stock) and whether payable at or prior to the consummation of such Permitted Acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and includes any and all payments representing the purchase price and any assumptions of Indebtedness, “earn-outs” and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any person or business (other than, for purposes of clause (v) of the definition of “Permitted Acquisition” payments representing customary deferred compensation or customary non-competes paid to management, former management or shareholders (who are natural persons) of any Persons acquired in a Permitted Acquisition); provided that any such future payment that is subject to a contingency shall be considered Acquisition Consideration only at the time such payment is made in cash or other assets (other than Equity Interests of the Borrower which are Qualified Capital Stock) by the Borrower or any of its Restricted Subsidiaries (and, in the event that such payment would cause the amount in clause (v) of the definition of “Permitted Acquisition” to be exceeded, any such payment shall constitute a Default unless Net Cash Proceeds of an Equity Issuance of Qualified Capital Stock of the Borrower that is Not Otherwise Applied are received by the Borrower no later than 15 days after the occurrence of such Default).

“Additional Collateral Documents” has the meaning specified in Section 6.12(b).

“Additional Guarantor” means each Person that becomes a Guarantor after the Closing Date by execution of an Accession Agreement as provided in Section 6.12.

“Adjusted Eurodollar Rate” means, for the Interest Period for each Eurodollar Loan comprising part of the same Group, the quotient obtained (expressed as a decimal, carried out to five decimal places) by dividing (i) the applicable Eurodollar Rate for such Interest Period by (ii) 1.00 minus the Eurodollar Reserve Percentage; provided that solely in the case of the Term B Loans, the Adjusted Eurodollar Rate shall at all times be deemed to be not less than the Adjusted LIBOR Floor.

“Adjusted LIBOR Floor” means 1.25% per annum.

“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Affiliated Lender” means, at any time, any Lender that is an Affiliate of the Borrower (other than the Borrower or any of its Restricted Subsidiaries) at such time.

“Agent” means the Administrative Agent, the Collateral Agent, the Co-Documentation Agents, the Syndication Agent and any successors and assigns in such capacity, and “Agents” means any two or more of them.

“Aggregate Commitments” means at any date the Commitments of all the Lenders.

“Agreement” has the meaning specified in the preamble.

“Anti-Terrorism Laws” has the meaning specified in Section 5.21.

“Applicable Margin” means for purposes of calculating (A) the applicable interest rate for any day for any Term B Loan, a percentage per annum equal to (i) for Eurodollar Loans, 2.75% and (ii) for Base Rate Loans, 1.75% and (B) the applicable interest rate for any day for any Term A Loan, Revolving Loan, Swing Line Loan or Letter of Credit Fee, the applicable percentage per annum set forth below corresponding to the Total Leverage Ratio as of the most recent Calculation Date:

Pricing Level	Total Leverage Ratio	Letter of Credit Fee and Applicable Margin for Revolving Loans that are Eurodollar Loans	Applicable Margin for Swing Line Loans and Revolving Loans that are Base Rate Loans	Applicable Margin for Term A Loans that are Eurodollar Loans	Applicable Margin for Term A Loans that are Base Rate Loans
I	≥ 4.00 to 1.00	2.50%	1.50%	2.50%	1.50%
II	<4.00 to 1.00	2.25%	1.25%	2.25%	1.25%

Each Applicable Margin shall be determined and adjusted quarterly on the date (each a “Calculation Date”) three Business Days after the earlier of the actual delivery date by which the Borrower provides, or the required delivery date by which the Borrower is required to provide, the consolidated financial information required by Section 6.02(a) or (b), as applicable, and the Compliance Certificate required by Section 6.02(b) for the fiscal quarter or year of the Borrower most recently ended prior to the Calculation Date; provided, however, that the Applicable Margin shall be deemed to be (i) in Pricing Level I (x) from the Closing Date until the first Calculation Date occurring after the first full fiscal quarter of the Borrower subsequent to the Closing Date and (y) at any time during the existence of an Event of Default under Section 8.01(a) or (e) and (ii) if the Borrower fails to provide the consolidated financial information required by Section 6.01(a) or (b), as applicable, or the Compliance Certificate required by Section 6.02(b) for the most recently ended fiscal quarter or year of the Borrower preceding any applicable Calculation Date, each Applicable Margin from such Calculation Date shall be based on Pricing Level I until such time as such consolidated financial information and an appropriate officer’s certificate is provided.

In the event that the Administrative Agent and the Borrower determine in good faith that any financial statement or Compliance Certificate delivered pursuant to Section 6.01 is inaccurate (regardless of whether this Agreement or the Revolving Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected would have led to a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, then (i) the Borrower shall immediately deliver to the Administrative Agent a correct Compliance Certificate for such Applicable Period, (ii) the Applicable Margin shall be determined by reference to the corrected Compliance Certificate (but in no event shall the Lenders owe any amounts to the Borrower), and (iii) the Borrower shall within three Business Days of demand therefor by the Administrative Agent pay to the Administrative Agent the additional interest owing as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with the terms hereof. This paragraph shall not limit the rights of the Administrative Agent and the Lenders hereunder.

“Applicable Percentage” means, with respect to any Lender at any time, the percentage of the Aggregate Commitments represented by the aggregate of such Lender’s Revolving Commitment Percentage, its Term A Commitment Percentage and its Term B Commitment Percentage at such time, in each case subject to adjustment as provided in Section 2.15 or 2.17; provided that if the Commitments of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02 or if the Aggregate Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender of each Class and for all Classes is set forth opposite the name of such Lender on Schedule 2.01 under the caption “Commitments” of the applicable Class or under the caption “Aggregate Commitment Percentage”, as applicable, or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Prepayment” has the meaning specified in Section 2.09(f).

“Approved Fund” means any Fund that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Disposition” means any sale (including any Sale/Leaseback Transaction, whether or not involving a Capital Lease), lease (as lessor), transfer or other disposition of any asset by the Borrower or any of its Restricted Subsidiaries (including any such transaction effected by way of merger or consolidation and including any issuance, sale or other disposition by the Borrower or any of its Restricted Subsidiaries of Equity Interests of a Restricted Subsidiary (other than to the Borrower, any Guarantor or, pursuant to an Investment under Section 7.06 but other than pursuant to a disposition of assets under Section 7.05(xvi) or (xvii), any other Restricted Subsidiary)), excluding any sale or other disposition by way of Casualty or Condemnation or any sale or other disposition of assets with a fair market value in each case of less than $500,000.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor or by investment advisors that are Affiliates of one another.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, substantially in the form of Exhibit C or any other form approved by the Administrative Agent and the Borrower.

“Attributable Indebtedness” means, at any date, (i) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (ii) in respect of any Synthetic Lease Obligation of any Person, the capitalized or principal amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement were accounted for as a Capital Lease and (iii) in respect of any Sale/Leaseback Transaction, the lesser of (A) the present value, discounted in accordance with GAAP at the interest rate implicit in the related lease, of the obligations of the lessee for net rental payments over the remaining term of such lease (including any period for which such lease has been extended or may, at the option of the lessor, be extended) and (B) the fair market value of the assets subject to such transaction.

“Auction Agent” means (a) the Administrative Agent or (b) any other financial institution or advisor employed by the Borrower or any of its Subsidiaries (whether or not an Affiliate of the Administrative Agent) to act as an arranger in connection with an Discounted Term Loan Prepayment pursuant to Section 2.19; provided that the Borrower shall not designate the Administrative Agent as the Auction Agent without the written consent of the Administrative Agent (it being understood that the Administrative Agent shall be under no obligation to agree to act as the Auction Agent).

“Auto-Extension Letter of Credit” has the meaning specified in Section 2.05(c)(iii).

“Available Amount” means, at any date, the sum of (a) the aggregate amount of Net Cash Proceeds of Equity Issuances of Qualified Capital Stock received by the Borrower or any of its Restricted Subsidiaries since the Closing Date and (b) Cumulative Excess Cash Flow as of such date, in each case, to the extent Not Otherwise Applied, less any usage of such Available Amount pursuant to Section 7.06, Section 7.07 and Section 7.08.

“Available Amount Conditions” means, prior to and after giving effect to any usage of the Available Amount, (a) no Default or Event of Default shall have occurred and be continuing and (b) on a Pro Forma Basis, the Borrower will be in compliance with the covenants set forth in Section 7.13.

“Bankruptcy Code” means Title 11 of the United States Code, as now and hereafter in effect, or any successor statute.

“Bankruptcy Law” means the Bankruptcy Code and all other liquidation, receivership, moratorium, conservatorship, assignment for the benefit of creditors, insolvency or similar federal, state or foreign law for the relief of debtors.

“Base Rate” means, for any day, a fluctuating rate per annum equal to the highest of (i) the Federal Funds Rate plus  1/2 of 1%, (ii) the Prime Rate in effect on such day and (iii) the Eurodollar Rate for a one month Interest Period beginning on such day (or, if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%; provided that, for the avoidance of doubt, the LIBOR Rate for any day shall be based on the rate appearing on the Reuters BBA Libor Rates Page 3750 (or on any successor or substitute page of such page) at approximately 11:00 a.m. London time on such day; provided further that, solely in the case of Term B Loans, the Base Rate shall at all times be deemed to be not less than 2.25% per annum. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Rate shall be effective on the effective day of such change in the Prime Rate or the Federal Funds Rate, respectively.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Board of Directors” means, with respect to any Person, (i) in the case of any corporation, the board of directors of such Person, (ii) in the case of any limited liability company, the board of managers or managing member of such Person, (iii) in the case of any partnership, the board of directors of the general partner of such Person and (iv) in any other case, the functional equivalent of the foregoing.

“Borrower Materials” has the meaning specified in Section 10.02(d).

“Borrower Offer of Specified Discount Prepayment” means the offer by the Borrower or any of its Subsidiaries to make a voluntary prepayment of Term Loans at a discount to par pursuant to Section 2.19(b).

“Borrower Solicitation of Discount Range Prepayment Offers” means the solicitation by the Borrower or any of its Subsidiaries of offers for, and the corresponding acceptance by a Term Lender of, a voluntary prepayment of Term Loans at a specified range at a discount to par pursuant to Section 2.19(c).

“Borrower Solicitation of Discounted Prepayment Offers” means the solicitation by the Borrower or any of its Subsidiaries of offers for, and the corresponding acceptance, if any, by a Term Lender of, a voluntary prepayment of Term Loans at a discount to par pursuant to Section 2.19(d).

“Borrowing” has the meaning specified in Section 1.07.

“Broadlane Acquisition” means the acquisition by the Borrower of Broadlane Intermediate holdings, Inc., a Delaware corporation, completed in 2010.

“Business Acquisition” means the acquisition by the Borrower or one or more of its Restricted Subsidiaries of all (or any division, line of business or any substantial part for which audited financial statements or other customary financial information is available) or substantially all of the assets or property of, another Person or of 75% or more of the Equity Interests of a Person that, upon the consummation thereof, will be owned directly by the Borrower or one or more of its Restricted Subsidiaries.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located, except that (i) when used in Section 2.05 with respect to any action taken by or with respect to any L/C Issuer, the term “Business Day” shall not include any day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the jurisdiction where such L/C Issuer’s Lending Office is located and (ii) if such day relates to a borrowing of, a payment or prepayment of principal of or interest on, or the Interest Period for, a Eurodollar Loan, or a notice by the Borrower with respect to any such borrowing, payment, prepayment or Interest Period, such day shall also be a day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Cape Girardeau Lease” means the Borrower’s lease obligations related to its Cape Girardeau, Missouri facility.

“Capital Asset” means, with respect to any person, all equipment, fixed assets and Real Property or improvements of such person, or replacements or substitutions therefor or additions thereto, that, in accordance with GAAP, have been or should be reflected as additions to property, plant or equipment on the balance sheet of such person.

“Capital Lease” of any Person means any lease of (or other arrangement conveying the right to use) property (whether real, personal or mixed) by such Person as lessee which would, in accordance with GAAP, be required to be accounted for as a capital lease on the balance sheet of such Person; provided that any lease or other arrangement that under GAAP as in effect on the Closing Date would not be required to be accounted for as a capital lease shall not constitute a “Capital Lease” hereunder.

“Capital Lease Obligations” means, with respect to any Person, all obligations of such Person as lessee under Capital Leases, in each case taken at the amount thereof accounted for as liabilities in accordance with GAAP.

“Cash Collateralize” means to pledge and deposit with or deliver to the Collateral Agent, for the benefit of the Administrative Agent, L/C Issuer or Swing Line Lender (as applicable) and the Lenders, as collateral for L/C Obligations, Senior Credit Obligations in respect of Swing Line Loans, or obligations of Lenders to fund participations in respect of either thereof (as the context may require), cash, Cash Equivalents (which Cash Equivalents shall be reasonably satisfactory to the Administrative Agent) or deposit account balances or, if the L/C Issuer or Swing Line Lender benefiting from such collateral shall agree in its sole discretion, other credit support (including a backup letter of credit), in each case pursuant to documentation (including as to stated amount in the case of a backup letter of credit which shall not be more than 103%) in form and substance reasonably satisfactory to (a) the Administrative Agent, (b) the Collateral Agent and (c) the L/C Issuer or the Swing Line Lender (as applicable). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means:

(i) any evidence of debt, maturing not more than one year from the date of issue, issued or guaranteed by the United States of America or agency or instrumentality thereof; provided that the full faith and credit of the United States of America is pledged in support thereof;

(ii) commercial paper, maturing not more than one year from the date of issue, or demand notes issued by any domestic corporation not an Affiliate of the Borrower, in each case (unless issued by a Lender or its holding company or other commercial banking institution of the stature referred to in clause (iii) below) rated at least A-1 by S&P or P-1 by Moody’s;

(iii) any certificate of deposit (or time deposits represented by such certificate of deposit), time deposit or bankers’ acceptance, maturing not more than one year after such time, demand deposit account or overnight Federal funds transactions with a member of the Federal Reserve System that are issued or sold by or maintained with a (x) commercial banking institution that is organized under the Laws of the United States, any State thereof or the District of Columbia or (y) any foreign bank or its branches or agencies (fully protected against currency fluctuations) and, in each case has a combined capital and surplus and undivided profits of not less than $500,000,000 and are denominated in U.S. dollars;

(iv) any repurchase agreement entered into with any Lender (or other commercial banking institution of the stature referred to in clause (iii) above) which (A) is secured by a fully perfected security interest in any obligation of the type described in any of clauses (i) through (iii) above and (B) has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such Lender (or other commercial banking institution) thereunder;

(v) obligations of any State of the United States or municipal subdivision or taxing authority thereof, maturing not more than one year from the date of issue and rated at least A-1 by S&P or P-1 by Moody’s; provided that the full faith and credit of such State is pledged in support thereof; and

(vi) shares of any money market fund that (A) has 95% of its assets invested continuously in the types of investments referred to in clauses (i) through (v) above, (B) has net assets in excess of $500,000,000 and (C) is rated at least A-1 by S&P or P-1 by Moody’s.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

“Cash Management Bank” means any Person that, at the time it enters into a Cash Management Agreement or on the Closing Date, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Cash Management Agreement.

“Casualty” means any casualty, damage, destruction or other similar loss with respect to real or personal property or improvements.

“Casualty Event” means any involuntary loss of title, any involuntary loss of, damage to or any destruction of, or any condemnation or other taking (including by any Governmental Authority) of, any property of the Borrower or any of its Subsidiaries. “Casualty Event” shall include but not be limited to any taking of all or any part of any Real Property of any person or any part thereof, in or by condemnation or other eminent domain proceedings pursuant to any requirement of Law, or by reason of the temporary requisition of the use or occupancy of all or any part of any Real Property of any person or any part thereof by any Governmental Authority, civil or military, or any settlement in lieu thereof.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. § 9601 et seq. and all implementing regulations.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (i) the adoption or taking effect of any law, rule, regulation or treaty; (ii) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority; or (iii) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means the occurrence of any of the following events:

(i) any “person” or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) has become the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have “beneficial ownership” of all securities that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), by way of merger, consolidation or otherwise, of 35% or more of the Equity Interests of the Borrower on a fully-diluted basis as set forth above; or

(ii) during any period of twelve consecutive calendar months, individuals who at the beginning of such period constituted the Board of Directors of the Borrower, together with any new members of such Board of Directors whose elections by such Board of Directors or whose nominations for election by the stockholders of the Borrower were approved by a vote of a majority of the members of such Board of Directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved or cease for any reason to constitute a majority of the directors of the Borrower still in office; or

(iii) a “change of control” (as defined in the Senior Note Indenture) occurs.

“Class” has the meaning specified in Section 1.07.

“Closing Date” means the date on or after the Effective Date when the first Credit Extension occurs in accordance with Section 4.01.

“Co-Documentation Agents” means Barclay Bank PLC, Morgan Stanley Senior Funding, Inc., SunTrust Robinson Humphrey, Inc., Raymond James Bank, FSB and Fifth Third Bank, as Co-Documentation Agents under this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means all of the property, which includes Mortgaged Property and all other property of whatever kind and nature, which is subject or is purported to be subject to the Liens granted by any of the Collateral Documents.

“Collateral Agent” means JPMorgan Chase Bank, N.A., in its capacity as collateral agent for the Finance Parties under the Collateral Documents, its successor or successors in such capacity.

“Collateral Documents” means, collectively, the Security Agreement, the Mortgages, any Additional Collateral Documents, any additional pledges, security agreements, patent, trademark or copyright filings or mortgages or deeds of trust required to be delivered pursuant to the Loan Documents and any instruments of assignment, control agreements, lockbox letters or other similar instruments or agreements executed pursuant to the foregoing.

“Commitment” means (i) with respect to each Lender, its Revolving Commitment, Term A Term Commitment, Term B Term Commitment, Incremental Revolving Commitment, Incremental Term Loan Commitment, Other Revolving Commitment or Other Term Commitment, as and to the extent applicable, (ii) with respect to each L/C Issuer, its L/C Commitment, (iii) with respect to the Swing Line Lender, the Swing Line Commitment, in each case as set forth on Schedule 2.01 or in the applicable Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as its Commitment of the applicable Class, as any such amount may be adjusted from time to time in accordance with this Agreement.

“Commitment Fee” has the meaning specified in Section 2.11(a).

“Communications” has the meaning specified in Section 10.02(d).

“Compliance Certificate” means a certificate, duly executed by a Responsible Officer, appropriately completed and substantially in the form of Exhibit D.

“Condemnation” means any taking or expropriation by a Governmental Authority of property or assets, or any part thereof or interest therein, for public or quasi-public use under the power of eminent domain, by reason of any public improvement or condemnation or in any other manner.

“Condemnation Award” means all proceeds of any Condemnation or transfer in lieu thereof.

“Consolidated Adjusted Working Capital” means at any date the excess of (i) Consolidated Current Assets (excluding (a) deferred tax assets and (b) cash and Cash Equivalents classified as such in accordance with GAAP) over (ii) Consolidated Current Liabilities (excluding (a) deferred tax liabilities and (b) the current portion of any Consolidated Funded Indebtedness); provided, however that Consolidated Adjusted Working Capital shall be calculated without giving effect to any Consolidated Current Assets or Consolidated Current Liabilities acquired or assumed in any Permitted Acquisition to the extent financed with Indebtedness, Equity Issuances, Asset Dispositions or Casualty Events.

“Consolidated Capital Expenditures” means for any period, without duplication, all expenditures made by the Borrower and its Subsidiaries during such period for Capital Assets plus, to the extent not included in the definition of Capital Assets, capitalized software development cost as accounted for on a consolidated balance sheet of the Borrower (whether paid in cash or other consideration, financed by the incurrence of Indebtedness or accrued as a liability), but excluding (i) expenditures made in connection with any replacement, substitution or restoration of property as a result of a Casualty Event or Condemnation Award, (ii) interest capitalized during such period, (iii) expenditures that are accounted for as capital expenditures of such Person and that are actually paid for or actually reimbursed by a Person that is not the Borrower or any of its Subsidiaries and for which none of the Borrower or its Subsidiaries has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to any Person in respect thereof (it being understood that to the extent the Borrower or any Subsidiary makes any improvements to any leased property for which such Person is actually reimbursed, such amount shall not constitute Consolidated Capital Expenditures, (iv) the book value of any asset owned by the Borrower or a Consolidated Subsidiary prior to or during such period which is included as an addition to property, plant and equipment or other capital expenditures of the Borrower and its Consolidated Subsidiaries for such period as a result of one or more of them reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period except that, for purposes of this clause (iv), (A) any expenditure necessary in order to permit such asset to be reused shall be included as Consolidated Capital Expenditures during the period that such expenditure is actually made and (B) such book value shall have been included in Consolidated Capital Expenditures when such asset was originally acquired; (v) any expenditures made with the proceeds of Indebtedness incurred pursuant to Section 7.01(iii) after the Closing Date; (vi) the purchase price of assets (other than cash and Cash Equivalents) that is purchased substantially contemporaneously with the trade in or substantially contemporaneous sale of existing assets (other than cash and Cash Equivalents) to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such assets (other than cash and Cash Equivalents) for the assets (other than cash and Cash Equivalents) being traded in or substantially contemporaneously sold at such time; and (vii) expenditures made by Unrestricted Subsidiaries.

“Consolidated Cash Interest Expense” means for any period Consolidated Interest Expense that has been paid or is payable in cash during such period, other than (without duplication and to the extent, but only to the extent, included in the determination of Consolidated Interest Expense for such period in accordance with GAAP and paid in cash for such period): (i) amortization of debt discount, debt issuance fees, financing fees, deferred financing costs, commissions, fees and expenses, payment-in-kind interest and other amounts of non-cash interest (including as a result of purchase accounting), (ii) any fees (including underwriting fees) and expenses paid in connection with the consummation of the Transactions or the consummation or proposed consummation of any Permitted Acquisition or any Investment pursuant to Section 7.06(xvii) or (xviii), (iii) any payments made to obtain Swap Agreements and any one-time cash costs in respect of breakage of Swap Agreements, (iv) any agent or collateral monitoring fees paid or required to be paid pursuant to any Loan Document or any Senior Note Document, (v) annual agency fees or trustee fees, unused line fees and letter of credit fees and expenses paid hereunder or under the Senior Note Documents and (vi) all nonrecurring cash interest expense consisting of liquidated damages for failure to comply with any registration rights obligations on a timely basis under any agreement governing Indebtedness; provided that Consolidated Cash Interest Expense for any period ending on any day prior to the first anniversary of the Closing Date shall be deemed equal to the product of (i) Consolidated Cash Interest Expense computed in accordance with the requirements of this definition for the period from and including the Closing Date to and including such day by (ii) a fraction, the numerator of which is 365 and the denominator of which is the number of days from and including the Closing Date to and including such day.

“Consolidated Cash Taxes” means for any period the aggregate amount of all taxes of the Borrower and its Consolidated Subsidiaries (other than any Unrestricted Subsidiary) for such period to the extent the same are paid in cash by the Borrower or any Consolidated Subsidiary (other than any Unrestricted Subsidiary) of the Borrower during such period.

“Consolidated Current Assets” means at any date the consolidated current assets of the Borrower and its Consolidated Subsidiaries (other than any Unrestricted Subsidiary) determined as of such date.

“Consolidated Current Liabilities” means at any date, without duplication, (i) the consolidated current liabilities of the Borrower and its Consolidated Subsidiaries (other than any Unrestricted Subsidiary) plus (ii) all Guaranty Obligations of the Borrower or any Consolidated Subsidiary (other than any Unrestricted Subsidiary) of the Borrower in respect of the current liabilities of any Person (other than the Borrower or a Consolidated Subsidiary of the Borrower (other than any Unrestricted Subsidiary)), determined as of such date.

“Consolidated EBITDA” means for any period the sum of, without duplication:

(i) Consolidated Net Income for such period (excluding therefrom (A)(x) any extraordinary items of gain or loss and (y) any non-recurring items of gain or loss, (B) any gain or loss from discontinued operations, (C) any net loss or gain from the sale or other disposition of assets outside of the ordinary course of business and (D) any loss or gain from earn-out obligations); plus

(ii) to the extent not otherwise included in the determination of Consolidated Net Income for such period, all proceeds of business interruption insurance policies, if any, received during such period; plus

(iii) without duplication, those amounts which, in the determination of Consolidated Net Income for such period, have been deducted (and not previously added back) for (A) Consolidated Interest Expense, (B) lease expense in respect of Synthetic Lease Obligations and Sale/Leaseback Transactions accounted for as Operating Leases under GAAP, (C) provisions for Federal, state, local and foreign income tax, value added tax, franchise taxes and state single business unitary and similar taxes imposed in lieu of income tax, (D) depreciation, amortization (including, without limitation, amortization of goodwill and other intangible assets), impairment of goodwill and other intangible assets and other non-cash charges or expenses (excluding any such non-cash charge or expense to the extent that it represents amortization of a prepaid cash expense that was paid in a prior period), (E) non-cash mark-to-market losses on financial derivatives recognized in accordance with SFAS No. 133, (F) non-cash compensation expense, or other non-cash expenses or charges, arising from the granting of stock options, the granting of stock appreciation rights and similar arrangements (including any strike price reductions for dividends paid, repricing, amendment, modification, substitution or change of any such stock option, stock appreciation rights or similar arrangements), (G) non-cash purchase accounting adjustments in accordance with GAAP, (H) the amount by which administrative fee revenue is reduced as a result of the effect of purchase accounting on amounts that, absent purchase accounting, would have been recorded as revenue after the Closing Date but which were are required to be recorded as accounts receivable assets on the Closing Date, (I) any financial advisory fees, accounting fees, legal fees and all other similar advisory and consulting fees and other out-of-pocket fees, costs and expenses (including cash charges in respect of strategic market reviews, management bonuses, early retirement of Indebtedness, salaries of redundant employees, stay bonuses, consolidation or discontinuance of any portion of operations, employees and/or management) of the Borrower or any of its Subsidiaries, (J) the amount of (x) any expense to the extent that a corresponding amount is actually received in cash by the Borrower or any of its Subsidiaries from a Person other than the Borrower or any Subsidiary of the Borrower under any agreement providing for reimbursement of such expense or (y) any expenses with respect to liability, casualty events or business interruptions, to the extent covered by insurance and the Borrower or the relevant Subsidiary has actually received cash in the amount of such liability, casualty event or business interruption expenses (it being understood that if the amount received in cash under any such agreement in any period exceeds the amount of expense paid during such period such excess amounts received may be carried forward and applied against expenses in future periods), (K) any financial advisory fees, accounting fees, legal fees and other similar advisory and consulting fees and related out-of-pocket expenses of the Borrower or any of its Consolidated Subsidiaries (other than any Unrestricted Subsidiary) incurred as a result of the consummation or proposed consummation (whether or not actually consummated) of (1) the Broadlane Acquisition, (2) Permitted Joint Ventures, (3) Permitted Acquisitions and other Investments, (4) Debt Issuances, (5) Asset Dispositions, (6) Equity Issuances or (7) refinancing transactions and modifications of instruments of Indebtedness, (L) non-recurring cash charges resulting from severance, consulting, advisory and other similar transition expenses, stay or sign-on bonuses, retirement of debt, retirement of derivative instruments, restructuring, consolidation, transition integration and other similar adjustments made as a result of Permitted Acquisitions and other Investments permitted by Section 7.06(xvii) or (xviii); provided that all amounts added to Consolidated EBITDA pursuant to this clause (L) in such period shall not exceed $20,000,000 during such period ,(M) any write-off or amortization made in such period of deferred financing costs or any write-down of assets or asset value for impairment or any other reason and (N) one time costs and expenses associated with the termination of Swap Agreements existing on the Closing Date; plus

(iv) solely for purposes of curing any Event of Default arising in respect of a violation of any covenant set forth in Section 7.13 as of the end of such period, the Net Cash Proceeds of any Equity Issuance of Qualified Capital Stock directly or indirectly to one or more other Persons who are or become holders of Equity Interests in the Borrower, solely to the extent that such Net Cash Proceeds are actually received by the Borrower no later than 15 days after the delivery of a Notice of Intent to Cure (so long as such Notice of Intent to Cure is delivered at or within 10 days after the time when the related Compliance Certificate under Section 6.02(b) is required to be delivered (without giving effect to any grace period)); provided that (x) Net Cash Proceeds of Equity Issuances of Qualified Capital Stock may be included pursuant to the provisions of this clause (iv) in Consolidated EBITDA in no more than two fiscal quarters in any period of four consecutive fiscal quarters and (y) Net Cash Proceeds of Equity Issuances of Qualified Capital Stock may be included pursuant to the provisions of this clause (iv) in Consolidated EBITDA with respect to no more than four fiscal quarters during the term of this Agreement; and provided further that the aggregate amount of Net Cash Proceeds of Equity Issuances of Qualified Capital Stock which may be included pursuant to this clause (iv) in Consolidated EBITDA may not exceed the aggregate amount necessary to cure an Event of Default arising in respect of any covenant set forth in Section 7.13 for such applicable period for which such Notice of Intent to Cure is delivered; and provided further that the aggregate amount of Net Cash Proceeds of Equity Issuances of Qualified Capital Stock which are included pursuant to this clause (iv) in Consolidated EBITDA shall be disregarded for all other purposes under this Agreement; it being understood that contributions under this clause (iv) may not be relied on for purposes of calculating any financial ratios other than for purposes of determining compliance with the financial covenants set forth in Section 7.13 (except that when calculating compliance with the financial covenants for purposes of Section 2.15 and Section 7.04(iv) and the definition of Permitted Acquisition, contributions pursuant to this clause (iv) shall be disregarded); minus

(v) without duplication, any amount which, in the determination of Consolidated Net Income for such period, has been added for (A) interest income, (B) non-cash mark-to-market gains on financial derivatives recognized in accordance with SFAS No. 133 and (C) any non-cash income or non-cash gains, all as determined in accordance with GAAP; minus

(vi) the aggregate amount of cash payments made during such period in respect of any non-cash accrual, reserve or other non-cash charge or expense accounted for in a prior period which were added to Consolidated Net Income to determine Consolidated EBITDA for such prior period and which do not otherwise reduce Consolidated Net Income for the current period.

Notwithstanding the foregoing, but subject to the last two sentences of this definition, Consolidated EBITDA (i) for the fiscal quarter ended December 31, 2011 shall be deemed to be $54,521,000, (ii) for the fiscal quarter ended March 31, 2012, shall be deemed to be $46,477,000, (iii) for the fiscal quarter ended June 30, 2012 shall be deemed to be $49,526,000 and (iv) for the fiscal quarter ended September 30, 2012 shall be deemed to be $57,035,000. To the extent the receipt of any Net Cash Proceeds of any Equity Issuance of Qualified Capital Stock is an effective addition to Consolidated EBITDA as contemplated by, and in accordance with, the provisions of clause (iv) above and, as a result thereof, any Default or Event of Default of any covenant set forth in Section 7.13 shall have been cured for any applicable period, such cure shall be deemed to be effective as of the last day of such applicable period. For purposes of calculating Consolidated EBITDA for any period of four consecutive fiscal quarters (each, a “Test Period”) pursuant to any determination of the Interest Coverage Ratio or the Total Leverage Ratio, if during such Test Period (or in the case of Pro Forma Basis calculations, during the period from the last day of such Test Period to and including the date as of which such calculation is made) the Borrower or any of its Consolidated Subsidiaries (other than any Unrestricted Subsidiary) shall have made any Asset Disposition or a Permitted Acquisition, Permitted Joint Venture or other Investment permitted by Section 7.06(xvii) or (xviii), Consolidated EBITDA for such Test Period shall be calculated after giving effect thereto on a Pro Forma Basis.

“Consolidated Funded Indebtedness” means at any date the Funded Indebtedness of the Borrower and its Consolidated Subsidiaries (other than any Unrestricted Subsidiary) as of such date, determined on a consolidated basis in accordance with GAAP.

“Consolidated Indebtedness” means, as of the date of determination, the aggregate amount of all Indebtedness and all L/C Obligations of the Borrower and its Subsidiaries (other than any Unrestricted Subsidiary), determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” means, for any period, the total interest expense of the Borrower and its Consolidated Subsidiaries (other than any Unrestricted Subsidiary) for such period, whether paid or accrued (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments under Capital Leases and the implied interest component of Synthetic Lease Obligations (regardless of whether accounted for as interest expense under GAAP), all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptances and net costs (included in interest expense) in respect of Swap Obligations constituting interest rate swaps, collars, caps or other arrangements requiring payments contingent upon interest rates of the Borrower and its Consolidated Subsidiaries (other than any Unrestricted Subsidiary)), in each case determined on a consolidated basis for such period; provided that any interest on Indebtedness of another Person that is guaranteed by the Borrower or any of its Consolidated Subsidiaries (other than any Unrestricted Subsidiary) or secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien on, or payable out of the proceeds of the sale of or production from, assets of the Borrower or any of its Consolidated Subsidiaries (other than any Unrestricted Subsidiary) (whether or not such guarantee or Lien is called upon) shall be included; provided, further, that interest expense in respect of the Cape Girardeau Lease shall not be included in any determination of “Consolidated Interest Expense.”

“Consolidated Net Income” means, for any period, the net income (or net loss) after taxes and before dividends of the Borrower and its Consolidated Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from the calculation of Consolidated Net Income for any period (i) the income (or loss) of any Person in which any other Person (other than any Consolidated Subsidiary of the Borrower (other than any Unrestricted Subsidiary)) has an ownership interest, except to the extent that any such income is actually received in cash by such

Consolidated Subsidiary (other than any Unrestricted Subsidiary) of the Borrower in the form of Restricted Payments during such period, (ii) the income (or loss) of any Person accrued prior to the date it becomes a Consolidated Subsidiary of the Borrower or is merged with or into or consolidated with the Borrower or any of its Consolidated Subsidiaries (other than any Unrestricted Subsidiary) or that Person’s assets are acquired by the Borrower or any of its Consolidated Subsidiaries (other than any Unrestricted Subsidiary), except as provided in the definitions of “Consolidated EBITDA” and “Pro Forma Basis” herein, (iii) the income of any Subsidiary of the Borrower (other than a Loan Party) to the extent that the declaration or payment of Restricted Payments or similar distributions (except to the extent that a loan pursuant to Section 7.01 in lieu of a dividend is not so restricted) by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary and (iv) the income of any Unrestricted Subsidiary of the Borrower, except to the extent that any such income is actually received in cash by the Borrower or a Consolidated Subsidiary (other than any Unrestricted Subsidiary) of the Borrower in the form of what would be, if such Unrestricted Subsidiary were a Restricted Subsidiary of the Borrower, a Restricted Payment.

“Consolidated Scheduled Debt Payments” means, for any period, the sum of all regularly scheduled payments of principal on the Loans and all other Consolidated Funded Indebtedness of the Borrower and its Consolidated Subsidiaries (other than any Unrestricted Subsidiary) for such period (including, without limitation, the principal component of Capital Lease Obligations, Purchase Money Indebtedness and Synthetic Lease Obligations (regardless of whether accounted for as indebtedness under GAAP) paid or payable during such period), but excluding payments due on Revolving Loans and Swing Line Loans during such period; provided that Consolidated Scheduled Debt Payments for any period shall not include voluntary prepayments of Consolidated Funded Indebtedness, mandatory prepayments of the Term Loans pursuant to Section 2.09(c) or other mandatory prepayments (other than by virtue of scheduled amortization) of Consolidated Funded Indebtedness (but Consolidated Scheduled Debt Payments for a period shall be adjusted to reflect the effect on scheduled payments of principal for such period of the application of any such voluntary or other mandatory prepayments of Consolidated Funded Indebtedness during or preceding such period).

“Consolidated Subsidiary” means with respect to any Person at any date any Subsidiary of such Person or other entity the accounts of which would be consolidated with those of such Person in its consolidated financial statements if such statements were prepared as of such date in accordance with GAAP.

“Consolidated Total Assets” means, as of any date, the total assets of the Borrower and its Consolidated Subsidiaries, determined in accordance with GAAP, as set forth on the consolidated balance sheet of the Borrower (as of the date of the financial statements delivered most recently in accordance with Section 4.01(i), 6.01(a) or 6.01(b)).

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Agreement Refinancing Indebtedness” means (a) Permitted First Priority Refinancing Debt, (b) Permitted Second Priority Refinancing Debt, (c) Permitted Unsecured Refinancing Debt or (d) Indebtedness incurred or Other Revolving Commitments obtained pursuant to a Refinancing

Amendment, in each case, issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace or refinance, in whole or part, existing Term Loans, outstanding Revolving Loans or (in the case of Other Revolving Commitments obtained pursuant to a Refinancing Amendment) Revolving Commitments hereunder (including any successive Credit Agreement Refinancing Indebtedness) (“Refinanced Debt”); provided that (i) such extending, renewing or refinancing Indebtedness (including, if such Indebtedness includes any Other Revolving Commitments, the unused portion of such Other Revolving Commitments) is in an original aggregate principal amount not greater than the aggregate principal amount of the Refinanced Debt (and, in the case of Refinanced Debt consisting, in whole or in part, of unused Revolving Commitments or Other Revolving Commitments, the amount thereof), (ii) such Indebtedness has a later maturity and, except in the case of Other Revolving Commitments, a Weighted Average Life to Maturity equal to or greater than the Refinanced Debt, and (iii) such Refinanced Debt shall be repaid, defeased or satisfied and discharged, and all accrued interest, fees and premiums (if any) in connection therewith shall be paid, on the date such Credit Agreement Refinancing Indebtedness is issued, incurred or obtained; provided that to the extent that such Refinanced Debt consists, in whole or in part, of Revolving Commitments or Other Revolving Commitments (or Revolving Loans, Other Revolving Loans or Swing Line Loans incurred pursuant to any Revolving Commitments or Other Revolving Commitments), such Revolving Commitments or Other Revolving Commitments, as applicable, shall be terminated, and all accrued fees in connection therewith shall be paid, on the date such Credit Agreement Refinancing Indebtedness is issued, incurred or obtained.

“Credit Extension” means a Borrowing or an L/C Credit Extension.

“Cumulative Excess Cash Flow” means the sum of Excess Cash Flow for each completed fiscal year commencing after the Closing Date (with the Excess Cash Flow for each such year not to be less than zero).

“Debt Equivalents” of any Person means (i) any Equity Interest of such Person which by its terms (or by the terms of any security for which it is convertible or for which it is exchangeable or exercisable), or upon the happening of any event or otherwise (including an event which would constitute a Change of Control), (A) matures or is mandatorily redeemable or subject to any mandatory repurchase requirement, pursuant to a sinking fund or otherwise or (B) is convertible into or exchangeable for Indebtedness or Debt Equivalents, in each case in whole or in part, on or prior to the date that is 91 days after of the Latest Maturity Date and (ii) if such Person is a Subsidiary of the Borrower but not a Guarantor, any Preferred Stock of such Person issued to a Person other than the Borrower or any of its Subsidiaries; provided, however, that any Equity Interests that would not constitute Debt Equivalents but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interests are convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem such Equity Interests upon the occurrence of a Change of Control or an Asset Disposition occurring prior to the 91st day after the Latest Maturity Date shall not constitute Debt Equivalents if such Equity Interests provide that the issuer thereof will not redeem any such Equity Interests pursuant to such provisions prior to the payment in full of the Senior Credit Obligations (other than contingent indemnity obligations).

“Debt Issuance” means the issuance by the Borrower or any of its Restricted Subsidiaries of any Indebtedness.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any condition or event that constitutes an Event of Default or that, with the giving of notice, the passage of applicable grace periods, or both, would be an Event of Default.

“Default Rate” means (i) overdue principal amounts (to the extent legally permitted) shall bear interest at a rate per annum that is equal to (x) in the case of the Loans, the rate that would otherwise be applicable thereto plus 2% or (y) in the case of Reimbursement Obligations, the rate applicable to Revolving Loans that are Base Rate Loans plus 2%, and (ii) any overdue interest payable on any Loan or Reimbursement Obligation or any Commitment Fee or other amount payable hereunder shall bear interest at a rate per annum equal to the rate then applicable to Base Rate Loans under the relevant Class of Loans plus 2% (or, in the case of any such other amounts that do not relate to a particular Class of Loans, the rate then applicable to Revolving Loans that are Base Rate Loans plus 2%), in each case, with respect to clauses (i) and (ii) above, from the date of such Event of Default until such overdue amount is paid in full (after as well as before judgment).

“Defaulting Lender” means, subject to Section 2.17(b), any Lender that (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans or participations in respect of an L/C Obligation or Swing Line Loans, within three Business Days of the date required to be funded by it hereunder unless such Lender notifies the Administrative Agent and the Company in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (b) has notified the Borrower or the Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements generally in which it commits to extend credit unless such Lender notifies the Administrative Agent and the Company in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (c) has failed, within three Business Days after request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent that it will comply with its funding obligations hereunder or under other agreements generally; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Administrative Agent’s and the Borrower’s receipt of such confirmation in form and substance reasonably satisfactory to the Administrative Agent, or (d) after the date of this Agreement, has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority.

“Designated Non-Cash Consideration” means the fair market value of non-cash consideration received by the Borrower or a Restricted Subsidiary in connection with an Asset Disposition pursuant to Section 7.05(xviii) that is designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer of the Borrower, setting forth the basis of such valuation (which amount will be reduced by the fair market value of the portion of the non-cash consideration converted to cash within 180 days following the consummation of the applicable Asset Disposition).

“Discharge of Senior Credit Obligations” means (i) payment in full in cash of the principal of and interest (including interest accruing on or after the commencement of any Insolvency or Liquidation Proceeding, whether or not a claim for such interest is, or would be, allowed in such Insolvency or Liquidation Proceeding) and premium, if any, on all Indebtedness outstanding under the Loan Documents and termination of all commitments to lend or otherwise extend credit under the Loan Documents, (ii) payment in full in cash of all other Finance Obligations under the Loan Documents that are due and payable or otherwise accrued and owing at or prior to the time such principal and interest are paid (including legal fees and other expenses, costs or charges accruing on or after the commencement of any Insolvency or Liquidation Proceeding, whether or not a claim for such fees, expenses, costs or charges is, or would be, allowed in such Insolvency or Liquidation Proceeding) and (iii) termination, cancellation or cash collateralization (in an amount equal to the maximum aggregate amount which may be drawn under all Letters of Credit then outstanding plus accrued fees and interest thereon or in such lower amount (but not less than 100% of such maximum aggregate amount) as may be reasonably satisfactory to the Collateral Agent) of all Letters of Credit issued or deemed issued under the Loan Documents.

“Discount Prepayment Accepting Lender” has the meaning specified in Section 2.19(b)(ii).

“Discount Range” has the meaning specified in Section 2.19(c)(i).

“Discount Range Prepayment Amount” has the meaning specified in Section 2.19(c)(i).

“Discount Range Prepayment Notice” means a written notice of a Borrower Solicitation of Discount Range Prepayment Offers made pursuant to Section 2.19(c)(i) substantially in the form of Exhibit R hereto.

“Discount Range Prepayment Offer” means the irrevocable written offer by a Term Lender, substantially in the form of Exhibit S hereto, submitted in response to an invitation to submit offers following the Auction Agent’s receipt of a Discount Range Prepayment Notice.

“Discount Range Prepayment Response Date” has the meaning specified in Section 2.19(c)(i).

“Discount Range Proration” has the meaning specified in Section 2.19(c)(iii).

“Discounted Prepayment Determination Date” has the meaning specified Section 2.19(d)(iii).

“Discounted Prepayment Effective Date” means in the case of a Borrower Offer of Specified Discount Prepayment or Borrower Solicitation of Discount Range Prepayment Offer, five (5) Business Days following the receipt by each relevant Term Lender of notice from the Auction Agent in accordance with Section 2.19(b), Section 2.19(c) or Section 2.19(d), as applicable unless a shorter period is agreed between the Borrower or any of its Subsidiaries and Auction Agent.

“Discounted Term Loan Prepayment” has the meaning specified in Section 2.19(a).

“Disqualified Capital Stock” shall mean any Equity Interest of any Person that is not Qualified Capital Stock.

“Disqualified Institution” shall mean certain Persons disclosed to the Administrative Agent prior to the Closing Date.

“Dollars” and “$” means, lawful money of the United States of America.

“Domestic Subsidiary” means, with respect to any Person, each Subsidiary of such Person that is not a Foreign Subsidiary, and “Domestic Subsidiaries” means any two or more of them.

“Effective Date” means the date this Agreement becomes effective in accordance with Section 10.10.

“Eligible Assignee” means (i) a Lender, (ii) an Affiliate of a Lender, (iii) an Approved Fund and (iv) any other Person (other than a natural person) approved by, solely in the case of this clause (iv), the Administrative Agent (and, in the case of any assignment of a Revolving Commitment, the L/C Issuer and the Swing Line Lender) and unless an Event of Default under Section 8.01(a) or Section 8.01(e) has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed and; provided that, with respect to any Borrower consent that is required, the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after the Borrower has received notice thereof); provided, however, that any assignment in connection with the primary syndication of the Commitments and Loans made by JPMorgan Chase Bank, N.A. to an Eligible Assignee previously identified to and reasonably agreed to by the Borrower shall be permitted to be made without otherwise complying with Section 10.06(b) and without the consent of the Borrower; provided that notwithstanding the foregoing (but, for the avoidance of doubt, subject to the provisions of Section 2.19 and Section 10.06(h)), “Eligible Assignee” shall not include (I) the Borrower or any of the Borrower’s Restricted Subsidiaries or (II) any Disqualified Institution.

“Employee Benefit Arrangements” means in any jurisdiction the benefit schemes or arrangements in respect of any employees or past employees operated, maintained or contributed to by the Borrower or any of its Restricted Subsidiaries or in which the Borrower or any of its Restricted Subsidiaries participates and which provide benefits on retirement, ill-health, injury, death or voluntary withdrawal from or termination of employment, including termination indemnity payments and life assurance and post-retirement medical benefits, other than Plans.

“Environment” means ambient air, indoor air, surface water, groundwater, land and subsurface strata and natural resources such as wetlands, flora and fauna.

“Environmental Laws” means the common law and any and all Federal, state, provincial, local, and foreign statutes, Laws, regulations, ordinances, rules, judgments, orders, decrees, Environmental Permits or governmental restrictions relating to pollution or the protection of the Environment, including those relating to the generation, use, transportation, distribution, storage, treatment, disposal, presence, Release or threat of Release of any Hazardous Materials.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of remediation, fines, penalties or indemnities), of the Borrower or any of its Restricted Subsidiaries resulting from or based on (i) violation of any Environmental Law, (ii) the generation, use, handling, transportation, storage or treatment of any Hazardous Material, (iii) exposure to any Hazardous Material, (iv) the presence, Release or threatened Release of any Hazardous Material into the Environment or (v) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, license, approval, registration, notification, exemption, consent or other authorization required by or from a Governmental Authority under Environmental Law.

“Equity Equivalents” means with respect to any Person any rights, warrants, options, convertible securities, exchangeable securities, indebtedness or other rights, in each case exercisable for or convertible or exchangeable into, directly or indirectly, Equity Interests of such Person or securities exercisable for or convertible or exchangeable into Equity Interests of such Person, whether at the time of issuance or upon the passage of time or the occurrence of some future event.

“Equity Interests” means all shares of capital stock, partnership interests (whether general or limited), limited liability company membership interests, beneficial interests in a trust and any other interest or participation that confers on a Person the right to receive a share of profits or losses, or distributions of assets, of an issuing Person, but excluding any debt securities convertible into such Equity Interests.

“Equity Issuance” means (i) any sale or issuance by the Borrower to any Person other than a Restricted Subsidiary of the Borrower of any Equity Interests or any Equity Equivalents (other than any such Equity Equivalents that constitute Indebtedness other than, in each case, Debt Equivalents) and (ii) the receipt by the Borrower of any cash capital contributions, whether or not paid in connection with any issuance of Equity Interests of the Borrower, from any Person other than a Restricted Subsidiary of the Borrower.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means each entity that is a member of a “controlled group of corporations,” under “common control” or an “affiliated service group” with the Borrower or any of its Restricted Subsidiaries within the meaning of Section 414(b), (c) or (m) of the Code, or required to be aggregated with the Borrower or any of its Restricted Subsidiaries under Section 414(o) of the Code or is under “common control” with the Borrower or any of its Restricted Subsidiaries, within the meaning of Section 4001(a)(14) of ERISA.

“ERISA Event” means:

(i) a reportable event as defined in Section 4043 of ERISA and the regulations issued under such Section with respect to a Plan, excluding, however, such events as to which the PBGC by regulation has waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event;

(ii) the requirements of Section 4043(b) of ERISA apply with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of any Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days;

(iii) the failure to meet the minimum funding standard of Section 412 of the Code with respect to any Plan (whether or not waived in accordance with Section 412 of the Code), the application for a minimum funding waiver under Section 303 of ERISA with respect to any Plan (or, after the effective date of the Pension Protection Act of 2006, Section 302(c) of ERISA), the failure to make by its due date a required installment under Section 412(m) of the Code (or Section 430(j) of the Code, as amended by the Pension Protection Act of 2006) with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan;

(iv) (A) the incurrence of any liability by the Borrower or any of its Restricted Subsidiaries pursuant to Title I of ERISA or to the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in Section 3 of ERISA), or the occurrence or existence of any event, transaction or condition that could reasonably be expected to result in the incurrence of any such liability by the Borrower or any of its Restricted Subsidiaries pursuant to Title I of ERISA or to such penalty or excise tax provisions of the Code; or (B) the incurrence of any liability by the Borrower or any of its Restricted Subsidiaries or an ERISA Affiliate pursuant to Title IV of ERISA or the occurrence or existence of any event, transaction or condition that could reasonably be expected to result in the incurrence of any such liability or imposition of any lien on any of the rights, properties or assets of the Borrower or any of its Restricted Subsidiaries or any ERISA Affiliate pursuant to Title IV of ERISA or to Section 412 of the Code;

(v) the provision by the administrator of any Plan of a notice pursuant to Section 4041(a)(2) of ERISA (or the reasonable expectation of such provision of notice) of intent to terminate such Plan in a distress termination described in Section 4041(c) of ERISA, the institution by the PBGC of proceedings to terminate any Plan or the occurrence of any event or condition which could reasonably be expected to constitute grounds under ERISA for the termination of a Plan by the PBGC, or the appointment of a trustee by the PBGC to administer any Plan;

(vi) the withdrawal of the Borrower or any of its Restricted Subsidiaries or ERISA Affiliate in a complete or partial withdrawal (within the meaning of Section 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by the Borrower or any of its Restricted Subsidiaries or ERISA Affiliate of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA;

(vii) the imposition of liability (or the reasonable expectation thereof) on the Borrower or any of its Restricted Subsidiaries or ERISA Affiliate pursuant to Section 4062, 4063, 4064 or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA;

(viii) the assertion of a claim (other than routine claims for benefits) against any Plan (other than a Multiemployer Plan) or the assets thereof, or against the Borrower or any of its Restricted Subsidiaries or, with respect to a Plan subject to Title IV of ERISA, an ERISA Affiliate, in connection with any Plan;

(ix) the receipt by the Borrower or any of its Restricted Subsidiaries from the United States Internal Revenue Service of notice of the failure of any Plan (or any Employee Benefit Arrangement intended to be qualified under Section 401(a) of the Code) to qualify under Section 401 (a) of the Code, or the failure of any trust forming part of any Plan or Employee Benefit Arrangement to qualify for exemption from taxation under Section 501(a) of the Code; and

(x) the establishment or amendment by the Borrower or any of its Restricted Subsidiaries of any Welfare Plan that provides post-employment welfare benefits other than as may be required under applicable law.

“Eurodollar Loan” means at any date a Loan which bears interest at a rate based on the Adjusted Eurodollar Rate.

“Eurodollar Rate” shall mean, for any Interest Period with respect to any Eurodollar Loan Borrowing, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurodollar Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Loan Borrowing being made, continued or converted by JPMorgan Chase Bank, N.A. and with a term equivalent to such Interest Period would be offered by major banks in the London interbank eurodollar market to JPMorgan Chase Bank, N.A. at its request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

“Eurodollar Reserve Percentage” means for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any other entity succeeding to the functions currently performed thereby) for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The Adjusted Eurodollar Rate for each outstanding Eurodollar Loan shall be adjusted automatically on and as of the effective date of any change in the Eurodollar Reserve Percentage.

“Event of Default” has the meaning specified in Section 8.01.

“Excess Cash Flow” means for any period an amount equal to:

(i) Consolidated EBITDA for such period determined without regard to (x) any amount included therein for such period pursuant to clause (iv) of the definition of “Consolidated EBITDA” or (y) any amount included therein for such period pursuant to clause (v) of the definition of “Consolidated EBITDA” to the extent not received in cash; plus

(ii) all cash extraordinary or non-recurring gains or gains from discontinued operations deducted from Consolidated EBITDA pursuant to clause (i) of the definition thereof, if any, during such period (whether or not accrued in such period) (other than in respect of Asset Dispositions); plus

(iii) the decrease, if any, in Consolidated Adjusted Working Capital; minus

(iv) a positive amount equal to net losses for such period from sales or dispositions of assets outside the ordinary course of business; minus

(v) the aggregate amount (without duplication and in each case except to the extent paid, directly or indirectly, with proceeds of any Equity Issuance not included in the determination of Consolidated Net Income for the applicable period or with any amount referred to in clauses (iii)(K) or (iii)(L) of the definition of “Consolidated EBITDA” by the Borrower or any of its Consolidated Subsidiaries (other than any Unrestricted Subsidiary)) of (A) cash payments during such period in respect of Consolidated Capital Expenditures, to the extent not financed with the proceeds of long-term Indebtedness (other than Revolving Loans), Equity Issuances or proceeds from Asset Dispositions or Casualty Events, (B) cash payments or, to the extent a binding agreement or commitment in respect thereof is entered into during such period, the amount (it being understood and agreed that (1) any cash payments in respect thereof shall not thereafter be deducted in the determination of Excess Cash Flow for the period during which such cash payments were actually made and (2) Excess Cash Flow shall be increased in the next Excess Cash Flow Period to the extent any amount reduced Excess Cash Flow and the cash payment was not made in respect thereof) during such period to the extent not financed with the proceeds of long-

term Indebtedness (other than Revolving Loans), Equity Issuances, Asset Dispositions or Casualty Events or other proceeds from financing transactions that would not be included in Consolidated EBITDA that was paid in cash in respect of (x) Permitted Acquisitions, and (y) Investments made pursuant to Section 7.06(xvii) (it being understood and agreed that Excess Cash Flow shall be increased in the next Excess Cash Flow Period to the extent any amount reduced Excess Cash Flow pursuant to this clause (v)(B)(y) as a result of an Investment made pursuant Section 7.06(xvii) was subsequently returned to the Borrower or any of its Restricted Subsidiaries), (C) prepayments of Indebtedness (other than intercompany Indebtedness, Incremental Term Loans, Term Loans, Incremental Revolving Loans, Revolving Loans or Swing Line Loans), provided that (x) such prepayments are otherwise permitted hereunder, (y) if such Indebtedness consists of a revolving line of credit, the commitments under such line of credit are permanently reduced by the amount of such prepayment during such period and (z) such prepayments are not made in connection with a refinancing thereof with other Indebtedness, (D) Consolidated Scheduled Debt Payments actually paid by the Borrower and its Consolidated Subsidiaries (other than any Unrestricted Subsidiary) during such period, (E) Consolidated Interest Expense, lease expense in respect of Synthetic Lease Obligations and Sale/Leaseback Transactions accounted for as Operating Leases under GAAP, in each case to the extent actually paid in cash the Borrower and its Consolidated Subsidiaries (other than any Unrestricted Subsidiary) during such period, (F) Consolidated Cash Taxes actually paid by the Borrower and its Consolidated Subsidiaries (other than any Unrestricted Subsidiary) during such period, (G) the aggregate amount of all Restricted Payments actually made in cash under Section 7.07(iii) (excluding any Restricted Payments made as permitted pursuant to clause (y) of the second proviso thereto from Excess Cash Flow for any period) during such period and amounts under clause (viii) of Section 7.07, (H) the aggregate amount of all financial advisory fees, accounting fees, legal fees and other similar advisory and consulting fees and related out-of-pocket expenses of the Borrower and its Consolidated Subsidiaries (other than any Unrestricted Subsidiary) (including cash charges in respect of strategic market reviews, early extinguishment of Indebtedness, management bonuses, stay or sign on bonuses, restructuring, consolidation, severance or discontinuance of any portion of operations, employees and/or management of the Borrower incurred as a result of the Transactions and added to Consolidated EBITDA) incurred as a result of the Transactions or the consummation or proposed consummation (whether or not actually consummated) of (1) Permitted Acquisitions, (2) Permitted Joint Ventures, (3) Investments, (4) Debt Issuances, (5) Asset Dispositions, (6) Equity Issuances, (7) the Broadlane Acquisition or (8) refinancing transactions and modifications of instruments of Indebtedness, in each case to the extent actually paid in cash by the Borrower and its Consolidated Subsidiaries (other than any Unrestricted Subsidiary) during such period, in each case to the extent added to Consolidated Net Income in the determination of Consolidated EBITDA for such period, (J) earn-out obligations paid in cash in connection with Permitted Acquisitions or Investments made pursuant Section 7.06(xvii) to the extent such obligations have not been deducted in determining Consolidated Net Income for the period Excess Cash Flow is determined, (K) all business interruption insurance proceeds to the extent increasing Consolidated EBITDA during such period, if any, (L) cash charges resulting from severance, stay or sign on bonuses, early retirement of debt, restructuring, consolidation, transition, consulting, advisory and other similar transaction costs and expenses, integration and other adjustments made as a result of Permitted Acquisitions and other Investments made pursuant Section 7.06(xvii) or (xviii) to the extent added back to Consolidated EBITDA pursuant to clause (iii)(K) or clause (iii)(L) of the definition of “Consolidated EBITDA” during such period, (M) solely to the extent included in the calculation of Consolidated EBITDA, cash payments made by the Borrower and its Subsidiaries in respect of hedging agreements and interest rate agreements, (N) one time costs and expenses associated with the termination of Swap Agreements existing on the Closing Date, (O) to the extent deducted in arriving at Consolidated Net Income, payments made with respect to the Cape Girardeau Lease and (P) without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate consideration required to be paid in cash by Borrower and its Restricted Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period relating to Consolidated Capital Expenditures that have not yet been made, in each case during the period of four consecutive fiscal quarters of the Borrower following the end of such period; provided that to the extent the aggregate amount of cash actually utilized to finance such Consolidated Capital Expenditures during such period of four consecutive fiscal quarters is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive fiscal quarters; minus

(vi) all cash extraordinary or non-recurring losses and losses from discontinued operations, if any, during such period (whether or not accrued in such period); minus

(vii) the increase, if any, in Consolidated Adjusted Working Capital.

“Excess Cash Flow Period” means each fiscal year of the Borrower beginning after the Closing Date.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Foreign Subsidiary” means any Foreign Subsidiary whose Guaranty Obligation of the Senior Credit Obligations (or the pledge of 66 2/3 percent or more of whose voting Equity Interests in support of such Senior Credit Obligations) would result in adverse tax consequences under Section 956 of the Code and shall be deemed to include any Domestic Subsidiary that has no material assets other than the stock of one or more “controlled foreign corporations” (within the meaning of Section 957 of the Code).

“Excluded Taxes” means, with respect to any Agent, any Lender, any L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document, (i) Taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income Taxes) by a jurisdiction (or any political subdivision thereof) as a result of such recipient being organized or having its principal office in such jurisdiction or, in the case of any Lender, in having its Lending Office in such jurisdiction, (ii) any Taxes in the nature of branch profits tax within the meaning of Section 884 of the Code imposed by any jurisdiction described in clause (i), (iii) other than with respect to an assignee pursuant to a request by the Borrower under Section 10.13, any U.S. federal withholding tax that is imposed on amounts payable to any Foreign Lender pursuant to any law in effect at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the applicable Loan Party with respect to such withholding tax pursuant to Section 3.01, (iv) any tax that is attributable to any Lender’s failure to comply with Section 3.01(e), and (v) any U.S. federal withholding tax imposed pursuant to FATCA.

“Existing Credit Agreement” means the Credit Agreement, dated as of November 16, 2010, among the Borrower, the guarantors parties thereto, the lenders from time to time parties thereto and the administrative agent, swing line lender and letter of credit issuer named therein.

“Existing Indebtedness” has the meaning specified in Section 7.01(i).

“Existing L/C” means the outstanding letter of credit existing as of the Effective Date and set forth on Schedule 1.01(B) hereto.

“Extended Revolving Commitment” has the meaning specified in Section 2.18(b)(i).

“Extended Term Loans” has the meaning provided in Section 2.18(b)(i).

“Extension” has the meaning specified in Section 2.18(b)(i).

“Extension Offer” has the meaning specified in Section 2.18(b)(i).

“Failed Loan” has the meaning specified in Section 2.03(d).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the current Code (or any amended or successor revision described above).

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

“Fee Letters” shall mean each letter agreement dated November 27, 2012 among the Borrower and the applicable Joint Lead Arranger and/or Agent.

“Finance Document” means (i) each Loan Document, (ii) each Swap Agreement between one or more Loan Parties and a Swap Creditor evidencing Swap Obligations permitted hereunder and (iii) each Secured Cash Management Agreement permitted hereunder, and “Finance Documents” means all of them, collectively.

“Finance Obligations” means, at any date, (i) all Senior Credit Obligations, (ii) all Swap Obligations of a Loan Party permitted hereunder owed or owing to any Swap Creditor and (iii) all obligations under a Secured Cash Management Agreement.

“Finance Party” means each Lender, the Swing Line Lender, each L/C Issuer, each Swap Creditor, each Cash Management Bank, each Agent and each Indemnitee and their respective successors and assigns, and “Finance Parties” means any two or more of them, collectively.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

“First Lien Intercreditor Agreement” means the First Lien Intercreditor Agreement substantially in the form of Exhibit M among the Administrative Agent, the Collateral Agent and one or more Senior Representatives for holders of Permitted First Priority Refinancing Debt, with such modifications thereto as the Administrative Agent may reasonably agree.

“Flood Insurance Laws” means, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statue thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto and (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto.

“Foreign Cash Equivalents” means:

(i) securities issued or fully guaranteed by the United Kingdom, Luxembourg, the Netherlands, Ireland, France, or Mexico, or any instrumentality thereof (as long as that the full faith and credit of the United Kingdom, Luxembourg, the Netherlands, Ireland, France, or Mexico or such instrumentality is pledged in support of those securities);

(ii) certificates of deposit, eurodollar time deposits, overnight bank deposits and bankers’ acceptances of any foreign bank, or its branches or agencies (fully protected against currency fluctuations) that, at the time of acquisition, are rated at least A-1 by S&P or P-1 by Moody’s, and (ii) certificates of deposit, eurodollar time deposits, banker’s acceptances and overnight bank deposits, in each case of any non-U.S. commercial bank having capital and surplus in excess of $500,000,000 and a Thomson BankWatch Rating of at least “B”;

(iii) repurchase obligations with a term of not more than seven days with respect to securities of the types described in clause (i) or (ii) with a bank or trust company (including any of the Lenders) or recognized securities dealer having capital and surplus in excess of $500,000,000 in which the Borrower or one or more of its Subsidiaries shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations; and

(iv) investments, classified in accordance with GAAP as current assets, in shares of any money market fund that has at least 95% of its assets invested continuously in the types of investments referred to in clauses (i) through (iii) above which are administered by reputable financial institutions having capital of at least $500,000,000; provided, however, that the maturities of all obligations of the type specified in clauses (i) through (iii) above shall not exceed the lesser of the time specified in such clauses.

“Foreign Lender” means, any Lender that is not a U.S. Person within the meaning of Section 7701(a)(30) of the Code.

“Foreign Pension Plan” means any plan, fund (including, without limitation, any superannuation fund) or other similar program established or maintained outside the United States by the Borrower or any Restricted Subsidiary primarily for the benefit of employees of the Borrower or any Restricted Subsidiary residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“Foreign Subsidiary” means, with respect to any Person, any Subsidiary of such Person that is a controlled foreign corporation (“CFC”) within the meaning of Section 957 of the Code, or a Subsidiary of a CFC.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the L/C Issuer, such Defaulting Lender’s Revolving Commitment Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders in accordance with the terms hereof, and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Revolving Commitment Percentage of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders in accordance with the terms of Section 2.17(a)(iv).

“Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“Funded Indebtedness” means, with respect to any Person and without duplication, (i) all Indebtedness of such Person of the types referred to in clauses (i), (ii), (iii), (v) and (vii) of the definition of “Indebtedness” in this Section 1.01, (ii) all Guaranty Obligations of such Person with respect to Indebtedness of others of the type referred to in clause (i) above and (iii) all Indebtedness of the type referred to in clause (i) above of any other Person (including any partnership in which such Person is a general partner and any unincorporated joint venture in which such Person is a joint venturer) to the extent such Person would be liable therefor under any applicable law or any agreement or instrument by virtue of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person shall not be liable therefor.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination.

“Government Acts” has the meaning specified in Section 2.05(m).

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Group” means at any time a group of Loans consisting of (i) all Loans which are Base Rate Loans at such time or (ii) all Loans which are Eurodollar Loans having the same Interest Period at such time; provided that, if a Loan of any particular Lender is converted to or made as a Base Rate Loan pursuant to Article III, such Loan shall be included in the same Group or Group of Loans from time to time as it would have been had it not been so converted or made.

“Guarantor” means (A) each Restricted Subsidiary of the Borrower on the Closing Date (other than a non-Wholly Owned Subsidiary of the Borrower, an Excluded Foreign Subsidiary, an Immaterial Subsidiary, a Regulated Subsidiary and a not-for-profit Subsidiary) and (B) each Restricted Subsidiary of the Borrower that becomes a party to the Guaranty after the Closing Date required pursuant to Section 6.12 by execution of an Accession Agreement, and “Guarantors” means any two or more of them.

“Guaranty” means the Guaranty, substantially in the form of Exhibit E hereto, by the Subsidiary Guarantors in favor of the Administrative Agent, as the same may be amended, modified or supplemented from time to time in accordance with the terms thereof and of this Agreement.

“Guaranty Obligation” means, with respect to any Person, without duplication, any obligation (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guarantying, intended to guaranty, or having the economic effect of guarantying, any Indebtedness of any other Person in any manner, whether direct or indirect, and including, without limitation, any obligation, whether or not contingent, (i) to purchase any such Indebtedness or any property constituting security therefor, (ii) to advance or provide funds or other credit support for the payment or purchase of such Indebtedness or obligation or to maintain working capital, solvency or other balance sheet condition of such other Person (including, without limitation, maintenance agreements, support agreements, comfort letters, take or pay arrangements, put agreements, performance guaranties or similar agreements or arrangements) for the benefit of the holder of Indebtedness of such other Person, (iii) to lease or purchase property, securities or services primarily for the purpose of assuring the owner of such Indebtedness or (iv) to otherwise assure or hold harmless the owner of such Indebtedness against loss in respect thereof. The amount of any Guaranty Obligation hereunder shall (subject to any limitations set forth therein) be deemed to be an amount equal to the outstanding principal amount (or maximum principal amount, if larger) of the Indebtedness in respect of which such Guaranty Obligation is made.

“Hazardous Materials” means all materials, chemicals, substances, wastes, pollutants, contaminants, compounds, mixtures and constituents in any form, including petroleum or petroleum products, asbestos or asbestos-containing materials, polychlorinated biphenyls or radon gas, regulated pursuant to, or which can give rise to liability under, any Environmental Law.

“Honor Date” has the meaning specified in Section 2.05(e).

“Identified Participating Lenders” has the meaning specified in Section 2.19(c)(iii).

“Identified Qualifying Lenders” has the meaning specified in Section 2.19(d)(iii).

“Immaterial Subsidiary” means any Restricted Subsidiary of the Borrower that, as of the last day of the most recently ended fiscal quarter of the Borrower, had assets or revenues (on a consolidated basis including its Restricted Subsidiaries) with a value of less than 2.5% of the consolidated tangible assets of the Borrower and 2.5% of the consolidated revenues of the Borrower; provided that all Immaterial Subsidiaries, on a consolidated basis, shall not at any time account for more than 5.0% of Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended.

“Increase Effective Date” has the meaning set forth in Section 2.15(a).

“Increase Joinder” has the meaning set forth in Section 2.15(c).

“Incremental Cap” has the meaning assigned to such term in Section 2.15(a).

“Incremental Loans” has the meaning set forth in Section 2.15(a).

“Incremental Revolving Commitment” has the meaning set forth in Section 2.15(a).

“Incremental Revolving Commitment Percentage” means, for each Lender, the percentage of the aggregate Incremental Revolving Commitments represented by such Lender’s Incremental Revolving Commitment at such time and identified as its Incremental Revolving Commitment Percentage on Schedule 2.01 to any Increase Joinder, as such percentage may be modified in connection with any Assignment and Assumption made in accordance with the provisions of Section 10.06(b).

“Incremental Revolving Loans” has the meaning set forth in Section 2.15(a).

“Incremental Term Loan Commitment” has the meaning set forth in Section 2.15(a).

“Incremental Term Loan Commitment Percentage” means, for each Lender, the percentage of the aggregate Incremental Term Loan Commitments represented by such Lender’s Incremental Term Loan Commitment at such time and identified as its Incremental Term Loan Commitment Percentage on Schedule 1.01 to any Increase Joinder, as such percentage may be modified in connection with any Assignment and Assumption made in accordance with the provisions of Section 10.06(b).

“Incremental Term Loans” means Loans made pursuant to any Incremental Term Loan Commitment.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(i) all obligations of such Person for borrowed money;

(ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(iii) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person to the extent of the value of such property (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business);

(iv) all obligations, other than intercompany items, of such Person to pay the deferred purchase price of property or services (other than trade accounts payable and accrued expenses arising in the ordinary course of business and due within six months of the incurrence thereof);

(v) the Attributable Indebtedness of such Person in respect of Capital Lease Obligations, Sale/Leaseback Transactions and Synthetic Lease Obligations (regardless of whether accounted for as indebtedness under GAAP);

(vi) all obligations, contingent or otherwise, of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit, letter of guaranty, bankers’ acceptance, surety bond, performance bond or similar instrument;

(vii) all obligations of the types specified in clauses (i) through (vi) above of others secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) a Lien on, or payable out of the proceeds of production from, any property or asset of such Person, whether or not such obligation is assumed by such Person; provided that the amount of any Indebtedness of others that constitutes Indebtedness of such Person solely by reason of this clause (vii) shall not for purposes of this Agreement exceed the lesser of (x) the aggregate unpaid amount of such Indebtedness and (y) the fair market value of the properties or assets encumbered thereby as determined by such person in good faith;

(viii) all Guaranty Obligations of such Person;

(ix) all Debt Equivalents of such Person; and

(x) the Indebtedness of any other Person (including any partnership in which such Person is a general partner and any unincorporated joint venture in which such Person is a joint venturer) to the extent such Person would be liable therefor under applicable Law or any agreement or instrument by virtue of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person shall not be liable therefor;

provided that (i) Indebtedness shall not include (A) deferred compensation arrangements, (B) earn-out obligations until such obligation appears in the liabilities section of the balance sheet of such Person, (C) non-compete or consulting obligations incurred in connection with Permitted Acquisitions, (D) obligations under any Swap Agreement, (E) deemed Indebtedness pursuant to FASB 133 or 150 or (F) the Cape Girardeau Lease and (ii) the amount of any Limited Recourse Indebtedness of any Person shall be equal to the fair market value of any assets securing such Indebtedness or to which such Indebtedness is otherwise recourse.

“Indemnified Taxes” means any Taxes other than Excluded Taxes.

“Indemnitee” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Insolvency or Liquidation Proceeding” means (i) any voluntary or involuntary case or proceeding under the Bankruptcy Code or any other Bankruptcy Law with respect to any Loan Party, (ii) any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to any Loan Party or with respect to a material portion of their respective assets, (iii) any liquidation, dissolution, reorganization or winding up of any Loan Party whether voluntary or involuntary and whether or not involving insolvency or bankruptcy or (iv) any assignment for the benefit of creditors or any other marshalling of assets and liabilities of any Loan Party.

“Insurance Proceeds” means all insurance proceeds (other than business interruption insurance proceeds), damages, awards, claims and rights of action with respect to any Casualty.

“Intercompany Note” means a promissory note contemplated by Section 7.06(x), substantially in the form of Exhibit H hereto, and “Intercompany Notes” means any two or more of them.

“Interest Coverage Ratio” means for any period the ratio of (i) Consolidated EBITDA for such period to (ii) Consolidated Cash Interest Expense for such period.

“Interest Payment Date” means (i) as to Base Rate Loans, the last Business Day of each March, June, September and December (commencing March 31, 2013) and the Maturity Date for Loans of the applicable Class and (ii) as to Eurodollar Loans, the last day of each applicable Interest Period and the Maturity Date for Loans of the applicable Class, and in addition where the applicable Interest Period for a Eurodollar Loan is greater than three months, then also the respective dates that fall every three months after the beginning of such Interest Period.

“Interest Period” means with respect to each Eurodollar Loan, a period commencing on the date of borrowing specified in the applicable Notice of Borrowing or on the date specified in the applicable Notice of Extension/Conversion and ending one (1), two (2), three (3) or six (6) (or if agreed by all relevant Lenders, nine (9) or twelve (12)) months thereafter, as the Borrower may elect in the applicable notice; provided that:

(i) any Interest Period which would otherwise end on a day which is not a Business Day shall, subject to clause (v) below, be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii) any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month;

(iii) no Interest Period in respect of Term Loans may be selected which extends beyond a Principal Amortization Payment Date for Loans of the applicable Class unless, after giving effect to the selection of such Interest Period, the aggregate principal amount of Term Loans which are comprised of Base Rate Loans together with such Term Loans comprised of Eurodollar Loans with Interest Periods expiring on or prior to such Principal Amortization Payment Date are at least equal to the aggregate principal amount of Term Loans due on such date;

(iv) if so provided in a written notice to the Borrower by the Administrative Agent at the direction of the Required Lenders, no Interest Period in excess of one month may be selected at any time when an Event of Default is then in existence; and

(v) no Interest Period may be selected which would end after the Maturity Date for Loans of the applicable Class.

“Investment” in any Person means (i) the acquisition (whether for cash, property, services, assumption of Indebtedness, securities or otherwise) of assets (other than inventory, machinery, equipment and other assets for such Person, all in the ordinary course of business), Equity Interests, Equity Equivalents, Debt Equivalents, Indebtedness or other securities of such Person, (ii) any deposit with, or advance, loan or other extension of credit to or for the benefit of such Person (other than extensions of trade credit, deposits made in connection with Operating Leases or the purchase of equipment or inventory for such Person, in each case in the ordinary course of business) or (iii) any other capital contribution to such Person, including by way of Guaranty Obligations of any obligation of such Person, any support for a letter of credit issued on behalf of such Person incurred for the benefit of such Person. For the purposes of Article VII, the outstanding amount of any Investment by any Person in another Person shall be calculated as the excess of (i) the initial amount of such Investment (including the fair market value (as determined in good faith by such Person) of all property transferred by such Person as part of such Investment) over (ii) the sum of (A) any amount paid, repaid, returned, distributed or otherwise received in cash or Cash Equivalents from such Investment and (B) all liabilities of the investing Person constituting all or a part of the initial amount of such Investment expressly transferred prior to such time in connection with the sale or disposition of such Investment, but only to the extent the investing Person is fully released of such liabilities by such transfer.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Joint Bookrunners” means each of J.P. Morgan Securities LLC, Barclays Bank PLC, Deutsche Bank Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley Senior Funding, Inc. and SunTrust Robinson Humphrey, Inc. in its capacity as joint bookrunner, or any successor joint bookrunner.

“Joint Lead Arrangers” means each of J.P. Morgan Securities LLC, Barclays Bank PLC, Deutsche Bank Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley Senior Funding, Inc. and SunTrust Robinson Humphrey, Inc. in its capacity as joint lead arranger, or any successor joint lead arranger.

“Latest Maturity Date” means, at any date of determination, the latest maturity or termination date applicable to any Loan or Commitment hereunder at such time, including the latest maturity or expiration date of any Other Term Loan, any Other Term Commitment, any Other Revolving Loan or any Other Revolving Commitment, in each case as extended in accordance with this Agreement from time to time.

“Laws” means, collectively, all applicable international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directives, licenses, authorizations and permits of any Governmental Authority.

“L/C Borrowing” means a Revolving Borrowing made pursuant to Section 2.05(e)(iv) and (v) to refinance Unreimbursed Amounts in respect of drawn Letters of Credit.

“L/C Cash Collateral Account” has the meaning specified in the Security Agreement.

“L/C Commitment” means the commitment of one or more L/C Issuers to issue Letters of Credit in an aggregate face amount at any one time outstanding (together with the amounts of any unreimbursed drawings thereon) of up to the L/C Sublimit.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Disbursement” means a payment or disbursement made by an L/C Issuer pursuant to a Letter of Credit.

“L/C Documents” means, with respect to any Letter of Credit, such Letter of Credit, any amendments thereto, any documents delivered in connection therewith, any Letter of Credit Application and any agreements, instruments, Guaranty Obligations or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (i) the rights and obligations of the parties concerned or at risk or (ii) any collateral security for such obligations.

“L/C Issuer” means (i) solely with respect to the Existing L/C, Barclays Bank PLC, (ii) JPMorgan Chase Bank, N.A., in its capacity as issuer of Letters of Credit under Section 2.05(a), and its successor or successors in such capacity and (iii) any other Revolving Lender (or, if reasonably satisfactory to the Administrative Agent, an Affiliate of any Revolving Lender) which the Borrower shall have designated as an “L/C Issuer” by notice to the Administrative Agent with the consent of such other Revolving Lender or Affiliate of a Revolving Lender, as applicable.

“L/C Issuer Fees” has the meaning specified in Section 2.11(b)(iii).

“L/C Obligations” means at any time, the sum of (i) the maximum amount which is, or at any time thereafter may become, available to be drawn under Letters of Credit then outstanding, assuming compliance with all requirements for drawings referred to in such Letters of Credit plus (ii) the aggregate amount of all Unreimbursed Amounts not then paid by the Borrower as provided in Section 2.05(e)(ii), (iii), (iv) or (v) to the applicable L/C Issuer in respect of drawings under Letters of Credit, including any portion of any such obligation to which a Lender has become subrogated pursuant to Section 2.05(e)(vi).

For all purposes of this Agreement and all other Loan Documents, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“L/C Sublimit” means an amount equal to $25,000,000. The L/C Sublimit is a part of, and not in addition to, the Revolving Committed Amount.

“Leases” means any and all leases, subleases, tenancies, options, concession agreements, rental agreements, occupancy agreements, franchise agreements, access agreements and any other agreements (including all amendments, extensions, replacements, renewals, modifications and/or guarantees thereof), whether or not of record and whether now in existence or hereafter entered into, affecting the use or occupancy of all or any portion of any Real Property.

“Lender” means a Revolving Lender, Term Lender and each Eligible Assignee that becomes a Lender pursuant to Section 10.06(b) and their respective permitted successors and shall include, as the context may require, the Swing Line Lender in such capacity and each L/C Issuer in such capacity.

“Lending Office” means (i) with respect to any Lender and for each Type of Loan, the “Lending Office” of such Lender (or of an Affiliate of such Lender) designated for such Type of Loan in such Lender’s Administrative Questionnaire or in any applicable Assignment and Assumption pursuant to which such Lender became a Lender hereunder or such other office of such Lender (or of an Affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent and the Borrower as the office by which its Loans of such Type are to be made and maintained and (ii) with respect to any L/C Issuer and for each Letter of Credit, the “Lending Office” of such L/C Issuer (or of an Affiliate of such L/C Issuer) designated on the signature pages hereto or such other office of such L/C Issuer (or of an Affiliate of such L/C Issuer) as such L/C Issuer may from time to time specify to the Administrative Agent and the Borrower as the office by which its Letters of Credit are to be issued and maintained.

“Letter of Credit” means any commercial or standby letter of credit issued hereunder by an L/C Issuer on or after the Closing Date.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form and from time to time in use by the applicable L/C Issuer.

“Letter of Credit Expiration Date” means the Revolving Termination Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.11(b)(i).

“Letter of Credit Request” has the meaning specified in Section 2.05(c).

“Lien” means any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, easement, right-of-way or other encumbrance on title to Real Property lien (statutory or otherwise), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing). Solely for the avoidance of doubt, the filing of a UCC financing statement that is a protective lease filing in respect of an operating lease that does not constitute a security interest in the leased property or otherwise give rise to a Lien does not constitute a Lien solely on account of being filed in a public office.

“Limited Recourse Indebtedness” means with respect to any Person, Indebtedness to the extent: (i) such Person (A) provides no credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (B) is not directly or indirectly liable as a guarantor or otherwise or (C) does not constitute the lender; and (ii) no default with respect thereto would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the Loans or the Notes) of such Person to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.

“Loan” means a Revolving Loan, a Term Loan, an Incremental Term Loan, an Extended Term Loan, an Other Term Loan, an Incremental Revolving Loan, an Extended Revolving Loan, an Other Revolving Loan or a Swing Line Loan (or a portion of any Revolving Loans, Term Loans, Incremental Term Loans, Other Term Loans, Extended Term Loans, Extended Revolving Loans, Incremental Revolving Loans, Other Revolving Loans or Swing Line Loans), individually or collectively as appropriate; provided that, if any such loan or loans (or portions thereof) are combined or subdivided pursuant to a Notice of Extension/Conversion, the term “Loan” shall refer to the combined principal amount resulting from such combination or to each of the separate principal amounts resulting from such subdivision, as the case may be.

“Loan Documents” means this Agreement, the Notes, the Guaranty, the Collateral Documents, each Accession Agreement, each L/C Document and any agreement creating or perfecting rights in cash collateral pursuant to the provisions of Section 2.16 of this Agreement, collectively, in each case as the same may be amended, modified or supplemented from time to time, and all other related agreements and documents executed by a Loan Party in favor of, and delivered to, any Senior Credit Party in connection with or pursuant to any of the foregoing, but for the avoidance of doubt, excluding any Swap Agreements.

“Loan Party” means each of the Borrower and each Guarantor, and “Loan Parties” means any combination of the foregoing.

“Margin Stock” means “margin stock” as such term is defined in Regulation U.

“Material Adverse Effect” means (a) a material adverse effect on the business, property, results of operations, or financial condition of the Borrower and its Subsidiaries, taken as a whole (after taking into account any applicable insurance and any applicable indemnification (to the extent the provider of such insurance or indemnification has the financial ability to support its obligations with respect thereto and is not disputing or refusing to acknowledge the same)); (b) material adverse effect on the rights of or benefits or remedies available to the Lenders or the Collateral Agent under any Loan Document; or (c) a material adverse effect on the Liens in favor of the Collateral Agent (for its benefit and for the benefit of the other Finance Parties) on the Collateral or the priority of such Liens.

“Material Subsidiary” has the meaning specified in Section 8.01(e).

“Maturity Date” means (i) as to Revolving Loans and Swing Line Loans, the Revolving Termination Date, (ii) as to Incremental Revolving Commitments, any maturity date related to any Class of Incremental Revolving Commitments, (iii) as to the Term A Loans, the Term A Loan Maturity Date, (iv) as to the Term B Loans, the Term B Loan Maturity Date, (v) any maturity date related to any Class of Incremental Term Loans, (vi) any maturity date related to any Class of Other Term Loans or Other Revolving Loans and (vii) any maturity date related to any Class of Extended Term Loans or Extended Revolving Commitments, as applicable.

“Maximum Rate” has the meaning specified in Section 10.09.

“MedAssets Financial Statements” means the audited financial statements of the Borrower for the fiscal years ended December 31, 2009, 2010 and 2011.

“Microsoft Deferred Payment Plan” means software financing provided by Microsoft Licensing GP (or any successor thereto) pursuant to (i) that certain Volume Licensing Agreement by and between MedAssets and Microsoft Licensing GP, dated as of December 18, 2009, or (ii) any agreement entered into that amends, restates or supersedes such agreement in a manner not materially adverse to the Senior Credit Parties.

“Minimum Extension Condition” has the meaning specified in Section 2.18(b)(ii).

“Minimum Tranche Amount” has the meaning specified in Section 2.18(b)(ii).

“Moody’s” means Moody’s Investors Service, Inc., a Delaware corporation, and its successors or, absent any such successor, such nationally recognized statistical rating organization as the Borrower and the Administrative Agent may select.

“Mortgage” means an agreement, including, but not limited to, a mortgage, deed of trust, deed to secure debt, leasehold mortgage, leasehold deed of trust, leasehold deed to secure debt or any other document, creating and evidencing a Lien on a Mortgaged Property, which shall be in a form reasonably satisfactory to the Collateral Agent, in each case, with such schedules and including such provisions as shall be necessary to conform such document to applicable local or foreign law or as shall be customary under applicable local or foreign law.

“Mortgaged Property” means (a) each owned Real Property located in the United States set forth on Schedule 4(a) to any Perfection Certificate dated the Closing Date and (b) each Real Property located in the United States, if any, which shall be subject to a Mortgage delivered after the Closing Date pursuant to Section 6.12.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 3(37) or 4001(a)(3) of ERISA.

“Net Cash Proceeds” means:

(i) with respect to any Asset Disposition (other than an Asset Disposition consisting of a lease where one or more of the Borrower or any of its Restricted Subsidiaries is acting as lessor entered into in the ordinary course of business), Casualty or Condemnation, (A) the gross amount of all cash proceeds (including cash Insurance Proceeds and cash Condemnation Awards in the case of any Casualty or Condemnation, except to the extent and for so long as such Insurance Proceeds or Condemnation Awards constitute Reinvestment Funds) actually paid to or actually received by the Borrower or any of its Restricted Subsidiaries in respect of such Asset Disposition, Casualty or Condemnation (including any cash proceeds received as income or other proceeds of any noncash proceeds of any Asset Disposition, Casualty or Condemnation as and when received), less (B) the sum of (1) the amount, if any, of all taxes and customary fees, legal fees, brokerage fees, commissions, costs and other expenses (other than those payable to the Borrower or any of its Restricted Subsidiaries or to Affiliates of the Borrower or any of its Restricted Subsidiaries except for those payable on terms and conditions as favorable to the Borrower or any of its Restricted Subsidiaries, as applicable, as would be obtainable by it in a comparable arms’-length transaction with an independent, unrelated third party) that are incurred in connection with such Asset Disposition, Casualty or Condemnation and are payable by the Borrower or any of its Restricted Subsidiaries, but only to the extent not already deducted in arriving at the amount referred to in clause (i)(A) above, (2) appropriate amounts that must be set aside as a reserve in accordance with GAAP against any indemnities, liabilities (contingent or otherwise) associated with such Asset Disposition, Casualty or Condemnation, (3) if applicable, the amount of any Indebtedness secured by a Permitted Lien (other than Liens under the Loan Documents and Liens securing Credit Agreement Refinancing Indebtedness) that has been repaid or refinanced in accordance with its terms with the proceeds of such Asset Disposition, Casualty or Condemnation and (4) any payments to be made by any the Borrower or any of its Restricted Subsidiaries as agreed between the Borrower or such Restricted Subsidiary and the purchaser of any assets subject to an Asset Disposition, Casualty or Condemnation in connection therewith; and

(ii) with respect to any Equity Issuance or Debt Issuance, the gross amount of cash proceeds paid to or received by the Borrower or any of its Restricted Subsidiaries in respect of such Equity Issuance or Debt Issuance as the case may be (including cash proceeds subsequently as and when received at any time in respect of such Equity Issuance or Debt Issuance from non-cash consideration initially received or otherwise), less the sum of underwriting discounts and commissions or placement fees, investment banking fees, legal fees, consulting fees, accounting fees and other customary fees and expenses incurred by the Borrower or any of its Restricted Subsidiaries in connection therewith (other than those payable to the Borrower or any of its Restricted Subsidiaries or any Affiliate of the Borrower or any of its Restricted Subsidiaries except for those payable on terms and conditions as favorable to the Borrower or the applicable Restricted Subsidiary of the Borrower as would be obtainable by it in a comparable arms’-length transaction with an independent, unrelated third party).

“Nominal Shares” means (i) for any Subsidiary of the Borrower that is not a Domestic Subsidiary, nominal issuances of Equity Interests in an aggregate amount not to exceed 5.0% of the Equity Interests or Equity Equivalents of such Subsidiary on a fully-diluted basis and (ii) in any case, director’s qualifying shares, in each case to the extent such issuances are required by applicable Laws.

“Non-Extension Notice Date” has the meaning specified in Section 2.05(c)(iii).

“Not Otherwise Applied” shall mean, with reference to any amount of proceeds of any transaction or event or any amount of Excess Cash Flow, that such amount (a) was not required to be applied to prepay the Loans pursuant to Section 2.09, (b) was not previously applied in determining the permissibility of a transaction under the Loan Documents where such permissibility was (or may have been) contingent on receipt of such amount or utilization of such amount for a specified purpose and (c) was not used to cure an Event of Default pursuant to clause (iv) of the definition of Consolidated EBITDA. The Borrower shall promptly notify the Administrative Agent of any application of such amount as contemplated by (b) above.

“Note” means a Revolving Note, a Term A Note, a Term B Note or a Swing Line Note, and “Notes” means any combination of the foregoing.

“Notice of Borrowing” means a request by the Borrower for a Borrowing, substantially in the form of Exhibit A-1 hereto.

“Notice of Extension/Conversion” has the meaning specified in Section 2.07.

“Notice of Intent to Cure” has the meaning specified in Section 6.02(b).

“Offered Amount” has the meaning specified in Section 2.19(d)(i).

“Offered Discount” has the meaning specified in Section 2.19(d)(i).

“Officer’s Certificate” means a certificate executed by the chief executive officer, the president, any vice president, secretary or one of the Financial Officers, each in his or her official (and not individual) capacity.

“OID” has the meaning specified in Section 2.15(c)(ii).

“Operating Expenses” means the ordinary course operating expenses of the Borrower and its Subsidiaries including the funding of payroll expenses, scheduled principal payments of long-term Indebtedness, interest expense, capital expenditures and ordinary course changes in working capital.

“Operating Lease” means, as applied to any Person, a lease (including leases which may be terminated by the lessee at any time) of any property (whether real, personal or mixed) by such Person as lessee which is not a Capital Lease.

“Organization Documents” means (i) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-United States jurisdiction); (ii) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (iii) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Revolving Commitment Percentage” means, for each Lender, for each Class of Other Revolving Commitments, the percentage of the aggregate Other Revolving Commitments of such Class represented by such Lender’s Other Revolving Commitment of such Class at such time and identified as its Other Revolving Commitment Percentage of such Class in the relevant Refinancing Amendment, as such percentage may be modified in connection with any Assignment and Assumption made in accordance with the provisions of Section 10.06(b).

“Other Revolving Commitments” means one or more Classes of revolving credit commitments hereunder that result from a Refinancing Amendment.

“Other Revolving Loans” means the Revolving Loans made pursuant to any Other Revolving Commitment.

“Other Taxes” means all present or future stamp, court or documentary Taxes or any other excise, property or similar Taxes, arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Other Term Commitment Percentage” means, for each Lender, for each Class of Other Term Commitments, the percentage of the aggregate Other Term Commitments of such Class represented by such Lender’s Other Term Commitment of such Class at such time and identified as its Other Term Commitment Percentage of such Class in the relevant Refinancing Amendment, as such percentage may be modified in connection with any Assignment and Assumption made in accordance with the provisions of Section 10.06(b).

“Other Term Commitments” means one or more Classes of term loan commitments hereunder that result from a Refinancing Amendment.

“Other Term Loans” means one or more Classes of Term Loans that result from a Refinancing Amendment.

“Outstanding Amount” means (a) with respect to the Term Loans, Revolving Credit Loans and Swing Line Loans on any date, the outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Term Loans, Revolving Credit Loans (including any refinancing of outstanding unpaid drawings under Letters of Credit or L/C Credit Extensions as a Revolving Credit Borrowing) and Swing Line Loans, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the outstanding amount thereof on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes thereto as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit (including any refinancing of outstanding unpaid drawings under Letters of Credit or L/C Credit Extensions as a Revolving Credit Borrowing) or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

“Participant” has the meaning specified in Section 10.06(d).

“Participant Register” has the meaning specified in Section 10.06(d).

“Participating Lender” has the meaning specified in Section 2.19(c)(ii).

“Participation Interest” means a Credit Extension by a Lender by way of a purchase of a participation interest in Letters of Credit or L/C Obligations as provided in Section 2.05(e), in Swing Line Loans as provided in Section 2.01(c)(iv) or in any Loans as provided in Section 2.13.

“Patriot Act” has the meaning set forth in Section 10.15.

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any entity succeeding to any or all of its functions under ERISA.

“Perfection Certificate” means with respect to any Loan Party a certificate, substantially in the form of Exhibit K to this Agreement, completed and supplemented with the schedules and attachments contemplated thereby and duly executed on behalf of such Loan Party by a Responsible Officer of such Loan Party.

“Permitted Acquisition” means a Business Acquisition; provided that:

(i) the Equity Interests or property or assets acquired in such acquisition relate to a line of business similar to the business of the Borrower or any of its Subsidiaries engaged in on the Closing Date or reasonably related, ancillary or complementary thereto;

(ii) within 30 days after (or such later date as may be agreed to by the Administrative Agent, in its sole discretion) the date of the consummation of such Business Acquisition, each applicable Loan Party and the acquired entity and its Restricted Subsidiaries shall have executed and delivered to the Administrative Agent or the Collateral Agent, as applicable, all items in respect of the Equity Interests or property or assets acquired in such acquisition (and/or the seller thereof) required to be delivered by Section 6.12;

(iii) no Event of Default shall have occurred and be continuing immediately before or immediately after giving effect to such acquisition;

(iv) the Borrower shall have delivered to the Administrative Agent a Pro Forma Compliance Certificate demonstrating that, upon giving effect to such acquisition and any Indebtedness incurred, acquired or assumed in connection therewith, on a Pro Forma Basis, the Borrower shall be in compliance with the financial covenants specified in Section 7.13 (or, if such period is prior to the first test date under Section 7.13, the levels for the first test date under such Section 7.13 shall be deemed to apply for this purpose) as of the last day of the most recent period of four consecutive fiscal quarters of the Borrower at the end of which financial statements are required to be delivered pursuant to Section 6.01(a) or (b) which precedes or ends on the date of such acquisition; and

(v) to the extent that upon giving effect to such acquisition and any Indebtedness incurred, acquired or assumed in connection therewith, on a Pro Forma Basis, the Total Leverage Ratio will be greater than the greater of (x) 4.75 to 1.0 and (y) a Total Leverage Ratio that is 0.25 times lower than the Total Leverage Ratio for the applicable period set forth in Section 7.13(a) (i.e. if the required ratio in Section 7.13(a) is 5.75 to 1.0 the requirement under this clause (y) shall be 5.50 to 1.0), the aggregate Acquisition Consideration of all such acquisitions does not exceed $250,000,000 (plus, without duplication, the amount of any basket set forth in Section 7.06 (including, to the extent available, the Available Amount) otherwise permitted to be applied to make Permitted Acquisitions) for all Permitted Acquisitions after the Closing Date.

“Permitted Encumbrances” shall mean Liens of the type described in clauses (ii), (iii), (iv), (x) and (xi) of Section 7.02 and such Liens as identified on the Title Policy applicable to such property and acceptable to the Collateral Agent.

“Permitted First Priority Refinancing Debt” means any secured Indebtedness incurred by the Borrower in the form of one or more series of senior secured notes; provided that (i) such Indebtedness is secured by the Collateral on a pari passu basis (but without regard to the control of remedies) with the Senior Credit Obligations and is not secured by any property or assets of the Borrower or any Restricted Subsidiary other than the Collateral, (ii) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness in respect of Term Loans (including portions of Classes of Term Loans or Other Term Loans) or outstanding Revolving Loans, (iii) such Indebtedness does not mature or have scheduled amortization or payments of principal and is not subject to mandatory redemption or prepayment (except customary asset sale or change of control provisions), in each case, prior to the date that is 91 days after the Latest Maturity Date at the time such Indebtedness is incurred, (iv) the security agreements relating to such Indebtedness are substantially the same as the Collateral Documents (with such differences as are reasonably satisfactory to the Administrative Agent), (v) such Indebtedness is not guaranteed by any Subsidiaries other than the Guarantors and (vi) a Senior Representative acting on behalf of the holders of such Indebtedness shall have become party to the First Lien Intercreditor Agreement; provided that if such Indebtedness is the initial Permitted First Priority Refinancing Debt incurred by the Borrower, then the Borrower, the Guarantors, the Administrative Agent and the Senior Representative for such Indebtedness shall have executed and delivered the First Lien Intercreditor Agreement. Permitted First Priority Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Joint Venture” means a joint venture, in the form of a corporation, limited liability company, business trust, joint venture, association, company or partnership, entered into by the Borrower or any of its Restricted Subsidiaries which (i) is engaged in a line of business related, ancillary or complementary to those engaged in by the Borrower and its Restricted Subsidiaries and (ii) is formed or organized in a manner that limits the exposure of the Borrower and its Restricted Subsidiaries for the

liabilities thereof to (A) the Investments of the Borrower and its Restricted Subsidiaries therein permitted under Section 7.06 and (B) any Indebtedness of any Permitted Joint Venture or any Guaranty Obligations by the Borrower or any of its Restricted Subsidiaries in respect of such Indebtedness, which Indebtedness or Guaranty Obligations are permitted at the time under Section 7.01.

“Permitted Liens” has the meaning specified in Section 7.02.

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal or extension of any Indebtedness of such Person; provided that (i) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended except by an amount equal to any interest capitalized in connection with, any premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder or as otherwise permitted pursuant to Section 7.01, (ii) such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or longer than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed or extended, (iii) if the Indebtedness being modified, refinanced, refunded, renewed or extended is subordinated in right of payment to the Senior Credit Obligations, such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the Senior Credit Obligations on terms at least as favorable on the whole to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed or extended, (iv) other than in the case of a Permitted Refinancing under Section 7.01(ii)(C), the terms and conditions (including, if applicable, as to collateral, but excluding pricing) of any such modified, refinanced, refunded, renewed or extended Indebtedness are not, taken as a whole, materially less favorable to the Loan Parties or the Lenders than the terms and conditions of the Indebtedness being modified, refinanced, refunded, renewed or extended in light of then current market conditions, (v) in the case of a Permitted Refinancing under Section 7.01(ii)(C), the terms and conditions (including pricing) of any such modified, refinanced, refunded, renewed or extended Indebtedness are not, taken as a whole, materially less favorable to the Loan Parties or the Lenders than the terms and conditions of the Indebtedness being modified, refinanced, refunded, renewed or extended in light of then current market conditions, and such Indebtedness shall be unsecured, (vi) such modification, refinancing, refunding, renewal or extension is incurred by the Person who is the obligor on the Indebtedness being modified, refinanced, refunded, renewed or extended, and (vii) at the time thereof, no Default shall have occurred and be continuing.

“Permitted Second Priority Refinancing Debt” means secured Indebtedness incurred by the Borrower in the form of one or more series of second lien secured notes or second lien secured loans; provided that (i) such Indebtedness is secured by the Collateral on a second lien, subordinated basis to the Senior Credit Obligations and the obligations in respect of any Permitted First Priority Refinancing Debt and is not secured by any property or assets of the Borrower or any Restricted Subsidiary other than the Collateral, (ii) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness in respect of Term Loans (including portions of Classes of Term Loans or Other Term Loans) or outstanding Revolving Loans, (iii) such Indebtedness does not mature or have scheduled amortization or payments of principal and is not subject to mandatory redemption or prepayment (except customary asset sale or change of control provisions), in each case, prior to the date that is 91 days after the Latest Maturity Date at the time such Indebtedness is incurred, (iv) the security agreements relating to such Indebtedness are substantially the same as the Collateral Documents (with such differences as are reasonably satisfactory to the Administrative Agent), (v) such Indebtedness is not guaranteed by any Subsidiaries other than the Guarantors and (vi) a Senior Representative acting on behalf of the holders of such Indebtedness shall have become party to the Second Lien Intercreditor Agreement; provided that if such Indebtedness is the initial Permitted

Second Priority Refinancing Debt incurred by the Borrower, then the Borrower, the Guarantors, the Administrative Agent and the Senior Representatives for such Indebtedness shall have executed and delivered the Second Lien Intercreditor Agreement. Permitted Second Priority Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Unsecured Refinancing Debt” means unsecured Indebtedness incurred by the Borrower or any Guarantor in the form of one or more series of senior unsecured notes or loans; provided that (i) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness in respect of Term Loans (including portions of Classes of Term Loans or Other Term Loans) or outstanding Revolving Loans, (ii) such Indebtedness does not mature or have scheduled amortization or payments of principal and is not subject to mandatory redemption or prepayment (except customary asset sale or change of control provisions), in each case, prior to the date that is 91 days after the Latest Maturity Date at the time such Indebtedness is incurred, (iii) such Indebtedness is not guaranteed by any Restricted Subsidiaries other than the Guarantors and (iv) such Indebtedness is not secured by any Lien on any property or assets of the Borrower or any Restricted Subsidiary. Permitted Unsecured Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code maintained by or contributed to by the Borrower or any of its Restricted Subsidiaries or any ERISA Affiliate, including a Multiemployer Plan.

“Pledged Collateral” means the “Collateral” as defined in the Security Agreement.

“Pre-Commitment Information” means, taken as an entirety, (i) information with respect to the Borrower contained in the Confidential Information Memorandum dated December 2012 and (ii) any other written information in respect of the Borrower provided to any Agent or Lender by or on behalf of the Borrower prior to the Closing Date.

“Preferred Stock” means, as applied to the Equity Interests of a Person, Equity Interests of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over the Equity Interests of any other class of such Person.

“Principal Amortization Payment” means a scheduled principal payment on any Class of the Term Loans pursuant to Section 2.08.

“Principal Amortization Payment Date” means (i) with respect to any Class of Term Loans, the last Business Day of each calendar quarter, commencing with the last Business Day of the first full calendar quarter commencing after the Closing Date, and (ii) the Maturity Date of such Class of Term Loans.

“Pro Forma Basis” means, for purposes of calculating compliance of any transaction with any provision hereof which refers to a Pro Forma Basis, that the transaction in question shall be deemed to have occurred as of the first day of the most recent period of four consecutive fiscal quarters of the Borrower which precedes or ends on the date of such transaction for which financial statements have been delivered under Section 6.01(a) or 6.01(b). In connection with any calculation of the financial covenants set forth in Section 7.13 or elsewhere, in each case upon giving effect to a transaction on a “Pro Forma

Basis”, (i) any Indebtedness incurred by the Borrower or any of its Restricted Subsidiaries in connection with such transaction (or any other transaction which occurred during the relevant four fiscal quarter period) shall be deemed to have been incurred or repaid as the case may be as of the first day of the relevant four fiscal-quarter period, (ii) if such Indebtedness has a floating or formula rate, then the rate of interest for such Indebtedness for the applicable period for purposes of the calculations contemplated by this definition shall be determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of such calculations and (iii) income statement items (whether positive or negative) attributable to all property acquired in such transaction or to the Investment comprising such transaction, as applicable, shall be included as if such transaction has occurred as of the first day of the relevant four-fiscal-quarter period, after giving effect to cost savings that are certified by the Chief Financial Officer of the Borrower in reasonable detail and (A) would be permitted or required by Regulation S-X under the Securities Act or (B) are projected by the Borrower in good faith as a result of actions taken during or prior to such four-fiscal-quarter period, or expected to be taken within 180 days after the end of such period, for the purposes of realizing reasonably identifiable and quantifiable cost savings.

“Pro Forma Compliance Certificate” means a certificate of a Responsible Officer or chief accounting officer of the Borrower delivered to the Administrative Agent in connection with any “transaction” for which a calculation on a “Pro Forma Basis” is permitted or required hereunder and containing reasonably detailed calculations demonstrating, upon giving effect to the applicable transaction on a Pro Forma Basis, compliance, as applicable, with the Total Leverage Ratio and the Interest Coverage Ratio, as applicable, as of the last day of the most recent period of four consecutive fiscal quarters of the Borrower which precedes or ends on the date of the applicable transaction and with respect to which the Administrative Agent shall have received the consolidated financial information for the Borrower and its Consolidated Subsidiaries required under Section 6.01(a) or (b), as applicable, and the Compliance Certificate required by Section 6.02(b) for such period.

“Purchase Money Indebtedness” means Indebtedness of the Borrower or any of its Restricted Subsidiaries incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property used in the business of the Borrower or such Restricted Subsidiary.

“Qualified Capital Stock” means Equity Interests of the Borrower that do not include a cash dividend and are not mandatorily redeemable by the Borrower or any of its Restricted Subsidiaries or redeemable at the option of the holder of such Equity Interests, in each case prior to the 181st day following the Latest Maturity Date (other than in connection with an asset sale or change of control, so long as the definitions of asset sale and change of control in the instruments governing such Equity Interests are no more restrictive with respect to the Borrower and its Restricted Subsidiaries than the corresponding definitions herein and so long as the Senior Credit Obligations (other than contingent indemnification obligations), as in effect at the time such Equity Interests are issued, are either repaid or waived with respect to such asset sale or change of control prior to the redemption of such Equity Interests).

“Qualifying Lender” has the meaning specified in Section 2.19(d)(iii).

“Real Property” shall mean, collectively, all right, title and interest (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real property owned, leased or operated by any person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

“Refinancing” means the repayment in full and the termination of any commitment to make extensions of credit under all of the outstanding indebtedness of the Borrower listed on Schedule 1.01(A).

“Refinancing Amendment” means an amendment to this Agreement in form and substance reasonably satisfactory to the Administrative Agent and the Borrower executed by each of (a) the Borrower, (b) the Administrative Agent and (c) each Additional Lender and Lender that agrees to provide any portion of the Credit Agreement Refinancing Indebtedness being incurred pursuant thereto, in accordance with Section 2.18.

“Refunded Swing Line Loans” has the meaning specified in Section 2.01(c)(iii).

“Register” has the meaning specified in Section 10.06(c).

“Registered Equivalent Notes” means, with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act of 1933, substantially identical notes (having the same Guaranty Obligation) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Registered Public Accounting Firm” has the meaning specified in the Securities Laws and shall be independent of the Borrower as prescribed by the Securities Laws.

“Regulated Subsidiary” means any Restricted Subsidiary of the Borrower that is prohibited by applicable law, rule or regulation from guaranteeing the Senior Credit Obligations or which would require the consent, approval, license or authorization of any Governmental Authority to provide a Guaranty Obligation unless such consent, approval, license or authorization has been received.

“Regulation T, U or X” means Regulation T, U or X, respectively, of the Board of Governors of the Federal Reserve System as amended, or any successor regulation.

“Reimbursement Obligations” means the Borrower’s obligation under Section 2.05(e) to reimburse L/C Disbursements.

“Reinvestment Funds” means, with respect to any Net Cash Proceeds of Insurance Proceeds, any Condemnation Award or any Asset Disposition in respect of the single event or series of related events giving rise thereto, that portion of such funds as shall, according to a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent within 30 days after the occurrence of the Casualty, Condemnation or Asset Disposition giving rise thereto, be reinvested (or enter into a binding commitment for any such reinvestment) within twelve months after the occurrence of the Casualty, Condemnation or Asset Disposition giving rise thereto in the repair, restoration or replacement of the properties that were the subject of such Casualty, Condemnation or Asset Disposition; provided that, if any such Net Cash Proceeds are not actually so reinvested within 18 months of such Casualty, Condemnation or Asset Disposition (or twelve months of such Casualty, Condemnation or Asset Disposition if not so committed on or prior to the last day of such twelve-month period), such unreinvested portion shall no longer constitute Reinvestment Funds and shall be applied on the last day of such period as a mandatory prepayment as provided in Section 2.09(c)(iii); provided further that such certificate may only be delivered (and any related Net Cash Proceeds may only be deemed Reinvestment Funds) if (x) no Event of Default shall have occurred and be continuing on the date of such certificate or (y) if the Borrower or one or more of its Subsidiaries shall have then entered into one or more continuing agreements with a Person not an Affiliate of any of them for the repair, restoration or replacement of the properties that were the subject of such Casualty or Condemnation or any Asset Disposition, none of the Administrative

Agent or the Collateral Agent shall have commenced any action or proceeding to exercise or seek to exercise any right or remedy with respect to any Collateral (including any action of foreclosure, enforcement, collection or execution or by and proceeding under any Insolvency or Liquidation Proceeding).

“Rejected Amount” has the meaning specified in Section 2.09(f).

“Rejection Notice” has the meaning specified in Section 2.09(f).

“Related Obligations” has the meaning specified in Section 9.11.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, trustees, directors, officers, employees and agents of such Person and of such Person’s Affiliates.

“Release” means any spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the Environment or within, upon, or from or into any building, structure, facility or fixture.

“Replacement Term Loans” has the meaning specified in Section 10.01(b).

“Representative” has the meaning specified in Section 10.07.

“Repricing Transaction” means the prepayment or refinancing of all or a portion of the Term B Loans with the incurrence by any Loan Party of any long-term bank debt financing incurred for the primary purpose of repaying, refinancing, substituting or replacing the Term B Loans and having an effective interest cost or weighted average yield (as determined by the Administrative Agent consistent with generally accepted financial practice and, in any event, excluding any arrangement or commitment fees in connection therewith) that is less than the interest rate for or weighted average yield (as determined by the Administrative Agent on the same basis) of the Term B Loans, including without limitation, as may be effected through any amendment to this Agreement relating to the interest rate for, or weighted average yield of, the Term B Loans.

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the sum of the (a) Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition), (b) aggregate unused Term Commitments and (c) aggregate unused Revolving Credit Commitments; provided that the unused Term Commitment and unused Revolving Credit Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Required Revolving Lenders” means, as of any date of determination, Revolving Lenders having more than 50% of the sum of the (a) Outstanding Amount of all Revolving Loans, Swing Line Loans and all L/C Obligations (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition) and (b) aggregate unused Revolving Commitments; provided that unused Revolving Commitment of, and the portion of the Outstanding Amount of all Revolving Loans, Swing Line Loans and all L/C Obligations held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Lenders.

“Responsible Officer” means the chief executive officer, president, senior vice president, vice president, chief financial officer, treasurer or controller of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means (i) any dividend or other distribution (whether in cash, securities or other property), direct or indirect, on account of any class of Equity Interests or Equity Equivalents of the Borrower or any Restricted Subsidiary, now or hereafter outstanding, (ii) any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation, termination or similar payment, purchase or other acquisition for value, direct or indirect, of any class of Equity Interests or Equity Equivalents of the Borrower or any Restricted Subsidiary, now or hereafter outstanding and (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any class of Equity Interests or Equity Equivalents of the Borrower or any Restricted Subsidiary, now or hereafter outstanding.

“Restricted Subsidiary” means any subsidiary that is not an Unrestricted Subsidiary.

“Revolving Availability Period” means the period from and including the Closing Date to the earliest of (i) the Revolving Termination Date, (ii) the date of the termination of the Commitments pursuant to Section 2.10 and (iii) the date of termination of the commitment of each Lender to make Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.

“Revolving Borrowing” means a Borrowing comprised of Revolving Loans and identified as such in the Notice of Borrowing with respect thereto.

“Revolving Commitment” means, with respect to any Lender, the commitment of such Lender, in an aggregate principal amount at any time outstanding of up to such Lender’s Revolving Commitment Percentage of the Revolving Committed Amount, (i) to make Revolving Loans in accordance with the provisions of Section 2.01(a), (ii) to purchase Participation Interests in Swing Line Loans in accordance with the provisions of Section 2.01(c)(iv) and (iii) to purchase Participation Interests in Letters of Credit in accordance with the provisions of Section 2.05(d).

“Revolving Commitment Percentage” means, for each Lender, the percentage of the aggregate Revolving Commitments represented by such Lender’s Revolving Commitment at such time and identified as its Revolving Commitment Percentage on Schedule 2.01 hereto, as such percentage may be (i) increased pursuant to Section 2.15 or reduced pursuant to Section 2.10 and (ii) modified in connection with any assignment made in accordance with the provisions of Section 10.06(b).

“Revolving Committed Amount” means $200,000,000 or such lesser amount to which the Revolving Committed Amount may be reduced pursuant to Section 2.10.

“Revolving Lender” means each Lender identified in Section 2.01 as having a Revolving Commitment and each Eligible Assignee which acquires a Revolving Commitment or Revolving Loan pursuant to Section 10.06(b) and their respective permitted successors.

“Revolving Loan” means a Loan made under Section 2.01(a).

“Revolving Note” means a promissory note, substantially in the form of Exhibit B-1 hereto, evidencing the obligation of the Borrower to repay outstanding Revolving Loans, as such note may be amended, modified, supplemented, extended, renewed or replaced from time to time.

“Revolving Outstandings” means at any date the aggregate outstanding principal amount of all Revolving Loans and Swing Line Loans plus the aggregate outstanding amount of all L/C Obligations.

“Revolving Termination Date” means the date which is the fifth anniversary of the Closing Date (or, if such day is not a Business Day, the next preceding Business Day) or such earlier date upon which the Revolving Commitments shall have been terminated in their entirety in accordance with this Agreement (or, with respect to any Revolving Lender that has extended the termination date of its Revolving Commitment pursuant to Section 2.18(b), the extended maturity date set forth in the Extension Notice delivered by the Borrower and such Revolving Lender to the Administrative Agent pursuant to Section 2.18(b)).

“Sale/Leaseback Transaction” means any direct or indirect arrangement with any Person or to which any such Person is a party providing for the leasing to the Borrower or any of its Restricted Subsidiaries of any property, whether owned by the Borrower or any of its Restricted Subsidiaries as of the Closing Date or later acquired, which has been or is to be sold or transferred by the Borrower or any of its Restricted Subsidiaries to such Person or to any other Person from whom funds have been, or are to be, advanced by such Person on the security of such property.

“S&P” means Standard & Poor’s Ratings Group, a division of McGraw Hill, Inc., a New York corporation, and its successors or, absent any such successor, such nationally recognized statistical rating organization as the Borrower and the Administrative Agent may select.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Second Lien Intercreditor Agreement” means the Second Lien Intercreditor Agreement substantially in the form of Exhibit N among the Administrative Agent, the Collateral Agent and one or more Senior Representatives for holders of Permitted Second Priority Refinancing Debt, with such modifications thereto as the Administrative Agent and Collateral Agent may reasonably agree.

“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between any Loan Party and any Cash Management Bank.

“Secured Leverage Ratio” means on any date the ratio of (i) Consolidated Indebtedness (other than undrawn Letters of Credit, Guaranty Obligations not constituting Indebtedness, the Microsoft Deferred Payment Plan and contingent Indebtedness of the type set forth in clauses (vi) (to the extent such letters of credit or other instruments are undrawn), (vii) and (x) of the definition of “Indebtedness”) as of such date that is secured by any Lien on the assets of the Borrower or any of its Restricted Subsidiaries to (ii) Consolidated EBITDA for the four consecutive fiscal quarters of the Borrower ended on, or most recently preceding, such date.

“Securities Laws” means the Securities Act of 1933, the Exchange Act and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the Public Company Accounting Oversight Board, as each of the foregoing may be amended and in effect on any applicable date hereunder.

“Security Agreement” means the Security Agreement, substantially in the form of Exhibit G-1 hereto, dated as of the date hereof among the Borrower, the Guarantors and the Collateral Agent, as the same may be amended, modified or supplemented from time to time.

“Senior Credit Obligations” means, with respect to each Loan Party, without duplication:

(i) in the case of the Borrower, all principal of and interest (including, without limitation, any interest which accrues after the commencement of any proceeding under any Insolvency or Liquidation Proceeding with respect to the Borrower, whether or not allowed or allowable as a claim in any such proceeding) on any Loan or L/C Obligation under, or any Note issued pursuant to, this Agreement or any other Loan Document;

(ii) all fees, expenses, indemnification obligations and other amounts of whatever nature now or hereafter payable by such Loan Party (including, without limitation, any amounts which accrue after the commencement of any proceeding under any Insolvency or Liquidation Proceeding with respect to such Loan Party, whether or not allowed or allowable as a claim in any such proceeding) pursuant to this Agreement or any other Loan Document;

(iii) all expenses of the Agents as to which one or more of the Agents have a right to reimbursement by such Loan Party under Section 10.04(a) of this Agreement or under any other similar provision of any other Loan Document, including, without limitation, any and all sums advanced by the Collateral Agent to preserve the Collateral or preserve its security interests in the Collateral to the extent permitted under any Loan Document or applicable Law;

(iv) all amounts paid by any Indemnitee as to which such Indemnitee has the right to reimbursement by such Loan Party under Section 10.04(b) of this Agreement or under any other similar provision of any other Loan Document; and

(v) in the case of the Borrower and each Guarantor, all amounts now or hereafter payable by the Borrower or such Guarantor and all other obligations or liabilities now existing or hereafter arising or incurred (including, without limitation, any amounts which accrue after the commencement of any proceeding under any Insolvency or Liquidation Proceeding with respect to the Borrower or such Guarantor, whether or not allowed or allowable as a claim in any such proceeding) on the part of such Guarantor pursuant to this Agreement, the Guaranty or any other Loan Document;

together in each case with all renewals, modifications, consolidations or extensions thereof.

“Senior Credit Party” means each Lender, each L/C Issuer, the Administrative Agent, the Collateral Agent and each Indemnitee and their respective successors and assigns, and “Senior Credit Parties” means any two or more of them, collectively.

“Senior Notes” means the $325,000,000 aggregate principal amount of senior notes due 2018 of the Borrower outstanding on the Closing Date.

“Senior Note Documents” means the Senior Notes and Senior Note Indenture, collectively, including any exhibits and schedules thereto, and all agreements, documents and instruments executed and delivered pursuant thereto or in connection therewith, in each case as the same may be amended, modified or supplemented from time to time in accordance with the provisions thereof and of this Agreement.

“Senior Note Indenture” means the indenture governing the Senior Notes.

“Senior Representative” means, with respect to any series of Permitted First Priority Refinancing Debt or Permitted Second Priority Refinancing Debt, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Solicited Discount Proration” has the meaning specified in Section 2.19(d)(iii).

“Solicited Discounted Prepayment Amount” has the meaning specified in Section 2.19(d)(i).

“Solicited Discounted Prepayment Notice” means an irrevocable written notice of a Borrower Solicitation of Discounted Prepayment Offers made pursuant to Section 2.19(d)(i) substantially in the form of Exhibit T hereto.

“Solicited Discounted Prepayment Offer” means an irrevocable written offer by each Term Lender, substantially in the form of Exhibit U hereto, submitted following the Auction Agent’s receipt of a Solicited Discounted Prepayment Notice.

“Solicited Discounted Prepayment Response Date” has the meaning specified in Section 2.19(d)(i).

“Solvent” means, with respect to any Person as of a particular date, that on such date (i) such Person is able generally to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (ii) the value of the assets of such Person (both at fair value and present fair saleable value in each case calculated on a going concern basis) is greater than the total amount of liabilities (including contingent and unliquidated liabilities) and (iii) such Person does not have unreasonably small capital. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (in each case as interpreted in accordance with fraudulent conveyance, bankruptcy, insolvency and similar laws and other applicable Law).

“Specified Discount Prepayment Amount” has the meaning specified in Section 2.19(b)(i).

“Specified Discount Prepayment Notice” means an irrevocable written notice of the Borrower or any of its Subsidiaries of a Specified Discount Prepayment made pursuant to Section 2.19(b)(i) substantially in the form of Exhibit P hereto.

“Specified Discount Prepayment Response” means the irrevocable written response by each Term Lender, substantially in the form of Exhibit Q hereto, to a Specified Discount Prepayment Notice.

“Specified Discount Prepayment Response Date” has the meaning specified in Section 2.19(b)(i).

“Specified Discount Proration” has the meaning specified in Section 2.19(b)(iii).

“Submitted Amount” has the meaning specified in Section 2.19(c)(i).

“Submitted Discount” has the meaning specified in Section 2.19(c)(i).

“Subordinated Indebtedness” of any Person means all Indebtedness which (i) the principal of which by its terms is not required to be repaid, in whole or in part, before six months after the Term Loan Maturity Date and (ii) is subordinated in right of payment to such Person’s indebtedness, obligations and liabilities to the Loan Parties under the Loan Documents pursuant to payment and subordination provisions reasonably satisfactory in form and substance to the Administrative Agent.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association or other business entity of which (i) if a corporation, more than 50% of the total voting power of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company, association or business entity other than a corporation, more than 50% of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have more than 50% ownership interest in a partnership, limited liability company, association or other business entity if such Person or Persons shall be allocated more than 50% of partnership, association or other business entity gains or losses or shall be or control the managing director, manager or a general partner of such partnership, association or other business entity. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Survey” means a survey of any Mortgaged Property (and all improvements thereon) which is (a) (i) prepared by a surveyor or engineer licensed to perform surveys in the jurisdiction where such Mortgaged Property is located, (ii) dated (or redated) not earlier than six months prior to the date of delivery thereof unless there shall have occurred within six months prior to such date of delivery any exterior construction on the site of such Mortgaged Property or any easement, right of way or other interest in the Mortgaged Property has been granted or become effective through operation of law or otherwise with respect to such Mortgaged Property which, in either case, can be depicted on a survey, in which events, as applicable, such survey shall be dated (or redated) after the completion of such construction or if such construction shall not have been completed as of such date of delivery, not earlier that 20 days prior to such date of delivery, or after the grant or effectiveness of any such easement, right of way or other interest in the Mortgaged Property, (iii) certified by the surveyor (in a manner reasonably acceptable to the Administrative Agent) to the Administrative Agent, the Collateral Agent and the Title Company, (iv) complying in all respects with the minimum detail requirements of the American Land Title Association as such requirements are in effect on the date of preparation of such survey and (v) sufficient for the Title Company to remove all standard survey exceptions from the title insurance policy (or commitment) relating to such Mortgaged Property and issue the endorsements as may be reasonably requested by the Collateral Agent or (b) otherwise reasonably acceptable to the Collateral Agent.

“Swap Agreement” means (i) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement and

(ii) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Creditor” means any Agent, Lender or any Affiliate of any Lender or Agent from time to time party to one or more Swap Agreements permitted hereunder (even if entered into prior to the Closing Date) with a Loan Party (even if any such Lender for any reason ceases after the execution of such agreement to be a Lender hereunder), and its successors and assigns, and “Swap Creditors” means any two or more of them, collectively.

“Swap Obligations” of any Person means all obligations (including, without limitation, any amounts which accrue after the commencement of any bankruptcy or insolvency proceeding with respect to such Person, whether or not allowed or allowable as a claim under any proceeding under any Insolvency or Liquidation Proceeding) of such Person in respect of any Swap Agreement, excluding any amounts which such Person is entitled to set-off against its obligations under applicable Law.

“Swap Termination Value” means, at any date and in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreements relating to such Swap Agreements, (i) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (ii) for any date prior to the date referenced in clause (i), the amount(s) determined as the mark-to-market value(s) for such Swap Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Agreements (which may include any Lender).

“Swing Line Borrowing” means a Borrowing comprised of Swing Line Loans and identified as such in the Notice of Borrowing with respect thereto.

“Swing Line Commitment” means the agreement of the Swing Line Lender to make Loans pursuant to Section 2.01(c). The Swing Line Commitment is a part of, and not in addition to, the Revolving Committed Amount.

“Swing Line Committed Amount” means $25,000,000 as such Swing Line Committed Amount may be reduced pursuant to Section 2.10.

“Swing Line Lender” means Bank of America, N.A., in its capacity as the Swing Line Lender under Section 2.01(c), and its permitted successor or successors in such capacity.

“Swing Line Loan” means a Base Rate Loan made by the Swing Line Lender pursuant to Section 2.01(c), and “Swing Line Loans” means any two or more of such Base Rate Loans.

“Swing Line Loan Request” has the meaning specified in Section 2.02(b).

“Swing Line Note” means a promissory note, substantially in the form of Exhibit B-4, hereto, evidencing the obligation of the Borrower to repay outstanding Swing Line Loans, as such note may be amended, modified, supplemented, extended, renewed or replaced from time to time.

“Swing Line Termination Date” means the earlier of (i) the fifth anniversary of the Closing Date (or, if such day is not a Business Day, the next preceding Business Day) or such earlier date upon which the Revolving Commitments shall have been terminated in their entirety in accordance with this Agreement and (ii) the date on which the Swing Line Commitment is terminated in its entirety in accordance with this Agreement.

“Syndication Agent” means Deutsche Bank Securities Inc., as Syndication Agent under this Agreement.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (i) a so-called synthetic, off-balance sheet or tax retention lease or (ii) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, and any and all liabilities (including any interest, fines, additions to tax or penalties) applicable thereto.

“Term A Borrowing” means a Borrowing comprised of Term A Loans and identified as such in the Notice of Borrowing with respect thereto.

“Term A Commitment” means, with respect to any Lender, the commitment of such Lender to make a Term A Loan on the Closing Date in a principal amount equal to such Lender’s Term A Commitment Percentage of the Term A Committed Amount.

“Term A Commitment Percentage” means, for each Lender, the percentage of the aggregate Term A Commitments represented by such Lender’s Term A Commitment at such time and identified as its Term A Commitment Percentage on Schedule 2.01, as such percentage may be (i) increased pursuant to Section 2.15 or reduced pursuant to Section 2.10 and (ii) modified in connection with any Assignment and Assumption made in accordance with the provisions of Section 10.06(b).

“Term A Committed Amount” means $250,000,000.

“Term A Lender” means each Lender identified on Schedule 2.01 as having a Term A Commitment and each Eligible Assignee which acquires a Term A Loan pursuant to Section 10.06(b) and their respective permitted successors.

“Term A Loan” means the term loans made by the Term A Lenders to the Borrower pursuant to Section 2.01(b)(i).

“Term A Loan Maturity Date” means the fifth anniversary of the Closing Date (or if such day is not a Business Day, the next preceding Business Day).

“Term A Note” means a promissory note, substantially in the form of Exhibit B-2 hereto, evidencing the obligation of the Borrower to repay outstanding Term A Loans, as such note may be amended, modified or supplemented from time to time.

“Term B Borrowing” means a Borrowing comprised of Term B Loans and identified as such in the Notice of Borrowing with respect thereto.

“Term B Commitment” means, with respect to any Lender, the commitment of such Lender to make a Term B Loan on the Closing Date in a principal amount equal to such Lender’s Term B Commitment Percentage of the Term B Committed Amount.

“Term B Commitment Percentage” means, for each Lender, the percentage of the aggregate Term B Commitments represented by such Lender’s Term B Commitment at such time and identified as its Term B Commitment Percentage on Schedule 2.01, as such percentage may be (i) increased pursuant to Section 2.15 or reduced pursuant to Section 2.10 and (ii) modified in connection with any Assignment and Assumption made in accordance with the provisions of Section 10.06(b).

“Term B Committed Amount” means $300,000,000.

“Term B Lender” means each Lender identified on Schedule 2.01 as having a Term B Commitment and each Eligible Assignee which acquires a Term B Loan pursuant to Section 10.06(b) and their respective permitted successors.

“Term B Loan” means the term loans made by the Term B Lenders to the Borrower pursuant to Section 2.01(b)(ii).

“Term B Loan Maturity Date” means the date that is seven years after the Closing Date (or if such day is not a Business Day, the next preceding Business Day); provided that the Term B Loans shall mature in full on May 15, 2018 if the Senior Notes have not been repaid or refinanced in full by such date.

“Term B Note” means a promissory note, substantially in the form of Exhibit B-3 hereto, evidencing the obligation of the Borrower to repay outstanding Term B Loans, as such note may be amended, modified or supplemented from time to time.

“Term Commitment” means a Term A Commitment, a Term B Commitment, an Incremental Term Loan Commitment or an Other Term Commitment, as the context may require, including any commitment for an Extended Term Loan.

“Term Lender” means, at any time, any Lender that has a Term Commitment or a Term Loan at such time.

“Term Loans” means, collectively, Term A Loans, Term B Loans, Incremental Term Loans or Other Term Loans, as the context requires, including any Extended Term Loan.

“Threshold Amount” means $25,000,000.

“Title Company” means any title insurance company as shall be retained by Borrower and reasonably acceptable to Administrative Agent.

“Total Leverage Ratio” means on any date the ratio of (i) Consolidated Indebtedness (other than undrawn Letters of Credit, Guaranty Obligations not constituting Indebtedness, the Microsoft Deferred Payment Plan and contingent Indebtedness of the type set forth in clauses (vi) (to the extent such letters of credit or other instruments are undrawn), (vii) and (x) of the definition of “Indebtedness”) as of such date to (ii) Consolidated EBITDA for the four consecutive fiscal quarters of the Borrower ended on, or most recently preceding, such date.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Transactions” means the borrowing of the Loans on the Closing Date, the Refinancing and the other events contemplated hereby and thereby to occur in connection therewith.

“Type” has the meaning specified in Section 1.07.

“UCC” means the Uniform Commercial Code of the State of New York or of any other state the laws of which are required to be applied in connection with the perfection or priority of security interests in any collateral.

“Unfunded Liabilities” means, except as otherwise provided in Section 5.11(a)(i)(B), (i) with respect to each Plan, the amount (if any) by which the present value of all nonforfeitable benefits under each Plan exceeds the current value of such Plan’s assets allocable to such benefits, all determined in accordance with the respective most recent valuations for such Plan using applicable PBGC plan termination actuarial assumptions (the terms “present value” and “current value” shall have the same meanings specified in Section 3 of ERISA) and (ii) with respect to each Foreign Pension Plan, the amount (if any) by which the present value of all nonforfeitable benefits under each Foreign Pension Plan exceeds the current value of such Foreign Pension Plan’s assets allocable to such benefits, all determined in accordance with the respective most recent valuations for such Plan using the most recent actuarial assumptions and methods being used by the Foreign Pension Plan’s actuaries for financial reporting under applicable accounting and reporting standards.

“United States” means the United States of America, including each of the States and the District of Columbia, but excluding its territories and possessions.

“Unreimbursed Amount” has the meaning specified in Section 2.05(e)(iv).

“Unrestricted Subsidiary” means any Subsidiary designated by the Borrower as an Unrestricted Subsidiary pursuant to Section 6.17 subsequent to the Closing Date.

“Unused Revolving Committed Amount” means, for any period, the amount by which (i) the then applicable Revolving Committed Amount exceeds (ii) the daily average sum for such period of (A) the aggregate principal amount of all outstanding Revolving Loans plus (B) the aggregate amount of all outstanding L/C Obligations. For the avoidance of doubt, no deduction shall be made on account of outstanding Swing Line Loans in calculating the Unused Revolving Commitment Amount.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (A) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (B) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (ii) the then outstanding principal amount of such Indebtedness.

“Welfare Plan” means a “welfare plan” as such term is defined in Section 3(1) of ERISA.

“Wholly Owned Domestic Subsidiary” means a Wholly Owned Subsidiary organized under the laws of the United States, any state thereof, or the District of Columbia.

“Wholly Owned Foreign Subsidiary” means a Wholly Owned Subsidiary that is not a Wholly Owned Domestic Subsidiary.

“Wholly Owned Subsidiary” means, with respect to any Person at any date, any Subsidiary of such Person all of the shares of capital stock or other ownership interests of which (except Nominal Shares) are at the time directly or indirectly owned by such Person.

Section 1.02 Other Interpretative Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such Law and any reference to any law or regulation shall, unless otherwise specified, refer to such Law or regulation as amended, modified or supplemented from time to time and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

Section 1.03 Accounting Terms and Determinations.

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, except as otherwise specifically prescribed herein or as disclosed to the Administrative Agent.

(b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either (x) the Borrower or (y) within 30 days after delivery of any financial statements reflecting any change in GAAP (or after the Lenders have been informed of the change in GAAP affecting such financial statements, if later), the Administrative Agent or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and any other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any of its Restricted Subsidiaries at “fair value”, as defined therein.

Section 1.04 Rounding. Any financial ratios required to be maintained by the Borrower or any of its Restricted Subsidiaries pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.05 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

Section 1.06 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any L/C Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

Section 1.07 Classes and Types of Borrowings. The term “Borrowing” denotes the aggregation of Loans of one or more Lenders made to the Borrower pursuant to Article II on the same date, all of which Loans are of the same Class and Type (subject to Article III) and, except in the case of Base Rate Loans, have the same initial Interest Period. Loans hereunder are distinguished by “Class” and “Type”. The “Class” of a Loan (or of a Commitment to make such a Loan or of a Borrowing comprised of such Loans) refers to whether such Loan is a Revolving Loan, a Term A Loan, a Term B Loan, an Incremental Revolving Loan, an Incremental Term Loan, an Other Revolving Loan, an Other Term Loan, and Extended Revolving Loan or a Extended Term Loan. The “Type” of a Loan refers to whether such Loan is a Eurodollar Loan or a Base Rate Loan. Identification of a Loan (or a Borrowing) by both Class and Type (e.g., a “Term B Eurodollar Loan”) indicates that such Loan is a Loan of both such Class and such Type (e.g., both a Term B Loan and a Eurodollar Loan) or that such Borrowing is comprised of such Loans.

Section 1.08 Currency Translation. For purposes of any determination under Article VI, Article VII (other than Section 7.13) or Article VIII or any determination under any other provision of this Agreement expressly requiring the use of a current exchange rate, all amounts incurred, outstanding or proposed to be incurred or outstanding in currencies other than dollars shall be translated into dollars at currency exchange rates in effect on the date of such determination; provided, however, that for purposes of determining compliance with Article VII with respect to the amount of any Indebtedness, Asset Disposition, Investment or Restricted Payment in a currency other than dollars, no Default or Event of Default shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Indebtedness or Investment is incurred or Disposition or Restricted Payment made; provided that, for the avoidance of doubt, the foregoing provisions of this Section 1.08 shall otherwise apply to such Sections, including with respect to determining whether any Indebtedness or Investment may be incurred or Asset Disposition or Restricted Payment made at any time under such Sections. For purposes of Section 7.13, amounts in currencies other than dollars shall be translated into dollars at the currency exchange rates used in preparing the most recently delivered financial statements pursuant to Section 6.01(a) or (b).

Section 1.09 Baskets. To the extent that the size of any basket or carve-out set forth in Article VII is determined by reference to a percentage of Consolidated EBITDA, no default or Event of Default shall be deemed to occur with respect to any transaction consummated or incurred pursuant to such basket or carve-out as a result of any decrease in the amount of Consolidated EBITDA subsequent to such consummation or incurrence which results in such basket or carve-out no longer being sufficient to permit such transaction or incurrence.

ARTICLE II.

THE CREDIT FACILITIES

Section 2.01 Commitments To Lend.

(a) Revolving Loans. Subject to the terms and conditions set forth herein, each Revolving Lender severally agrees to make Revolving Loans to the Borrower in Dollars pursuant to this Section 2.01(a) from time to time during the Revolving Availability Period in amounts such that its Revolving Outstandings shall not exceed (after giving effect to all Revolving Loans repaid, all reimbursements of L/C Disbursements made, and all Refunded Swing Line Loans paid concurrently with the making of any Revolving Loans) its Revolving Commitment; provided that, immediately after giving effect to each such Revolving Loan, (i) the aggregate Revolving Outstandings shall not exceed the Revolving Committed Amount and (ii) with respect to each Revolving Lender individually, such Lender’s outstanding Revolving Loans plus its (other than the Swing Line Lender’s in its capacity as such) Participation Interests in outstanding Swing Line Loans plus its Participation Interests in outstanding L/C Obligations shall not exceed such Lender’s Revolving Commitment Percentage of the Revolving Committed Amount. Each Revolving Borrowing comprised of Eurodollar Loans shall be in an aggregate principal amount of $1,000,000 or any larger multiple of $100,000, and each Revolving Borrowing comprised of Base Rate Loans shall be in an aggregate principal amount of $1,000,000 or any larger multiple of $100,000 (except that any such Borrowing may be in the aggregate amount of the unused Revolving Commitments and any L/C Borrowing may be in the aggregate amount of any outstanding Unreimbursed Amounts owed to one or more L/C Issuers as provided in Section 2.05(e)(iv)) and shall be made from the several Revolving Lenders ratably in proportion to their respective Revolving Commitments. Within the foregoing limits, the Borrower may borrow under this Section 2.01(a), repay, or, to the extent permitted by Section 2.09, prepay, Revolving Loans and reborrow under this Section 2.01(a).

(b) Term Loans.

(i) Subject to the terms and conditions set forth herein, each Term A Lender severally agrees to make a Term A Loan to the Borrower in Dollars on the Closing Date in a principal amount not exceeding its Term A Commitment. The Term A Borrowing shall be made from the several Term A Lenders ratably in proportion to their respective Term A Commitments. The Term A Commitments are not revolving in nature, and amounts repaid or prepaid prior to the Term A Loan Maturity Date may not be reborrowed.

(ii) Subject to the terms and conditions set forth herein, each Term B Lender severally agrees to make a Term B Loan to the Borrower in Dollars on the Closing Date in a principal amount not exceeding its Term B Commitment. The Term B Borrowing shall be made from the several Term B Lenders ratably in proportion to their respective Term B Commitments. The Term B Commitments are not revolving in nature, and amounts repaid or prepaid prior to the Term B Loan Maturity Date may not be reborrowed

(c) Swing Line Loans. (i) Subject to the terms and conditions set forth herein, the Swing Line Lender agrees in its sole discretion, in reliance upon the agreements of the other Revolving Lenders set forth in this subsection (c), to make a portion of the Revolving Commitments available to the Borrower from time to time during the Revolving Availability Period by making Swing Line Loans to the Borrower in Dollars (each such loan, a “Swing Line Loan” and, collectively, the “Swing Line Loans”); provided that (A) the aggregate principal amount of the Swing Line Loans outstanding at any one time shall not exceed the Swing Line Committed Amount, (B) each Swing Line Borrowing shall be in an aggregate principal amount of $100,000 or any larger multiple of $100,000, (C) with regard to each Lender individually (other than the Swing Line Lender in its capacity as such), such Lender’s outstanding Revolving Loans plus its Participation Interests in outstanding Swing Line Loans plus its Participation Interests in outstanding L/C Obligations shall not at any time exceed such Lender’s Revolving Commitment Percentage of the Revolving Committed Amount, (D) with regard to the Revolving Lenders collectively, the sum of the aggregate principal amount of Swing Line Loans outstanding plus the aggregate amount of Revolving Loans outstanding plus the aggregate amount of L/C Obligations outstanding shall not exceed the Revolving Committed Amount, (E) the Swing Line Committed Amount shall not exceed the aggregate of the Revolving Commitments then in effect, (F) no Swing Line Loans may be drawn on the Closing Date and (G) the Swing Line Lender shall not be under any obligation to make any Swing Line Loans if any Revolving Lender is at such time a Defaulting Lender hereunder, unless the Swing Line Lender has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the Swing Line Lender (in its sole discretion) with the Borrower or such Revolving Lender to eliminate the Swing Line Lenders’ actual or potential Fronting Exposure (after giving effect to Section 2.17(a)(iv)) with respect to the Defaulting Lender arising from either the Swing Line Loans then proposed to be made and all other Swing Line Loans as to which the Swing Line Lender has actual or potential Fronting Exposure, as it may elect in its sole discretion. Swing Line Loans shall be made and maintained as Base Rate Loans and may be repaid and reborrowed in accordance with the provisions hereof prior to the Swing Line Termination Date. Swing Line Loans may be made notwithstanding the fact that such Swing Line Loans, when aggregated with the Swing Line Lender’s other Revolving Outstandings, exceed its Revolving Commitment. The proceeds of a Swing Line Borrowing may not be used, in whole or in part, to refund any prior Swing Line Borrowing.

(ii) The principal amount of all Swing Line Loans shall be due and payable on the earliest of (A) the fifth day after the incurrence of such Swing Line Loan, unless another maturity date shall be agreed to by the Swing Line Lender and the Borrower with respect to such Swing Line Loan, (B) the Swing Line Termination Date, (C) the occurrence of any proceeding with respect to the Borrower under any Insolvency or Liquidation Proceeding or (D) the acceleration of any Loan or the termination of the Revolving Commitments pursuant to Section 8.02.

(iii) With respect to any Swing Line Loans that have not been voluntarily prepaid by the Borrower or paid by the Borrower when due under clause (ii) above, the Swing Line Lender (by request to the Administrative Agent) or the Administrative Agent at any time may, on one Business Day’s notice, require each Revolving Lender, including the Swing Line Lender, and each such Lender hereby agrees, subject to the provisions of this Section 2.01(c), to make a Revolving Loan (which shall be initially funded as a Base Rate Loan) in an amount in Dollars equal to such Lender’s Revolving Commitment Percentage of the amount of the Swing Line Loans (the “Refunded Swing Line Loans”) outstanding on the date notice is given.

(iv) In the case of Revolving Loans made by Lenders other than the Swing Line Lender under clause (iii) above, each such Revolving Lender shall make the amount of its Revolving Loan available to the Administrative Agent, in same day funds, at the Administrative Agent’s Office, not later than 1:00 P.M. on the Business Day next succeeding the date such notice is given. The proceeds of such Revolving Loans shall be immediately delivered to the Swing Line Lender (and not to the Borrower) and applied to repay the Refunded Swing Line Loans. On the day such Revolving Loans are made, the Swing Line Lender’s Revolving Commitment Percentage of the Refunded Swing Line Loans shall be deemed to be paid with the proceeds of a Revolving Loan made by the Swing Line Lender and such portion of the Swing Line Loans deemed to be so paid shall no longer be outstanding as Swing Line Loans and shall instead be outstanding as Revolving Loans. The Borrower authorizes the Administrative Agent and the Swing Line Lender to charge the Borrower’s account with the Administrative Agent (up to the amount available in such account) in order to pay immediately to the Swing Line Lender the amount of such Refunded Swing Line Loans to the extent amounts received from the Revolving Lenders, including amounts deemed to be received from the Swing Line Lender, are not sufficient to repay in full such Refunded Swing Line Loans. If any portion of any such amount paid (or deemed to be paid) to the Swing Line Lender should be recovered by or on behalf of the Borrower from the Swing Line Lender in bankruptcy, by assignment for the benefit of creditors or otherwise, the loss of the amount so recovered shall be ratably shared among all Revolving Lenders in the manner contemplated by Section 2.13.

(v) A copy of each notice given by the Swing Line Lender pursuant to this Section 2.01(c) shall be promptly delivered by the Swing Line Lender to the Administrative Agent and the Borrower. Upon the making of a Revolving Loan by a Revolving Lender pursuant to this Section 2.01(c), the amount so funded shall no longer be owed in respect of its Participation Interest in the related Refunded Swing Line Loans.

(vi) If as a result of any proceeding under any Insolvency or Liquidation Proceeding, Revolving Loans are not made pursuant to this Section 2.01(c) sufficient to repay any amounts owed to the Swing Line Lender as a result of a nonpayment of outstanding Swing Line Loans, each Revolving Lender agrees to purchase, and shall be deemed to have purchased, a participation in such outstanding Swing Line Loans in an amount equal to its Revolving Commitment Percentage of the unpaid amount together with accrued interest thereon. Upon one Business Day’s notice from the Swing Line Lender, each Revolving Lender shall deliver to the Swing Line Lender an amount equal to its respective Participation Interest in such Swing Line Loans in same day funds at the office of the Swing Line Lender specified or referred to in Section 10.02. In order to evidence such Participation Interest each Revolving Lender agrees to enter into a participation agreement at the request of the Swing Line Lender in form and substance reasonably satisfactory to all parties. In the event any Revolving Lender fails to make available to the Swing Line Lender the amount of such Revolving Lender’s Participation Interest as provided in this Section 2.01(c)(vi), the Swing Line Lender shall be entitled to recover such amount on demand from such Revolving Lender together with interest at the customary rate set by the Swing Line Lender for correction of errors among banks in New York City for one Business Day and thereafter at the Base Rate plus the then Applicable Margin for Base Rate Loans.

(vii) Each Revolving Lender’s obligation to make Revolving Loans pursuant to clause (iv) above and to purchase Participation Interests in outstanding Swing Line Loans pursuant to clause (vi) above shall be absolute and unconditional and shall not be affected by any circumstance, including (without limitation) (i) any set-off, counterclaim, recoupment, defense or other right which such Revolving Lender or any other Person may have against the Swing Line Lender, the Borrower or any other Loan Party, (ii) the occurrence or continuance of a Default or an Event of Default or the termination or reduction in the amount of the Revolving Commitments after any such Swing Line Loans were made, (iii) any adverse change in the condition (financial or otherwise) of the Borrower or any other Person, (iv) any breach of this Agreement or any other Finance Document by the Borrower or any other Lender, (v) whether any condition specified in Article IV is then satisfied or (vi) any other circumstance, happening or event whatsoever, whether or not similar to any of the forgoing. If such Lender does not pay such amount forthwith upon the Swing Line Lender’s demand therefor, and until such time as such Lender makes the required payment, the Swing Line Lender shall be deemed to continue to have outstanding Swing Line Loans in the amount of such unpaid Participation Interest for all purposes of the Finance Documents other than those provisions requiring the other Lenders to purchase a participation therein. Further, such Lender shall be deemed to have assigned any and all payments made of principal and interest on its Loans, and any other amounts due to it hereunder, to the Swing Line Lender to fund Swing Line Loans in the amount of the Participation Interest in Swing Line Loans that such Lender failed to purchase pursuant to this Section 2.01(c)(vii) until such amount has been purchased (as a result of such assignment or otherwise).

(viii) If the maturity date shall have occurred in respect of the Revolving Commitments at a time when a Class or Classes of Extended Revolving Commitments is or are in effect with a longer maturity date, then on the earliest occurring maturity date all then outstanding Swing Line Loans shall be repaid in full on such date (and there shall be no adjustment to the participations in such Swing Line Loans as a result of the occurrence of such maturity date); provided, however, that if on the occurrence of such earliest maturity date (after giving effect to any repayments of Revolving Loans and any reallocation of Letter of Credit participations as contemplated in Section 2.05(q)), there shall exist sufficient unutilized Extended Revolving Commitments so that the respective outstanding Swing Line Loans could be incurred pursuant the Extended Revolving Commitments that will remain in effect after the occurrence of such maturity date, then there shall be an automatic adjustment on such date of the participations in such Swing Line Loans and same shall be deemed to have been incurred solely pursuant to the relevant Extended Revolving Commitments, and such Swing Line Loans shall not be so required to be repaid in full on such earliest maturity date.

Section 2.02 Notice of Borrowings.

(a) Borrowings Other Than Swing Line Loans. Except in the case of Swing Line Loans and L/C Borrowings, the Borrower shall give the Administrative Agent a Notice of Borrowing not later than 12:00 P.M. on (i) the date of the proposed Base Rate Borrowing and (ii) the third Business Day before each Eurodollar Loan Borrowing (unless the Borrower wishes to request an Interest Period for such Borrowing other than one, two, three or six months in duration as provided in the definition of “Interest Period”, in which case on the fourth Business Day before each such Eurodollar Loan Borrowing), specifying:

(i) the date of such Borrowing, which shall be a Business Day;

(ii) the aggregate amount of such Borrowing;

(iii) the Class and initial Type of the Loans comprising such Borrowing;

(iv) in the case of a Eurodollar Loan Borrowing, the duration of the initial Interest Period applicable thereto, subject to the provisions of the definition of “Interest Period” and to Section 2.06(a); and

(v) the location (which must be in the United States) and number of the Borrower’s account, to which funds are to be disbursed, which shall comply with the requirements of Section 2.03.

If the duration of the initial Interest Period is not specified with respect to any requested Eurodollar Loan Borrowing, then the Borrower shall be deemed to have selected an initial Interest Period of one month, subject to the provisions of the definition of “Interest Period” and to Section 2.06(a).

(b) Swing Line Borrowings. The Borrower shall request a Swing Line Loan by written notice (or telephone notice promptly confirmed in writing) substantially in the form of Exhibit A-4 hereto (a “Swing Line Loan Request”) to the Swing Line Lender and the Administrative Agent not later than 12:00 P.M. on the Business Day of the requested Swing Line Loan. Each such notice shall be irrevocable and shall specify (i) that a Swing Line Loan is requested, (ii) the date of the requested Swing Line Loan (which shall be a Business Day) and (iii) the principal amount of the Swing Line Loan requested. Each Swing Line Loan shall be made as a Base Rate Loan and, subject to Section 2.01(c)(ii), shall have such maturity date as agreed to by the Swing Line Lender and the Borrower upon receipt by the Swing Line Lender of the Swing Line Loan Request from the Borrower.

(c) L/C Borrowings. Each L/C Borrowing shall be made as specified in Section 2.05(e)(iv) without the necessity of a Notice of Borrowing.

Section 2.03 Notice to Lenders; Funding of Loans.

(a) Notice to Lenders. If the Borrower has requested an Interest Period of other than one, two, three or six months in duration, the Administrative Agent shall give prompt notice of such request to the applicable Lenders and determine whether the requested Interest Period is acceptable to all of them. Not later than 11:00 A.M. on the third Business Day before the requested date of such a Eurodollar Loan Borrowing, the Administrative Agent shall notify the Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Lenders. Upon receipt of a Notice of Borrowing, the Administrative Agent shall promptly notify each Lender of such Lender’s ratable share (if any) of the Borrowing referred to therein, and such Notice of Borrowing shall not thereafter be revocable by the Borrower.

(b) Funding of Loans. (i) (x) Not later than 1:00 P.M. on the date of each Borrowing (other than a Base Rate Borrowing, a Swing Line Borrowing and an L/C Borrowing) or (y) not later than 3:00 P.M. on the date of each Base Rate Borrowing, each Lender participating therein shall make available its share of such Borrowing, in Federal or other immediately available funds, to the Administrative Agent at the Administrative Agent’s Office. Unless the Administrative Agent determines that any applicable condition specified in Article IV has not been satisfied, the Administrative Agent shall make the funds so received available to the Borrower in like funds as received by the Administrative Agent either by (A) crediting the account of the Borrower on the books of the Administrative Agent with the amount of such funds or (B) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower in the applicable Notice of Borrowing, or, if a Borrowing shall not occur on such date because any condition precedent herein shall not have been met, promptly return the amounts received from the Lenders in like funds, without interest.

(ii) Not later than 3:00 P.M. on the date of each Swing Line Borrowing, the Swing Line Lender shall, unless the Administrative Agent shall have notified the Swing Line Lender that any applicable condition specified in Article IV has not been satisfied, make available the amount of such Swing Line Borrowing, in Federal or other immediately available funds, to the Borrower at the Swing Line Lender’s address referred to in Section 10.02.

(iii) Not later than 1:00 P.M. on the date of each L/C Borrowing, each Revolving Lender shall make available its share of such Borrowing, in Federal or other immediately available funds, to the Administrative Agent at the Administrative Agent’s Office. Unless the Administrative Agent determines that any applicable condition specified in Article IV has not been satisfied (other than the delivery of a Notice of Borrowing), the Administrative Agent shall remit the funds so received to the L/C Issuer which has issued Letters of Credit having outstanding Unreimbursed Amounts as contemplated by Section 2.05(e)(v).

(c) Funding by the Administrative Agent in Anticipation of Amounts Due from the Lenders. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available to the Administrative Agent on the date of such Borrowing in accordance with subsection (b) of this Section 2.03, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower but excluding the date of payment to the Administrative Agent at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by the Borrower, the interest rate applicable thereto pursuant to Section 2.06. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent. A notice of the Administrative Agent to a Lender, the Borrower with respect to any amount owing under this subsection (c) shall be conclusive, absent manifest error.

(d) Failed Loans. If any Lender shall fail to make any Loan (a “Failed Loan”) which such Lender is otherwise obligated hereunder to make to the Borrower on the date of Borrowing thereof, and the Administrative Agent shall not have received notice from the Borrower or such Lender that any condition precedent to the making of the Failed Loan has not been satisfied, then, until such Lender shall have made or be deemed to have made (pursuant to the last sentence of this subsection (d) the Failed Loan in full or the Administrative Agent shall have received notice from the Borrower or such Lender that any condition precedent to the making of the Failed Loan was not satisfied at the time the Failed Loan was to have been made, whenever the Administrative Agent shall receive any amount from the Borrower for the account of such Lender, (i) the amount so received (up to the amount of such Failed Loan) will, upon receipt by the Administrative Agent, be deemed to have been paid to the Lender in satisfaction of the obligation for which paid, without actual disbursement of such amount to the Lender, (ii) the Lender will be deemed to have made the same amount available to the Administrative Agent for disbursement as a Loan to the Borrower (up to the amount of such Failed Loan) and (iii) the Administrative Agent will disburse such amount (up to the amount of the Failed Loan) to the Borrower or, if the Administrative Agent has previously made such amount available to the Borrower on behalf of such Lender pursuant to the provisions hereof, reimburse itself (up to the amount of the amount made available to the Borrower); provided, however, that the Administrative Agent shall have no obligation to disburse any such amount to the Borrower, or otherwise apply it or deem it applied as provided herein unless the Administrative Agent shall have determined in its sole discretion that to so disburse such amount will not violate any Law, rule, regulation or requirement applicable to the Administrative Agent. Upon any such disbursement by the Administrative Agent, such Lender shall be deemed to have made a Base Rate Loan of the same Class as the Failed Loan to the Borrower in satisfaction, as applicable, to the extent thereof, of such Lender’s obligation to make the Failed Loan.

Section 2.04 Evidence of Loans.

(a) Lender and Administrative Agent Accounts; Notes. The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Senior Credit Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a single Revolving Note, Term A Note or Term B Note, as applicable, in each case, substantially in the form of Exhibit B-1, B-2 or B-3, as applicable, payable to the order of such Lender for the account of its Lending Office in an amount equal to the aggregate unpaid principal amount of such Lender’s Revolving Loans, Term A Loans or Term B Loans, as applicable, which shall evidence such Lender’s Loans in addition to such accounts or records. If requested by the Swing Line Lender, the Swing Line Loans shall be evidenced by a single Swing Line Note, substantially in the form of Exhibit B-4, payable to the order of the Swing Line Lender in an amount equal to the aggregate unpaid principal amount of the Swing Line Loans. Each Lender having one or more Notes shall record the date, amount, Class and Type of each Loan made by it and the date and amount of each payment of principal made by the Borrower with respect thereto, and may, if such Lender so elects in connection with any transfer or enforcement of any Note, endorse on the reverse side or on the schedule, if any, forming a part thereof appropriate notations to evidence the foregoing information with respect to each outstanding Loan evidenced thereby; provided that the failure of any Lender to make any such recordation or endorsement or any error in any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under any such Note. Each Lender is hereby irrevocably authorized by the Borrower so to endorse each of its Notes and to attach to and make a part of each of its Notes a continuation of any such schedule as and when required.

(b) Certain Participation Interests. In addition to the accounts and records referred to in subsection (a) above, each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing purchases and sales by such Lender of Participation Interests in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

Section 2.05 Letters of Credit.

(a) Letters of Credit. Subject to the terms and conditions set forth herein, (i) each L/C Issuer agrees, in reliance upon the agreements of the other Revolving Lenders set forth in this Section 2.05, (A) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue standby or commercial Letters of Credit for the account, and upon the request, of the Borrower (or jointly for the account of the Borrower and any Subsidiary) and in support of obligations of the Borrower or one or more of its Subsidiaries (including (x) obligations in respect of and in lieu of deposits or security guarantees in the ordinary course of business, (y) to provide support for performance, payment or appeal bonds, indemnity obligations or other surety, including, without limitation, workers compensation insurance and (z) for such other general corporate purposes as the L/C Issuer may agree in its reasonable discretion), and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (d) below, and (B) to honor drawings under its Letters of Credit, and (ii) each Revolving Lender severally agrees to participate in Letters of Credit issued for the account of the Borrower or its Subsidiaries and any drawing thereunder in accordance with the provisions of subsection (f) below; provided that, immediately after each Letter of Credit is issued, (i) the aggregate amount of the

L/C Obligations shall not exceed the L/C Sublimit, (ii) the Revolving Outstandings shall not exceed the Revolving Committed Amount and (iii) with respect to each individual Revolving Lender, the aggregate outstanding principal amount of such Revolving Lender’s Revolving Loans plus its Participation Interests in outstanding L/C Obligations plus its (other than the Swing Line Lender’s) Participation Interests in outstanding Swing Line Loans shall not exceed such Revolving Lender’s Revolving Commitment Percentage of the Revolving Committed Amount. Each request by the Borrower or a Subsidiary for the issuance or increase in the stated amount of a Letter of Credit shall be deemed to be a representation by the Borrower and such Subsidiary that the issuance or increase in the stated amount of such Letter of Credit complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the period specified in clause (i)(A) above, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(b) Certain Limitations on Issuances of Letters of Credit. (i) No L/C Issuer shall issue any Letter of Credit, if (A) subject to subsection (d) below with respect to Auto-Extension Letters of Credit, the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Revolving Lenders and the applicable L/C Issuer have approved such expiry date, or (B) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date, or (C) such Letter of Credit is to be used for any purpose other than for its general corporate purposes unless the Required Revolving Lenders have consented thereto.

(ii) No L/C Issuer shall be under any obligation to issue any Letter of Credit if: (A) any order, judgment or decree of any Governmental Authority shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to such L/C Issuer or any request or directive (whether or not having a force of Law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such L/C Issuer in good faith deems material to it; (B) the issuance of such Letter of Credit shall violate any Laws or one or more policies of such L/C Issuer; (C) except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is in an initial stated amount less than $100,000, in the case of a commercial Letter of Credit, or $250,000, in the case of a standby Letter of Credit; (D) such Letter of Credit is to be denominated in a currency other than Dollars; or (E) a default of any Revolving Lender’s obligations to fund under subsection (f)(iv) or (vi) below exists or any Revolving Lender is at such time a Defaulting Lender hereunder, unless the L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the L/C Issuer (in its sole discretion) with the Borrower or such Revolving Lender to eliminate the L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.17(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which the L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion.

(iii) No L/C Issuer shall amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(iv) No L/C Issuer shall be under any obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(v) Each L/C Issuer shall act on behalf of the Revolving Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the L/C Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included such L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to such L/C Issuer.

(c) Procedures for Issuance and Increases in the Amounts of Letters of Credit. (i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the applicable L/C Issuer (with a copy to the Administrative Agent) substantially in the form of Exhibit A-3 hereto (a “Letter of Credit Request”), appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Request must be received by the L/C Issuer and the Administrative Agent not later than 2:00 P.M. at least three Business Days (or such later date and time as the Administrative Agent and the L/C issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of increase, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Request shall specify in form and detail reasonably satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof, (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the L/C Issuer may require. In the case of a request for an increase in the stated amount of any outstanding Letter of Credit, such Letter of Credit Request shall specify in form and detail satisfactory to the L/C Issuer: (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the amount of the proposed increase; and (D) such other matters as the L/C Issuer may require. If requested by the applicable L/C Issuer, the Borrower shall also submit a Letter of Credit Application on such L/C Issuer’s standard form in connection with any request for the issuance or increase in the stated amount of a Letter of Credit. Additionally, the Borrower shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any L/C Documents, as the L/C Issuer or the Administrative Agent may require.

(ii) Promptly after receipt of any Letter of Credit Request, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Request from the Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the L/C Issuer has received written notice from any Revolving Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions thereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower (or jointly for the account of the Borrower and the applicable Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices.

(iii) If the Borrower so requests in any applicable Letter of Credit Request, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Revolving Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to a date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of subsection (c)(i) or (ii) above or otherwise) or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Extension Notice Date (x) from the Administrative Agent that the Required Revolving Lenders have elected not to permit such extension or (y) from the Administrative Agent, any Revolving Lender or any Loan Party that one or more of the applicable conditions specified in Section 4.02 are not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.

(iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(d) Purchase and Sale of Letter of Credit Participation. Immediately upon the issuance by an L/C Issuer of a Letter of Credit, such L/C Issuer shall be deemed, without further action by any party hereto, to have sold to each Revolving Lender, and each Revolving Lender shall be deemed, without further action by any party hereto, to have purchased from such L/C Issuer, without recourse or warranty, an undivided Participation Interest in such Letter of Credit and the related L/C Obligations in the proportion its Revolving Commitment Percentage bears to the Revolving Committed Amount (although any fronting fee payable under Section 2.11 shall be payable directly to the Administrative Agent for the account of the applicable L/C Issuer, and the Lenders (other than such L/C Issuer) shall have no right to receive any portion of any such fronting fee) and any security therefor or guaranty pertaining thereto. Upon any change in the Revolving Commitments pursuant to Section 10.06, there shall be an automatic adjustment to the Participation Interests in all outstanding Letters of Credit and all L/C Obligations to reflect the adjusted Revolving Commitments of the assigning and assignee Lenders or of all Lenders having Revolving Commitments, as the case may be.

(e) Drawings and Reimbursements; Funding of Participations. (i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable L/C Issuer shall notify the Borrower and the Administrative Agent thereof and shall determine in accordance with the terms of such Letter of Credit whether such drawing should be honored. If the L/C Issuer determines that any such drawing shall be honored, such L/C Issuer shall make available to such beneficiary in accordance with the terms of such Letter of Credit the amount of the drawing and shall notify the Borrower and the Administrative Agent as to the amount to be paid as a result of such drawing and the payment date (which date shall be one Business Day after the date of the drawing) (each such date, an “Honor Date”).

(ii) The Borrower shall be irrevocably and unconditionally obligated forthwith to reimburse each L/C Issuer or each L/C Issuer through the Administrative Agent for any amounts paid by such L/C Issuer upon any drawing under any Letter of Credit, together with any and all reasonable charges and expenses which the L/C Issuer may pay or incur relative to such drawing. Such reimbursement payment shall be due and payable at or before 11:00 A.M. on the Honor Date; provided that no payment otherwise required by this sentence to be made by the Borrower shall be overdue hereunder if arrangements for such payment satisfactory to the applicable L/C Issuer, in its reasonable discretion, shall have been made by the Borrower at or before 1:00 P.M. on such day and such payment is actually made at or before 3:00 P.M. on such day. In addition, the Borrower agrees to pay to the L/C Issuer interest, payable on demand, on any and all amounts not paid by the Borrower to the L/C Issuer when due under this subsection (f)(ii), for each day from and including the date when such amount becomes due to but excluding the date such amount is paid in full, whether before or after judgment, at a rate per annum equal to the Default Rate. Each reimbursement and other payment to be made by the Borrower pursuant to this clause (ii) shall be made to the L/C Issuer in Federal or other funds immediately available to it at its address referred to in Section 10.02.

(iii) Subject to the satisfaction of all applicable conditions set forth in Article IV, the Borrower may, at its option, utilize the Swing Line Commitment or the Revolving Commitments, or make other arrangements for payment satisfactory to the L/C Issuer, for the reimbursement of all L/C Disbursements as required by clause (ii) above.

(iv) With respect to any L/C Disbursements that have not been reimbursed by the Borrower when due under clauses (ii) and (iii) above (an “Unreimbursed Amount”), the Administrative Agent shall promptly notify each Revolving Lender of the Honor Date, the amount of the Unreimbursed Amount and such Revolving Lender’s pro rata share of such unreimbursed L/C Disbursement (which shall be equal to its Revolving Commitment Percentage of such L/C Disbursement). In such event, the Borrower shall be deemed to have requested a Borrowing (an “L/C Borrowing”) of Revolving Loans that are Base Rate Loans to be disbursed on the Honor Date in an aggregate amount in Dollars equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.01(a), but subject to the amount of the unutilized portion of the Revolving Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Notice of Borrowing), and each such Revolving Lender hereby agrees to make a Revolving Loan (which shall be initially funded as a Base Rate Loan) in an amount equal to such Lender’s Revolving Commitment Percentage of the Unreimbursed Amount outstanding on the date notice is given. Any such notice given by the Administrative Agent given pursuant to this clause (iv) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(v) Each Revolving Lender (including any Revolving Lender acting as L/C Issuer in respect of any Unreimbursed Amount) shall, upon any notice from the Administrative Agent pursuant to clause (iv) above, make the amount of its Revolving Loan available to the Administrative Agent in Dollars in Federal or other immediately available funds, at the Administrative Agent’s Office, not later than 1:00 P.M. on the Business Day specified in such notice, whereupon, subject to clause (vi) below, each Revolving Lender that so makes funds available shall be deemed to have made a Revolving Loan that is a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received (and the Administrative Agent may apply Cash Collateral provided for this purpose) to the applicable L/C Issuer.

(vi) With respect to any Unreimbursed Amount that is not fully refinanced by an L/C Borrowing pursuant to clauses (iv) and (v) above because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Administrative Agent shall promptly notify each Revolving Lender (other than the relevant L/C Issuer), and each such Revolving Lender shall promptly and unconditionally pay to the Administrative Agent, for the account of such L/C Issuer, such Revolving Lender’s pro rata share of such Unreimbursed Amount (determined by the proportion its Revolving Commitment Percentage bears to the aggregate Revolving Committed Amount) in Dollars in Federal or other immediately available funds. Such payment from the Revolving Lenders shall be due (i) at or before 1:00 P.M. on the date the Administrative Agent so notifies a Revolving Lender, if such notice is given at or before 10:00 A.M. on such date or (ii) at or before 10:00 A.M. on the next succeeding Business Day, together with interest on such amount for each day from and including the date of such drawing to but excluding the day such payment is due from such Revolving Lender at the Federal Funds Rate for such day (which funds the Administrative Agent shall promptly remit to the applicable L/C Issuer). Each payment by a Revolving Lender to the Administrative Agent for the account of an L/C Issuer in respect of an Unreimbursed Amount shall constitute a payment in respect of its Participation Interest in related Letter of Credit purchased pursuant to subsection (e) above. The failure of any Revolving Lender to make available to the Administrative Agent for the account of an L/C Issuer its pro rata share of any Unreimbursed Amount shall not relieve any other Revolving Lender of its obligation hereunder to make available to the Administrative Agent for the account of such L/C Issuer its pro rata share of any payment made under any Letter of Credit on the date required, as specified above, but no such Lender shall be responsible for the failure of any other Lender to make available to the Administrative Agent for the account of the L/C Issuer such other Lender’s pro rata share of any such payment. Upon payment in full of all amounts payable by a Lender under this clause (vi), such Lender shall be subrogated to the rights of the L/C Issuer against the Borrower to the extent of such Lender’s pro rata share of the related L/C Obligation so paid (including interest accrued thereon).

(vii) Each Revolving Lender’s obligation to make Revolving Loans pursuant to clause (iv) above and to make payments in respect of its Participation Interests in Unreimbursed Amounts pursuant to clause (vi) above shall be absolute and unconditional and shall not be affected by any circumstance, including: (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default; or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Lender’s obligation to make Revolving Loans as a part of an L/C Borrowing pursuant to clause (iv) above is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Notice of Borrowing). No such making by a Revolving Lender of a Revolving Loan or a payment by a Revolving Lender of an amount in respect of its Participation Interest in Unreimbursed Amounts shall relieve or otherwise impair the obligation of the Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(viii) If any Revolving Lender fails to make available to the Administrative Agent for the account of an L/C Issuer any amount required to be paid by such Revolving Lender pursuant to the foregoing provisions of this subsection (e) by the time specified therefor, then, without limiting the other provisions of this Agreement, the applicable L/C Issuer shall be entitled to recover from such Revolving Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the applicable L/C Issuer at a rate per annum equal to the Federal Funds Rate for such day. Any payment made by any Lender after 3:00 P.M. on any Business Day shall be deemed for purposes of the preceding sentence to have been made on the next succeeding Business Day. A certificate of the applicable L/C Issuer submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this clause (viii) shall be conclusive absent manifest error.

(f) Repayment of Funded Participations in Respect of Drawn Letters of Credit. (i) Whenever the Administrative Agent receives a payment of an L/C Obligation as to which the Administrative Agent has received for the account of an L/C Issuer any payments from the Revolving Lenders pursuant to subsection (e) above (whether directly from the Borrower or otherwise, including proceeds of cash collateral applied thereto by the Administrative Agent), the Administrative Agent shall promptly pay to each Revolving Lender which has paid its pro rata share thereof an amount equal to such Lender’s pro rata share of the amount thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which the payments from the Revolving Lenders were received) in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of an L/C Issuer pursuant to clause (i) above is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by such L/C Issuer in its discretion), each Revolving Lender shall pay to the Administrative Agent for the account of such L/C Issuer its pro rata share thereof (determined by the proportion its Revolving Commitment Percentage bears to the aggregate Revolving Committed Amount) on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Revolving Lender, at a rate per annum equal to the Federal Funds Rate for such day.

(g) Obligations Absolute. The obligations of the Borrower under Sections 2.05(e)(i) and 2.05(e)(ii) above shall be absolute (subject to the right to bring subsequent claims subject to the limitations set forth in Section 2.05(m)(v)) and unconditional and shall be performed strictly in accordance with the terms of this Agreement, ISP and UCP, as applicable, under all circumstances whatsoever, including, without limitation, the following circumstances:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement or any other Loan Document;

(ii) any amendment or waiver of or any consent to departure from all or any of the provisions of this Agreement, any Letter of Credit or any other Loan Document;

(iii) the use which may be made of the Letter of Credit by, or any acts or omission of, a beneficiary of a Letter of Credit (or any Person for whom the beneficiary may be acting);

(iv) the existence of any claim, counterclaim, setoff, defense or other rights that the Borrower or any Subsidiary may have at any time against a beneficiary or any transferee of a Letter of Credit (or any Person for whom the beneficiary or transferee may be acting), any L/C Issuer or any other Person, whether in connection with this Agreement or any Letter of Credit or any document related hereto or thereto or any unrelated transaction;

(v) any draft, demand, certificate, statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever, or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(vi) any payment by the L/C Issuer under a Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit;

(vii) any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Insolvency or Liquidation Proceeding; or

(viii) any other act or omission to act or delay of any kind by any L/C Issuer or any other Person or any other event or circumstance whatsoever that might, but for the provisions of this clause (viii), constitute a legal or equitable discharge of the Borrower’s obligations hereunder.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will promptly notify the L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(h) Role of L/C Issuers; Reliance. Each Revolving Lender and the Borrower agree that, in determining whether to pay under any Letter of Credit, the relevant L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, the Agents or their Related Parties or any of the respective correspondents, participants or assignees of the L/C Issuer shall be liable to any Lender for: (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct as determined by a court of competent jurisdiction; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Request. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, the Agents or any of their Related Parties, or any of the respective correspondents, participants or assignees of the L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (viii) of subsection (f) of this Section 2.05; provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which are determined by a court of competent jurisdiction to have been caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(i) Cash Collateral. If the Borrower is required pursuant to the terms of this Agreement or any other Loan Document to Cash Collateralize any L/C Obligations, the Borrower shall deposit in an account (which may be the L/C Cash Collateral Account under the Security Agreement) with the Collateral Agent an amount in cash equal to the L/C Obligations as of such date plus any accrued and unpaid interest and fees thereon. Such deposit shall be held by the Collateral Agent as collateral for the payment and performance of the L/C Obligations. The Collateral Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. The Collateral Agent will, at the request of the Borrower, invest amounts deposited in such account in Cash Equivalents; provided, however, that (i) the Collateral Agent shall not be required to make any investment that, in its sole judgment, would require or cause the Collateral Agent to be in, or would result in any, violation of any Law, (ii) such Cash Equivalents shall be subjected to a first priority perfected security interest in favor of the Collateral Agent and (iii) if an Event of Default shall have occurred and be continuing, the selection of such Cash Equivalents shall be in the sole discretion of the Collateral Agent. The Borrower shall indemnify the Collateral Agent for any losses relating to such investments in Cash Equivalents. Other than any interest or profits earned on such investments, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account for the benefit of the Borrower, subject to the provisions contained in this Section 2.05(i). Moneys in such account shall be applied by the Collateral Agent to reimburse the L/C Issuer immediately for drawings under the applicable Letters of Credit and, if the maturity of the Loans has been accelerated, to satisfy the L/C Obligations. If the Borrower is required to provide an amount of cash collateral hereunder as a result of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived. If the Borrower is required to provide an amount of cash collateral hereunder pursuant to this Section 2.05 or Section 2.09(c)(i), such amount (to the extent not applied as aforesaid) shall be returned to the Borrower upon demand; provided that, after giving effect to such return, (i) the aggregate Revolving Outstandings would not exceed the Revolving Committed Amount and (ii) no Event of Default shall have occurred and be continuing. If the Borrower is required to deposit an amount of cash collateral hereunder pursuant to Section 2.09(c)(i), (ii), (iii), (iv) or (v) interest or profits thereon (to the extent not applied as aforesaid) shall be returned to the Borrower after the full amount of such deposit has been applied by the Collateral Agent to reimburse the L/C Issuer for drawings under Letters of Credit. The Borrower hereby pledges and assigns to the Collateral Agent, for its benefit and the benefit of the Finance Parties, the cash collateral account established hereunder (and all monies and investments held therein) to secure the Senior Credit Obligations.

(j) Applicability of ISP and UCP. Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued (i) the rules of the ISP shall apply to each standby Letter of Credit and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each commercial Letter of Credit.

(k) Conflict with L/C Documents. In the event of any conflict between this Agreement and any L/C Document, this Agreement shall govern.

(l) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse the applicable L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives benefits from the businesses of such Subsidiaries.

(m) Indemnification of L/C Issuer. (i) In addition to its other obligations under this Agreement, the Borrower hereby agrees to protect, indemnify, pay and save each L/C Issuer harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable out-of-pocket fees, charges and disbursements of counsel) that such L/C Issuer may incur or be subject to as a consequence, direct or indirect, of (A) the issuance of any Letter of Credit or (B) the failure of such L/C Issuer to honor a drawing under a Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority (all such acts or omissions herein called “Government Acts”).

(ii) As between the Borrower and each L/C Issuer, the Borrower shall assume all risks of the acts or omissions of or the misuse of any Letter of Credit by the beneficiary thereof. The L/C Issuer shall not be responsible for: (A) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (B) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason; (C) failure of the beneficiary of a Letter of Credit to comply fully with conditions required in order to draw upon a Letter of Credit; (D) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (E) errors in interpretation of technical terms; (F) any loss or delay in the transmission or otherwise of any documents required in order to make a drawing under a Letter of Credit or of the proceeds thereof; and (G) any consequences arising from causes beyond the control of the L/C Issuer, including, without limitation, any Government Acts. None of the above shall affect, impair, or prevent the vesting of the L/C Issuer’s rights or powers hereunder.

(iii) In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by an L/C Issuer, under or in connection with any Letter of Credit or the related certificates, if taken or omitted in good faith, shall not put the L/C Issuer under any resulting liability to the Borrower or any other Loan Party. It is the intention of the parties that this Agreement shall be construed and applied to protect and indemnify the L/C Issuer against any and all risks involved in the issuance of any Letter of Credit, all of which risks are hereby assumed by the Loan Parties, including, without limitation, any and all risks, whether rightful or wrongful, of any present or future Government Acts. The L/C Issuer shall not, in any way, be liable for any failure by the L/C Issuer or anyone else to pay any drawing under any Letter of Credit as a result of any Government Acts or any other cause beyond the control of the L/C Issuer.

(iv) Nothing in this subsection (m) is intended to limit the Reimbursement Obligation of the Borrower contained in this Section 2.05. The obligations of the Borrower under this subsection (m) shall survive the termination of this Agreement. No act or omission of any current or prior beneficiary of a Letter of Credit shall in any way affect or impair the rights of any L/C Issuer to enforce any right, power or benefit under this Agreement.

(v) Notwithstanding anything to the contrary contained in this subsection (m), the Borrower shall have no obligation to indemnify any L/C Issuer in respect of any liability incurred by such L/C Issuer arising solely out of the gross negligence or willful misconduct of such L/C Issuer, as determined by a court of competent jurisdiction. Nothing in this Agreement shall relieve any L/C Issuer of any liability to the Borrower in respect of any action taken by such L/C Issuer which action constitutes gross negligence, bad faith or willful misconduct of such L/C Issuer or a violation of, or failure to comply with, the ISP, the UCP or UCC, as applicable, as determined by a court of competent jurisdiction.

(n) Resignation of an L/C Issuer. An L/C Issuer may resign at any time by giving 30 days’ notice to the Administrative Agent, the Revolving Lenders and the Borrower; provided, however, that any such resignation shall not affect the rights or obligations of the L/C Issuer with respect to Letters of Credit issued by it prior to such resignation. Upon any such resignation, the Borrower shall (within 60 days after such notice of resignation) either appoint a successor or terminate the unutilized L/C Commitment of such L/C Issuer; provided, however, that, if the Borrower elects to terminate such unutilized L/C Commitment, the Borrower may at any time thereafter that the Revolving Commitments are in effect reinstate such L/C Commitment in connection with the appointment of another L/C Issuer. Upon the acceptance of any appointment as an L/C Issuer hereunder by a successor L/C Issuer, such successor shall succeed to and become vested with all the interests, rights and obligations of the retiring L/C Issuer and the retiring L/C Issuer shall be discharged from its obligations to issue Letters of Credit hereunder. The acceptance of any appointment as L/C Issuer hereunder by a successor L/C Issuer shall be evidenced by an agreement entered into by such successor, in a form reasonably satisfactory to the Borrower and the Administrative Agent, and, from and after the effective date of such agreement, (i) such successor shall be a party hereto and have all the rights and obligations of an L/C Issuer under this Agreement and the other Loan Documents and (ii) references herein and in the other Loan Documents to the “L/C Issuer” shall be deemed to refer to such successor or to any previous L/C Issuer, or to such successor and all previous L/C Issuers, as the context shall require. After the resignation of an L/C Issuer hereunder, the retiring L/C

Issuer shall remain a party hereto and shall continue to have all the rights and obligations of an L/C Issuer under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation, but shall not be required to issue additional Letters of Credit.

(o) Reporting. Each L/C Issuer will report in writing to the Administrative Agent (i) on the first Business Day of each month, the aggregate face amount of Letters of Credit issued by it and outstanding as of the last Business Day of the preceding month, (ii) on or prior to each Business Day on which such L/C Issuer expects to issue, amend, renew or extend any Letter of Credit, the date of such issuance or amendment, and the aggregate face amount of Letters of Credit to be issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension (and such L/C Issuer shall advise the Administrative Agent on such Business Day whether such issuance, amendment, renewal or extension occurred and whether the amount thereof changed), (iii) on each Business Day on which such L/C Issuer makes any L/C Disbursement, the date and amount of such L/C Disbursement and (iv) on any Business Day on which the Borrower fails to reimburse an L/C Disbursement required to be reimbursed to such L/C Issuer on such day, the date and amount of such failure.

(p) Existing L/C. On the Effective Date, the Existing L/C will be deemed to be a Letter of Credit issued under this Agreement on the Effective Date.

(q) If the maturity date in respect of the Revolving Commitments occurs prior to the expiration of any Letter of Credit, then (i) if one or more Classes of Extended Revolving Commitments is or are in effect with a longer maturity date, such Letters of Credit shall automatically be deemed to have been issued (including for purposes of the obligations of the Revolving Lenders to purchase participations therein and to make Revolving Loans and payments in respect thereof pursuant to Sections 2.05(d) and (e)) under (and ratably participated in by Lenders pursuant to) the Extended Revolving Commitments in respect of such non-terminating tranches up to an aggregate amount not to exceed the aggregate principal amount of the unutilized Extended Revolving Commitments thereunder at such time (it being understood that no partial face amount of any Letter of Credit may be so reallocated) and (ii) to the extent not reallocated pursuant to immediately preceding clause (i), the Borrower shall Cash Collateralize any such Letter of Credit in accordance with Section 2.05(i). Except to the extent of reallocations of participations pursuant to clause (i) of the second preceding sentence, the occurrence of a maturity date with respect to a given tranche of Revolving Commitments shall have no effect upon (and shall not diminish) the percentage participations of the Revolving Lenders in any Letter of Credit issued before such maturity date. Commencing with the maturity date of any tranche of Revolving Commitments, the L/C Sublimit shall be agreed with the Lenders under the extended tranches.

Section 2.06 Interest.

(a) Rate Options Applicable to Loans. Each Borrowing (other than a Swing Line Borrowing, which shall be made and maintained as Base Rate Loans) shall be comprised of Base Rate Loans or Eurodollar Loans, as the Borrower may request pursuant to Section 2.02. Borrowings of more than one Type may be outstanding at the same time; provided, however, that the Borrower may not request any Borrowing that, if made, would result in an aggregate of more than ten separate Groups of Eurodollar Loans being outstanding hereunder at any one time. For this purpose, Loans having different Interest Periods, regardless of whether commencing on the same date, shall be considered separate Groups. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment and before and after the commencement of any proceeding under any Insolvency or Liquidation Proceeding.

(b) Rates Applicable to Loans. Subject to the provisions of subsection (c) below, (i) each Eurodollar Loan shall bear interest on the outstanding principal amount thereof for each Interest Period applicable thereto at a rate per annum equal to the sum of the Adjusted Eurodollar Rate for such Interest Period plus the then Applicable Margin for Eurodollar Loans, (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof for each day from the date such Loan is made as, or converted into, a Base Rate Loan until it becomes due or is converted into a Loan of any other Type, at a rate per annum equal to the Base Rate for such day plus the then Applicable Margin for Base Rate Loans, and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the then Applicable Margin for Swing Line Loans.

(c) Additional Interest. If any Loan or interest thereon or any fee described in Section 2.11 due and owing is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such overdue amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(d) Interest Payments. Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Insolvency or Liquidation Proceeding. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(e) Determination and Notice of Interest Rates. The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Loans upon determination of such interest rate. At any time when Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in the Prime Rate used in determining the Base Rate promptly following the public announcement of such change. Any notice with respect to Eurodollar Loans shall, without the necessity of the Administrative Agent so stating in such notice, be subject to the provisions of the definition of “Applicable Margin” providing for adjustments in the Applicable Margin applicable to such Loans after the beginning of the Interest Period applicable thereto.

Section 2.07 Extension and Conversion.

(a) Continuation and Conversion Options. The Loans included in each Borrowing shall bear interest initially at the type of rate allowed by Section 2.06 and as specified by the Borrower in the applicable Notice of Borrowing. Thereafter, the Borrower shall have the option, on any Business Day, to elect to change or continue the type of interest rate borne by each Group of Loans (subject in each case to the provisions of Article III and Section 2.07(d)), as follows:

(i) if such Loans are Base Rate Loans, the Borrower may elect to convert such Loans to Eurodollar Loans as of any Business Day; and

(ii) if such Loans are Eurodollar Loans, the Borrower may elect to convert such Loans to Base Rate Loans or elect to continue such Loans as Eurodollar Loans for an additional Interest Period, subject to Section 3.05 in the case of any such conversion or continuation effective on any day other than the last day of the then current Interest Period applicable to such Loans.

Each such election shall be made by delivering a notice, substantially in the form of Exhibit A-2 hereto (a “Notice of Extension/Conversion”) (which may be by telephone if promptly confirmed in writing), which notice shall not thereafter be revocable by the Borrower, to the Administrative Agent not later than 12:00 Noon on the third Business Day before the conversion or continuation selected in such notice is to be effective. A Notice of Extension/Conversion may, if it so specifies, apply to only a portion of the aggregate principal amount of the relevant Group of Loans; provided that (i) such portion is allocated ratably among the Loans comprising such Group and (ii) the portion to which such Notice of Borrowing applies, and the remaining portion to which it does not apply, are each $500,000 or any larger multiple of $100,000.

(b) Contents of Notice of Extension/Conversion. Each Notice of Extension/Conversion shall specify:

(i) the Group of Loans (or portion thereof) to which such notice applies;

(ii) the date on which the conversion or continuation selected in such notice is to be effective, which shall comply with the applicable clause of Section 2.07(a) above;

(iii) if the Loans comprising such Group are to be converted, the new Type of Loans and, if the Loans being converted are to be Eurodollar Loans, the duration of the next succeeding Interest Period applicable thereto; and

(iv) if such Loans are to be continued as Eurodollar Loans for an additional Interest Period, the duration of such additional Interest Period.

Each Interest Period specified in a Notice of Extension/Conversion shall comply with the provisions of the definition of the term “Interest Period”. If no Notice of Extension/Conversion is timely received prior to the end of an Interest Period for any Group of Eurodollar Loans, the Borrower shall be deemed to have elected that such Group be converted to Base Rate Loans as of the last day of such Interest Period.

(c) Notification to Lenders. Upon receipt of a Notice of Extension/Con-version from the Borrower pursuant to Section 2.07(a), the Administrative Agent shall promptly notify each Lender of the contents thereof.

(d) Limitation on Conversion/Continuation Options. The Borrower shall not be entitled to elect to convert any Loans to, or continue any Loans for an additional Interest Period as, Eurodollar Loans if the aggregate principal amount of any Group of Eurodollar Loans created or continued as a result of such election would be less than $500,000. If an Event of Default shall have occurred and be continuing when the Borrower delivers notice of such election to the Administrative Agent, the Borrower shall not be entitled to elect to convert any Eurodollar Loans to, or continue any Eurodollar Loans for an Interest Period as, Eurodollar Loans having an Interest Period in excess of one month.

Section 2.08 Maturity of Loans.

(a) Maturity of Revolving Loans. The Revolving Loans shall mature on the Revolving Termination Date, and any Revolving Loans, Swing Line Loans and L/C Obligations then outstanding (together with accrued interest thereon and fees in respect thereof) shall be due and payable on such date.

(b) Scheduled Amortization of Term A Loans. Subject to adjustment as a result of prior payments in accordance with the terms of this Agreement, the Borrower shall repay, and there shall become due and payable (together with accrued interest thereon), on each Principal Amortization Payment Date falling in each month listed below the aggregate principal amount of the Term A Loans indicated opposite such month.

Principal Amortization Payment Date	Amortized Payment of Term A Loans
March 2013	$3,125,000
June 2013	$3,125,000
September 2013	$3,125,000
December 2013	$3,125,000
March 2014	$3,125,000
June 2014	$3,125,000
September 2014	$3,125,000
December 2014	$3,125,000
March 2015	$4,687,500
June 2015	$4,687,500
September 2015	$4,687,500
December 2015	$4,687,500
March 2016	$6,250,000
June 2016	$6,250,000
September 2016	$6,250,000
December 2016	$6,250,000
March 2017	$6,250,000
June 2017	$6,250,000
September 2017	$6,250,000

Any remaining unpaid principal amount of Term A Loans shall be due and payable on the Term A Loan Maturity Date.

(c) Scheduled Amortization of Term B Loans. Subject to adjustment as a result of prior payments in accordance with the terms of this Agreement, the Borrower shall repay, and there shall become due and payable (together with accrued interest thereon), on each Principal Amortization Payment Date falling in each month listed below the aggregate principal amount of the Term B Loans indicated opposite such month:

Principal Amortization Payment Date	Amortized Payment of Term B Loans
March 2013	$750,000
June 2013	$750,000
September 2013	$750,000
December 2013	$750,000
March 2014	$750,000
June 2014	$750,000
September 2014	$750,000
December 2014	$750,000
March 2015	$750,000
June 2015	$750,000
September 2015	$750,000
December 2015	$750,000
March 2016	$750,000
June 2016	$750,000

September 2016	$750,000
December 2016	$750,000
March 2017	$750,000
June 2017	$750,000
September 2017	$750,000
December 2017	$750,000
March 2018	$750,000
June 2018	$750,000
September 2018	$750,000
December 2018	$750,000
March 2019	$750,000
June 2019	$750,000
September 2019	$750,000

Any remaining unpaid principal amount of Term B Loans shall be due and payable on the Term B Loan Maturity Date.

Section 2.09 Prepayments.

(a) Voluntary Prepayment of Revolving Loans and Term Loans. The Borrower shall have the right voluntarily to prepay Revolving Loans and Term Loans of any Class as selected by the Borrower in whole or in part from time to time, subject to Section 3.05 and Section 2.09(g) but otherwise without premium or penalty; provided, however, that each partial prepayment of Revolving Loans and Term Loans shall be in a minimum principal amount of $500,000 or a whole multiple of $100,000 in excess thereof, in the case of Eurodollar Loans, and $500,000 or a whole multiple of $100,000 in excess thereof, in the case of Base Rate Loans. Each payment pursuant to this Section shall be applied as set forth in Section 2.09(e).

(b) Swing Line Loans. The Borrower may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 P.M. on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of $100,000. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(c) Mandatory Prepayments.

(i) Revolving Committed Amount. If on any date the aggregate Revolving Outstandings exceed the Revolving Committed Amount, the Borrower shall repay, and there shall become due and payable (together with accrued interest thereon), on such date an aggregate principal amount of Swing Line Loans equal to such excess. If the outstanding Swing Line Loans have been repaid in full, the Borrower shall prepay, and there shall become due and payable (together with accrued interest thereon), Revolving Loans in such amounts as are necessary so that, after giving effect to the repayment of the Swing Line Loans and the repayment of Revolving Loans, the aggregate Revolving Outstandings do not exceed the Revolving Committed Amount. If the outstanding Revolving Loans and Swing Line Loans have been repaid in full, the Borrower shall Cash Collateralize L/C Obligations so that, after giving effect to the repayment of Swing Line Loans and Revolving Loans and the Cash Collateralization of L/C Obligations pursuant to this subsection (i), the aggregate Revolving Outstandings do not exceed the Revolving Committed

Amount. In determining the aggregate Revolving Outstandings for purposes of this Agreement, L/C Obligations shall be reduced to the extent that they are Cash Collateralized as contemplated by this subsection (i). Each prepayment of Revolving Loans required pursuant to this subsection (i) shall be applied ratably among outstanding Revolving Loans based on the respective amounts of principal then outstanding. Each Cash Collateralization of L/C Obligations required by this subsection (i) shall be applied ratably among L/C Obligations based on the respective amounts thereof then outstanding.

(ii) Excess Cash Flow. Within 100 days after the end of each Excess Cash Flow Period, the Borrower shall prepay the Term Loans in an amount equal to (A) the Applicable ECF Percentage of Excess Cash Flow for such Excess Cash Flow Period minus (B) the aggregate amount of all voluntary prepayments during such Excess Cash Flow Period of principal of the Term Loans, the Incremental Term Loans, the Incremental Revolving Loans, the Revolving Loans and Swing Line Loans, in each case that are not funded with the proceeds of Indebtedness (but only to the extent the Revolving Commitments or the Incremental Revolving Commitments, respectively, are permanently reduced at the time of such payment of Revolving Loans, Incremental Revolving Loans and Swing Line Loans). As used in this Section 2.09(c)(ii), the term “Applicable ECF Percentage” for any Excess Cash Flow Period means 50%; provided that the Applicable ECF Percentage shall be reduced to (i) 25% if the Total Leverage Ratio at the end of such Excess Cash Flow Period is less than or equal to 4.00 to 1.0, and (ii) 0% if the Total Leverage Ratio at the end of such Excess Cash Flow Period is less than or equal to 3.50 to 1.0.

(iii) Asset Dispositions, Casualties and Condemnations, etc. Within five Business Days after receipt by the Borrower or any of its Restricted Subsidiaries of Net Cash Proceeds from any Asset Disposition (other than any Asset Disposition permitted under clauses (i) through (xiii) (other than clause (v)), (xiv) (to the extent such Sale/Leaseback Transaction occurs within 180 days of the acquisition of the property subject to such transaction) or (xv) of Section 7.05), Casualty or Condemnation (excluding Net Cash Proceeds to the extent and so long as they constitute Reinvestment Funds), the Borrower shall prepay (or cause to be prepaid) the Term Loans in an aggregate amount equal to 100% of the Net Cash Proceeds of such Asset Disposition, Casualty or Condemnation; provided that no such prepayment caused by the receipt of Net Cash Proceeds from any Asset Disposition shall be required to the extent that the sum of such Net Cash Proceeds and all other Net Cash Proceeds from Asset Dispositions occurring after the Closing Date and during the same fiscal year does not exceed $2,500,000 (it being understood that a prepayment shall only be required of such excess).

(iv) Debt Issuances. Within five Business Days after receipt by the Borrower or any of its Restricted Subsidiaries of Net Cash Proceeds from any Debt Issuance (other than any Debt Issuance permitted pursuant to Section 7.01 of this Agreement (other than any Credit Agreement Refinancing Indebtedness)), the Borrower shall prepay (or cause to be prepaid) the Term Loans in an aggregate amount equal to 100% of the Net Cash Proceeds of such Debt Issuance.

(v) [Reserved.]

(vi) Application of Mandatory Prepayments. All amounts required to be paid pursuant to this Section 2.09(c) shall be applied as follows:

(A) with respect to all amounts paid pursuant to Section 2.09(c)(i), first to Swing Line Loans, second to Revolving Loans and third to Cash Collateralize L/C Obligations; and

(B) with respect to all amounts paid by the Borrower pursuant to Section 2.09(c)(ii), (iii) or (iv) to the Term Loans pro rata according to the respective outstanding principal amounts of the Term Loans (in each case, within each Class of Term Loans ratably to the remaining Principal Amortization Payments thereof in forward order of maturity).

(vii) Payments Cumulative. Except as otherwise expressly provided in this Section 2.09, payments required under any subsection or clause of this Section 2.09 are in addition to payments made or required under any other subsection or clause of this Section 2.09.

(d) Notice of Mandatory Prepayment Events. The Borrower shall use commercially reasonable efforts to give to the Administrative Agent, and the Lenders, at least one Business Day’s prior written or telecopy notice of each and every prepayment required under Section 2.09(c)(ii) through (v), including the amount of Net Cash Proceeds expected to be received therefrom and the expected schedule for receiving such proceeds.

(e) Notices of Prepayments. Other than as specified in subsection (d) above, the Borrower shall notify the Administrative Agent, in the case of any Revolving Loan which is a Base Rate Loan, by 11:00 A.M. on the date of any voluntary prepayment hereunder and, in the case of any other Loan, by 11:00 A.M., at least one Business Day prior to the date of voluntary prepayment in the case of Eurodollar Loans and on the day of prepayment in the case of Base Rate Loans. Each notice of prepayment shall specify the prepayment date, the principal amount to be prepaid, whether the Loan to be prepaid is a Revolving Loan or a Term Loan (and which Class), whether the Loan to be prepaid is a Eurodollar Loan or a Base Rate Loan and, in the case of a Eurodollar Loan, the Interest Period of such Loan. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s pro rata share, if any, thereof. Once such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable as specified therein; provided, however, that the Borrower shall be entitled to make any such payment conditional on the receipt of other financing to the extent specified in such notice. Subject to the foregoing, amounts prepaid under Section 2.09(a) shall be applied as the Borrower may elect; provided that if the Borrower fails to specify the application of a voluntary prepayment, then such prepayments shall be applied first to Revolving Loans, then to Swing Line Loans, then to the Term Loans pro rata according to the respective outstanding principal amounts of the Term Loans (in each case, within each Class of Term Loans ratably to the remaining Principal Amortization Payments thereof in forward order of maturity), in each case first to Base Rate Loans and then to Eurodollar Loans in direct order of Interest Period. Amounts prepaid under Section 2.09(c) shall be applied as set forth therein. All prepayments of Eurodollar Loans under this Section 2.09 shall be accompanied by accrued interest on the principal amount being prepaid to the date of payment, together with any additional amounts required pursuant to Section 3.05.

(f) In the event of any prepayment of any Term Loans of any Term Lender pursuant to Section 2.09(c)(ii), (c)(iii) or (c)(iv) (an “Applicable Prepayment”), such Lender may reject all, but not less than all, of its share of such Applicable Prepayment by written notice (each, a “Rejection Notice”) to the Administrative Agent no later than 5:00 p.m. (New York time) one Business Day after the date of such Term Lender’s receipt of notice of such Applicable Prepayment as otherwise provided herein (the “Rejection Deadline”). If a Term Lender fails to deliver a Rejection Notice to the Administrative Agent at or prior to the Rejection Deadline, such Term Lender will be deemed to have accepted its share of the Applicable Prepayment. The aggregate portion of such Applicable Prepayment that is rejected by Term Lenders pursuant to Rejection Notices shall be referred to as the “Rejected Amount”. The Rejected Amount may be used by the Borrower in any manner not prohibited by the Loan Documents.

(g) Prepayment Premium. In the event that, on or prior to the first anniversary of the Closing Date, the Borrower (other than in connection with a refinancing in full of the Senior Credit Obligations in connection with a Change of Control) (x) makes any prepayment of Term B Loans in connection with any Repricing Transaction, or (y) effects any amendment of this Agreement resulting in a Repricing Transaction, the Borrower shall pay to the Administrative Agent, for the ratable account of each applicable Term B Lender, (I) in the case of clause (x), a prepayment premium of 1% of the amount of the Term B Loans being prepaid and (II) in the case of clause (y), a payment equal to 1% of the aggregate amount of the applicable Term B Loans outstanding immediately prior to such amendment.

Section 2.10 Adjustment of Commitments.

(a) Optional Termination or Reduction of Commitments (Pro rata). The Borrower may from time to time permanently reduce or terminate the Revolving Committed Amount in whole or in part (in minimum aggregate amounts of $1,000,000 or any whole multiple of $500,000 in excess thereof (or, if less, the full remaining amount of the then applicable Revolving Committed Amount)) upon five Business Days’ prior written or telecopy notice to the Administrative Agent (which notice may be conditional on the receipt of other financing to the extent specified in such notice); provided, however, that no such termination or reduction shall be made which would cause the Revolving Outstandings to exceed the Revolving Committed Amount as so reduced, unless, concurrently with such termination or reduction, the Revolving Loans are repaid (and, after the Revolving Loans have been paid in full, the Swing Line Loans are repaid and, after the Swing Line Loans have been paid in full, the L/C Obligations are Cash Collateralized) to the extent necessary to eliminate such excess. The Administrative Agent shall promptly notify each affected Lender of the receipt by the Administrative Agent of any notice from the Borrower pursuant to this Section 2.10(a). Any partial reduction of the Revolving Committed Amount pursuant to this Section 2.10(a) shall be applied to the Revolving Commitments of the Lenders pro rata based upon their respective Revolving Commitment Percentages. The Borrower shall pay to the Administrative Agent for the account of the Lenders in accordance with the terms of Section 2.11, on the date of each termination or reduction of the Revolving Committed Amount, any fees accrued through the date of such termination or reduction on the amount of the Revolving Committed Amount so terminated or reduced.

(b) Termination. The Revolving Commitments and the related L/C Commitments of the relevant L/C Issuers shall terminate automatically on the Revolving Termination Date. The Swing Line Commitment of the Swing Line Lender shall terminate automatically on the Swing Line Termination Date. The Term Commitments shall terminate automatically immediately after the making of the Term Loans on the Closing Date.

(c) General. The Borrower shall pay to the Administrative Agent for the account of the Lenders in accordance with the terms of this Section 2.10, on the date of each termination or reduction of the Revolving Committed Amount, the Commitment Fee accrued through the date of such termination or reduction on the amount of the Revolving Committed Amount so terminated or reduced.

Section 2.11 Fees.

(a) Commitment Fee. The Borrower shall pay to the Administrative Agent for the account of each Revolving Lender (other than a Defaulting Lender) a fee (the “Commitment Fee”) on such Lender’s Revolving Commitment Percentage of the daily Unused Revolving Committed Amount, computed at a per annum rate equal to 0.50% provided that following the delivery of the financial statements for the fiscal quarter ended December 31, 2012 such fee shall reduce to 0.375% per annum for each fiscal quarter after the delivery of such financial statements showing that the Total Leverage Ratio is less than 4.00 to 1.00. The Commitment Fee shall commence to accrue on the Closing Date and shall be due and payable in arrears on the last Business Day of each March, June, September and December (and on any date that the Revolving Committed Amount is reduced as provided in Section 2.10(a) and on the Revolving Termination Date) for the period ending on each such date; provided that the first such payment shall be due on December 31, 2012.

(b) Letter of Credit Fees.

(i) Letter of Credit Fee. The Borrower shall pay to the Administrative Agent for the account of each Revolving Lender that is not a Defaulting Lender a fee (the “Letter of Credit Fee”) on such Lender’s Revolving Commitment Percentage of the average daily maximum amount available to be drawn under each Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit) computed at a per annum rate for each day from the date of issuance to the date of expiration equal to the Applicable Margin for Letter of Credit Fees in effect from time to time; provided however that any Letter of Credit Fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the L/C Issuer pursuant to Section 2.05 shall instead be payable, to the maximum extent permitted by applicable Law, to the other Lenders in accordance with the upward adjustments in their respective Revolving Commitment Percentages allocable to such Letter of Credit pursuant to Section 2.17(a)(iv), with the balance of such fee, if any, payable to the L/C Issuer for its own account. The Letter of Credit Fee will be computed on a quarterly basis in arrears and shall be due and payable on the last Business Day of each March, June, September and December, commencing with the first of such dates to occur after the date of issuance of such Letter of Credit, and on the Letter of Credit Expiration Date and thereafter on demand.

(ii) Fronting Fee and Documentary and Processing Charges Payable to the L/C Issuer. The Borrower shall pay directly to the L/C Issuer for its own account a fronting fee with respect to each standby Letter of Credit, at the rate of 1/8 of 1% per annum, computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears. Such fronting fee shall be due and payable on last Business Day after the end of each March, June, September and December, commencing with the first such date after the issuance of such Letter of Credit, and on the Letter of Credit Expiration Date and thereafter on demand.

(iii) L/C Issuer Fees. In addition to the Letter of Credit Fee payable pursuant to clause (i) above and any fronting fees payable pursuant to clause (ii) above, the Borrower promises to pay to the L/C Issuer for its own account without sharing by the other Lenders the letter of credit fronting and negotiation fees agreed to by the Borrower and the L/C Issuer from time to time and the customary charges from time to time of the L/C Issuer with respect to the issuance, amendment, transfer, administration, cancellation and conversion of, and drawings under, such Letters of Credit (collectively, the “L/C Issuer Fees”). L/C Issuer Fees are due when earned and payable on demand and are nonrefundable.

(c) Other Fees. The Borrower shall pay to each Joint Lead Arranger, the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the applicable Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever. The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever except as otherwise agreed.

Section 2.12 Pro Rata Treatment. Except to the extent otherwise provided herein:

(a) Loans. Each Borrowing, each payment or prepayment of principal of or interest on any Loan, each payment of fees (other than the L/C Issuer Fees retained by an L/C Issuer for its own account, and the administrative fees retained by the Agents for their own account), each reduction of the Revolving Committed Amount and each conversion or continuation of any Loan, shall be allocated pro rata among the relevant Lenders in accordance with the respective Revolving Commitment Percentages, Term A Commitment Percentage, Term B Commitment

Percentage, Incremental Revolving Commitment Percentage and Incremental Term Loan Commitment Percentage, as applicable, of such Lenders (or, if the Commitments of such Lenders have expired or been terminated, in accordance with the respective principal amounts of the outstanding Loans of the applicable Class and Participation Interests of such Lenders); provided that, in the event any amount paid to any Lender pursuant to this subsection (a) is rescinded or must otherwise be returned by the Administrative Agent, each Lender shall, upon the request of the Administrative Agent, repay to the Administrative Agent the amount so paid to such Lender, with interest for the period commencing on the date such payment is returned by the Administrative Agent until the date the Administrative Agent receives such repayment at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(b) Letters of Credit. Each payment of L/C Obligations shall be allocated to each Revolving Lender pro rata in accordance with its Revolving Commitment Percentage; provided that, if any Revolving Lender shall have failed to pay its applicable pro rata share of any L/C Disbursement as required under Section 2.05(e)(iv) or (vi), then any amount to which such Revolving Lender would otherwise be entitled pursuant to this subsection (b) shall instead be payable to the L/C Issuer.

Section 2.13 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it or of its Participation Interests in L/C Obligations or Swing Line Loans held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or such Participation Interests and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (i) notify the Administrative Agent of such fact, and (ii) purchase (for cash at face value) participation in the Loans and subparticipations in the Participation Interests in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing thereon:

(i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) the application of Cash Collateral provided for in Section 2.16, or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in Participation Interests in L/C Obligations or Swing Line Loans to any assignee or participant, other than an assignment to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

Section 2.14 Payments Generally; Administrative Agent’s Clawback.

(a) Payments by the Borrower. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Each payment of principal of and interest on Loans, L/C Obligations and fees hereunder (other than fees payable directly to the L/C Issuer) shall be paid not later than 3:00 P.M. on the date when due, in Dollars and in Federal or other funds immediately available to the Administrative Agent at the account designated by it by notice to the Borrower. Payments received after 3:00 P.M. shall be deemed to have been received on the next Business Day, and any applicable interest or fee shall continue to accrue. The Administrative Agent may, in its sole discretion, distribute such payments to the applicable Lenders on the date of receipt thereof, if such payment is received prior to 3:00 P.M.; otherwise the Administrative Agent may, in its sole discretion, distribute such payment to the applicable Lenders on the date of receipt thereof or on the immediately succeeding Business Day. Whenever any payment hereunder shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day (and such extension of time shall be reflected in computing interest or fees, as the case may be), unless (in the case of Eurodollar Loans) such Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding Business Day. If the date for any payment of principal is extended by operation of Law or otherwise, interest thereon shall be payable for such extended time.

(b) Presumption by the Administrative Agent. Unless the Administrative Agent shall have received notice (which may be by telephone if promptly confirmed in writing) from the Borrower prior to the date on which any payment is due to the applicable Lenders or any L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith, and may, in reliance upon such assumption, distribute to the applicable Lenders or the L/C Issuer, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the applicable Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to but excluding the date of payment to the Administrative Agent at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. A notice of the Administrative Agent to any Lender with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender without interest.

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans and to purchase Participation Interests in the Letters of Credit and Swing Line Loans are several and not joint. The failure of any Lender to make a Loan required to be made by it as part of any Borrowing hereunder or to fund a Participation Interest shall not relieve any other Lender of its obligation, if any, hereunder to make any Loan on the date of such Borrowing or fund any such Participation Interest, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on such date of Borrowing or fund its Participation Interest.

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f) Computations. All computations of interest for Base Rate Loans when the Base Rate is determined by the Prime Rate and of the Commitment Fee shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which Loan is made (or converted or continued), and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made (or continued or converted) shall, subject to subsection (a) above, bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

Section 2.15 Increase in Commitments.

(a) Borrower Request. The Borrower may by written notice to the Administrative Agent elect to request the establishment of one or more (i) new Term Commitments or increases in the amount of the Term Commitments (each, an “Incremental Term Loan Commitment” and loans pursuant thereto “Incremental Term Loans”) or (ii) increases in the amount of the Revolving Commitments (each, an “Incremental Revolving Commitment” and loans pursuant thereto “Incremental Revolving Loans” and, collectively with the Incremental Term Loans, “Incremental Loans”), by an amount not in excess of $200,000,000 in the aggregate (the “Incremental Cap”) and not less than $25,000,000 individually. Each such notice shall specify (x) the date (each, an “Increase Effective Date”) on which the Borrower proposes that the increased or new Commitments shall be effective, which shall be a date not less than five Business Days after the date on which such notice is delivered to the Administrative Agent and (y) the identity of each Eligible Assignee to whom the Borrower proposes any portion of such increased or new Commitments be allocated and the amounts of such allocations; provided that any existing Lender approached to provide all or a portion of the increased or new Commitments may elect or decline, in its sole discretion, to provide such increased or new Commitment; provided further that in the case of any Incremental Term Loan or Incremental Term Loan Commitments, the approval of the Administrative Agent of any lender providing such Incremental Term Loans or Incremental Term Loan Commitments shall not be required unless and only to the extent that the Administrative Agent shall reasonably require such approval to ensure compliance with applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act.

(b) Conditions. The increased or new Commitments shall become effective, as of such Increase Effective Date; provided that:

(i) each of the conditions set forth in Section 4.02(a) shall be satisfied;

(ii) no Event of Default shall have occurred and be continuing or would result from the Borrowings to be made on the Increase Effective Date;

(iii) after giving effect on a Pro Forma Basis to the Borrowings to be made on the Increase Effective Date, to any Permitted Acquisitions and Asset Dispositions and to any change in Consolidated EBITDA and any increase in Indebtedness resulting from the consummation of any Permitted Acquisition prior to or concurrently with such borrowings as of the date of the most recent financial statements required to be delivered pursuant to Section 6.01(a) or (b), the Borrower shall (A) be in compliance with the required covenant levels set forth in Section 7.13 as of such date (or, if such period is prior to the first test date under Section 7.13, the levels for the first test date under such Section 7.13 shall be deemed to apply for this purpose) and (B) have a Secured Leverage Ratio not exceeding 3.5 to 1.0; and

(iv) the Borrower shall deliver or cause to be delivered a certificate of a Responsible Officer demonstrating compliance with the foregoing conditions and in connection with any such transaction.

For purposes of determining the satisfaction of the foregoing conditions, all Incremental Revolving Commitments shall be deemed to be fully drawn (whether or not any amounts are actually drawn at such time).

(c) Terms of New Loans and Commitments. The terms and provisions of Loans made pursuant to the new Commitments shall be as follows:

(i) terms and provisions of (x) Incremental Revolving Commitments and Incremental Revolving Loans shall be, except as otherwise set forth herein or in the Increase Joinder, identical to the Revolving Commitments and Revolving Loans, respectively (it being understood that Incremental Revolving Commitments and Incremental Revolving Loans may be a part of the Revolving Commitments and Revolving Loans, respectively) and (y) Incremental Term Loans shall be, except as otherwise set forth herein or in the Increase Joinder, identical to the Term B Loans (it being understood that Incremental Term Loans may be a part of the Term B Loans);

(ii) the Applicable Margins for the Incremental Loans shall be determined by the Borrower and the Lenders of the Incremental Loans; provided that in the event that the Applicable Margins (or similar measure of interest margin) for any Incremental Loans are more than 0.50% per annum greater than the Applicable Margins for the Term B Loans or Revolving Loans, as applicable, then the Applicable Margins for the Term B Loans or Revolving Loans, as applicable, shall be increased to the extent necessary so that the Applicable Margins (or similar measure of interest margin) for the Incremental Loans are equal to the Applicable Margins for the Term B Loans or Revolving Loans, as applicable, plus 0.50% per annum; provided, further, that in determining the Applicable Margins applicable to the Term B Loans or Revolving Loans, as applicable, and the Incremental Loans, (x) original issue discount (“OID”) or upfront fees (which shall be deemed to constitute like amounts of OID) payable by the Borrower to the Lenders of the Term B Loans or Revolving Loans, as applicable, or the Incremental Loans at the closing thereof or in the primary syndication thereof shall be included (with OID being equated to interest based on an assumed four-year life to maturity) and (y) customary arrangement, commitment or underwriting fees payable to a Joint Lead Arranger (or its Affiliates) in such capacity in connection with the Term B Loans or Revolving Loans, as applicable, or to one or more arrangers (or their Affiliates) in such capacity of the Incremental Loans shall be excluded;

(iii) the weighted average life to maturity of any Incremental Term Loans shall be no shorter than the weighted average life to maturity of the existing Term B Loans and the maturity date of Incremental Term Loans shall not be earlier than the Term B Loan Maturity Date;

(iv) no Incremental Revolving Loan shall mature prior to the Revolving Termination Date; and

(v) to the extent not otherwise consistent with this Agreement in any manner other than as permitted under this Section 2.15(c), the documentation in respect of the Incremental Revolving Loans and Incremental Term Loans shall be otherwise reasonably satisfactory to the Administrative Agent and the Borrower.

The Incremental Term Loan Commitments and the Incremental Revolving Commitments shall be effected by a joinder agreement (the “Increase Joinder”) executed by the Borrower, the Administrative Agent and each Lender making such Incremental Term Loan Commitment or Incremental Revolving Commitment, as applicable, in form attached hereto or otherwise in form and substance satisfactory to each of them. The Increase Joinder may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 2.15. In addition, unless otherwise specifically provided herein, all references in Loan Documents to Term Loans shall be deemed, unless the context otherwise requires, to include references to Incremental Term Loans that are Term Loans, respectively, made pursuant to this Agreement and unless otherwise specifically provided herein, all references in Loan Documents to Revolving Loans shall be deemed, unless the context otherwise requires, to include references to Incremental Revolving Loans that are Revolving Loans, respectively, made pursuant to this Agreement.

(d) Incremental Revolving Commitments. On any Increase Effective Date on which an Incremental Revolving Commitment is effective, the participations held by the Revolving Lenders in the L/C Obligations and Swing Line Loans immediately prior to such increase will be reallocated so as to be held by the Revolving Lenders ratably in accordance with their respective Revolving Commitment Percentages after giving effect to such Incremental Revolving Commitment. If, on the date of an Incremental Revolving Commitment, there are any Revolving Loans outstanding, the Borrower shall prepay such Revolving Loans in accordance with this Agreement on the date of effectiveness of such Incremental Revolving Commitment (but the Borrower may finance such prepayment with a concurrent borrowing of Revolving Loans from the Revolving Lenders in accordance with their Revolving Commitment Percentages after giving effect to such Incremental Revolving Commitment).

(e) Making of New Term Loans. On any Increase Effective Date on which new Commitments for Incremental Term Loans are effective, subject to the satisfaction of the foregoing terms and conditions, each Lender of such new Commitment shall make an Incremental Term Loan to the Borrower in an amount equal to its new Commitment.

(f) Equal and Ratable Benefit. The Loans and Commitments established pursuant to this paragraph shall constitute Loans and Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from the Guaranty and security interests created by the Collateral Documents. The Loan Parties shall take any actions reasonably required by the Administrative Agent to ensure and/or demonstrate that the Lien and security interests granted by the Collateral Documents continue to be perfected under the UCC or otherwise after giving effect to the establishment of any such Class of Loans or any such new Commitments.

Section 2.16 Cash Collateral.

(a) Certain Credit Support Events. Upon the request of the Administrative Agent or the L/C Issuer if, there is an Event of Default or as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrower shall, in each case, immediately Cash Collateralize the then outstanding amount of all L/C Obligations. At any time that there shall exist a Defaulting Lender, promptly, and in any event within 3 business days, upon the request of the Administrative Agent, the L/C Issuer or the Swing Line Lender, the Borrower shall deliver to the Administrative Agent Cash Collateral (or make other arrangements reasonably satisfactory to the L/C Issuer or Swing Line Lender, as applicable) in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 2.17(a)(iv) and any Cash Collateral provided by the Defaulting Lender).

(b) Grant of Security Interest. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at the L/C Issuer in respect of L/C Obligations and at the Swing Line Lender in respect of Swing Line Loans. The Borrower, and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuer and the Lenders (including the Swing Line Lender), and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.16(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the Borrower or the relevant Defaulting Lender will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(c) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.16 or Sections 2.01, 2.05, 2.10, 2.17 or 8.02 in respect of Letters of Credit or Swing Line Loans shall be held and applied to the satisfaction of the specific L/C Obligations, Swing Line Loans, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(d) Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 10.06(b)) or (ii) the Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided, however, that (x) Cash Collateral furnished by or on behalf of a Loan Party shall not be released during the continuance of a Default or Event of Default (and following application as provided in this Section 2.16 may be otherwise applied in accordance with Section 8.03), and (y) the Person providing Cash Collateral and the L/C Issuer or Swing Line Lender, as applicable, may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

Section 2.17 Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.01.

(ii) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 10.08), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the L/C Issuer or Swing Line Lender hereunder; third, if so determined by the Administrative Agent or requested by the L/C Issuer or Swing Line Lender, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Swing Line Loan or Letter of Credit; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuer or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the L/C Issuer or Swing Line Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or L/C Borrowings were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.17(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. That Defaulting Lender (x) shall not be entitled to receive any commitment fee pursuant to Section 2.11(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall be limited in its right to receive Letter of Credit Fees as provided in Section 2.11(b).

(iv) Reallocation of Revolving Commitment Percentages to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Swing Line Loans or Letters of Credit pursuant to Sections 2.01 and 2.05, the “Revolving Commitment Percentage” of each non-Defaulting Lender shall be computed without giving effect to the Commitment of that Defaulting Lender; provided, that, (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default exists; and (ii) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Swing Line Loans and Letters of Credit shall not exceed the positive difference, if any, of (1) the Revolving Commitment of that non-Defaulting Lender minus (2) the aggregate Outstanding Revolving Loans of that non-Defaulting Lender.

(b) Defaulting Lender Cure. If the Borrower, the Administrative Agent, Swing Line Lender and the L/C Issuer agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Committed Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Revolving Commitment Percentages (without giving effect to Section 2.17(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Section 2.18 Refinancing Amendments; Maturity Extension.

(a) At any time after the Closing Date, the Borrower may obtain, from any Lender or any Eligible Assignee, Credit Agreement Refinancing Indebtedness in respect of (a) all or any portion of the Term Loans then outstanding under this Agreement (which for purposes of this clause (a) will be deemed to include any then outstanding Other Term Loans) or (b) all or any portion of the Revolving Loans (or unused Revolving Commitments) under this Agreement (which for purposes of this clause (b) will be deemed to include any then outstanding Other Revolving Loans and Other Revolving Commitments), in the form of (x) Other Term Loans or Other Term Commitments or (y) Other Revolving Loans or Other Revolving Commitments, as the case may be, in each case pursuant to a Refinancing Amendment; provided that such Credit Agreement Refinancing Indebtedness (i) will rank pari passu in right of payment and of security with the other Loans and Commitments hereunder, (ii) will have such pricing and optional prepayment terms as may be agreed by the Borrower and the Lenders thereof, (iii) (x) with respect to any Other Revolving Loans or Other Revolving Commitments, will have a maturity date that is not prior to the maturity date of Revolving Loans (or unused Revolving Commitments) being refinanced and (y) with respect to any Other Term Loans or Other Term Commitments, will have a maturity date that is not prior to the maturity date of, and will have a Weighted Average Life to Maturity that is not shorter than, the Term Loans being refinanced, (iv) will have terms and conditions that are substantially identical to, or less favorable to the investors providing such Credit Agreement Refinancing Indebtedness than, the Refinanced Debt and (v) the proceeds of such Credit Agreement Refinancing Indebtedness shall be applied, substantially concurrently with the incurrence thereof, to the prepayment of outstanding Term Loans or reduction of Revolving Commitments being so refinanced; provided further that the terms and conditions applicable to such Credit Agreement Refinancing Indebtedness may provide for any additional or different financial or other covenants or other provisions that are agreed between the Borrower and the Lenders thereof and applicable only during periods after the Latest Maturity Date that is in effect on the date such Credit Agreement Refinancing Indebtedness is issued, incurred or obtained. The effectiveness of any Refinancing Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Section 4.02 and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of legal opinions, board resolutions, officers’ certificates and/or reaffirmation agreements consistent with those delivered on the Closing Date under Section 4.01 (other than changes to such legal opinions resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent). Each Class of Credit Agreement Refinancing Indebtedness incurred under this Section 2.18 shall be in an aggregate principal amount that is (x) not less than $25,000,000 in the case of Other Term Loans or $10,000,000 in the case of Other Revolving Loans and (y) an integral multiple of $1,000,000 in excess thereof. Any Refinancing Amendment may provide for the issuance of Letters of Credit for the account of the Borrower, or the provision to the Borrower of Swing Line Loans, pursuant to any Other Revolving Commitments established thereby, in each case on terms substantially equivalent to the terms applicable to Letters of Credit and Swing Line Loans under the Revolving Commitments. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto (including any amendments necessary to treat the Loans and Commitments subject thereto as Other Term Loans, Other Revolving Loans, Other Revolving Commitments and/or Other Term Commitments). Any Refinancing Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section. In addition, if so provided in the relevant Refinancing Amendment and with the consent of each L/C Issuer, participations in Letters of Credit expiring on or after the Revolving Termination Date shall be reallocated from Lenders holding Revolving Commitments to Lenders holding Extended Revolving Commitments in accordance with the terms of such Refinancing Amendment; provided, however, that such participation interests shall, upon receipt thereof by the relevant Lenders holding Other Revolving Commitments, be deemed to be participation interests in respect of such Other Revolving Commitments and the terms of such participation interests (including, without limitation, the commission applicable thereto) shall be adjusted accordingly.

(b) (i) Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Borrower to all Lenders of Term Loans with a like maturity date or Revolving Commitments with a like termination date, in each case on a pro rata basis (based on the aggregate outstanding principal amount of the respective Term Loans or Revolving Commitments with a like maturity date, as the case may be) and on the same terms to each such Lender, the Borrower is hereby permitted to consummate from time to time transactions with individual Lenders that accept the terms contained in such Extension Offers to extend the maturity date of each such Lender’s Term Loans and/or Revolving Commitments and otherwise modify the terms of such Term Loans and/or Revolving Commitments pursuant to the terms of the relevant Extension Offer (including, without limitation, by increasing the interest rate or fees payable in respect of such Term Loans and/or Revolving Commitments (and related outstandings) and/or modifying the amortization schedule in respect of such Lender’s Term Loans) (each, an “Extension,” and each group of Term Loans or Revolving Commitments, as applicable, in each case as so extended, as well as the original Term Loans and the original Revolving Commitments (in each case not so extended), being a “tranche”; any Extended Term Loans (as defined below) shall constitute a separate tranche of Term Loans from the tranche of Term Loans from which they were converted, and any Extended Revolving Commitments (as defined below) shall constitute a separate tranche of Revolving Commitments from the tranche of Revolving Commitments from which they were converted), so long as the following terms are satisfied: (i) no Default or Event of Default shall have occurred and be continuing at the time the offering document in respect of an Extension Offer is delivered to the Lenders, (ii) except as to interest rates, fees and final maturity (which shall be determined by the Borrower and set forth in the relevant Extension Offer), the Revolving Commitment of any Revolving Lender that agrees to an extension with respect to such Revolving Commitment extended pursuant to an Extension (an “Extended Revolving Commitment”), and the related outstandings, shall be a Revolving Commitment (or related outstandings, as the case may be) with the same terms as the original Revolving Commitments (and related outstandings); provided that (x) subject to the provisions of Sections 2.01(c)(viii) and 2.05(q) to the extent dealing with Swing Line Loans and Letters of Credit which mature or expire after a maturity date when there exist Extended Revolving Commitments with a longer maturity date, all Swing Line Loans and Letters of Credit shall be participated in on a pro rata basis by all Lenders with Revolving Commitments in accordance with their Revolving Commitment Percentages (and except as provided in Sections 2.01(c)(viii) and 2.05(q), without giving effect to changes thereto on an earlier maturity date with respect to Swing Line Loans and Letters of Credit theretofore incurred or issued) and all borrowings under Revolving Commitments and repayments thereunder shall be made on a pro rata basis (except for (A) payments of interest and fees at different rates on Extended Revolving Commitments (and related outstandings) and (B) repayments required upon the maturity date of the non-extending Revolving Commitments) and (y) at no time shall there be Revolving Commitments hereunder (including Extended Revolving Commitments and any original Revolving Commitments ) which have more than three different maturity dates, (iii) except as to interest rates, fees, amortization, final maturity date, premium, required prepayment dates and participation in prepayments (which shall, subject to immediately succeeding clauses (iv), (v) and (vi), be determined between the Borrower and set forth in the relevant Extension Offer), the Term Loans of any Term Lender that agrees to an extension with respect to such Term Loans extended pursuant to any Extension (“Extended Term Loans”) shall have the same terms as the tranche of Term Loans subject to such Extension Offer, (iv) the final maturity date of any Extended Term Loans shall be no earlier than the then Latest Maturity Date and the amortization schedule applicable to Term Loans pursuant to Section 2.08 for periods prior to the Maturity Date for Term B Loans may not be increased, (v) the Weighted Average Life to Maturity of any Extended Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Term Loans extended thereby, (vi) any Extended Term Loans may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any voluntary or mandatory repayments or prepayments hereunder, in each case as specified in the respective Extension Offer, (vii) if the aggregate principal amount of Term Loans (calculated on the face amount thereof) or Revolving Commitments, as the case may be, in respect of which Term Lenders or Revolving Lenders, as the case may be, shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Term Loans or Revolving Commitments, as the case may be, offered to be extended by the Borrower pursuant to such Extension Offer, then the Term Loans or Revolving Loans, as the case may be, of such Term Lenders or Revolving Lenders, as the case may be, shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Term Lenders or Revolving Lenders, as the case may be, have accepted such Extension Offer, (viii) all documentation in respect of such Extension shall be consistent with the foregoing, (ix) any applicable Minimum Extension Condition shall be satisfied unless waived by the Borrower and (x) the Minimum Tranche Amount shall be satisfied unless waived by the Administrative Agent.

(ii) With respect to all Extensions consummated by the Borrower pursuant to this Section 2.18, (i) such Extensions shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 2.09 and (ii) no Extension Offer is required to be in any minimum amount or any minimum increment, provided that (x) the Borrower may at its election specify as a condition (a “Minimum Extension Condition”) to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Offer in the Borrower’s sole discretion and may be waived by the Borrower) of Term Loans or Revolving Commitments (as applicable) of any or all applicable tranches be tendered and (y) no tranche of Extended Term Loans shall be in an amount of less than $50,000,000 (the “Minimum Tranche Amount”), unless such Minimum Tranche Amount is waived by the Administrative Agent. The Administrative Agent and the Lenders hereby consent to the transactions contemplated by this Section (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Term Loans and/or Extended Revolving Commitments on such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement (including, without limitation, Sections 2.09, 2.12 and 2.13) or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section.

(iii) No consent of any Lender or the Administrative Agent shall be required to effectuate any Extension, other than (A) the consent of each Lender agreeing to such Extension with respect to one or more of its Term Loans and/or Revolving Commitments (or a portion thereof) and (B) with respect to any Extension of the Revolving Commitments, the consent of the L/C Issuer, which consent shall not be unreasonably withheld or delayed. All Extended Term Loans, Extended Revolving Commitments and all obligations in respect thereof shall be Senior Credit Obligations under this Agreement and the other

Loan Documents that are secured by the Collateral on a pari passu basis with all other applicable Senior Credit Obligations under this Agreement and the other Loan Documents. The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents with the Borrower as may be necessary or appropriate in order to establish new tranches or sub-tranches in respect of Revolving Commitments or Term Loans so extended and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such new tranches or sub-tranches, in each case on terms consistent with this Section. Without limiting the foregoing, in connection with any Extensions the respective Loan Parties shall (at their expense) amend (and the Administrative Agent is hereby directed to amend) any mortgage that has a maturity date prior to the then Latest Maturity Date so that such maturity date is extended to the then Latest Maturity Date (or such later date as may be advised by local counsel to the Administrative Agent).

(iv) In connection with any Extension, the Borrower shall provide the Administrative Agent at least five (5) Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures (including, without limitation, regarding timing, rounding and other adjustments and to ensure reasonable administrative management of the credit facilities hereunder after such Extension), if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.18.

(c) This Section 2.18 shall supersede any provisions in Section 2.12 or Section 10.01 to the contrary.

Section 2.19 Discounted Prepayments. Notwithstanding anything in any Loan Document to the contrary, so long as no Default or Event of Default has occurred and is continuing, the Borrower or any of its Subsidiaries may prepay the outstanding Term Loans on the following basis:

(a) The Borrower or any of its Subsidiaries shall have the right to make a voluntary prepayment of any Term Loans of any Class at a discount to par (such prepayment, a “Discounted Term Loan Prepayment”) pursuant to a Borrower Offer of Specified Discount Prepayment, Borrower Solicitation of Discount Range Prepayment Offers or Borrower Solicitation of Discounted Prepayment Offers, in each case made in accordance with this Section 2.19; provided that (i) the Borrower shall not make any Borrowing of Revolving Loans to fund any Discounted Term Loan Prepayment, (ii) any Term Loans purchased are immediately cancelled, (iii) the Borrower or any Subsidiary, as applicable, does not have any material non-public information (“MNPI”) with respect to the Borrower or any of its Subsidiaries that (a) has not been disclosed to the Lenders (other than Lenders that do not wish to receive MNPI with respect to the Borrower, any of its Subsidiaries or Affiliates) prior to such time and (b) could reasonably be expected to have a material effect upon, or otherwise be material, (i) to a Lender’s decision to participate in any Discounted Term Loan Prepayment or (ii) to the market price of the Term Loans and (iv) the Borrower or any Subsidiary, as applicable, shall not initiate any action under this Section 2.19 in order to make a Discounted Term Loan Prepayment unless (x) at least ten (10) Business Days shall have passed since the consummation of the most recent Discounted Term Loan Prepayment as a result of a prepayment made by the Borrower or any Subsidiary on the applicable Discounted Prepayment Effective Date; or (y) at least three (3) Business Days shall have passed since the date the Borrower or any Subsidiary, as applicable, was notified that no Term Lender was willing to accept any prepayment of any Term Loan and/or Other Term Loan at the Specified Discount, within the Discount Range or at any discount to par value, as applicable, or in the case of Borrower Solicitation of Discounted Prepayment Offers, the date of the Borrower’s or its Subsidiary’s, as applicable, election not to accept any Solicited Discounted Prepayment Offers.

(b) (i) Subject to the proviso to subsection (a) above, the Borrower or any of its Subsidiaries may from time to time offer to make a Discounted Term Loan Prepayment by providing the Auction Agent with three (3) Business Days’ notice in the form of a Specified Discount Prepayment Notice; provided that (w) any such offer shall be made available, at the sole discretion of the Borrower or its Subsidiary, to each Term Lender with respect to any Class of Term Loans on an individual Class basis, (x) any such offer shall specify the aggregate principal amount offered to be prepaid (the “Specified Discount Prepayment Amount”) with respect to each applicable Class, the Class or Classes of Term Loans subject to such offer and the specific percentage discount to par (the “Specified Discount”) of such Term Loans to be prepaid (it being understood that different Specified Discounts and/or Specified Discount Prepayment Amounts may be offered with respect to different Classes of Term Loans and, in such an event, each such offer will be treated as a separate offer pursuant to the terms of this Section), (y) the Specified Discount Prepayment Amount shall be in an aggregate amount not less than $1,000,000 and whole increments of $500,000 in excess thereof and (z) each such offer shall remain outstanding through the Specified Discount Prepayment Response Date. The Auction Agent will promptly provide each relevant Term Lender with a copy of such Specified Discount Prepayment Notice and a form of the Specified Discount Prepayment Response to be completed and returned by each such Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m., New York time, on the third Business Day after the date of delivery of such notice to the relevant Term Lenders (the “Specified Discount Prepayment Response Date”).

(ii) Each relevant Term Lender receiving such offer shall notify the Auction Agent (or its delegate) by the Specified Discount Prepayment Response Date whether or not it agrees to accept a prepayment of any of its relevant then outstanding Term Loans at the Specified Discount and, if so (such accepting Term Lender, a “Discount Prepayment Accepting Lender”), the amount and the Class or Classes of such Lender’s Term Loans to be prepaid at such offered discount. Each acceptance of a Discounted Term Loan Prepayment by a Discount Prepayment Accepting Lender shall be irrevocable. Any Term Lender whose Specified Discount Prepayment Response is not received by the Auction Agent by the Specified Discount Prepayment Response Date shall be deemed to have declined to accept the applicable Borrower Offer of Specified Discount Prepayment.

(iii) If there is at least one Discount Prepayment Accepting Lender, the Borrower or its Subsidiary, as applicable, will make prepayment of outstanding Term Loans pursuant to this paragraph (b) to each Discount Prepayment Accepting Lender in accordance with the respective outstanding amount and Class of Term Loans specified in such Lender’s Specified Discount Prepayment Response given pursuant to subsection (ii); provided that, if the aggregate principal amount of Term Loans accepted for prepayment by all Discount Prepayment Accepting Lenders exceeds the Specified Discount Prepayment Amount, such prepayment shall be made pro rata among the Discount Prepayment Accepting Lenders in accordance with the respective principal amounts accepted to be prepaid by each such Discount Prepayment Accepting Lender and the Auction Agent (in consultation with the Borrower or its Subsidiary, as applicable, and subject to rounding requirements of the Auction Agent made in its reasonable discretion) will calculate such proration (the “Specified Discount Proration”). The Auction Agent shall promptly, and in any case within three (3) Business Days following the Specified Discount Prepayment Response Date, notify (x) the Borrower or its Subsidiary, as applicable, of the respective Term Lenders’ responses to such offer, the Discounted Prepayment Effective Date and the aggregate principal amount of the Discounted Term Loan Prepayment and the Classes to be prepaid, (y) each Term Lender of the Discounted Prepayment Effective Date, and the aggregate principal amount and the Classes of Term Loans to be prepaid at the Specified Discount on such date and (z) each Discount Prepayment Accepting Lender of the Specified Discount Proration, if any, and confirmation of the principal amount and Class of Term Loans of such Lender to be prepaid at the Specified Discount on such date. Each determination by the Auction Agent of the amounts stated in the foregoing notices to the Borrower or its Subsidiary, as applicable, and Term Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the Borrower or its Subsidiary shall be due and payable by the Borrower or its Subsidiary, as applicable, on the Discounted Prepayment Effective Date in accordance with subsection (f) below (subject to subsection (j) below).

(c) (i) Subject to the proviso to subsection (a) above, the Borrower or any of its Subsidiaries may from time to time solicit Discount Range Prepayment Offers by providing the Auction Agent with three (3) Business Days’ notice in the form of a Discount Range Prepayment Notice; provided that (w) any such solicitation shall be extended, at the sole discretion of the Borrower or its Subsidiary, as applicable, to each Term Lender with respect to any Class of Term Loans on an individual Class basis, (x) any such notice shall specify the maximum aggregate principal amount of the relevant Term Loans (the “Discount Range Prepayment Amount”), the Class or Classes of Term Loans subject to such offer and the maximum and minimum percentage discounts to par (the “Discount Range”) of the principal amount of such Term Loans with respect to each relevant Class of Term Loans willing to be prepaid by the Borrower or its Subsidiary (it being understood that different Discount Ranges and/or Discount Range Prepayment Amounts may be offered with respect to different Classes of Term Loans and, in such an event, each such offer will be treated as a separate offer pursuant to the terms of this Section), (y) the Discount Range Prepayment Amount shall be in an aggregate amount not less than $1,000,000 and whole increments of $500,000 in excess thereof and (z) each such solicitation by the Borrower or its Subsidiaries shall remain outstanding through the Discount Range Prepayment Response Date. The Auction Agent will promptly provide each relevant Term Lender with a copy of such Discount Range Prepayment Notice and a form of the Discount Range Prepayment Offer to be submitted by a responding relevant Term Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m., New York time, on the third Business Day after the date of delivery of such notice to the relevant Term Lenders (the “Discount Range Prepayment Response Date”). Each relevant Term Lender’s Discount Range Prepayment Offer shall be irrevocable and shall specify a discount to par within the Discount Range (the “Submitted Discount”) at which such Term Lender is willing to allow prepayment of any or all of its then outstanding Term Loans of the applicable Class or Classes and the maximum aggregate principal amount and Classes of such Lender’s Term Loans (the “Submitted Amount”) such Lender is willing to have prepaid at the Submitted Discount. Any Term Lender whose Discount Range Prepayment Offer is not received by the Auction Agent by the Discount Range Prepayment Response Date shall be deemed to have declined to accept a Discounted Term Loan Prepayment of any of its Term Loans at any discount to their par value within the Discount Range.

(ii) Auction Agent shall review all Discount Range Prepayment Offers received on or before the applicable Discount Range Prepayment Response Date and shall determine (in consultation with the Borrower or its Subsidiaries, as applicable, and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) the Applicable Discount and Term Loans to be prepaid at such Applicable Discount in accordance with this subsection (c). The Borrower or its Subsidiary, as applicable, agrees to accept on the Discount Range Prepayment Response Date all Discount Range Prepayment Offers received by Auction Agent by the Discount Range Prepayment Response Date, in the order from the Submitted Discount that is the largest discount to par to the Submitted Discount that is the smallest discount to par, up to and including the Submitted Discount that is the smallest discount to par within the Discount Range (such Submitted Discount that is the smallest discount to par within the Discount Range being referred to as the “Applicable Discount”) which yields a Discounted Term Loan Prepayment in an aggregate principal amount equal to the lower of (x) the Discount Range Prepayment Amount and (y) the sum of all Submitted Amounts. Each Term Lender that has submitted a Discount Range Prepayment Offer to accept prepayment at a discount to par that is larger than or equal to the Applicable Discount shall be deemed to have irrevocably consented to prepayment of Term Loans equal to its Submitted Amount (subject to any required proration pursuant to the following subsection (iii)) at the Applicable Discount (each such Lender, a “Participating Lender”).

(iii) If there is at least one Participating Lender, the Borrower or its Subsidiary, as applicable, will prepay the respective outstanding Term Loans of each Participating Lender in the aggregate principal amount and of the Classes specified in such Lender’s Discount Range Prepayment Offer at the Applicable Discount; provided that if the Submitted Amount by all Participating Lenders offered at a discount to par greater than the Applicable Discount exceeds the Discounted Range Prepayment Amount, prepayment of the principal amount of the relevant Term Loans for those Participating Lenders whose Submitted Discount is a discount to par greater than or equal to the Applicable Discount (the “Identified Participating Lenders”) shall be made pro rata among the Identified Participating Lenders in accordance with the Submitted Amount of each such Identified Participating Lender and the Auction Agent (in consultation with the Borrower or its Subsidiary, as applicable, and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) will calculate such proration (the “Discount Range Proration”). The Auction Agent shall promptly, and in any case within five (5) Business Days following the Discounted Range Prepayment Response Date, notify (w) the Borrower or its Subsidiary, as applicable, of the respective Term Lenders’ responses to such solicitation, the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate principal amount of the Discounted Term Loan Prepayment and the Classes to be prepaid, (x) each Term Lender of the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate principal amount and Classes of Term Loans to be prepaid at the Applicable Discount on such date, (y) each Participating Lender of the aggregate principal amount and Classes of such Lender to be prepaid at the Applicable Discount on such date, and (z) if applicable, each Identified Participating Lender of the Discount Range Proration. Each determination by the Auction Agent of the amounts stated in the foregoing notices to the Borrower or its Subsidiary, as applicable, and Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the Borrower or its Subsidiary, as applicable, shall be due and payable by such Borrower or its Subsidiary, as applicable, on the Discounted Prepayment Effective Date in accordance with subsection (f) below (subject to subsection (j) below).

(d) (i) Subject to the proviso to subsection (a) above, the Borrower or any of its Subsidiaries may from time to time solicit Solicited Discounted Prepayment Offers by providing the Auction Agent with three (3) Business Days’ notice in the form of a Solicited Discounted Prepayment Notice; provided that (w) any such solicitation shall be extended, at the sole discretion of the Borrower or its Subsidiary, as applicable, to each Term Lender with respect to any Class of Term Loans on an individual Class basis, (x) any such notice shall specify the maximum aggregate dollar amount of the Term Loans (the “Solicited Discounted Prepayment Amount”) and the Class or Classes of Term Loans the Borrower or its Subsidiary, as applicable, is willing to prepay at a discount (it being understood that different Solicited Discounted Prepayment Amounts may be offered with respect to different Classes of Term Loans and, in such an event, each such offer will be treated as a separate offer pursuant to the terms of this Section), (y) the Solicited Discounted Prepayment Amount shall be in an aggregate amount not less than $1,000,000 and whole increments of $500,000 in excess thereof and (z) each such solicitation by the Borrower or its Subsidiary, as applicable, shall remain outstanding through the

Solicited Discounted Prepayment Response Date. The Auction Agent will promptly provide each relevant Term Lender with a copy of such Solicited Discounted Prepayment Notice and a form of the Solicited Discounted Prepayment Offer to be submitted by a responding Term Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m., New York time on the third Business Day after the date of delivery of such notice to the relevant Term Lenders (the “Solicited Discounted Prepayment Response Date”). Each Term Lender’s Solicited Discounted Prepayment Offer shall (x) be irrevocable, (y) remain outstanding until the Acceptance Date, and (z) specify both a discount to par (the “Offered Discount”) at which such Term Lender is willing to allow prepayment of its then outstanding Term Loan and the maximum aggregate principal amount and Classes of such Term Loans (the “Offered Amount”) such Lender is willing to have prepaid at the Offered Discount. Any Term Lender whose Solicited Discounted Prepayment Offer is not received by the Auction Agent by the Solicited Discounted Prepayment Response Date shall be deemed to have declined prepayment of any of its Term Loans at any discount.

(ii) The Auction Agent shall promptly provide the Borrower or its Subsidiary, as applicable, with a copy of all Solicited Discounted Prepayment Offers received on or before the Solicited Discounted Prepayment Response Date. The Borrower or its Subsidiary, as applicable, shall review all such Solicited Discounted Prepayment Offers and select the largest of the Offered Discounts specified by the relevant responding Term Lenders in the Solicited Discounted Prepayment Offers that is acceptable to the Borrower or its Subsidiary, as applicable, (the “Acceptable Discount”), if any. If the Borrower or its Subsidiary, as applicable elects to accept any Offered Discount as the Acceptable Discount, then as soon as practicable after the determination of the Acceptable Discount, but in no event later than by the third Business Day after the date of receipt by the Borrower or its Subsidiary, as applicable, from the Auction Agent of a copy of all Solicited Discounted Prepayment Offers pursuant to the first sentence of this subsection (ii) (the “Acceptance Date”), the Borrower or its Subsidiary, as applicable, shall submit a Acceptance and Prepayment Notice to the Auction Agent setting forth the Acceptable Discount. If the Auction Agent shall fail to receive an Acceptance and Prepayment Notice from the Borrower or its Subsidiary, as applicable, by the Acceptance Date, the Borrower or its Subsidiary, as applicable, shall be deemed to have rejected all Solicited Discounted Prepayment Offers.

(iii) Based upon the Acceptable Discount and the Solicited Discounted Prepayment Offers received by Auction Agent by the Solicited Discounted Prepayment Response Date, within three (3) Business Days after receipt of an Acceptance and Prepayment Notice (the “Discounted Prepayment Determination Date”), the Auction Agent will determine (in consultation with the Borrower or its Subsidiary, as applicable, and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) the aggregate principal amount and the Classes of Term Loans (the “Acceptable Prepayment Amount”) to be prepaid by the Borrower or its Subsidiary, as applicable, at the Acceptable Discount in accordance with this Section 2.19(d). If the Borrower or its Subsidiary, as applicable, elects to accept any Acceptable Discount, then the Borrower or its Subsidiary, as applicable, agrees to accept all Solicited Discounted Prepayment Offers received by Auction Agent by the Solicited Discounted Prepayment Response Date, in the order from largest Offered Discount to smallest Offered Discount, up to and including the Acceptable Discount. Each Term Lender that has submitted a Solicited Discounted Prepayment Offer with an Offered Discount that is greater than or equal to the Acceptable Discount shall be deemed to have irrevocably consented to prepayment of Term Loans equal to its Offered Amount (subject to any required pro rata reduction pursuant to the following sentence) at the Acceptable Discount (each such Lender, a “Qualifying Lender”). The Borrower or its Subsidiary, as applicable, will prepay outstanding Term Loans pursuant to this subsection (d) to each Qualifying Lender in the aggregate principal amount and of the Classes specified in such Lender’s Solicited Discounted Prepayment Offer at the Acceptable Discount; provided that if the aggregate Offered Amount by all Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount exceeds the Solicited Discounted Prepayment Amount, prepayment of the principal amount of the Term Loans for those Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount (the “Identified Qualifying Lenders”) shall be made pro rata among the Identified Qualifying Lenders in accordance with the Offered Amount of each such Identified Qualifying Lender and the Auction Agent (in consultation with the Borrower or its Subsidiary, as applicable, and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) will calculate such proration (the “Solicited Discount Proration”). On or prior to the Discounted Prepayment Determination Date, the Auction Agent shall promptly notify (w) the Borrower or its Subsidiary, as applicable, of the Discounted Prepayment Effective Date and Acceptable Prepayment Amount comprising the Discounted Term Loan Prepayment and the Classes to be prepaid, (x) each Term Lender of the Discounted Prepayment Effective Date, the Acceptable Discount, and the Acceptable Prepayment Amount of all Term Loans and the Classes to be prepaid to be prepaid at the Applicable Discount on such date, (y) each Qualifying Lender of the aggregate principal amount and the Classes of such Lender to be prepaid at the Acceptable Discount on such date, and (z) if applicable, each Identified Qualifying Lender of the Solicited Discount Proration. Each determination by the Auction Agent of the amounts stated in the foregoing notices to such Borrower or its Subsidiary, as applicable, and Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to such Borrower or its Subsidiary, as applicable, shall be due and payable by such Borrower or its Subsidiary, as applicable, on the Discounted Prepayment Effective Date in accordance with subsection (f) below (subject to subsection (j) below).

(e) In connection with any Discounted Term Loan Prepayment, the Borrower and the Lenders acknowledge and agree that the Auction Agent may require as a condition to any Discounted Term Loan Prepayment, the payment of customary fees and expenses from the Borrower in connection therewith.

(f) If any Term Loan is prepaid in accordance with paragraphs (b) through (d) above, the Borrower or its Subsidiary, as applicable, shall prepay such Term Loans on the Discounted Prepayment Effective Date. The Borrower or its Subsidiary, as applicable shall make such prepayment to the Administrative Agent, for the account of the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable, at the Administrative Agent’s Office in the applicable currency and in immediately available funds not later than 11:00 a.m. (New York time) on the Discounted Prepayment Effective Date. The Term Loans so prepaid shall be accompanied by all accrued and unpaid interest on the par principal amount so prepaid up to, but not including, the Discounted Prepayment Effective Date. Each prepayment of the outstanding Term Loans pursuant to this Section 2.19 shall be paid to the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable. The aggregate principal amount of the Classes and installments of the relevant Term Loans outstanding shall be deemed reduced by the full par value of the aggregate principal amount of the Classes of Term Loans prepaid on the Discounted Prepayment Effective Date in any Discounted Term Loan Prepayment.

(g) To the extent not expressly provided for herein, each Discounted Term Loan Prepayment shall be consummated pursuant to procedures consistent, with the provisions in this Section 2.19, established by the Auction Agent acting in its reasonable discretion and as reasonably agreed by the Borrower or its Subsidiary, as applicable.

(h) Notwithstanding anything in any Loan Document to the contrary, for purposes of this Section 2.19, each notice or other communication required to be delivered or otherwise provided to the Auction Agent (or its delegate) shall be deemed to have been given upon Auction Agent’s (or its delegate’s) actual receipt during normal business hours of such notice or communication; provided that any notice or communication actually received outside of normal business hours shall be deemed to have been given as of the opening of business on the next Business Day.

(i) Each of the Borrower and the Term Lenders acknowledges and agrees that the Auction Agent may perform any and all of its duties under this Section 2.19 by itself or through any Affiliate of the Auction Agent and expressly consents to any such delegation of duties by the Auction Agent to such Affiliate and the performance of such delegated duties by such Affiliate. The exculpatory provisions pursuant to this Agreement shall apply to each Affiliate of the Auction Agent and its respective activities in connection with any Discounted Term Loan Prepayment provided for in this Section 2.19 as well as activities of the Auction Agent.

(j) The Borrower or its Subsidiary, as applicable, shall have the right, by written notice to the Auction Agent, to revoke in full (but not in part) its offer to make a Discounted Term Loan Prepayment and rescind the applicable Specified Discount Prepayment Notice, Discount Range Prepayment Notice or Solicited Discounted Prepayment Notice therefor at its discretion at any time on or prior to the applicable Specified Discount Prepayment Response Date (and if such offer is revoked pursuant to the preceding clauses, any failure by such Borrower or its Subsidiary, as applicable, to make any prepayment to a Term Lender, as applicable, pursuant to this Section 2.19 shall not constitute a Default or Event of Default under Section 8.01 or otherwise).

ARTICLE III.

TAXES, YIELD PROTECTION AND ILLEGALITY

Section 3.01 Taxes.

(a) Payments Free of Taxes. Any and all payments made by or on account of any obligation of the Loan Parties hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if any applicable withholding agent shall be required by applicable Law (as determined in good faith by the applicable withholding agent) to deduct or withhold any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable by such Loan Party shall be increased as necessary so that after all required deductions have been made (including deductions applicable to additional sums payable under this Section 3.01) the Agent, or Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable withholding agent shall make such deductions and (iii) the applicable withholding agent shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Law.

(b) Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Law.

(c) Indemnification by the Borrower. The Borrower shall indemnify each Agent, and each Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable by such Agent, or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided that if the Borrower reasonably believes that such Taxes were not correctly or legally asserted, such Agent or such Lender, as the case may be, will use reasonable efforts to cooperate with the Borrower to obtain a refund of such Taxes so long as such efforts would not, in the sole determination of such Agent or such Lender, as the case may be, result in any additional costs, expenses or risks or be otherwise disadvantageous to it; provided, further, that the Borrower shall not be required to compensate any Agent or any Lender pursuant to this Section 3.01(c) for any amounts paid more than twelve months prior to the date such Lender or such Agent, as the case may be, notifies the Borrower of such Lender’s or such Agent’s intention to claim compensation therefor to the extent any portion of such amounts are directly attributable to such Agent or Lender’s failure to provide notice within the required period, but if the circumstances giving rise to such claim have a retroactive effect (e.g., in connection with the audit of a prior tax year), then such twelve-month period shall be extended to include such period of retroactive effect. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender, or by an Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Status of Lenders. Each Lender shall, at such times as are reasonably requested by the Borrower or the Administrative Agent, provide the Borrower and the Administrative Agent with any documentation prescribed by Law, or reasonably requested by the Borrower or the Administrative Agent, certifying as to any entitlement of such Lender to an exemption from, or reduction in, withholding tax with respect to any payments to be made to such Lender under the Loan Documents. Each such Lender shall, whenever a lapse in time or change in circumstances renders such documentation obsolete or inaccurate in any material respect, deliver promptly to the Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the applicable withholding agent) or promptly notify the Borrower and the Administrative Agent of its inability to do so. Unless the applicable withholding agent has received forms or other documents satisfactory to it indicating that payments under any Loan Document to or for a Lender are not subject to withholding tax or are subject to such Tax at a rate reduced by an applicable tax treaty, the Borrower, Administrative Agent or other applicable withholding agent shall withhold amounts required to be withheld by applicable Law from such payments at the applicable statutory rate.

(i) Without limiting the generality of the foregoing:

(A) Each Lender that is a United States person (as defined in Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement two properly completed and duly signed original copies of Internal Revenue Service Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding.

(B) Each Foreign Lender shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter when required by Law or upon the reasonable request of the Borrower or the Administrative Agent) whichever of the following is applicable:

(I) two duly completed copies of Internal Revenue Service Form W-8BEN (or any successor forms) claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

(II) two duly completed copies of Internal Revenue Service Form W-8ECI (or any successor forms),

(III) in the case of a Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate, in substantially the form of Exhibit F (any such certificate a “United States Tax Compliance Certificate”), or any other form approved by the Administrative Agent, to the effect that such Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of a Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and that no payments in connection with the Loan Documents are effectively connected with such Lender’s conduct of a U.S. trade or business and (y) two duly completed copies of Internal Revenue Service Form W-8BEN (or any successor forms),

(IV) to the extent a Lender is not the beneficial owner (for example, where the Lender is a partnership, or is a Participant holding a participation granted by a participating Lender), Internal Revenue Service Form W-8IMY (or any successor forms) of the Lender, accompanied by a Form W-8ECI, W-8BEN, United States Tax Compliance Certificate, Form W-9, Form W-8IMY (or other successor forms) or any other required information from each beneficial owner, as applicable (provided that, if the Lender is a partnership (and not a participating Lender) and one or more beneficial owners are claiming the portfolio interest exemption, the United States Tax Compliance Certificate may be provided by such Lender on behalf of such beneficial owner(s)), or

(V) any other form prescribed by applicable requirements of U.S. federal income tax Law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable requirements of Law to permit the Borrower and the Administrative Agent to determine the withholding or deduction required to be made.

(C) If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (C), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(ii) Each Lender shall, from time to time after the initial delivery by such Lender of the forms described above, whenever a lapse in time or change in such Lender’s circumstances renders such forms, certificates or other evidence so delivered obsolete or inaccurate, promptly (1) deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) renewals, amendments or additional or successor forms, properly completed and duly executed by such Lender, together with any other certificate or statement of exemption required in order to confirm or establish such Lender’s status or that such Lender is entitled to an exemption from or reduction in U.S. federal withholding tax or (2) notify Administrative Agent and the Borrower of its inability to deliver any such forms, certificates or other evidence.

(iii) Notwithstanding any other provision of this clause (e), a Lender shall not be required to deliver any form that such Lender is not legally eligible to deliver.

(f) Treatment of Certain Refunds. If the any Agent or any Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by a Loan Party or with respect to which a Loan Party has paid additional amounts pursuant to this Section 3.01, it shall pay to the Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Loan Party under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of such Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund and net of any Taxes payable by any Agent or Lender thereon), provided that the applicable Loan Party, upon the request of such Agent or such Lender, agrees to repay the amount paid over to the applicable Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Agent or such Lender in the event such Agent or such Lender is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require any Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

(g) For the avoidance of doubt, the term “Lender” shall include any L/C Issuer and any Swing Line Lender for purposes of this Section 3.01.

Section 3.02 Illegality. If, on or after the date of this Agreement, the adoption of any applicable Law, or any change in any applicable Law, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its Lending Office) with any request or directive (whether or not having the force of Law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for any Lender (or its Lending Office) to make, maintain or fund any of its Eurodollar Loans and such Lender shall so notify the Administrative Agent, the Administrative Agent shall forthwith give notice thereof to the other Lenders and the Borrower, whereupon, until such Lender notifies the Borrower and the Administrative Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Lender to make Eurodollar Loans, or to convert outstanding Loans into Eurodollar Loans, shall be suspended. If such notice is given, each Eurodollar Loan of such Lender then outstanding shall be converted to a Base Rate Loan either (i) on the last day of the then current Interest Period applicable to such Eurodollar Loan, if such Lender may lawfully continue to maintain and fund such Loan to such day or (ii) immediately, if such Lender shall determine that it may not lawfully continue to maintain and fund such Loan to such day.

Section 3.03 Inability To Determine Rates. If on or prior to the first day of any Interest Period for any Eurodollar Loan:

(i) the Administrative Agent determines (which determination shall be conclusive) that by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the applicable Eurodollar Rate for such Interest Period; or

(ii) Lenders having 50% or more of the aggregate amount of the Commitments advise the Administrative Agent that the Eurodollar Rate as determined by the Administrative Agent will not adequately and fairly reflect the cost to such Lenders of funding their Eurodollar Loans for such Interest Period;

the Administrative Agent shall forthwith give notice thereof to the Borrower and the Lenders, whereupon, until the Administrative Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist, (i) the obligations of the Lenders to make Eurodollar Loans, or to continue or convert outstanding Loans as or into Eurodollar Loans, shall be suspended and (ii) each outstanding Eurodollar Loan shall be converted into a Base Rate Loan on the last day of the then current Interest Period applicable thereto. Unless the Borrower notifies the Administrative Agent prior to 12:00 PM on the Business Day of the date of any Eurodollar Loan Borrowing for which a Notice of Borrowing has previously been given that it elects not to borrow on such date, such Borrowing shall instead be made as a Base Rate Borrowing in the same aggregate amount as the requested Borrowing and shall bear interest for each day from and including the first day to but excluding the last day of the Interest Period applicable thereto at the rate applicable to Revolving Loans that are Base Rate Loans for such day.

Section 3.04 Increased Costs and Reduced Return; Capital Adequacy.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets held by, deposits with or for the account of, or credit extended or participated in by, any Lender (or its Lending Office) (except any reserve requirement which is reflected in the determination of the Adjusted Eurodollar Rate hereunder);

(ii) subject any Lender (or its Lending Office) or L/C Issuer to any Tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any Participation Interest in a Letter of Credit or any Loan made by it, or change the basis of taxation of payments to such Lender or L/C Issuer in respect thereof (except for Indemnified Taxes or Other Taxes indemnifiable under Section 3.01 and any Excluded Tax); or

(iii) impose on any Lender (or its Lending Office) or L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Loans made by such Lender or Participation Interest therein or any Letter of Credit or Participation Interest therein;

and the result of any of the foregoing shall be to increase the cost to such Lender (or its Lending Office) of making or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or any L/C Issuer of participating in, issuing or maintaining the Letter of Credit (or of maintaining its obligation to participate in or to issue the Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or L/C Issuer, the Borrower will pay to such Lender or L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or L/C Issuer determines that any Change in Law affecting such Lender or L/C Issuer or any Lending Office of such Lender or such Lender’s or L/C Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or L/C Issuer’s capital or on the capital of such

Lender’s or L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or Participation Interests in Letters of Credit held by, such Lender, or the Letters of Credit issued by such L/C Issuer, to a level below that which such Lender or L/C Issuer or such Lender’s or L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or L/C Issuer’s policies and the policies of such Lender’s or L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or L/C Issuer or such Lender’s or L/C Issuer’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or L/C Issuer setting forth the amount necessary to compensate such Lender or L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delays in Requests. Failure or delay on the part of any Lender or L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or L/C Issuer’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than three months prior to the date that such Lender or L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the three-month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 3.05 Compensation for Losses. Promptly upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(i) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(ii) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(iii) any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.13;

excluding any loss of anticipated profits from maintaining such broken LIBOR contract and excluding any differential on an applicable margin on funds so redeployed but including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing. A certificate (with reasonable supporting detail) of any Lender setting forth any amount or amounts which such Lender is entitled to receive pursuant to this Section 3.05 shall be delivered to the Borrower and shall be conclusive absent manifest error; provided that the Borrower shall not be required to compensate such Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Borrower in writing of the increased costs or reductions and of such Lender’s intention to claim compensation thereof; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

Section 3.06 Base Rate Loans Substituted for Affected Eurodollar Loans. If (i) the obligation of any Lender to make, or to continue or convert outstanding Loans as or to, Eurodollar Loans has been suspended pursuant to Section 3.02 or (ii) any Lender has demanded compensation under Section 3.04 with respect to its Eurodollar Loans, and in any such case the Borrower shall, by at least five Business Days’ prior notice to such Lender through the Administrative Agent, have elected that the provisions of this Section 3.06 shall apply to such Lender, then, unless and until such Lender notifies the Borrower that the circumstances giving rise to such suspension or demand for compensation no longer exist, all Loans which would otherwise be made by such Lender as (or continued as or converted to) Eurodollar Loans shall instead be Base Rate Loans (on which interest and principal shall be payable contemporaneously with the related Eurodollar Loans of the other Lenders). If such Lender notifies the Borrower that the circumstances giving rise to such suspension or demand for compensation no longer exist, the principal amount of each such Base Rate Loan shall be converted into a Eurodollar Loan on the first day of the next succeeding Interest Period applicable to the related Eurodollar Loans of the other Lenders.

Section 3.07 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrower may replace such Lender in accordance with Section 10.13.

Section 3.08 Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Commitments and repayment of all other Senior Credit Obligations hereunder.

ARTICLE IV.

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

Section 4.01 Conditions to Initial Credit Extension. The obligation of each L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to the satisfaction or waiver of the following conditions precedent:

(a) Executed Loan Documents. Receipt by the Administrative Agent (or its counsel) of duly executed counterparts from each party thereto of: (i) this Agreement; (ii) the Notes; (iii) the Guaranty and (iv) the Security Agreement.

(b) Organization Documents. After giving effect to the transactions contemplated hereby, the Administrative Agent shall have received: (i) a copy of the Organization Documents, including all amendments thereto, of each Loan Party, certified as of a recent date by the Secretary of State or other applicable Governmental Authority of its respective jurisdiction of organization to the extent applicable; (ii) a certificate as to the good standing (or comparable status) of each Loan Party from such Secretary of State or other applicable Governmental Authority of its respective jurisdiction of organization, as of a recent date, to the extent applicable; (iii) a certificate of the Secretary or Assistant Secretary of each Loan Party dated the Closing Date and certifying (A) that the Organization Documents of such Loan Party have not been amended since the date of the last amendment thereto shown on the certificate of good standing from its jurisdiction of organization furnished pursuant to clause (ii) above and remains in full force and effect; (B) that attached thereto is a true and complete copy of the agreement of limited partnership, operating agreement or by-laws of such Loan Party, as applicable, as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (C) below or certifying that such by-laws, limited partnership agreement or operating agreement has not been amended, (C) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors (or equivalent governing body) of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which it is to be a party and, in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect and are the only resolutions authorizing the execution, delivery and performance of the Loan Documents; and (D) as to the incumbency and specimen signature of each officer executing any Loan Document; and (iv) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to clause (iii) above.

(c) Officer’s Certificate. The Administrative Agent shall have received a certificate, dated the Closing Date and signed by a Responsible Officer of the Borrower on behalf of each Loan Party, confirming compliance with the conditions precedent set forth in Section 4.02(b) and (c).

(d) Opinion of Counsel. On the Closing Date, the Administrative Agent shall have received a favorable written opinion of Willkie Farr & Gallagher LLP, counsel to the Loan Parties, addressed to the Administrative Agent, Collateral Agent and each Lender, dated the Closing Date, in the form reasonably satisfactory to the Administrative Agent.

(e) Indebtedness. After giving effect to the Transactions and the other transactions contemplated hereby, none of the Borrower or any of its Restricted Subsidiaries shall have outstanding any Indebtedness other than (i) the Loans and Credit Extensions hereunder, (ii) the Senior Notes, (iii) the Indebtedness listed on Schedule 7.01 and (iv) Indebtedness owed to any Borrower or any Guarantor.

(f) Consummation of the Refinancing.

(i) Contemporaneously with the initial funding of the Loans hereunder, the Refinancing shall have been consummated.

(ii) The Administrative Agent shall have received evidence that prior to or substantially concurrently with the initial funding of the Loans hereunder, all Liens securing Indebtedness under the Existing Credit Agreement have been or are being released.

(g) Perfection of Personal Property Security Interests and Pledges; Search Reports. On or prior to the Closing Date, the Collateral Agent shall have received:

(i) a Perfection Certificate from each Loan Party;

(ii) appropriate financing statements (Form UCC-1 or such other financing statements or similar notices as shall be required by local Law) authenticated and authorized for filing under the UCC or other applicable local law of each jurisdiction in which the filing of a financing statement or giving of notice may be required, or reasonably requested by the Collateral Agent, to perfect the security interests intended to be created by the Collateral Documents;

(iii) certified copies of UCC, United States Patent and Trademark Office and United States Copyright Office, tax and judgment lien searches, searches or equivalent reports or searches, each of a recent date listing all effective financing statements, lien notices or comparable documents that name any Loan Party as debtor and that are filed in those state and county jurisdictions in which any Loan Party is organized or maintains its principal place of business and such other searches that are required by the Perfection Certificate or that the Collateral Agent deems necessary or appropriate, none of which encumber the Collateral covered or intended to be covered by the Collateral Documents (other than Permitted Liens or any other Liens acceptable to the Collateral Agent);

(iv) all of the Pledged Collateral, which Pledged Collateral shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, with signatures appropriately guaranteed, accompanied in each case by any required transfer tax stamps, all in form and substance reasonably satisfactory to the Collateral Agent; and

(v) all other filings and recordings of or with respect to the Collateral Documents and of all other actions in each case to the extent required by such Collateral Documents.

(h) Solvency Certificate. On or prior to the Closing Date, the Borrower shall have delivered or caused to be delivered to the Administrative Agent a solvency certificate from a Responsible Officer or chief accounting officer of the Borrower, substantially in the form of Exhibit L hereto, setting forth the conclusions that, after giving effect to the Transactions and the consummation of all financings contemplated herein, the Borrower and its Consolidated Subsidiaries (on a consolidated basis) are Solvent.

(i) Financial Statements. The Joint Lead Arrangers shall have received the financial statements described in Section 5.05(a).

(j) Payment of Fees. All costs, fees and expenses due and payable to the Administrative Agent, the Collateral Agent and the Lenders on or before the Closing Date shall have been paid or, contemporaneously with the funding of the Term Loans, will be paid, to the extent invoiced in reasonable detail at least three Business Days prior to the Closing Date (which amounts may be offset against the proceeds of the Term Loans or, to the extent permitted hereunder, using the proceeds of Revolving Loans).

(k) Patriot Act. On or prior to the Closing Date, each Loan Party shall have provided the documentation and other information concerning such Loan Party to the Administrative Agent and the Joint Lead Arrangers as has been reasonably requested in writing at least 10 days prior to the Closing Date by the Administrative Agent or the Joint Lead Arrangers that they reasonably determine is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act.

The documents referred to in this Section 4.01 shall be delivered to the Administrative Agent no later than the Closing Date. The certificates and opinions referred to in this Section 4.01 shall be dated the Closing Date.

Without limiting the generality of the provisions of Section 9.04, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, or waived each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Promptly after the Closing Date occurs, the Administrative Agent shall notify the Borrower and the Lenders of the Closing Date, and such notice shall be conclusive and binding on all parties hereto.

Section 4.02 Conditions to All Credit Extensions. The obligation of any Lender to make a Loan on the occasion of any Borrowing, and the obligation of any L/C Issuer to issue (or renew or extend the term of) any Letter of Credit, is subject to the satisfaction or waiver of the following conditions:

(a) Notice. The Borrower shall have delivered (i) in the case of any Revolving Loan or Term Loan, to the Administrative Agent, an appropriate Notice of Borrowing, duly executed and completed, by the time specified in, and otherwise as permitted by, Section 2.02, (ii) in the case of any Letter of Credit, to the L/C Issuer, an appropriate Letter of Credit Request duly executed and completed in accordance with the provisions of Section 2.05 and (iii) in the case of any Swing Line Loan, to the Swing Line Lender, a Swing Line Loan Request, duly executed and completed, by the time specified in Section 2.02(b).

(b) Representations and Warranties. The representations and warranties of the Borrower and the other Loan Parties contained in Article V of this Agreement and in any other Loan Document, or which are contained in any Compliance Certificate furnished at any time under or in connection herewith, shall be (i) in the case of representations and warranties qualified by “materiality”, “Material Adverse Effect” or similar language, true and correct in all respects and (ii) in the case of all other representations and warranties, true and correct in all material respects, in each case on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct on the basis set forth above as of such earlier date, in the case of Credit Extensions made after the Closing Date, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished after the Closing Date pursuant to subsections (a) and (b), respectively, of Section 6.01.

(c) No Default. No Default or Event of Default shall exist or would result from such proposed Credit Extension or from the application of the proceeds thereof.

The delivery of each Notice of Borrowing, Swing Line Loan Request and each request for a Letter of Credit shall constitute a representation and warranty by the Loan Parties of the correctness of the matters specified in subsections (b) and (c) above.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent and the Lenders that on and as of the Closing Date and after giving effect to the Transactions and the making of the Loans and the other financial accommodations on the Closing Date and on and as of each date as required by Section 4.01 or 4.02:

Section 5.01 Existence, Qualification and Power. Each of the Borrower and each of its Restricted Subsidiaries (i) is duly organized or formed, validly existing and in good standing (to the extent such concept exists in the relevant jurisdiction) under the Laws of the jurisdiction of its incorporation or organization, (ii) has all requisite corporate or other organizational power and authority and all requisite governmental licenses, authorizations, consents and approvals to (A) own its assets and carry on its business as presently conducted except to the extent that failure to possess such governmental licenses, authorizations, consents and approvals could not reasonably be expected to have a Material Adverse Effect and (B) execute, deliver and perform its obligations under the Loan Documents to which it is a party and (iii) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 5.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party (x) have been duly authorized by all necessary corporate, partnership, limited liability company or other organizational action, and (y) do not and will not (i) contravene the terms of any of such Person’s Organization Documents, (ii) conflict with or result in any breach or contravention of, or the creation of any Lien (other than Permitted Liens) under, any Contractual Obligation to which such Person is a party or any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject except in the case of this clause (ii) any such conflict, breach or contravention would not reasonably be expected individually or in the aggregate to have a Material Adverse Effect or (iii) violate any Law, except in any case for such violations could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

Section 5.03 Governmental Authorization; Other Consents. Except for filings necessary to perfect the Liens in favor of the Collateral Agent in the Collateral, consents, authorizations, notices, approvals and exemptions that have been obtained prior to or as of the Closing Date or as are scheduled on Schedule 5.03 and consents, authorizations, notices, approvals and exemptions, the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect, no approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document to which it is a party.

Section 5.04 Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and (ii) that rights of acceleration and the availability of equitable remedies may be limited by equitable principles of general applicability (regardless of whether enforcement is sought by proceedings in equity or at law).

Section 5.05 Financial Condition; No Material Adverse Effect.

(a) Audited and Unaudited Financial Statements. The MedAssets Financial Statements (x) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein and (y) fairly present in all material respects the financial condition of the Borrower as of the date thereof and its results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein. The unaudited consolidated financial statements of the Borrower for the quarters ended March 31, 2012, June 30, 2012, and September 30, 2012, (x) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein and (y) fairly present in all material respects the financial condition of the Borrower as of the respective dates thereof and its results of operations for the respective periods covered thereby in accordance with GAAP consistently applied throughout the respective periods covered thereby, except as otherwise expressly noted therein. After the Closing Date, the financial statements of the Borrower and its subsidiaries delivered pursuant to Section 6.01(a) have been prepared in accordance with GAAP (except as noted therein) and present fairly and accurately in all material respects the financial condition and results of operations and cash flows of the Borrower and its Subsidiaries as of the dates and for the period to which they relate.

(b) Interim Financial Statements. After the Closing Date, the unaudited financial statements the Borrower and its Subsidiaries delivered pursuant to Section 6.01(b) have been prepared in accordance with GAAP (except as noted therein and for year-end audit adjustments and absence of footnotes) and present fairly and accurately in all material respects the financial condition and results of operations and cash flows of the Borrower and its Subsidiaries as of the dates and for the period to which they relate.

(c) Material Adverse Change. Since December 31, 2011, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

Section 5.06 Litigation. Except as specifically disclosed in Schedule 5.06, there are no actions, suits, investigations or legal, equitable, arbitration or administrative proceedings pending or, to the knowledge of any senior officer of the Borrower, threatened in writing against or affecting the Borrower or any of its Restricted Subsidiaries that could reasonably be expected to result in a Material Adverse Effect.

Section 5.07 Ownership of Property, Liens.

(a) Generally. Each Loan Party has good title to, valid leasehold interests in, or license in, all its property material to its business, free and clear of all Liens, except for in the case of Mortgaged Property, Permitted Encumbrances, and in the case of all other material property, Permitted Liens and minor irregularities or deficiencies in title that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. The property of the Loan Parties, taken as a whole, (i) is in good operating order, condition and repair (ordinary wear and tear and damage by casualty excepted) and (ii) constitutes all the property which is required for the business and operations of the Loan Parties as presently conducted, in each case, to the extent that it would not be reasonably likely to have a Material Adverse Effect.

(b) Real Property. Schedules 4(a) and 4(b) to the Perfection Certificate dated the Closing Date contain a true and complete list as of the Closing Date of each interest in material Real Property (i) owned by any Loan Party as of the date hereof and describes the type of interest therein held by such Loan Party and whether such owned Real Property is leased and if leased whether the underlying Lease contains any option to purchase all or any portion of such Real Property or any interest therein or contains any right of first refusal relating to any sale of such Real Property or any portion thereof or interest therein and (ii) leased, subleased or otherwise occupied or utilized by any Loan Party, as lessee, sublessee, franchisee or licensee, as of the date hereof and describe the type of interest therein held by such Loan Party and, in each of the cases described in clauses (i) and (ii) of this Section 5.07(b), whether any Lease requires the consent of the landlord or tenant thereunder, or other party thereto, to the transactions.

(c) Flood Insurance. No Mortgage encumbers improved Real Property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards within the meaning of the National Flood Insurance Act of 1968 unless flood insurance available under such Act or otherwise reasonably acceptable to the Administrative Agent has been obtained in accordance with Section 6.07.

Section 5.08 Environmental Matters.

(a) Except as set forth on Schedule 5.08 or as, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect:

(i) Each of the Borrower and each of its Restricted Subsidiaries and their businesses, operations and property are in compliance with, and they have no liability under, Environmental Law;

(ii) Each of the Borrower and each of its Restricted Subsidiaries has obtained, or has applied in a timely manner for, all Environmental Permits required for the conduct of their businesses and operations, and the ownership, operation and use of their property, under Environmental Law, and all such Environmental Permits are valid and in good standing;

(iii) There has been no Release or threatened Release of Hazardous Material on, at, under or from any Real Property or facility presently or, to the knowledge of the Borrower and each of its Restricted Subsidiaries, formerly owned, leased or operated by the Borrower or any of its Restricted Subsidiaries or their predecessors in interest that could reasonably be expected to result in liability of any of the Borrower or any of its Restricted Subsidiaries under or noncompliance by any of the Borrower or any of its Restricted Subsidiaries with any Environmental Law;

(iv) There is no claim, demand, notice of violation, notice of potential responsibility, action or proceeding involving allegations of non-compliance with or liability under any Environmental Law pending or, to the knowledge of any of the Borrower or any of its Restricted Subsidiaries, threatened against any of the Borrower or any of its Restricted Subsidiaries, or relating to any Real Property or facilities currently or, to the knowledge of each of the Borrower and each of its Restricted Subsidiaries, formerly owned, leased or operated by the Borrower or any of its Restricted Subsidiaries or relating to the operations of any of the Borrower or any of its Restricted Subsidiaries, and there are no actions, activities, circumstances, conditions, or occurrences that could reasonably be expected to form the basis of such matter;

(v) No Person with an indemnity or contribution obligation to the Borrower and its Restricted Subsidiaries relating to compliance with or liability under Environmental Law is in default with respect to such obligation;

(vi) Neither the Borrower nor any of its Restricted Subsidiaries is obligated to perform any action or otherwise incur any expense under Environmental Law pursuant to any order, decree, judgment or agreement by which it is bound or has assumed by contract or agreement, and none of them is conducting or financing, in whole or in part, any investigation, response or other corrective action pursuant to any Environmental Law at any location;

(vii) No Lien has been recorded or, to the knowledge of any of the Borrower or any of its Restricted Subsidiaries, threatened under any Environmental Law with respect to any Real Property or other assets of any of the Borrower or any of its Restricted Subsidiaries; and

(viii) No Real Property or facility owned, operated or leased by the Borrower or any of its Restricted Subsidiaries and, to the knowledge of the Borrower or any of its Restricted Subsidiaries, no Real Property or facility formerly owned, operated or leased by the Borrower or any of its Restricted Subsidiaries or any of their predecessors in interest is (i) listed or formally proposed for listing on the National Priorities List promulgated pursuant to CERCLA or (ii) listed on the Comprehensive Environmental Response, Compensation and Liability Information System promulgated pursuant to CERCLA or (iii) included on any similar list maintained by any Governmental Authority including any such list relating to petroleum.

Section 5.09 Insurance. Schedule 5.09 sets forth a true, complete and correct description in all material respects of all insurance maintained by the Borrower and each of its Restricted Subsidiaries on the Closing Date. The properties of the Borrower and each of its Restricted Subsidiaries are insured with insurance companies that the Borrower believes are financially sound and reputable that are not Affiliates of the Borrower, in such amounts (after giving effect to any self-insurance compatible with the following standards), with such deductibles and covering such risks as are prudent in the reasonable business judgment of the Borrower’s officers.

Section 5.10 Taxes.

(a) The Borrower and each of its Subsidiaries have each filed, or caused to be filed, all federal and material state, provincial, local and foreign tax returns required to be filed and paid (i) all amounts of Taxes shown thereon to be due and (ii) all other Taxes (including mortgage recording taxes, documentary stamp taxes and intangible taxes) owing by it (including in their capacity as a withholding agent), except for such failures to pay as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. Neither the Borrower nor any of its Subsidiaries knows of any pending investigation, Tax audit or deficiencies of any of the Borrower or any of its Subsidiaries by any taxing authority or proposed tax assessments against any of the Borrower or any of its Subsidiaries that would, individually or in the aggregate, if made, result in a Material Adverse Effect.

(b) Neither the Borrower nor any of its Subsidiaries has ever “participated” in a “listed transaction” within the meaning of U.S. Treasury Regulation Section 1.6011-4.

Section 5.11 ERISA; Foreign Pension Plans; Employee Benefit Arrangements. Except as disclosed in Schedule 5.11:

(a) ERISA.

(i) There are no Unfunded Liabilities in excess of the Threshold Amount (A) with respect to the Borrower or any of its Restricted Subsidiaries and (B) except as would not reasonably be expected to have a Material Adverse Effect, with respect to any ERISA Affiliate; provided that for purposes of this Section 5.11(a)(i)(B) only, Unfunded Liabilities means the amount (if any) by which the projected benefit obligation exceeds the value of the plan’s assets as of its last valuation date using the actuarial assumptions and methods being used by the plan’s actuaries for making such determination.

(ii) Each Plan and Employee Benefit Arrangement, other than a Multiemployer Plan, complies in all respects with the applicable requirements of ERISA and the Code, and each of the Borrower and each of its Restricted Subsidiaries complies in all respects with the applicable requirements of ERISA and the Code with respect to all Multiemployer Plans to which it contributes, except to the extent that the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.

(iii) Except as would not reasonably be expected to have a Material Adverse Effect, no ERISA Event has occurred or, subject to the passage of time, is reasonably expected to occur with respect to any Plan.

(iv) Neither the Borrower nor any of its Restricted Subsidiaries: (A) is or has been within the last six years a party to any Multiemployer Plan; or (B) has completely or partially withdrawn from any Multiemployer Plan.

(v) Neither the Borrower nor any of its Restricted Subsidiaries has any contingent liability with respect to any postretirement benefit under a Welfare Plan that could reasonably be expected to have a Material Adverse Effect.

(b) Foreign Pension Plans. Each Foreign Pension Plan has been maintained in compliance with its terms and with the requirements of any and all applicable Laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities except to the extent that the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any of its Restricted Subsidiaries has incurred any obligation in an amount that would reasonably be expected to have a Material Adverse Effect in connection with the termination of or withdrawal from any Foreign Pension Plan.

(c) Employee Benefit Arrangements.

(i) All liabilities under the Employee Benefit Arrangements are (A) funded to at least the minimum level required by Law or, if higher, to the level required by the terms governing the Employee Benefit Arrangements, (B) insured with a reputable insurance company, (C) provided for or recognized in the financial statements most recently delivered to the Administrative Agent pursuant to Section 6.01 hereof or (D) estimated in the formal notes to the financial statements most recently delivered to the Administrative Agent pursuant to Section 6.01 hereof, where such failure to fund, insure, provide for, recognize or estimate the liabilities arising under such arrangements could reasonably be expected to have a Material Adverse Effect.

(ii) There are no circumstances which may give rise to a liability in relation to the Employee Benefit Arrangements which are not funded, insured, provided for, recognized or estimated in the manner described in clause (i) above and which could reasonably be expected to have a Material Adverse Effect.

(iii) Each of the Borrower and each of its Restricted Subsidiaries is in compliance with all applicable Laws, trust documentation and contracts relating to the Employee Benefit Arrangements, except as would not be expected to have a Material Adverse Effect.

Section 5.12 Subsidiaries; Equity Interests. Schedule 5.12 sets forth a complete and accurate list as of the Closing Date of all Subsidiaries of the Borrower. Schedule 5.12 sets forth as of the Closing Date the jurisdiction of formation of each such Subsidiary, whether each such Subsidiary is a Guarantor, the number of authorized shares of each class of Equity Interests of each such Subsidiary, the number of outstanding shares of each class of Equity Interests, the number and percentage of outstanding shares of each class of Equity Interests of each such Subsidiary owned (directly or indirectly) by any Person and the number and effect, if exercised, of all Equity Equivalents with respect to Equity Interests of each such Subsidiary. All the outstanding Equity Interests of each Restricted Subsidiary of the Borrower are validly issued, fully paid and non-assessable (to the extent applicable and except as may arise under mandatory, nonwaivable provisions of applicable law) and were not issued in violation of the preemptive rights of any shareholder and, as of the Closing Date, those owned by the Borrower, directly or indirectly, are free and clear of all Liens (other than those arising under the Collateral Documents). Other than as set forth on Schedule 5.12, as of the Closing Date, no such Restricted Subsidiary has outstanding any Equity Equivalents nor does any such Person have outstanding any rights to subscribe for or to purchase or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its Equity Interests.

Section 5.13 Margin Regulations; Investment Company Act.

(a) Neither the Borrower nor any of its Restricted Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock. No part of the Letters of Credit or proceeds of the Loans will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock in violation of Regulation U. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form U-1 referred to in Regulation U. No indebtedness being reduced or retired out of the proceeds of the Loans was or will be incurred for the purpose of purchasing or carrying any Margin Stock or any “margin security” within the meaning of Regulation T. Margin Stock does not constitute more than 25% of the value of the consolidated assets of the Borrower and its Consolidated Subsidiaries. None of the transactions contemplated by this Agreement (including the direct or indirect use of the proceeds of the Loans) will violate or result in a violation of the Securities Act, the Exchange Act or Regulation T, U or X.

(b) Neither the Borrower nor any of its Restricted Subsidiaries is an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended.

Section 5.14 Disclosure. No report, financial statement, certificate or other information (other than projections, budgets, estimates and other forward looking information or information of a general or industry specific nature) furnished concerning or affecting the Borrower or any of its Restricted Subsidiaries by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished), when taken as a whole, contains any material misstatement of a material fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading in light of the circumstances under which they were made; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time made (it being understood and agreed that projections as to future events are not to be viewed as facts or guaranties of future performance, that actual results during the period or periods covered by such projections may differ from the projected results and that such differences may be material and that the Loan Parties make no representation that such projections will in fact be realized).

Section 5.15 Compliance with Law. Each of the Borrower and each of its Restricted Subsidiaries is in compliance with all requirements of Law (including Environmental Laws) applicable to it or to its properties, except for any such failure to comply which could not reasonably be expected to cause a Material Adverse Effect. To the knowledge of the Loan Parties, neither the Borrower, nor any of its Restricted Subsidiaries nor any of their respective material properties or assets is subject to or in default with respect to any judgment, writ, injunction, decree or order of any court or other Governmental Authority which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. As of the Closing Date, except as disclosed in Schedule 5.15, neither the Borrower nor any of its Restricted Subsidiaries has received any written communication from any Governmental Authority that alleges that any of the Borrower or any of its Restricted Subsidiaries is not in compliance in any material respect with any Law, except for allegations that have been satisfactorily resolved and are no longer outstanding or which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 5.16 Intellectual Property. Except as set forth on Schedule 5.16, each of the Borrower and each of its Restricted Subsidiaries owns, or possesses the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other rights that are reasonably necessary for the operation of its respective business, without conflict with the rights of any other Person except for those conflicts which could not reasonably be expected to have a Material Adverse Effect.

Section 5.17 Use of Proceeds. The proceeds of (a) the Term Loans funded on the Closing Date will be used by the Borrower on the Closing Date to consummate the Transactions and pay related fees and expenses, (b) the Revolving Loans and the Swing Line Loans will be used by the Borrower after the Closing Date to provide for ongoing working capital requirements of the Borrower and its Subsidiaries and for general corporate purposes (including without limitation to effect Permitted Acquisitions and to finance Consolidated Capital Expenditures) and (c) the Letters of Credit will be used by the Borrower and its Subsidiaries for general corporate purposes.

Section 5.18 Solvency. On the Closing Date, the Borrower and its Consolidated Subsidiaries (on a consolidated basis) are and, after consummation of the Transactions and the financings related thereto, will be Solvent.

Section 5.19 Collateral Documents.

(a) Article 9 Collateral. The Security Agreement, when executed and delivered, is effective to create in favor of the Collateral Agent, for the benefit of the Finance Parties, a legal, valid and enforceable security interest in the Collateral described therein and, when financing statements in appropriate form are filed in the offices specified on Schedule 6 to the Perfection Certificate and the Pledged Collateral is delivered to the Collateral Agent, the Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the grantors thereunder in such of the Collateral in which a security interest can be perfected under Article IX of the UCC by filing or by possession thereof, in each case prior and superior in right to any other Person, other than with respect to Permitted Liens, and except for certain items of Collateral with respect to which such Lien may be perfected only by possession thereof and the failure of the Collateral Agent to have possession thereof is expressly permitted pursuant to the Security Agreement.

(b) Intellectual Property. When financing statements in the appropriate form are filed in the offices specified on Schedule 4.01 to the Security Agreement, the Grant of Security Interest in Patents and Trademarks, substantially in the form of Exhibit A to the Security Agreement, is filed in the United States Patent and Trademark Office and the Grant of Security Interest in Copyrights, substantially in the form of Exhibit B to the Security Agreement, is filed in the United States Copyright Office, then, to the extent that Liens and security interests may be perfected by such filings, the Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the grantors thereunder in the United States patents, trademarks, copyrights, licenses and other intellectual property rights covered in such agreements, in each case prior and superior in right to any other Person (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a lien on issued patents, patent applications, registered trademarks, trademark applications and copyrights acquired by the Loan Parties after the Closing Date). Notwithstanding the foregoing, nothing in this Agreement shall require any of the Borrower or any of its Restricted Subsidiaries to make any filing or take any action to record or perfect a Lien on, or security interest in, any intellectual property outside the United States.

(c) Status of Liens. The Collateral Agent, for the benefit of the Finance Parties, will at all times have the Liens provided for in the Collateral Documents and, subject to the filing by the Collateral Agent of continuation statements to the extent required by the UCC and maintaining control or possession of Collateral to the extent required by the Collateral Documents and to the qualifications and limitations set forth in clauses (a) and (b) above, the Collateral Documents will at all times constitute valid and continuing liens of record and first priority perfected security interests in all the Collateral referred to therein, except as priority may be affected by Permitted Liens and other than (i) in respect of assets and properties which, individually and in the aggregate, are not material to the Loan Parties taken as a whole or in respect of which the failure of the security interests in respect thereof to be valid, perfected first priority security interests will not have a Material Adverse Effect on the rights and benefits of the Lenders under the Loan Documents taken as a whole or (ii) as a result of the Collateral Agent’s failure to (A) maintain possession of any stock certificates, promissory notes or other instruments delivered to it under the Collateral Documents or (B) file Uniform Commercial Code continuation statements.

(d) Mortgages. Each Mortgage, when executed and delivered, is effective to create, in favor of the Collateral Agent, for its benefit and the benefit of the Finance Parties, legal, valid and enforceable first priority Liens on, and security interests in, all of the Loan Parties’ right, title and interest in and to the Mortgaged Properties thereunder and the proceeds thereof, subject only to Permitted Encumbrances, and when the Mortgages are filed in the offices specified in the local counsel opinion delivered with respect thereto in accordance with the provisions of Section 6.12, the Mortgages shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, in each case prior and superior in right to any other Person, other than Permitted Liens and Permitted Encumbrances.

Section 5.20 Senior Indebtedness. The Senior Credit Obligations constitute “Senior Indebtedness” (or any comparable term) under and as defined in the documentation governing any Subordinated Indebtedness.

Section 5.21 Anti-Terrorism Law.

(a) None of the Borrower or any of its Subsidiaries is in material violation of any requirement of Law relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

(b) None of the Borrower or any of its Subsidiaries is any of the following:

(i) a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(ii) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii) a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(v) a Person that is named as a “specially designated national and blocked Person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website or any replacement website or other replacement official publication of such list.

ARTICLE VI.

AFFIRMATIVE COVENANTS

The Borrower agrees that so long as any Lender has any Commitment hereunder, any Senior Credit Obligation or other amount payable hereunder or under any Note or other Loan Document or any L/C Obligation (in each case other than contingent indemnification obligations) remains unpaid or any Letter of Credit remains in effect which has not been Cash Collateralized:

Section 6.01 Financial Statements. The Borrower will deliver to the Administrative Agent for further distribution to each Lender (or directly to each Lender at any time when there is not an incumbent Administrative Agent):

(a) Annual Financial Statements. As soon as available and in any event no later than 90 days after the end of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such fiscal year, the related consolidated statements of operations and shareholders’ equity and a consolidated statement of cash flows for such fiscal year, setting forth in each case, in comparative form the consolidated figures for the preceding fiscal year in reasonable detail and in each case prepared in accordance with GAAP and audited and accompanied by a report and opinion of a “Big Four” accounting firm or other Registered Public Accounting Firm of nationally recognized standing reasonably acceptable to the Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit.

(b) Interim Financial Statements. As soon as available, and in any event within 45 days after the end of the first three fiscal quarters of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such period, together with related consolidated statements of operations and a consolidated statement of cash flows for such period and the then elapsed portion of such fiscal year, setting forth for all periods beginning after the first anniversary of the Closing Date in comparative form the consolidated figures for the corresponding periods of the preceding fiscal year, all in reasonable detail, certified by a Responsible Officer of the Borrower as fairly presenting, in all material respects, the financial condition, results of operations and cash flows of the Borrower and its Consolidated Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

(c) Budget. As soon as available, and in any event within 60 days after the end of each fiscal year of the Borrower beginning after December 31, 2012, a budget for the following fiscal year of the Borrower prepared by management of the Borrower, in form reasonably satisfactory to the Administrative Agent, consisting of statements of income or operations of the Borrower and its Consolidated Subsidiaries on a quarterly basis for the then-current fiscal year.

As to any information contained in materials furnished pursuant to Section 6.02(c), the Borrower shall not be separately required to furnish such information under Section 6.01(a) or (b), but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in Section 6.01(a) or (b) at the times specified therein.

Documents required to be delivered pursuant to Section 6.01, Section 6.02 or Section 6.03 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto, on the Borrower’s website on the Internet at the website address listed on Schedule 10.02 or on www.sec.gov or any successor website on the Internet or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or Intranet website, if any, to which the Administrative Agent has access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); and (ii) the Borrower shall promptly notify (which may be by facsimile or electronic mail) the Administrative Agent (and each Lender if there is at the time no incumbent Administrative Agent) of the posting of any such documents. The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents. Furthermore, if any financial statement, certificate or other information required to be delivered pursuant to Section 6.01, Section 6.02 or Section 6.03 shall be required to be delivered on any date that is not a Business Day, such financial statement, certificate or other information may be delivered to the Administrative Agent on the next succeeding Business Day after such date.

Section 6.02 Certificates; Other Information. The Borrower will deliver to the Administrative Agent for further distribution to each Lender (or directly to each Lender at any time when there is not an incumbent Administrative Agent):

(a) Auditors’ Certificate. Concurrently with the delivery of the financial statements referred to in Section 6.01(a), a certificate of its independent certified public accountants certifying such financial statements and stating that in the course of the audit upon which their opinion on such financial statements was based (but without any special or additional audit procedures for the purpose), they obtained knowledge of no condition or event, in each case relating to accounting matters, which constitutes a Default or an Event of Default or, if such accountants shall have obtained in the course of such audit knowledge of any such Default or Event of Default arising under Section 7.13, disclosing in such written statement the nature and status of such event ((it being understood that such certificate shall be limited to the items that independent certified public accountants cover in such certificates pursuant to their professional standards and customs of the profession and shall no longer be required to be delivered if the Borrower’s certified public accountants no longer provide such a certificate as a matter of policy);

(b) Compliance Certificate. At the time of delivery of the financial statements provided for in Section 6.01(a) and for the financial statements provided for in Section 6.01(b) above coinciding with the end of each fiscal quarter of the Borrower (commencing with the delivery of the financial statements for the first full fiscal quarter beginning after the Closing Date), (i) a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower (which delivery may, unless the Administrative Agent requests originals, be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes) (A) demonstrating compliance with the financial covenants contained in Section 7.13 by calculation thereof as of the end of the fiscal period covered by such financial statements and, if such certificate demonstrates non-compliance with any such financial covenant in Section 7.13, the Borrower may deliver, together with such certificate, notice of their intent to cure (a “Notice of Intent to Cure”) the Event of Default arising in respect of such non-compliance through capital contributions or the sale of Equity Interests as contemplated pursuant to clause (iv) of the definition of “Consolidated EBITDA”, (B) stating that no Default or Event of Default exists, or if any Event of Default does exist, specifying the nature and extent thereof and what action the Borrower proposes to take with respect thereto and (C) stating whether, since the date of the most recent financial statements delivered hereunder, there has been any material change in the GAAP applied in the preparation of the financial statements of the Borrower and its Consolidated Subsidiaries, and, if so, describing such change, and (ii) a management’s discussion and analysis of the financial condition and results of operations for such fiscal quarter and the then elapsed portion of the year, and also as compared to the comparable periods in the previous year. At the time such certificate is required to be delivered, the Borrower shall promptly deliver to the Administrative Agent, information regarding any change in the Total Leverage Ratio that would change the Applicable Margin with respect to Revolving Loans and Swing Line Loans.

(c) Auditors’ Reports. Promptly after any request by the Administrative Agent (or by any Lender communicated through the Administrative Agent), copies of any final detailed audit reports, management letters or recommendations submitted to the Board of Directors (or the audit committee of the Board of Directors) of the Borrower or any of its Restricted Subsidiaries by independent accountants in connection with the accounts or books of the Borrower or any of its Restricted Subsidiaries, or any audit of any of them.

(d) SEC Filings. Promptly after the same are publicly available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower or any Restricted Subsidiary may file or be required to file, copies of any report, filing or communication with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, or with any Governmental Authority that may be substituted therefor, or with any national securities exchange, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto.

(e) Excess Cash Flow. Within 100 days after the end of each Excess Cash Flow Period, a certificate of a Responsible Officer of the Borrower containing information regarding the calculation of Excess Cash Flow for such fiscal year.

(f) ERISA Reports. Promptly upon an ERISA Event or upon request by the Administrative Agent, the most recently prepared actuarial reports in relation to the Employee Benefit Arrangements for the time being operated by the Borrower or any of its Restricted Subsidiaries which are prepared in order to comply with the then current statutory or auditing requirements within the relevant jurisdiction. Promptly upon request, the Borrower shall also furnish the Administrative Agent and the Lenders with such additional information concerning any Plan, Foreign Pension Plan or Employee Benefit Arrangement as may be reasonably requested, including, but not limited to, with respect to any Plans, copies of each annual report/return (Form 5500 series), as well as all schedules and attachments thereto required to be filed with the Department of Labor and/or the Internal Revenue Service pursuant to ERISA and the Code, respectively, for each “plan year” (within the meaning of Section 3(39) of ERISA).

(g) Domestication in Other Jurisdiction. Not less than 30 days after any change in the legal name or jurisdiction of organization of any Loan Party, a copy of all documents and certificates intended to be filed or otherwise executed to effect such change.

(h) Maintenance of Ratings. Borrower will use its commercially reasonable efforts to maintain in effect ratings for the credit facilities provided under this Agreement and the Senior Notes from each of S&P and Moody’s and a public corporate credit rating and a public corporate family rating in respect of each of the Borrower after giving effect to the Transactions from each of S&P and Moody’s, respectively, but, for the avoidance of doubt, shall not be required to maintain a specific rating or ratings above certain levels.

(i) Other Information. Promptly, from time to time, such other information regarding the operations, business affairs and financial condition of the Borrower or any of its Restricted Subsidiaries, as the Administrative Agent or any Lender may reasonably request or such other information regarding compliance with the terms of any Loan Document, as reasonably required by the Administrative Agent.

Section 6.03 Notices. The Borrower will, promptly after a Responsible Officer of the Borrower obtaining knowledge thereof, notify the Administrative Agent (and each Lender if there is then no incumbent Administrative Agent), and the Administrative Agent will in turn notify the Lenders:

(i) of the occurrence of any Default or Event of Default;

(ii) of (A) any dispute, litigation, investigation, proceeding or suspension between the Borrower or any of its Subsidiaries and any Governmental Authority, (B) the commencement of, or any material adverse development in, any litigation or proceeding affecting the Borrower or any of its Subsidiaries, including pursuant to any applicable Environmental Law, under any Loan Document and (C) any litigation, investigation or proceeding affecting any Loan Party; in each case of subclauses (A) through (C) to the extent that the same have resulted or could reasonably be expected to result in a Material Adverse Effect;

(iii) the occurrence of any Casualty or Condemnation with respect to any property of any Loan Party or Restricted Subsidiary or any part thereof having a fair market value in excess of the Threshold Amount;

(iv) of the occurrence of any ERISA Event that could reasonably be expected to have a Material Adverse Effect; and

(v) of any Casualty or Condemnation with respect to any property of the Borrower or any of its Restricted Subsidiaries or any part thereof having a fair market value in excess of the Threshold Amount.

Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(i) shall describe with particularity any and all provisions of this Agreement or the other Loan Documents that have been breached.

Section 6.04 Payment of Obligations. Each of the Loan Parties and their Restricted Subsidiaries will pay and discharge all Taxes, claims, assessments and other governmental charges or levies imposed upon it, or upon its income or profits, or upon any of its properties, before they shall become more than 45 days delinquent; provided, however, that no Loan Party or Restricted Subsidiary shall be required to pay any such Tax, assessment, charge, levy or claim (A) which is being contested in good faith by appropriate proceedings and as to which adequate reserves have been established in accordance with GAAP or (B) if the failure to make any such payment could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 6.05 Preservation of Existence, etc. Except as a result of or in connection with a dissolution, merger or disposition of a Restricted Subsidiary of the Borrower permitted under Section 7.04 or Section 7.05, each Loan Party and Restricted Subsidiary will: (i) preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization, except in the case of a Restricted Subsidiary of the Borrower where the failure to do so could not reasonably be expected to have a Material Adverse Effect; (ii) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (iii) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

Section 6.06 Maintenance of Properties. Each Loan Party and Restricted Subsidiary will: (i) maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear and Casualty and Condemnation excepted; and (ii) make all necessary repairs thereto and renewals and replacements thereof, except, in each case, where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 6.07 Maintenance of Insurance.

(a) Insurance Policies. Each of the Loan Parties and Restricted Subsidiaries will at all times maintain in full force and effect insurance against such risks and liabilities as the Borrower believes are reasonable and prudent in light of the size and nature of its business and in such amounts and with such deductibles or self-insurance retentions as are prudent in the good faith judgment of the officers of the Borrower. The Collateral Agent shall be named as loss payee or mortgagee, as its interest may appear, with respect to any such property and casualty policies and additional insured with respect to any business interruption or liability policies (other than worker’s compensation, director and officer liability or other policies in which such endorsements are not customary), and each provider of any such insurance shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Collateral Agent, that if the insurance carrier shall have received written notice from the Collateral Agent of the occurrence and continuance of an Event of Default, the insurance carrier shall pay all proceeds otherwise payable to the Borrower or one or more of its Subsidiaries under such policies directly to the Collateral Agent and that it will give the Collateral Agent 30 days’ prior written notice before any such policy or policies shall be adversely altered or canceled, and that no act or default of any Group Company or any other Person shall affect the rights of the Collateral Agent under such policy or policies.

(b) Flood Insurance. If any portion of any Mortgaged Property is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a Special Flood Hazard Area with respect to which flood insurance has been made available under the National Flood Insurance Act of 1968 (as now or hereafter in effect or successor act thereto), then the Borrower shall, or shall cause each Loan Party to (i) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (ii) deliver to the Administrative Agent evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent.

Section 6.08 Compliance with Laws. Each of the Loan Parties and Restricted Subsidiaries will comply with all requirements of Law applicable to it and its properties to the extent that noncompliance with any such requirement of Law would reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, each of the Loan Parties and Restricted Subsidiaries will do each of the following as it relates to any Plan maintained by, or Multiemployer Plan contributed to by, each of the Loan Parties or Restricted Subsidiaries, Foreign Pension Plan or Employee Benefit Arrangement except to the extent that any failure to do any of the following would not reasonably be expected to have a Material Adverse Effect: (i) maintain each Plan (other than a Multiemployer Plan) and Employee Benefit Arrangement in compliance in all respects with the applicable provisions of ERISA, the Code or other Federal, state or foreign Law; (ii) cause each Plan (other than a Multiemployer Plan), Foreign Pension Plan that is qualified under Section 401(a) of the Code to maintain such qualifications; (iii) make all required contributions to any Plan subject to Section 412 of the Code and make all required contributions to Multiemployer Plans; (iv) ensure that there are no Unfunded Liabilities in excess of the Threshold Amount unless the aggregate amount of such Unfunded Liabilities is reduced below the Threshold Amount within a 30-day period; (v) except for the obligations set forth on Schedule 5.12, not become a party to any Multiemployer Plan; (vi) make all contributions (including any special payments to amortize any Unfunded Liabilities) required to be made in accordance with all applicable laws and the terms of each Foreign Pension Plan in a timely manner; (vii) ensure that all material liabilities under all Employee Benefit Arrangements are either (A) funded to at least the minimum level required by law or, if higher, to the level required by the terms governing the Employee Benefit Arrangements; (B) insured with a reputable insurance company; or (C) provided for or recognized in the financial statements most recently delivered to the Administrative Agent under Section 6.01(a) or (b); (viii) ensure that the material contributions or premium payments to or in respect of all Employee Benefit Arrangements are and continue to be promptly paid at no less than the rates required under the rules of such arrangements and in accordance with the most recent actuarial advice received in relation to the Employee Benefit Arrangement and generally in accordance with applicable Law; and (ix) use its reasonable efforts to cause each of its ERISA Affiliates to do each of the items listed in clauses (i) through (iv) above as it relates to Plans and Multiemployer Plans maintained by or contributed to by its ERISA Affiliates such that there shall be no liability to the Borrower or any of its Restricted Subsidiaries by virtue of such ERISA Affiliate’s acts or failure to act.

Section 6.09 Books and Records. Each of the Loan Parties and Restricted Subsidiaries will keep books and records of its transactions that are complete and accurate in all material respects in accordance with GAAP (including the establishment and maintenance of appropriate reserves).

Section 6.10 Inspection Rights. Each of the Loan Parties and Restricted Subsidiaries will (but, if no Default or Event of Default shall have occurred and be continuing, not more often than once per fiscal year at the Borrower’s expense) permit representatives and independent contractors of the Administrative Agent to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers and independent public accountants (and each Loan Party hereby authorizes, and the Borrower shall cause each other Restricted Subsidiary which is not a Loan Party to authorize, such independent accountants to discuss its affairs, finances and accounts with the Administrative Agent or any representative or independent contractor thereof; provided that a representative of such or any other Loan Party has been given the opportunity to be present), all at such reasonable times during normal business hours and as often as may be reasonably desired, upon two Business Days’ advance notice to the Borrower; provided, however, that when an Event of Default exists (1) the Administrative Agent (or any of its representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice and (2) in addition to the Administrative Agent, any Lender (or any of its representatives or independent contractors)) may, subject to regulatory restrictions, do any of the foregoing at its own expense at any time during normal business hours and upon reasonable advance notice.

Section 6.11 Use of Proceeds. The Borrower will use the proceeds of the Loans and will use the Letters of Credit solely for the purposes set forth in Section 5.17.

Section 6.12 Additional Loan Parties; Additional Security.

(a) Additional Guarantors. The Borrower will take, and will cause each of its Restricted Subsidiaries (other than non-Wholly owned Subsidiaries of the Borrower, Excluded Foreign Subsidiaries, Immaterial Subsidiaries, a Regulated Subsidiaries and not-for-profit Subsidiaries) to take, such actions from time to time as shall be necessary to ensure that all Restricted Subsidiaries of the Borrower (other than such non-Wholly Owned Subsidiaries of the Borrower, Excluded Foreign Subsidiaries, Immaterial Subsidiaries, a Regulated Subsidiaries and not-for-profit Subsidiaries) are Guarantors. Without limiting the generality of the foregoing, if the Borrower or any of its Restricted Subsidiaries shall form or acquire any new Restricted Subsidiary, the Borrower, as soon as practicable and in any event within 30 days after such formation or acquisition, will provide the Collateral Agent with notice of such formation or acquisition setting forth in reasonable detail a description of all of the assets of such new Restricted Subsidiary (to the extent that it is required to become a Guarantor) and the Borrower will cause such new Restricted Subsidiary (other than non-Wholly Owned Subsidiaries of the Borrower, Excluded Foreign Subsidiaries, Immaterial Subsidiaries, a Regulated Subsidiaries and not-for-profit Subsidiaries) to within 30 days (or such later date as the Administrative Agent shall reasonably agree) after such formation or acquisition:

(i) (A) execute an Accession Agreement pursuant to which such new Restricted Subsidiary shall agree to become a “Guarantor” under the Guaranty and Security Agreement; and/or an obligor under such other Collateral Documents as may be applicable to such new Restricted Subsidiary and (B) take all actions required to be taken by such Collateral Documents to perfect the liens granted thereunder; and

(ii) deliver such proof of organizational authority, incumbency of officers, opinions of counsel and other documents as is consistent with those delivered by each Loan Party pursuant to Section 4.01 on the Closing Date or as the Administrative Agent or the Collateral Agent shall have reasonably requested.

(b) Additional Security. (i) The Borrower will, and will cause each of its Restricted Subsidiaries which becomes a Guarantor to cause, all of its owned (but not leased) Real Properties with a fair market value in excess of $3,000,000 hereafter acquired and all or substantially all personal property (other than any personal property expressly excluded from the definition of “Collateral” in the Security Agreement), in each case to the extent required by any Collateral Document, to be subject at all times to perfected and, in the case of owned (but not leased) Real Property, title insured Liens in favor of the Collateral Agent pursuant to the Collateral Documents, or such other security agreements, pledge agreements, Mortgages or similar collateral documents as the Collateral Agent shall request in its sole reasonable discretion (collectively, the “Additional Collateral Documents”). With respect to any owned (but not leased) Real Property having a fair market value in excess of $3,000,000 acquired by any Loan Party subsequent to the Closing Date, Borrower or such Guarantor will cause to be delivered to the Collateral Agent with respect to such owned (but not leased) Real Property, a Mortgage or other appropriate instruments under applicable law sufficient to create a valid first priority Lien of record on such Real Property including, to the extent reasonably requested by the Administrative Agent, Surveys, Title Policies, local counsel opinions, life-of-loan flood insurance certificates, flood insurance certificates, and other instruments, certificates and documents, as are in form and substance reasonably requested by the Collateral Agent. In furtherance of the foregoing terms of this Section 6.12, the Borrower agrees to promptly, within 30 days provide the Administrative Agent with written notice of the acquisition by the Borrower or any Guarantor of any owned (but not leased) Real Property having a market value greater than $3,000,000 setting forth in reasonable detail the location and a description of the Real Property so acquired. Without limiting the generality of the foregoing, the Borrower will cause, and will cause each of its Restricted Subsidiaries that is or becomes a Guarantor to cause, 100% of the Equity Interests owned by them of each of their respective direct and indirect Wholly Owned Domestic Subsidiaries that are not Unrestricted Subsidiaries, or (x) 65% of the voting Equity Interests (within the meaning of Treasury Regulation § 1.956-2(c)(2)) and 100% of the non-voting Equity Interests, if such Subsidiary is a direct Restricted Foreign Subsidiary of a Loan Party, or (y) to the extent not prohibited by the terms of any Organization Document or other agreement governing a Permitted Joint Venture, or non-Wholly Owned Subsidiary such percentage as is equal to their respective ratable ownership of all Equity Interests in Permitted Joint Ventures and non-Wholly Owned Subsidiaries other than, in each case, Unrestricted Subsidiaries (so long as any such agreement governing a Permitted Joint Venture or such non-Wholly Owned Subsidiary’s Organization Documents have not been modified to so preclude such pledge in contemplation of such Person becoming a Subsidiary)) to be subject at all times to a first priority, perfected Lien in favor of the Collateral Agent, subject only to Permitted Liens described in Sections 7.02(ii), (iii), (iv) and (xiv). Notwithstanding the foregoing, Liens granted pursuant to this Section 6.12 shall be subject to exceptions and limitations consistent with those set forth in the Security Agreements with respect to Collateral thereunder (including, without limitation, excluding from the definition of “Collateral” certain assets subject to Liens permitted under Section 7.02(xv)).

(i) If, subsequent to the Closing Date, a Loan Party shall acquire any patents, trademark registrations, service mark registrations, registered trade names, copyright registrations or any applications related to the foregoing, securities, instruments, chattel paper or other personal property required to be delivered to the Collateral Agent as Collateral hereunder or under any of the Collateral Documents, the Borrower shall notify the Collateral Agent of the same as required by Section 6.02, provided that if any such acquisition is accomplished by means of a Permitted Acquisition, the Borrower shall promptly (and in any event no later than 30 days after consummation of such Permitted Acquisition) notify the Collateral Agent of the same.

(ii) All such security interests and mortgages shall be granted pursuant to documentation consistent with the Collateral Documents executed on the Closing Date and otherwise reasonably satisfactory in form and substance to the Collateral Agent and shall constitute valid and enforceable perfected security interests and mortgage liens subject to no other Liens except for Permitted Liens. The Additional Collateral Documents or instruments related thereto shall have been duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent required to be granted pursuant to the Additional Collateral Documents, and all taxes, fees and other charges payable in connection therewith shall have been paid in full. The Borrower shall cause to be delivered to the Collateral Agent such title insurance and other related documents as may be reasonably requested by the Collateral Agent to assure itself that this Section 6.12(b) has been complied with.

(iii) Notwithstanding anything contained in this Section 6.12(b), the Collateral Agent and the Borrower agree to exclude assets from the Collateral and that the Borrower shall not be required to deliver any Additional Collateral Documents (or any related Surveys, Title Policies, local counsel opinions, life-of-loan flood insurance certificates, flood insurance certificates, and other instruments, certificates and documents) if, as reasonably determined by the Collateral Agent and the Borrower in writing, the cost of obtaining or perfecting a security interest is excessive in relation to the benefit afforded to the Lenders thereby.

(c) Real Property Appraisals. If the Collateral Agent reasonably determines that it or the Lenders are required by Law or regulation to have appraisals prepared in respect of the Real Property of the Borrower or any of its Restricted Subsidiaries constituting Collateral, the Borrower shall provide to the Collateral Agent appraisals which satisfy the applicable requirements set forth in 12 C.F.R., Part 34 - Subpart C or any successor or similar statute, rule, regulation, guideline or order, and which shall be in scope, form and substance, and from appraisers, reasonably satisfactory to the Collateral Agent and shall be accompanied by a certification of the appraisal firm providing such appraisals that the appraisals comply with such requirements.

(d) Completion of Actions. The Borrower agrees that each action required by this Section 6.12 shall be completed as soon as possible, but in no event later than 60 days (or such later date as determined by the Administrative Agent) after such action is either requested to be taken by the Collateral Agent or required to be taken by the Borrower or any of its Subsidiaries pursuant to the terms of this Section 6.12.

Section 6.13 Further Assurances.

(a) Promptly, upon the reasonable request of the Administrative Agent (on behalf of itself or of the Required Lenders) or the Collateral Agent, at the Borrower’s expense, execute, acknowledge and deliver, or cause the execution, acknowledgment and delivery of, and thereafter register, file or record, or cause to be registered, filed or recorded, in an appropriate governmental office, any document or instrument supplemental to or confirmatory of the Collateral Documents or otherwise deemed by the Administrative Agent or the Collateral Agent reasonably necessary or desirable for the continued validity, perfection and priority of the Liens on the Collateral covered thereby subject to no other Liens except as permitted by the Finance Documents, in each case, to the extent not inconsistent with the terms of any Finance Document.

(b) In connection with any change (i) in any Loan Party’s legal name, (ii) in the location of any Loan Party’s chief executive office, (iii) in any Loan Party’s organizational identification number, if any, or (iv) in any Loan Party’s jurisdiction of organization (in each case, including by merging with or into any other entity, reorganizing, dissolving, liquidating, reorganizing or organizing in any other jurisdiction), (A) it shall give the Collateral Agent and the Administrative Agent prompt written notice (which shall in any event be given within 30 days, or such greater notice period agreed to in writing by the Collateral Agent, after such change) clearly describing such change and providing such other information in connection therewith as the Collateral Agent or the Administrative Agent may reasonably request and (B) it shall promptly take all action reasonably requested by the Collateral Agent to maintain the perfection and priority of the security interest of the Collateral Agent for the benefit of the Finance Parties in the Collateral, if applicable. Such Loan Party shall not in any event change its name, organizational structure or location (determined as provided in Section 9-307 of the UCC), if such change would cause the Security Interest (as defined in the Security Agreement) in favor of the Collateral Agent, in any Collateral to lapse or cease to be perfected unless such Loan Party has taken on or before the date of lapse all actions necessary to ensure that such Security Interest in the Collateral does not lapse or cease to be perfected. Each Loan Party agrees to promptly and in any event within 30 days of such change provide the Collateral Agent with certified Organization Documents reflecting any of the changes described in the preceding sentence.

Section 6.14 [Reserved].

Section 6.15 Compliance with Environmental Laws. Each of the Loan Parties and Restricted Subsidiaries will comply, and use commercially reasonable efforts to cause all lessees and other Persons occupying Real Property of any Loan Party to comply, with all Environmental Laws and Environmental Permits applicable to its operations, Real Property and facilities; obtain and renew all material Environmental Permits applicable to its operations, Real Property and facilities; and conduct all investigations, response and other corrective actions to address the Release or threat of Release of Hazardous Materials to the extent required by, and in accordance with, Environmental Laws, except in each case for any such failure which could not be reasonably expected to have a Material Adverse Effect; provided that no Loan Party or Restricted Subsidiary shall be required to undertake any such action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

Section 6.16 Post-Closing Collateral Matters. Execute and deliver the documents and complete the tasks set forth on Schedule 6.16, in each case within the time limits specified on such schedule subject to the extension by the Administrative Agent in its sole discretion.

Section 6.17 Designation of Subsidiaries. The Borrower may at any time after the Closing Date designate any existing or subsequently acquired or organized Subsidiary as an Unrestricted Subsidiary and subsequently re-designate any such Unrestricted Subsidiary as a Restricted Subsidiary so long as, after giving effect to any such designation or re-designation, (i) immediately before and after such designation on a Pro Forma Basis, no Event of Default shall have occurred and be continuing, (ii) no Subsidiary may be designated as an Unrestricted Subsidiary or continue as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” for the purpose of the Senior Notes or any other Indebtedness of the Borrower and (iii) immediately after giving effect to such designation, the Borrower shall be in compliance on a Pro Forma Basis with the covenants set forth in Section 7.13 recomputed as of the last day of the most recently ended fiscal quarter of the Borrower for which financial statements are available. The designation of any Subsidiary as an Unrestricted Subsidiary after the Closing Date shall constitute an

Investment by the Borrower therein at the date of designation in an amount equal to the fair market value of the Borrower’s or its Subsidiary’s (as applicable) investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (i) the incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time and (ii) a return on any Investment by the Borrower in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the fair market value at the date of such designation of the Borrower’s or its Subsidiary’s (as applicable) Investment in such Subsidiary. When designated as an Unrestricted Subsidiary, each such Unrestricted Subsidiary, in the aggregate with all Unrestricted Subsidiaries previously designated (at the time of designation thereof) that continue to be Unrestricted Subsidiaries, shall not constitute more than 5.0% of (x) Consolidated EBITDA on a Pro Forma Basis of the Borrower and its Subsidiaries for the four-quarter period ended immediately prior to the date of such designation and (y) Consolidated Total Assets.

Notwithstanding the foregoing, any Unrestricted Subsidiary that has been re-designated a Restricted Subsidiary may not be subsequently re-designated as an Unrestricted Subsidiary.

ARTICLE VII.

NEGATIVE COVENANTS

The Borrower agrees that so long as any Lender has any Commitment hereunder, any Senior Credit Obligation or other amount payable hereunder or under any Note or other Loan Document or any L/C Obligation (in each case other than contingent indemnification obligations) remains unpaid or any Letter of Credit remains in effect which has not been Cash Collateralized:

Section 7.01 Limitation on Indebtedness. None of the Borrower or any of its Restricted Subsidiaries will incur, create, assume or permit to exist any Indebtedness or Swap Obligations except:

(i) Indebtedness of the Borrower and its Restricted Subsidiaries outstanding on the Closing Date and disclosed on Schedule 7.01 (collectively, the “Existing Indebtedness”);

(ii) (A) Indebtedness of the Loan Parties under this Agreement and the other Loan Documents (including any Incremental Loans incurred pursuant to Section 2.15 or Other Loans incurred pursuant to Section 2.18), (B) Indebtedness of the Borrower and the Borrower’s Restricted Subsidiaries under those Finance Documents which are not Loan Documents and (C) Indebtedness of Loan Parties under the Senior Note Documents with respect to the Senior Notes and Permitted Refinancings of such Senior Notes;

(iii) Purchase Money Indebtedness, Attributable Indebtedness in respect of Capital Leases and Synthetic Lease Obligations of the Borrower and its Restricted Subsidiaries incurred after the Closing Date to finance Consolidated Capital Expenditures and Attributable Indebtedness in respect of Sale/Leaseback Transactions of the Borrower and its Restricted Subsidiaries permitted pursuant to Section 7.11; provided that (x) the aggregate principal amount of all such Indebtedness incurred pursuant to this clause (iii) does not exceed the greater of $75,000,000 and 25% of Consolidated EBITDA on a Pro-Forma Basis of the Borrower and its Subsidiaries for the four-quarter period in respect of which financial statements have been delivered ended immediately prior to the date of such determination at any time outstanding and (y) no Lien securing any such Indebtedness shall extend to or cover any property or asset of the Borrower or any of its Restricted Subsidiaries other than the asset so financed and proceeds thereof;

(iv) Indebtedness of the Borrower or its Restricted Subsidiaries secured solely by Liens granted pursuant to clause (xvi), (xvii) and/or (xviii) of Section 7.02 and any other Indebtedness of a Person whose Equity Interests or assets are acquired in a Permitted Acquisition which is acquired or assumed by the Borrower or a Restricted Subsidiary of the Borrower in such Permitted Acquisition; provided that (A) such Indebtedness was not incurred in connection with, or in anticipation of, the events described in such clauses or such Permitted Acquisition, (B) at the time of the acquisition or assumption of such Indebtedness and after giving effect thereto (and to such Permitted Acquisition) on a Pro Forma Basis, the Borrower will be in compliance with the covenants set forth in Section 7.13 and (C) no Default or Event of Default shall have occurred and be continuing prior to or immediately after the acquisition or assumption of such Indebtedness;

(v) Indebtedness of the Borrower and its Restricted Subsidiaries incurred to finance a Permitted Acquisition; provided that (A) the primary obligor in respect of, and any Person that provides a Guaranty Obligation, such Indebtedness shall be the Borrower or a Guarantor, (B) such Indebtedness does not mature prior to the date that is 180 days after the Term B Loan Maturity Date, (B) at the time of the incurrence of such Indebtedness and after giving effect thereto (and to such Permitted Acquisition) on a Pro Forma Basis, the Borrower will be in compliance with the covenants set forth in Section 7.13, (C) no Default or Event of Default shall have occurred and be continuing prior to or immediately after the incurrence of such Indebtedness and (D) at the time of any such incurrence of Indebtedness and after giving effect thereto (and to the related Permitted Acquisition) on a Pro Forma Basis, the Total Leverage Ratio is less than or equal to 5.0 to 1.0;

(vi) any Permitted Refinancing of Indebtedness permitted under clause (i), (iii), (iv) or (v) above (but without duplication of amounts outstanding pursuant to such clauses);

(vii) (A) contingent liabilities in respect of any indemnification, adjustment of purchase price, earn-out, non-compete, consulting, deferred compensation and similar obligations of the Borrower and its Restricted Subsidiaries incurred in connection with Permitted Acquisitions, Permitted Joint Ventures, Investments permitted by Section 7.06 and Asset Dispositions and (B) obligations in respect of earn-outs, purchase price adjustments or similar adjustments incurred by the Borrower or its Restricted Subsidiaries under agreements governing Permitted Acquisitions, Investments permitted by Section 7.06 or Asset Dispositions;

(viii) Swap Obligations of the Borrower or any of its Restricted Subsidiaries under Swap Agreements to the extent entered into after the Closing Date in order to manage interest rate, foreign currency exchange rate and commodity pricing risks and not for speculative purposes;

(ix) Indebtedness owed to any Person providing property, casualty or liability insurance to the Borrower or any Restricted Subsidiary of the Borrower, so long as such Indebtedness shall not be in excess of the amount of the unpaid cost of such insurance and Indebtedness consisting of take-or-pay obligations contained in supply agreements, in each case in the ordinary course of business;

(x) Indebtedness consisting of Guaranty Obligations incurred (A) by the Borrower in respect of Indebtedness, leases or other ordinary course obligations permitted to be incurred by, or obligations in respect of Permitted Acquisitions, Investments permitted by Section 7.06 or Permitted Joint Ventures of, any Guarantor, (B) by any Guarantor of Indebtedness, leases or other ordinary course obligations permitted to be incurred by, or obligations in respect of Permitted

Acquisitions, Investments permitted by Section 7.06 or Permitted Joint Ventures of, the Borrower or any Guarantor, (C) by any Restricted Subsidiary that is not a Guarantor of Indebtedness, leases or other ordinary course obligations permitted to be incurred by, or obligations in respect of Permitted Acquisitions, Investments permitted by Section 7.06 or Permitted Joint Ventures of, Wholly Owned Foreign Subsidiaries of any other Restricted Subsidiary that is not a Guarantor and (D) by the Borrower or any Restricted Subsidiary of the Borrower of Indebtedness, leases or other ordinary course obligations permitted to be incurred by the Borrower or any Restricted Subsidiary of the Borrower in an aggregate amount not to exceed the greater of $12,500,000 and 5% of Consolidated EBITDA on a Pro Forma Basis of the Borrower and its Subsidiaries for the four-quarter period in respect of which financial statements have been delivered ended immediately prior to the date of such determination at any time outstanding;

(xi) intercompany Indebtedness to the extent permitted by Section 7.06(x) or (xvii);

(xii) Indebtedness of Foreign Subsidiaries that are Restricted Subsidiaries incurred on or after the Closing Date to finance working capital requirements and general corporate purposes and Permitted Refinancings thereof (determined without regard to clause (ii) of the definition thereof) in an aggregate principal amount which when taken together with the then outstanding principal amount of all Indebtedness of Foreign Subsidiaries that are Restricted Subsidiaries incurred pursuant to this clause (xii) does not exceed $20,000,000 (or its equivalent in one or more applicable foreign currencies);

(xiii) (A) Indebtedness of the Borrower and its Restricted Subsidiaries arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that (1) such Indebtedness (other than credit or purchase cards) is extinguished within five Business Days after receipt of notice of its incurrence and (2) such Indebtedness in respect of credit or purchase cards is extinguished within 60 days from its incurrence, and (B) contingent indemnification obligations of the Borrower and its Subsidiaries to financial institutions, in each case to the extent in the ordinary course of business and on terms and conditions which are within the general parameters customary in the banking industry, entered into to obtain cash management services or deposit account overdraft protection services (in amount similar to those offered for comparable services in the financial industry) or other services in connection with the management or opening of deposit accounts or incurred as a result of endorsement of negotiable instruments for deposit or collection purposes;

(xiv) unsecured Indebtedness of the Borrower in an amount not to exceed $6,250,000 in the aggregate at any time outstanding owing to any then existing or former director, officer or employee of the Borrower or any of its Restricted Subsidiaries or their respective assigns, estates, heirs or their current or former spouses for the repurchase, redemption or other acquisition or retirement for value of any Equity Interest or Equity Equivalent of the Borrower held by them permitted in accordance with Section 7.07;

(xv) accretion or amortization of original issue discount and accretion of interest paid in kind, in each case in respect of Indebtedness otherwise permitted by this Section 7.01;

(xvi) contingent obligations under or in respect of (A) bid bonds, surety bonds, appeal bonds, performance and return-of-money bonds, workers’ compensation claims, insurance and self-insurance obligations, employee benefit obligations, bankers’ acceptances, letters of credit or guarantees or obligations with respect to letters of credit and (B) other similar obligations incurred in the ordinary course of business or consistent with past practice in connection with bids, projects, leases and similar commercial contracts;

(xvii) Indebtedness representing deferred compensation, severance, pension and health and welfare retirement benefits or the equivalent thereof to current and former employees of the Borrower and its Restricted Subsidiaries incurred in the ordinary course of business or existing on the Closing Date;

(xviii) Indebtedness supported by a Letter of Credit, in a principal amount not to exceed the face amount of such Letter of Credit;

(xix) Permitted Unsecured Refinancing Debt, and any Permitted Refinancing thereof;

(xx) Permitted First Priority Refinancing Debt and Permitted Second Priority Refinancing Debt, and any Permitted Refinancing thereof;

(xxi) Indebtedness of the Borrower in respect of one or more series of senior unsecured notes or senior secured notes that will be secured by the Collateral on a pari passu or junior basis with the Senior Secured Obligations, that are issued or made in lieu of Incremental Revolving Loans, Revolving Commitment Increases and/or Term Commitment Increases pursuant to an indenture or a note purchase agreement or otherwise and any extensions, renewals, refinancings and replacements thereof (the “Additional Notes”); provided that (A) such Additional Notes are not scheduled to mature prior to the date that is 91 days after the Latest Maturity Date then in effect, (B) the aggregate principal amount of all Additional Notes issued pursuant to this paragraph (xxi) shall not exceed (x) the Incremental Cap less (y) the amount of all Incremental Revolving Loans and Incremental Term Loans, (C) such Additional Notes shall not be subject to any Guaranty Obligation by any Restricted Subsidiary other than a Loan Party, (D) in the case of Additional Notes that are secured, the obligations in respect thereof shall not be secured by any Lien on any asset of the Borrower or any of its Restricted Subsidiaries other than any asset constituting Collateral, (E) at the time of the incurrence of such Indebtedness and after giving effect thereto on a Pro Forma Basis, the Borrower will be in compliance with the covenants set forth in Section 7.13, (F) at the time of any such incurrence of Indebtedness and after giving effect thereto on a Pro Forma Basis, the Secured Leverage Ratio is less than or equal to 3.5 to 1.0, (G) if such Additional Notes are secured, the security agreements relating to such Additional Notes shall be substantially the same as the Security Agreement (with such differences as are reasonably satisfactory to the Administrative Agent), (H) no Default or Event of Default shall have occurred and be continuing or would exist immediately after giving effect to such incurrence and (I) if such Additional Notes are secured, such Additional Notes and the trustee under the indenture governing such Additional Notes shall be subject to the First Lien Intercreditor Agreement or Second Lien Intercreditor Agreement, as applicable; provided that if such Additional Notes are issued pursuant to an indenture that has not previously been made subject thereto, then the Borrower, the Guarantors, the Administrative Agent and the trustee for such Additional Notes shall have executed and delivered the First Lien Intercreditor Agreement or the Second Lien Intercreditor Agreement, as applicable;

(xxii) [Reserved];

(xxiii) unsecured Subordinated Indebtedness; provided that (A) no Default or Event of Default shall have occurred and be continuing or would exist immediately after giving effect to such incurrence, (B) at the time of the incurrence of such Indebtedness and after giving effect thereto on a Pro Forma Basis, the Borrower will be in compliance with the covenants set forth in Section 7.13, and (C) such Indebtedness does not mature prior to the date that is 180 days after the Term B Loan Maturity Date;

(xxiv) Indebtedness not otherwise permitted by this Section 7.01 incurred after the Closing Date in an aggregate principal amount not to exceed $50,000,000;

(xxv) the Microsoft Deferred Payment Plan; and

(xxvi) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (i) through (xxv) above.

Section 7.02 Restriction on Liens. Neither the Borrower nor any of its Restricted Subsidiaries will create, incur, assume or permit to exist any Lien on any property or assets (including Equity Interests or other securities of any Person, including the Borrower or any Restricted Subsidiary of the Borrower) now owned or hereafter acquired by it or on any income or rights in respect of any thereof, or sign or file or authorize the filing under the UCC of any jurisdiction of a financing statement that names the Borrower or any of its Restricted Subsidiaries as debtor, or sign any security agreement authorizing any secured party thereunder to file such a financing statement, except Liens described in any of the following clauses (collectively, “Permitted Liens”):

(i) Liens existing on the Closing Date and listed on Schedule 7.02 hereto and any modifications, replacements, renewals or extensions thereof; provided that (A) the Lien does not extend to any additional property other than (x) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 7.01 and (y) proceeds and products thereof, and (B) the renewal, extension or modification of the obligations secured or benefited by such Liens is permitted by Section 7.01;

(ii) Liens created by the Collateral Documents;

(iii) Liens for taxes, assessments and other governmental charges or levies (A) not more that 90 days delinquent, (B) which are being contested in good faith by appropriate proceedings and as to which adequate reserves have been established in accordance with GAAP which proceedings have the effect of preventing or delaying the forfeiture or sale of the property or assets subject to such Lien or (C) which are not otherwise required to be paid in accordance with Section 6.04;

(iv) Liens imposed by Law securing the charges, claims, demands or levies of landlords, carriers, suppliers, warehousemen, materialmen, workmen, mechanics, carriers and other like Liens imposed by Law which were incurred in the ordinary course of business and which (A) do not, individually or in the aggregate, materially detract from the value of the property or assets which are the subject of such Lien or materially impair the use thereof in the operation of the business of the Borrower or any of its Subsidiaries or (B) which are not for sums overdue or are otherwise being contested in good faith by appropriate proceedings diligently pursued for which adequate reserves (in the good faith judgment of the management of the Borrower) have been established in accordance with GAAP;

(v) Liens (other than any Liens imposed by ERISA or pursuant to any Environmental Law) not securing Indebtedness or Swap Obligations incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security and other similar obligations incurred in the ordinary course of business;

(vi) Liens securing obligations in respect of surety bonds (other than appeal bonds and bonds posted in connection with court proceedings or judgments), statutory obligations to Governmental Authorities, tenders, sales, contracts (other than for borrowed money), bids, leases, government contracts, performance and return-of-money bonds and other similar obligations incurred in the ordinary course of business for sums not more than 90 days overdue or being contested in good faith by appropriate proceedings and for which the Borrower and its Subsidiaries maintain adequate reserves in accordance with GAAP, which proceedings for orders entered in connection with such proceedings have the effect of preventing the forfeiture or sale of the property subject to any such Lien;

(vii) pledges or deposits of cash and Cash Equivalents securing deductibles, self-insurance, co-payment, co-insurance, retentions or similar obligations to providers of property, casualty or liability insurance in the ordinary course of business;

(viii) Liens on (A) insurance premiums, dividends and rebates and other identifiable proceeds therefrom which may become payable under insurance policies and loss payments which reduce the incurred premiums on such insurance policies and (B) rights which may arise under State insurance guarantee funds relating to any such insurance policy, in each case securing Indebtedness permitted to be incurred pursuant to Section 7.01(ix);

(ix) Liens arising solely by virtue of any contract, statutory or common Law provision, in each case relating to banker’s liens, rights of setoff or similar rights, in each case incurred in the ordinary course of business;

(x) licenses, sublicenses, leases or subleases of the properties of any Loan Party granted by such Loan Party to third parties or Affiliates, in each case entered into in the ordinary course of such Loan Party’s business so long as such licenses, sublicenses, leases or subleases do not, individually or in the aggregate, (i) interfere in any material respect with the ordinary conduct of the business of any Loan Party or (ii) materially impair the use (for its intended purposes) or the value of the property subject thereto;

(xi) zoning restrictions, building codes, land use and other similar Laws and municipal ordinances, easements, rights of way, licenses, reservations, covenants, conditions, waivers, restrictions on the use of property or other minor encumbrances or irregularities of title not securing Indebtedness or Swap Obligations which do not, individually or in the aggregate, materially impair the use of any property in the operation or business of the Borrower or any of its Subsidiaries or the value of such property for the purpose of such business;

(xii) Liens arising from precautionary UCC financing statements regarding, and any interest or title of a licensor, lessor or sublessor under, Operating Leases permitted by this Agreement;

(xiii) Liens in favor of licensors, lessors, sublessors, lessees or sublessees securing Operating Leases or other obligations not constituting Indebtedness;

(xiv) Liens arising from judgments, decrees or attachments (or securing of appeal bonds and bonds posted in connection with courts proceedings or judgments with respect thereto) in circumstances not constituting an Event of Default under Section 8.01;

(xv) Liens securing Indebtedness permitted to be incurred under Section 7.01(i) (so long as such Liens do not extend beyond the property which secured such Indebtedness as of the

Closing Date), Section 7.01(iii) (so long as such Liens attach to the property or asset so financed within 180 days of the related incurrence of Indebtedness), Section 7.01(iv), Section 7.01(vi) (other than with respect to Indebtedness incurred under Section 7.01(v)) (so long as the Lien securing such Permitted Refinancing does not extend beyond the property which secured the Indebtedness which is being refinanced) and which does not extend to any assets other than those of such Person;

(xvi) any Lien existing on any asset of any Person at the time such Person becomes a Restricted Subsidiary of the Borrower and not created in contemplation of such event and which does not extend to any assets other than those of such Person;

(xvii) any Lien on any asset (other than on the Equity Interests of one or more Restricted Subsidiaries of the Borrower) of any Person existing at the time such Person is merged or consolidated with or into the Borrower or a Restricted Subsidiary of the Borrower and not created in contemplation of such event and which does not extend to any assets other than those of such Person;

(xviii) any Lien existing on any asset (other than on the Equity Interests of one or more Restricted Subsidiaries of the Borrower) prior to the acquisition thereof by the Borrower or a Restricted Subsidiary of the Borrower and not created in contemplation of such acquisition;

(xix) Liens solely on any cash earnest money deposits made by the Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement with respect to a Permitted Acquisition, an Investment permitted by Section 7.06 or a Permitted Joint Venture;

(xx) Liens on cash and Cash Equivalents securing Swap Obligations;

(xxi) Liens on (1) any assets of a Foreign Subsidiary of the Borrower that is a Restricted Subsidiary and (2) Liens on any Equity Interests of a Foreign Subsidiary of the Borrower that is a Restricted Subsidiary not constituting Collateral, in each case securing Indebtedness of such Foreign Subsidiary that is a Restricted Subsidiary incurred pursuant to Section 7.01(xii);

(xxii) Liens in favor of customs and revenue authorities arising as a matter of Law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(xxiii) Liens that might be deemed to exist on assets subject to a repurchase agreement constituting a Cash Equivalent permitted hereunder, if such Liens are deemed to exist solely because of the existence of such repurchase agreement;

(xxiv) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business in accordance with past practices of such the Borrower or such Restricted Subsidiary;

(xxv) Receipt of progress payments and advancements from customers in the ordinary course of business to the extent the same creates a Lien on the related inventory and proceeds thereof;

(xxvi) Liens securing Indebtedness incurred in reliance on Sections 7.01(xx) and (xxi); and

(xxvii) Liens on assets securing obligations if the aggregate amount of the obligations or liabilities secured thereby does not exceed the greater of $50,000,000 or 15% of Consolidated EBITDA on a Pro Forma Basis of the Borrower and its Subsidiaries for the four-quarter period in respect of which financial statements have been delivered ended immediately prior to the date of such determination at any time outstanding.

Section 7.03 Nature of Business. Neither the Borrower nor any of its Restricted Subsidiaries will alter in any material respect the character or conduct of the business conducted by such Person as of the Closing Date other than activities directly related thereto and similar, complimentary or related businesses.

Section 7.04 Consolidation, Merger and Dissolution. Except in connection with an Asset Disposition permitted by the terms of Section 7.05, neither the Borrower nor any of its Restricted Subsidiaries will merge or consolidate or liquidate, wind up or dissolve itself or its affairs (or suffer any liquidations or dissolutions); provided that:

(i) any Domestic Subsidiary of the Borrower that is a Restricted Subsidiary may merge with and into, or be voluntarily dissolved or liquidated into, the Borrower, so long as (A) the Borrower is the surviving corporation of such merger, dissolution or liquidation, (B) the security interests granted to the Collateral Agent for the benefit of the Finance Parties pursuant to the Collateral Documents in the assets of the Borrower and such Domestic Subsidiary that is a Restricted Subsidiary so merged, dissolved or liquidated shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such merger, dissolution or liquidation) and (C) any consideration (other than Qualified Capital Stock of the Borrower) received by any Person other than the Borrower or any Guarantor in respect of or as a result of such transaction will be deemed an Investment pursuant to Section 7.06 with respect thereto;

(ii) any Domestic Subsidiary of the Borrower that is a Restricted Subsidiary may merge with and into, or be voluntarily dissolved or liquidated into, any other Domestic Subsidiary of the Borrower that is a Restricted Subsidiary, so long as (A) in the case of any such merger, dissolution or liquidation involving one or more Guarantors, (x) a Guarantor is the surviving corporation of such merger, dissolution or liquidation and (y) any consideration (other than Qualified Capital Stock of the Borrower) received by any Person other than the Borrower or any Guarantor in respect of or as a result of such transaction will be deemed an Investment pursuant to Section 7.06 with respect thereto, and (B) the security interests granted to the Collateral Agent for the benefit of the Finance Parties pursuant to the Collateral Documents in the assets of each Domestic Subsidiary that is a Restricted Subsidiary so merged, dissolved or liquidated and in the Equity Interests of the surviving entity of such merger, dissolution or liquidation shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such merger, dissolution or liquidation);

(iii) any Foreign Subsidiary of the Borrower that is a Restricted Subsidiary may be merged with and into, or be voluntarily dissolved or liquidated into, the Borrower or any Restricted Subsidiary of the Borrower, so long as (A) in the case of any such merger, dissolution or liquidation involving one or more Guarantors, (x) the Borrower or a Guarantor, as the case may be, is the surviving corporation of any such merger, dissolution or liquidation and (y) any consideration (other than Qualified Capital Stock of the Borrower) received by any Person other than the Borrower or any Guarantor in respect of or as a result of such transaction will be deemed an Investment pursuant to Section 7.06 with respect thereto; and (B) the security interests granted to the Collateral Agent for the benefit of the Finance Parties pursuant to the Collateral Documents in the assets of such Foreign Subsidiary that is a Restricted Subsidiary, if any, and the Borrower or such other Restricted Subsidiary, as the case may be, and in the Equity Interests of the surviving entity of such merger, dissolution or liquidation shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such merger, dissolution or liquidation);

(iv) the Borrower or any Restricted Subsidiary of the Borrower may merge with any Person in connection with a Permitted Acquisition if (A) in the case of any such merger involving the Borrower, the Borrower shall be the continuing or surviving corporation in such merger, (B) any consideration (other than Qualified Capital Stock of the Borrower) received by any Person other than the Borrower or any Guarantor in respect of or as a result of such transaction will be deemed an Investment pursuant to Section 7.06 with respect thereto, (C) in the case of any such merger involving one or more Guarantors, a Guarantor shall be the continuing or surviving corporation in such merger or the continuing or surviving corporation in such merger shall, simultaneously with the consummation of such merger, become a Guarantor having all the responsibilities and obligations of any Guarantor so merged, (D) the Loan Parties shall cause to be executed and delivered such documents, instruments and certificates as the Administrative Agent may reasonably request so as to cause the Loan Parties to be in compliance with the terms of Section 6.12 after giving effect to such transactions and (E) the Borrower shall have delivered to the Administrative Agent a Pro Forma Compliance Certificate demonstrating that, upon giving effect on a Pro Forma Basis to such transaction, the Loan Parties will be in compliance with the financial covenants set forth in (or, if such period is prior to the first test date under Section 7.13, the levels for the first test date under such Section 7.13 shall be deemed to apply for this purpose) as of the last day of the most recent period of four consecutive fiscal quarters of the Borrower at the end of which financial statements are required to be delivered pursuant to Section 6.01(a) or Section 6.01(b);

(v) any Restricted Subsidiary of the Borrower may merge with any Person in connection with an Investment permitted by Section 7.06 or Permitted Joint Venture if (A) in the case of any such merger involving a Guarantor, a Subsidiary Guarantor shall be the continuing or surviving corporation in such merger or the continuing or surviving corporation in such merger shall, simultaneously with the consummation of such merger, become a Guarantor having all the responsibilities and obligations of any Guarantor so merged, (B) any consideration (other than Qualified Capital Stock the Borrower) received by any Person other than the Borrower or any Guarantor in respect of or as a result of such transaction will be deemed an Investment pursuant to Section 7.06 with respect thereto and (C) the Loan Parties shall cause to be executed and delivered such documents, instruments and certificates as the Administrative Agent may reasonably request so as to cause the Loan Parties to be in compliance with the terms of Section 6.12 after giving effect to such transactions;

(vi) any of the Borrower any of its Restricted Subsidiaries may convert from a corporation to a limited liability company or vice versa if the Borrower determines in good faith that such action is in the best interests of the Borrower and its Restricted Subsidiaries and not materially adverse to the Lenders; provided, however, that in connection with any such conversion, the Borrower and any applicable Subsidiary shall promptly comply with Section 3.03(d) of the Security Agreement; and

(vii) the Borrower may merge or consolidate with any other Person; provided that (A) the Borrower shall be the continuing or surviving Person or (B) if the Person formed by or surviving any such merger or consolidation is not the Borrower (any such Person, the “Successor Borrower”), (1) the Successor Borrower shall be an entity organized or existing under the laws of the United States, any State thereof or the District of Columbia, (2) the Successor Borrower shall expressly assume all the obligations of the Borrower under this Agreement and the other Loan Documents to which the Borrower is a party pursuant to a supplement hereto or thereto in form and substance reasonably satisfactory to the Administrative Agent, (3) each Loan Party other than the Borrower, unless it is the other party to such merger or consolidation, shall have reaffirmed, pursuant to an agreement in form and substance reasonably satisfactory to the Administrative Agent, that its Guaranty Obligation of, and grant of any Liens as security for, the Senior Credit Obligations shall apply to the Successor Borrower’s obligations under this Agreement and (4) the Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer and an opinion of counsel, each stating that such merger or consolidation complies with this Agreement; provided further that (y) if such Person is not a Loan Party, no Default exists after giving effect to such merger or consolidation and (z) if the foregoing requirements are satisfied, the Successor Borrower will succeed to, and be substituted for, the Borrower under this Agreement and the other Loan Documents; provided further that the Borrower agrees to provide any documentation and other information about the Successor Borrower as shall have been reasonably requested in writing by any Lender through the Administrative Agent that such Lender shall have reasonably determined is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA Patriot Act;

Notwithstanding the foregoing clauses (i) through (vii), (x) any of the Borrower and any of its Restricted Subsidiaries may merge with an Affiliate that is a Person that has no material assets or liabilities and which was organized solely for the purposes of reorganizing the Borrower or such Restricted Subsidiary in another jurisdiction in the United States of America; provided, however, that in connection with any such conversion, the Borrower and any applicable Subsidiary shall promptly comply with Section 3.03(d) of the Security Agreement.

In the case of any merger or consolidation permitted by this Section 7.04 of any Subsidiary of the Borrower which is not a Loan Party into a Loan Party, the Loan Parties shall cause to be executed and delivered such documents, instruments and certificates as the Administrative Agent may reasonably request so as to cause the Loan Parties to be in compliance with the terms of Section 6.12 after giving effect to such transaction. Notwithstanding anything to the contrary contained above in this Section 7.04, no action shall be permitted which results in a Change of Control.

Section 7.05 Asset Dispositions. Neither the Borrower nor any of its Subsidiaries will make any Asset Disposition; provided that:

(i) the Borrower and each of its Restricted Subsidiaries may sell or otherwise dispose of inventory and other assets related to such inventory of the Borrower and its Restricted Subsidiaries, in each case, in the ordinary course of business;

(ii) the Borrower and each of its Restricted Subsidiaries may make any Asset Disposition to any Loan Party;

(iii) the Borrower and each of its Restricted Subsidiaries may liquidate or sell Cash Equivalents and Foreign Cash Equivalents;

(iv) the Borrower and each of its Restricted Subsidiaries may dispose of machinery or equipment which will be reasonably promptly replaced or upgraded with machinery or equipment used or useful in the ordinary course of business of and owned by such Person;

(v) the Borrower and each of its Restricted Subsidiaries may dispose of (x) surplus, obsolete or worn-out assets no longer used or useful in the conduct of the business of the Borrower and its Restricted Subsidiaries, in each case, in the ordinary course of business or (y) non-core assets acquired in Permitted Acquisitions;

(vi) any Restricted Subsidiary of the Borrower that is not a Guarantor may sell, lease or otherwise transfer all or any part of its assets (including any such transaction effected by way of merger or consolidation) to the Borrower or any other Restricted Subsidiary of the Borrower;

(vii) any Restricted Subsidiary of the Borrower may issue Equity Interests in such Restricted Subsidiary to qualify directors where required by applicable Law or to satisfy other requirements of applicable Law with respect to the ownership of Equity Interests in Foreign Subsidiaries;

(viii) the Borrower and each of its Restricted Subsidiaries may transfer assets as a part of the consideration for Investments in Permitted Joint Ventures or Investments in each case, to the extent permitted by Section 7.06 (other than Sections 7.06(ii) and (iii)) and so long as the fair market value thereof is applied to reduce capacity under the relevant provisions of Section 7.06;

(ix) Asset Dispositions effected by transactions pursuant to Section 7.04 shall be permitted;

(x) Liens granted in compliance with Section 7.02 and Investments made in compliance with Section 7.06 shall be permitted;

(xi) the Borrower and each of its Restricted Subsidiaries may lease, as lessor or sublessor, or license, as licensor or sublicensor, real or personal property in the ordinary course of business, that do not materially interfere with the business of the Borrower or its Restricted Subsidiaries; provided that any up front fees or other similar payments received in connection with such transactions shall be subject to Section 2.09(c)(iii);

(xii) the Borrower and each of its Restricted Subsidiaries may write off, discount, sell or otherwise dispose of defaulted or past due receivables and similar obligations in the ordinary course of business and not as part of an accounts receivable financing transaction;

(xiii) the Borrower and each of its Restricted Subsidiaries may, in the ordinary course of business, license and sublicense intellectual property;

(xiv) the Borrower and each of its Restricted Subsidiaries may enter into any Sale/Leaseback Transaction permitted by Section 7.01 or Section 7.11;

(xv) the Borrower and each of its Restricted Subsidiaries may make Asset Dispositions to any Restricted Subsidiaries or Permitted Joint Venture which is not a Guarantor where such Asset Disposition constitutes an Investment permitted by Section 7.06;

(xvi) the Borrower and each of its Restricted Subsidiaries may dispose of assets acquired in Permitted Acquisitions or any Investments or Permitted Joint Ventures made pursuant to Section 7.06(xvii) or (xviii) for cash consideration not less than the then fair market value of such assets (as determined in good faith by a Responsible Officer of the Borrower or such Restricted Subsidiary of the Borrower making such Asset Disposition), except the requirement for cash consideration and fair market value in this Section 7.05(xvi) shall not apply to the extent such assets so disposed were obtained in a Permitted Acquisition or Investments or Permitted Joint Ventures financed with the proceeds of any Equity Issuance of Qualified Capital Stock of

the Borrower after the Closing Date or to the extent that any Investment in any Permitted Joint Venture is required to be disposed in accordance with the organizational documents governing such Joint Venture;

(xvii) [Reserved]; and

(xviii) the Borrower and each of its Restricted Subsidiaries may make any other Asset Disposition for at least fair market value; provided that (A) at least 75% of the consideration therefor is cash or Cash Equivalents (provided, that for the purposes of this clause (A), (i) any liabilities (as shown on the most recent balance sheet of the Borrower provided hereunder or in the footnotes thereto) of Borrower or such Restricted Subsidiary, other than liabilities that are by their terms subordinated in right of payment to the Senior Credit Obligations, that are assumed by the transferee with respect to the applicable Asset Disposition and for which the Borrower and all of the Restricted Subsidiaries shall have been validly released, to the extent previously bound, by all applicable creditors in writing, shall be deemed to be cash, (B) any securities received by the Borrower or such Restricted Subsidiary from such transferee that are converted by the Borrower or such Restricted Subsidiary into cash or Permitted Investments (to the extent of the cash or Permitted Investments received) within 180 days following the closing of the applicable Asset Disposition, shall be deemed to be cash and (C) any Designated Non-Cash Consideration received by the Borrower or such Restricted Subsidiary in respect of such Disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (xviii) that is at that time outstanding, not in excess of $20,000,000 at the time of the receipt of such Designated Non-Cash Consideration, with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash); provided further that the proceeds of any such Asset Disposition shall be subject to Section 2.09(c)(iii).

Upon consummation of an Asset Disposition to a third party by the Borrower or any of its Restricted Subsidiaries permitted under this Section 7.05 (other than clause (xi) or (xiii)), the Lien created thereon under the Collateral Documents (but not the Lien on any proceeds thereof) shall be automatically released, and the Administrative Agent shall (or shall cause the Collateral Agent to) (to the extent applicable) deliver to the Borrower, upon the Borrower’s request and at the Borrower’s expense, such documentation as is reasonably necessary to evidence the release of the Collateral Agent’s security interests, if any, in the assets being disposed of, including amendments or terminations of UCC financing statements, if any, the return of stock certificates, if any, and the release of any Restricted Subsidiary being disposed of in its entirety from all of its obligations, if any, under the Loan Documents.

Section 7.06 Investments. Neither the Borrower nor any of its Restricted Subsidiaries will hold, make or acquire any Investment in any Person other than itself, except the following:

(i) Investments existing on the date hereof disclosed on Schedule 7.06 hereto and Investments existing on the date hereof in Persons which are Subsidiaries on the date hereof;

(ii) the Borrower and each of its Restricted Subsidiaries may invest in cash (including cash held in deposit accounts), Cash Equivalents and, using any currency on hand other than Dollars, Foreign Cash Equivalents;

(iii) Foreign Subsidiaries of the Borrower that are Restricted Subsidiaries may invest in cash (including cash held in deposit accounts), Cash Equivalents or Foreign Cash Equivalents;

(iv) the Borrower and each Restricted Subsidiary of the Borrower may acquire and hold receivables, accounts, notes receivable, chattel paper, payment intangibles and prepaid accounts owing to them, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

(v) the Borrower and each Restricted Subsidiary of the Borrower may acquire and own Investments (including obligations evidencing Indebtedness) received in connection with the settlement of accounts in the ordinary course or in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(vi) loans and advances to employees of the Borrower and its Restricted Subsidiaries (A) in the ordinary course of business in an aggregate principal amount at any one time outstanding not to exceed $3,750,000;

(vii) the Borrower and each of its Restricted Subsidiaries may make deposits in the ordinary course of business consistent with past practices to secure the performance of operating leases and payment of utility contracts;

(viii) the Borrower and each of its Restricted Subsidiaries may make good faith deposits in the ordinary course of business in connection with Permitted Acquisitions or obligations in respect of surety bonds (other than appeal bonds), statutory obligations to Governmental Authorities, tenders, sales, contracts (other than for borrowed money), bids, leases, government contracts, performance and return-of-money bonds and other similar obligations incurred in the ordinary course of business for sums not more than 90 days overdue or being contested in good faith by appropriate proceedings and for which the Borrower and its Subsidiaries maintain adequate reserves in accordance with GAAP;

(ix) loans by the Borrower to officers and employees of the Borrower 100% of the proceeds of which are used to purchase Equity Interests or Equity Equivalents in the Borrower (in each case, other than Disqualified Capital Stock), so long as all of the cash proceeds of such purchases are immediately contributed to the Borrower;

(x) consistent with the provisions of this Agreement, (I) any Restricted Subsidiary that is not a Guarantor may make Investments in the Borrower or any other Restricted Subsidiary of the Borrower, (II) the Borrower may make Investments in any Guarantor, (III) any Guarantor may make Investments in the Borrower or any other Guarantor and (IV) the Borrower or any Guarantor may make Investments in any Foreign Subsidiary that is a Restricted Subsidiary (limited in the case of this clause (IV) to Investments in an aggregate amount outstanding at any time not to exceed the greater of $37,500,000 and 15% of Consolidated EBITDA on a Pro-Forma Basis of the Borrower and its Subsidiaries for the four-quarter period in respect of which financial statements have been delivered ended immediately prior to the date of such determination); provided that in each case, (A) each item of intercompany Indebtedness shall be evidenced by a promissory note (which shall be substantially in the form of Exhibit H hereto), (B) each promissory note evidencing intercompany loans and advances made by a Foreign Subsidiary that is a Restricted Subsidiary or a non-Wholly Owned Domestic Subsidiary (that is a Restricted Subsidiary but is not a Guarantor) to a Guarantor or the Borrower shall contain the subordination provisions set forth in Exhibit I and (C) each promissory note evidencing intercompany loans and advances (other than promissory notes held by Foreign Subsidiaries that are Restricted Subsidiaries, except to the extent provided in Section 6.12(d)) shall be pledged to the Collateral Agent pursuant to the Security Agreement to the extent required thereby; provided, further, however, that notwithstanding the foregoing, no such promissory note evidencing intercompany loans or advances to a Foreign Subsidiary that is secured by the assets of a Foreign Subsidiary shall be required to be pledged to the Collateral Agent except to the extent the aggregate outstanding principal amount of all such promissory notes that are secured by assets of Foreign Subsidiaries exceeds $25,000,000;

(xi) Guaranty Obligations permitted by Section 7.01(x) and the Swap Obligations permitted under Section 7.01(viii);

(xii) Investments arising out of the receipt by the Borrower or any of its Restricted Subsidiaries of non-cash consideration for the sale of assets permitted under Section 7.05;

(xiii) the Borrower and its Restricted Subsidiaries may make Investments constituting Permitted Acquisitions;

(xiv) the Borrower and its Restricted Subsidiaries may engage in asset swaps in the ordinary course of business; provided that to the extent such assets were Collateral, the Borrower complies with the requirements of Section 6.12 with respect to the assets received in exchange for the Collateral;

(xv) Investments of any Person in existence at the time such Person becomes a Restricted Subsidiary;

(xvi) the portion consisting of Qualified Capital Stock of the consideration of any Investment;

(xvii) the Borrower and its Restricted Subsidiaries may make other Investments (including Permitted Joint Ventures) not otherwise permitted by this Section 7.06 in an aggregate amount at any time outstanding not exceeding the greater of $40,000,000 and 15% of Consolidated EBITDA on a Pro Forma Basis of the Borrower and its Subsidiaries for the four-quarter period in respect of which financial statements have been delivered ended immediately prior to the date of such determination;

(xviii) the Borrower and its Restricted Subsidiaries may make other Investments (including Permitted Joint Ventures) not otherwise permitted by this Section 7.06 using the Available Amount so long as the Available Amount Conditions are satisfied;

(xix) [Reserved]; and

(xx) Investments arising from the factoring or purchase of accounts receivable owing to hospitals and other healthcare providers in an aggregate amount for all such Investments pursuant to this clause (xx) not to exceed $37,500,000 (net of any cash return from such Investments received by the Borrower and its Restricted Subsidiaries as a result of the receipt of collections thereunder or upon the disposition thereof);

provided that (x) neither the Borrower nor any of its Restricted Subsidiaries may make or own any Investment in Margin Stock in violation of Regulations T, U or X of the Board of Governors of the Federal Reserve System and (y) the amount of any Investment in a Person other than Borrower or a Subsidiary shall be the initial amount of such Investment and any addition thereto, as reduced by any repayment of principal to Borrower or a Subsidiary (in the case of an Investment constituting Indebtedness) or any distribution constituting a return of cash (in the case of any other Investment) to Borrower or a Subsidiary.

Section 7.07 Restricted Payments, etc. Neither the Borrower nor any of its Subsidiaries will declare or pay any Restricted Payments (other than Restricted Payments payable solely in Equity Interests (exclusive of Debt Equivalents) of such Person), except that:

(i) any Wholly Owned Subsidiary of the Borrower that is a Restricted Subsidiary may make Restricted Payments to the Borrower or to any Wholly Owned Subsidiary of the Borrower that is a Restricted Subsidiary;

(ii) any non-Wholly Owned Subsidiary of the Borrower that is a Restricted Subsidiary may make Restricted Payments to the Borrower or to any Wholly Owned Subsidiary of the Borrower that is a Restricted Subsidiary or to its holders based on their relative ownership interests in its outstanding Equity Interests;

(iii) so long as no Default or Event of Default is then in existence or would otherwise arise therefrom, the Borrower may redeem or repurchase Equity Interests (or Equity Equivalents) or to make payments on any notes issued to redeem such Equity Interests or Equity Equivalents from (I) officers, employees and directors of the Borrower or any of its Restricted Subsidiaries (or their estates, spouses or former spouses) upon the death, permanent disability, retirement or termination of employment of any such Person or otherwise, or (II) other holders of Equity Interests or Equity Equivalents in the Borrower; provided that in all such cases (A) no Default or Event of Default is then in existence or would otherwise arise therefrom and (B) the aggregate amount of all cash paid in respect of all such shares so redeemed or repurchased and all such payments on any such notes does not exceed $12,500,000, and provided further that the Borrower may purchase, redeem or otherwise acquire Equity Interests and Equity Equivalents of the Borrower pursuant to this clause (iii) without regard to the restrictions set forth in the first proviso above for consideration consisting of (x) unsecured Indebtedness of the Borrower permitted under Section 7.01(xiv) and (y) the proceeds of key man life insurance;

(iv) Restricted Payments made by exchange for, or out of the proceeds of, a substantially concurrent Equity Issuance or any cash capital contribution to the Company; provided, however, that the amount of Net Cash Proceeds from such Equity Issuance that is utilized for such Restricted Payment will not be included in calculating the Available Amount;

(v) the payment of any dividend or distribution, or the consummation of any irrevocable redemption, within 60 days after the date of declaration of the dividend or distribution or giving of the redemption notice, as the case may be, if at such date of declaration or redemption notice such dividend, distribution or redemption, as the case may be, would have complied with this Section 7.07;

(vi) the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Capital Stock of the Borrower or any of its Restricted Subsidiaries not prohibited by this Agreement;

(vii) the Borrower and each of its Restricted Subsidiaries may make additional Restricted Payments so long as the Available Amount Conditions have been met, (x) an aggregate amount after the Closing Date, together with any amounts used under Section 7.08(d)(i)(y), not to exceed $100,000,000 plus (y) the Available Amount;

(viii) repurchases of Equity Interests in the Borrower or any Restricted Subsidiary deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(ix) redemptions in whole or in part of any of its Equity Interests for another class of its Equity Interests or with proceeds from substantially concurrent equity contributions or issuances of new Equity Interests; provided that such new Equity Interests contain terms and provisions at least as advantageous to the Lenders in all respects material to their interests as those contained in the Equity Interests redeemed thereby;

(x) the Borrower may make Restricted Payments in the form of de minimis cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of the Borrower;

(xi) the Borrower and each of its Restricted Subsidiaries may make Restricted Payments in the ordinary course of business pursuant to any employee non-qualified deferred compensation plan maintained by the Borrower or any of its Restricted Subsidiaries for the benefit of current and former the officers, employees and directors of the Borrower or any of its Restricted Subsidiaries; and

(xii) in addition to the foregoing, the Borrower and its Restricted Subsidiaries may make Restricted Payments in an aggregate amount after the Closing Date not to exceed $25,000,000.

Section 7.08 Amendments of Certain Agreements; Prepayments of Indebtedness, etc.

(a) Amendments of Certain Agreements. Neither the Borrower nor any of its Restricted Subsidiaries will, or will permit any of their respective Restricted Subsidiaries to, (i) after the issuance thereof, amend, waive or modify (or permit the amendment, waiver or modification of) any of the material terms, agreements, covenants or conditions of or applicable or any Subordinated Indebtedness or unsecured Indebtedness issued by the Borrower or such Restricted Subsidiary, if such amendment, waiver or modification would add or change any material terms (other than interest rates and fees in connection therewith), agreements, covenants or conditions in any manner materially adverse, taken as a whole, to the Borrower and its Restricted Subsidiaries, or shorten the final maturity or average life to maturity or require any payment to be made sooner than originally scheduled or increase the interest rate payable in cash applicable thereto or change any material provision thereof or (ii) amend or otherwise modify any of their Organization Documents in a manner that would be materially adverse to the interests of the Senior Credit Parties.

(b) [Reserved].

(c) [Reserved].

(d) Prohibition Against Certain Payments of Principal and Interest of Certain Indebtedness. Except as otherwise permitted under this Section 7.08, neither the Borrower nor any of its Restricted Subsidiaries will (i) (A) redeem, purchase, prepay, retire, defease or otherwise acquire for value (other than exchanges solely for Equity Interests not constituting Debt Equivalents), prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Indebtedness or unsecured Indebtedness, or set aside any funds for such purpose, whether such redemption, purchase, prepayment, retirement or acquisition is made at the option of the maker or at the option of the holder thereof, and whether or not any such redemption, purchase, prepayment, retirement or acquisition is required under the terms and conditions applicable to such Indebtedness or (B) make any cash interest payment in respect of Subordinated Indebtedness (other than regularly scheduled interest payments as and when due in respect of Subordinated Indebtedness permitted under this Agreement if such payments are not then prohibited by the subordination provisions thereof, which shall be permitted), other than, in the case of each of clause (A) and (B) (x) with the Net Cash Proceeds of any Equity Issuance of Qualified Capital Stock Not Otherwise Applied or (y) subject to the Available Amount Conditions, (I) the Available Amount plus (II) an aggregate amount after the Closing Date, together with any Restricted Payments made pursuant to Section 7.07(vii), not to exceed $100,000,000, or (ii) release, cancel, compromise or forgive in whole or in part any Indebtedness evidenced by any Intercompany Note (unless either the Borrower or a Guarantor hereunder is the obligor with respect to such Indebtedness or the release, cancellation, compromise or forgiveness thereof is otherwise permitted as an Investment in accordance with this Agreement).

Section 7.09 Transactions with Affiliates. Neither the Borrower nor any of its Restricted Subsidiaries will engage in any transaction or series of transactions with any Affiliate of the Borrower, other than:

(i) transactions expressly permitted by Section 7.07;

(ii) normal compensation, severance, indemnities and reimbursement of reasonable expenses of officers and directors, including stock incentive and option plans and agreements relating thereto;

(iii) other transactions with officers, directors and its Affiliates in existence on the Closing Date to the extent disclosed in Schedule 7.09;

(iv) any transaction entered into among (x) the Borrower and one or more of its Restricted Subsidiaries or (y) among Restricted Subsidiaries of the Borrower (including Foreign Subsidiaries that are Restricted Subsidiaries);

(v) sales of Qualified Capital Stock of the Borrower to Affiliates and not otherwise prohibited by the Loan Documents, and the granting of registration or other customary rights in connection therewith;

(vi) the exercise of a cure right, as evidenced by a Notice of Intent to Cure;

(vii) transactions in the ordinary course of business among the Borrower or any other Loan Party and any Foreign Subsidiary or non-Guarantor Restricted Subsidiary;

(viii) transactions consisting of any Investment in a Permitted Joint Venture (other than a Permitted Joint Venture with any Person that was an Affiliate of the Borrower immediately prior to the initial Investment in such Person by a the Borrower or any Restricted Subsidiary of the Borrower), the Borrower or any Restricted Subsidiary of the Borrower; and

(ix) other transactions which are engaged in by the Borrower or any of its Restricted Subsidiaries on terms and conditions as favorable to such Person as would be obtainable by it in a comparable arm’s-length transaction with an independent, unrelated third party.

Section 7.10 Fiscal Year. The Borrower will not change its fiscal year except as required by GAAP (or with the consent of the Administrative Agent, which shall not be unreasonably withheld, in which case, the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year).

Section 7.11 Sale and Leaseback Transactions. Neither the Borrower nor any of its Restricted Subsidiaries will directly or indirectly become or remain liable as lessee or as guarantor or other surety with respect to any lease (whether an Operating Lease or a Capital Lease) of any property (whether real, personal or mixed), whether now owned or hereafter acquired (i) which the Borrower or such Restricted Subsidiary has sold or transferred or is to sell or transfer to any other Person which is not the Borrower or any of its Restricted Subsidiaries or (ii) which the Borrower or such Restricted Subsidiary intends to use for substantially the same purpose as any other property which has been sold or is to be sold or transferred by the Borrower or such Restricted Subsidiary to another Person which is not a the Borrower or any of its Restricted Subsidiaries in connection with such lease; provided, however, that the Borrower and its Restricted Subsidiaries may enter into such transactions if (x) after giving effect on a Pro Forma Basis to any such transaction the Borrower shall be in compliance with all other provisions of this Agreement, including Section 7.01, Section 7.02 and Section 7.05, (y) the Net Cash Proceeds are forwarded to the Administrative Agent for application as set forth in Section 2.09(c)(iii) to the extent required therein and (z) the gross cash proceeds of any such transaction are at least equal to the fair market value of such property as determined in good faith by the Board of Directors of the Borrower.

Section 7.12 Additional Negative Pledges. Neither the Borrower nor any of its Restricted Subsidiaries (other than Foreign Subsidiaries that are Restricted Subsidiaries) will enter into, assume or become subject to any agreement prohibiting or otherwise restricting the creation or assumption of any Lien in favor of the Collateral Agent upon its properties or assets, whether now owned or hereafter acquired, or requiring the grant of any security for an obligation if security is given for some other obligation, except (i) pursuant to this Agreement and the other Finance Documents, including in connection with any Incremental Term Loan Commitments, Incremental Term Loans, Incremental Revolving Commitments, Incremental Revolving Loans, Other Term Commitments, Other Term Loans, Other Revolving Commitments, Other Revolving Loans, Extended Term Loans, Extended Revolving Commitments and Additional Notes, (ii) pursuant to the Senior Note Documents and Permitted Refinancings thereof, (iii) pursuant to any Permitted First Priority Refinancing Debt, Permitted Second Priority Refinancing Debt or Permitted Unsecured Refinancing Debt and, in each case, Permitted Refinancings thereof; (iv) pursuant to any document or instrument governing Indebtedness incurred pursuant to Section 7.01(i), if any such restriction contained therein relates only to the asset or assets (including, for the avoidance of doubt, Equity Interests) acquired in connection therewith; (v) pursuant to applicable law; (vi) restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses and other agreements or contracts entered into in the ordinary course of business (provided that such restrictions are limited to the property or assets subject to such leases, licenses, or agreements or contracts, as the case may be); (vii) any prohibition or limitation that consists of customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under this Agreement; (viii) restrictions that (x) are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary, so long as such restrictions were not entered into solely in contemplation of such Person becoming a Restricted Subsidiary and (y) any renewal or extension of a restriction permitted by clause (viii)(x) or any agreement evidencing such restriction so long as such renewal or extension does not expand the scope of such restrictions, (ix) restrictions relating to Indebtedness of a Restricted Subsidiary that is not a Loan Party that is permitted by Section 7.01, (x) restrictions that are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 7.06; and (xi) restrictions existing on the Closing Date and listed on Schedule 7.12 and any renewal or extension thereof or of any agreement evidencing such restrictions so long as such renewal or extension does not expand the scope of such restrictions.

Section 7.13 Financial Covenants.

(a) Total Leverage Ratio. The Borrower shall not permit the Total Leverage Ratio on the last day of any fiscal quarter of Borrower (beginning with the fiscal quarter of Borrower ending December 31, 2012) to be greater than the ratio set forth below opposite such fiscal quarter:

Fiscal Quarter Ended	Ratio
December 31, 2012	5.75 : 1.0
March 31, 2013	5.75 : 1.0
June 30, 2013	5.75 : 1.0
September 30, 2013	5.75 : 1.0
December 31, 2013	5.75 : 1.0
March 31, 2014	5.25: 1.0
June 30, 2014	5.25: 1.0
September 30, 2014	5.25: 1.0
December 31, 2014	5.25: 1.0
March 31, 2015	4.75 : 1.0
June 30, 2015	4.75 : 1.0
September 30, 2015	4.75 : 1.0
December 31, 2015	4.75 : 1.0
March 31, 2016	4.00 : 1.0
June 30, 2016	4.00 : 1.0
September 30, 2016 and thereafter	4.00 : 1.0

(b) Interest Coverage Ratio. The Borrower shall not permit the Interest Coverage Ratio on the last day of each fiscal quarter of Borrower (beginning with the fiscal quarter of Borrower ending December 31, 2012), for the period of four consecutive fiscal quarters of Borrower then ending and in each case taken as a single accounting period, to be less than the ratio set forth below opposite such fiscal quarter:

Fiscal Quarter Ended	Ratio
December 31, 2012	2.25 : 1.0
March 31, 2013 and thereafter	2.5 : 1.0

ARTICLE VIII.

DEFAULTS

Section 8.01 Events of Default. An Event of Default shall exist upon the occurrence of any of the following specified events or conditions (each an “Event of Default”):

(a) Payment. Any Loan Party shall:

(i) default in the payment when due (whether by scheduled maturity, acceleration or otherwise) of any principal of any of the Loans or of any L/C Disbursement; or

(ii) default, and such default shall continue for five or more Business Days, in the payment when due of any interest on the Loans or of any fees or other amounts owing hereunder, under any of the other Loan Documents or in connection herewith.

(b) Representations. At any time after the Closing Date, any representation or warranty made, or deemed to be made, after the Closing Date by any Loan Party herein or in any of the other Loan Documents or in any statement or certificate delivered or required to be delivered pursuant hereto or thereto shall prove false in any material respect (to the extent that the representation or warranty is not already qualified by “materiality”, “Material Adverse Effect” or similar language) on the date as of which it was made or deemed to have been made.

(c) Covenants. Any Loan Party shall:

(i) default in the due performance or observance of any term, covenant or agreement contained in Section, 6.03(i), 6.05(i), 6.10, 6.11, 6.12, or Article VII; and, in the case of any Event of Default that otherwise would arise under Section 7.13 and with respect to which the Borrower has delivered a Notice of Intent to Cure, such default is not cured as contemplated by clause (iv) of the definition of “Consolidated EBITDA” within 15 Business Days following delivery of such Notice of Intent to Cure (assuming that such Notice of Intent to Cure is delivered at or before the time when the related Compliance Certificate is required by Section 6.02(b) to be delivered (without giving effect to any grace period)); or

(ii) default in the due performance or observance by it of any term, covenant or agreement contained in any Loan Document (other than those referred to in subsection (a), (b), or (c)(i), of this Section 8.01) and such default shall continue unremedied for a period of 30 days after the earlier of a Responsible Officer of a Loan Party becoming aware of such default or notice thereof given by the Administrative Agent.

(d) Cross-Default.

(i) The Borrower or any Material Subsidiary (A) fails to make payment when due after lapse of all applicable grace periods (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), regardless of amount, in respect of Indebtedness incurred pursuant to Section 7.01(ii)(C) or in respect of any other Indebtedness or Guaranty Obligation (other than in respect of (x) Indebtedness outstanding under the Loan Documents and (y) Swap Agreements) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, (B) fails to perform or observe any other condition or covenant, or any other event shall occur or condition shall exist, under any agreement or instrument relating to any such Indebtedness or Guaranty Obligation, in the case of each of clauses (A) and (B) if the effect of such failure, event or condition is to cause, or to permit, after lapse of all applicable grace periods, the holder or holders or beneficiary or beneficiaries of such Indebtedness or Guaranty Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, such Indebtedness to be declared to be due and payable prior to its stated maturity, or such Guaranty Obligation to become payable, or cash collateral in respect thereof to be demanded or (C) shall fail to comply with the terms of any Indebtedness or Guaranty Obligation requiring the Borrower or such Material Subsidiary to offer to prepay or repurchase such Indebtedness or the primary Indebtedness underlying such Guaranty Obligation (or any portion thereof) prior to the stated maturity thereof; or

(ii) there occurs under any Swap Agreement or Swap Obligation an Early Termination Date (as defined in such Swap Agreement) resulting from (A) any event of default under such Swap Agreement as to which the Borrower or any Material Subsidiary is the Defaulting Party (as defined in such Swap Agreement) or (B) any Termination Event (as so defined) as to which the Borrower or any Material Subsidiary is an Affected Party (as so defined), and, in either event, the Swap Termination Value owed by the Borrower or any Material Subsidiary as a result thereof is greater than the Threshold Amount and the Borrower or any Material Subsidiary fails to pay such Swap Termination Value when due after applicable grace periods.

(e) Insolvency Events. (i) The Borrower or any Material Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any Insolvency or Liquidation Proceeding now or hereafter in effect seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing or (ii) an involuntary case or other proceeding shall be commenced against the Borrower or any Material Subsidiary seeking liquidation, reorganization or other relief with respect to it or its debts under any Insolvency or Liquidation Proceeding now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days, or any order for relief shall be entered against the Borrower or any Material Subsidiary under the federal bankruptcy laws as now or hereafter in effect. For purposes of Section 8.01, “Material Subsidiary” shall mean any Restricted Subsidiary of the Borrower that, as of the last day of the most recently ended fiscal quarter of the Borrower, had assets or revenues (on a consolidated basis including its Restricted Subsidiaries) with a value in excess of 5.0% of the consolidated tangible assets of the Borrower or 2.5% of the consolidated revenues of the Borrower.

(f) Judgments. One or more judgments, orders, decrees or arbitration awards is entered against the Borrower or any Material Subsidiary involving in the aggregate a liability (to the extent not covered by independent third-party insurance or an indemnity from a creditworthy third party as to which the insurer or indemnitor, as applicable, does not dispute coverage), as to any single or related series of transactions, incidents or conditions, in excess of the Threshold Amount, and the same shall not have been discharged, vacated or stayed pending appeal within 60 days after the entry thereof.

(g) ERISA. (i) An ERISA Event occurs which has resulted or could reasonably be expected to result in liability of the Borrower, any of its Material Subsidiaries or any ERISA Affiliate in an aggregate amount in excess of the Threshold Amount; (ii) there shall exist an amount of Unfunded Liabilities, individually or in the aggregate, for all Plans and Foreign Pension Plans (excluding for purposes of such computation any Plans and Foreign Pension Plans with respect to which assets exceed benefit liabilities), in an aggregate amount in excess of the Threshold Amount; (iii) any Foreign Pension Plan is not in substantial compliance with all applicable pension benefits and tax laws; (iv) any contribution required to be made in accordance with any applicable law or the terms of any Foreign Pension Plan has not been made; (v) any event has occurred or condition exists with respect to any Foreign Pension Plan that has resulted or could result in any Foreign Pension Plan being ordered or required to be wound up in whole or in part pursuant to any applicable laws or having any applicable registration revoked or refused for the purposes of any applicable pension benefits or tax laws or being placed under the administration of the relevant pension benefits regulatory authority or being required to pay any taxes or penalties under applicable pension benefits and tax laws; (vi) an order has been made or notice has been given pursuant to any applicable pension benefits and tax laws in respect of any Foreign Pension Plan requiring any Person to take or refrain from taking any action in respect thereof or that there has been a contravention of any such applicable laws; (vii) an event has occurred or a condition exists that has resulted or could result in the Borrower or any Material Subsidiary being required to pay, repay or refund any amount (other than contributions required to be made or expenses required to be paid in the ordinary course) to or on account of any Foreign Pension Plan or a current or former member thereof; or (viii) an event has occurred or a condition exists that has resulted or could result in a payment being made out of a guarantee fund established under the applicable pension benefits laws in respect of a Foreign Pension Plan; and which, with respect to all the events and obligations described in the preceding clauses (iii) through (viii) of this Section 8.01(g), would reasonably be expected to have a Material Adverse Effect.

(h) Guaranties. Any Guaranty given by any Loan Party or any provision thereof shall, except pursuant to the terms thereof, cease to be in full force and effect, or any Guarantor thereunder or any Person acting by or on behalf of such Guarantor shall deny or disaffirm such Guarantor’s obligations under such Guaranty.

(i) Impairment of Collateral. Any security interest purported to be created by any Collateral Document shall cease to be, or shall be asserted by the Borrower or any of its Restricted Subsidiaries not to be, a valid, perfected Lien (except as otherwise expressly provided in such Collateral Document) in the securities, assets or properties covered thereby, other than (i) in respect of assets and properties which, individually and in the aggregate, are not material to the Loan Parties taken as a whole or in respect of which the failure of the security interests in respect thereof to be valid, perfected first priority security interests will not have a Material Adverse Effect on the rights and benefits of the Lenders under the Loan Documents taken as a whole or (ii) as a result of the Collateral Agent’s failure to (A) maintain possession of any stock certificates, promissory notes or other instruments delivered to it under the Collateral Documents or (B) file Uniform Commercial Code continuation statements.

(j) Ownership. A Change of Control shall occur.

Section 8.02 Acceleration; Remedies. Upon the occurrence of and during the continuation of an Event of Default, the Administrative Agent (or the Collateral Agent, as applicable) shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) Termination of Commitments. Declare the Commitments terminated whereupon the Commitments shall be immediately terminated.

(b) Acceleration of Loans. Declare the unpaid principal of and any accrued interest in respect of all Loans, any Reimbursement Obligations arising from drawings under Letters of Credit and any and all other indebtedness or obligations of any and every kind (other than contingent indemnification obligations) owing by a Loan Party to any of the Lenders hereunder to be due whereupon the same shall be immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Loan Parties.

(c) Cash Collateral. Direct the Borrower to pay (and the Borrower agrees that upon receipt of such notice, or upon the occurrence of an Event of Default under Section 8.01(e), it will immediately pay) to the Collateral Agent additional cash, to be held by the Collateral Agent, for the benefit of the Lenders, in a cash collateral account as additional security for the L/C Obligations in respect of subsequent drawings under all then outstanding Letters of Credit in an amount equal to the maximum aggregate amount which may be drawn under all Letters of Credit then outstanding plus all accrued interest and fees thereon.

(d) Enforcement of Rights. Enforce any and all rights and interests created and existing under the Loan Documents, including, without limitation, all rights and remedies existing under the Loan Documents, all rights and remedies against a Guarantor and all rights of setoff.

(e) Enforcement Rights Vested Solely in Administrative Agent and Collateral Agent. The Lenders agree that this Agreement may be enforced only by the action of the Administrative Agent, acting upon the instructions of the Required Lenders, and, with respect to the Collateral, the Collateral Agent, and that no other Finance Party shall have any right individually to seek to enforce any Loan Document or to realize upon the security to be granted hereby.

Notwithstanding the foregoing, if an Event of Default specified in Section 8.01(e) shall occur, then the Commitments shall automatically terminate, all Loans, all Reimbursement Obligations under Letters of Credit, all accrued interest in respect thereof and all accrued and unpaid fees and other indebtedness or obligations owing to the Lenders hereunder and under the other Loan Documents shall immediately become due and payable and the obligation of the Borrower to Cash Collateralize the L/C Obligations, as aforesaid shall automatically become effective, in each case without the giving of any notice or other action by the Administrative Agent or the Lenders, which notice or other action is expressly waived by the Loan Parties.

Section 8.03 Allocation of Payments After Event of Default.

(a) Priority of Distributions. The Borrower hereby irrevocably waives the right to direct the application of any and all payments in respect of its Finance Obligations and any proceeds of Collateral after the occurrence and during the continuance of an Event of Default and agrees that, notwithstanding the provisions of Sections 2.09(c) and 2.14, after the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have been required to be Cash Collateralized as set forth in Section 8.02(c), all amounts collected or received on account of any Finance Obligation shall, subject to the provisions of Section 2.16 and Section 2.17, be applied by the Administrative Agent in the following order:

FIRST, to pay interest on and then principal of any portion of the Loans that the Administrative Agent may have advanced on behalf of any Lender for which the Administrative Agent has not then been reimbursed by such Lender or the Borrower;

SECOND, to the payment of all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) of the Administrative Agent or the Collateral Agent in connection with enforcing the rights of the Finance Parties under the Finance Documents, including all expenses of sale or other realization of or in respect of the Collateral, including reasonable compensation to the agents and counsel for the Collateral Agent, and all expenses, liabilities and advances incurred or made by the Collateral Agent in connection therewith, and any other obligations owing to the Collateral Agent in respect of sums advanced by the Collateral Agent to preserve the Collateral or to preserve its security interest in the Collateral;

THIRD, to the payment of all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) of (i) each of the Lenders (including any L/C Issuer in their capacities as such) in connection with enforcing its rights under the Loan Documents or otherwise with respect to the Senior Credit Obligations owing to such Lender, (ii) each Swap Creditor in connection with enforcing any of its rights under the Swap Agreements or otherwise with respect to the Swap Obligations owing to such Swap Creditor and (iii) each Cash Management Bank in connection with enforcing any of its rights under any Secured Cash Management Agreement;

FOURTH, to the payment of all of the Senior Credit Obligations consisting of accrued fees and interest;

FIFTH, except as set forth in clauses FIRST through FOURTH above, to the payment of the outstanding Senior Credit Obligations, Swap Obligations and obligations under Secured Cash Management Agreements owing to any Finance Party, pro rata, as set forth below, with (i) an amount equal to the Senior Credit Obligations being paid to the Collateral Agent (in the case of Senior Credit Obligations owing to the Collateral Agent) or to the Administrative Agent (in the case of all other Senior Credit Obligations) for the account of the Lenders or any Agent, with the Collateral Agent, each Lender and the Agents receiving an amount equal to its outstanding Senior Credit Obligations, or, if the proceeds are insufficient to pay in full all Senior Credit Obligations, its Pro rata Share of the amount remaining to be distributed, (ii) an amount equal to the Swap Obligations being paid to the trustee, paying agent or other similar representative (each a “Representative”) for the Swap Creditors, with each Swap Creditor receiving an amount equal to the outstanding Swap Obligations owed to it by the Loan Parties or, if the proceeds are insufficient to pay in full all such Swap Obligations, its Pro rata Share of the amount remaining to be distributed and (iii) an amount equal to the obligations owing in respect of Secured Cash Management Agreements being paid to the Cash Management Banks party to such Secured Cash Management Agreements, with each Cash Management Bank receiving an amount equal to the outstanding obligations owed to it by the Loan Parties or, if the proceeds are insufficient to pay in full all such obligations, its Pro rata Share of the amount remaining to be distributed; and

SIXTH, to the payment of the surplus, if any, to whomever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; (ii) each of the Finance Parties shall receive an amount equal to its Pro rata Share (as defined below) of amounts available to be applied pursuant to clauses THIRD, FOURTH and FIFTH above; and (iii) to the extent that any amounts available for distribution pursuant to clause FIFTH above are attributable to the issued but undrawn amount of outstanding Letters of Credit to the extent not otherwise Cash Collateralized by the Borrower pursuant to Sections 2.05 and 2.16, such amounts shall be held by the Collateral Agent in a cash collateral account and applied (x) first, to reimburse the L/C Issuer from time to time for any drawings under such Letters of Credit and (y) then, following the expiration of all Letters of Credit, to all other obligations of the types described in clause FIFTH above in the manner provided in this Section 8.03.

(b) Pro rata Treatment. For purposes of this Section 8.03, “Pro rata Share” means, when calculating a Finance Party’s portion of any distribution or amount, that amount (expressed as a percentage) equal to a fraction the numerator of which is the then unpaid amount of such Finance Party’s Senior Credit Obligations or Swap Obligations, as the case may be, and the denominator of which is the then outstanding amount of all Senior Credit Obligations or Swap Obligations, as the case may be. If any payment to any Finance Party of its Pro rata Share of any distribution would result in overpayment to such Finance Party, such excess amount shall instead be distributed in respect of the unpaid Senior Credit Obligations or Swap Obligations, as the case may be, of the other Finance Parties, with each Finance Party whose Senior Credit Obligations or Swap Obligations, as the case may be, have not been paid in full to receive an amount equal to such excess amount multiplied by a fraction the numerator of which is the unpaid

Senior Credit Obligations or Swap Obligations, as the case may be, of such Finance Party and the denominator of which is the unpaid Senior Credit Obligations or Swap Obligations, as the case may be, of all Finance Parties entitled to such distribution.

(c) Distributions with Respect to Letters of Credit. Each of the Finance Parties agrees and acknowledges that if (after all outstanding Loans and Reimbursement Obligations with respect to Letters of Credit have been paid in full) the Lenders are to receive a distribution on account of undrawn amounts with respect to Letters of Credit issued (or deemed issued) under the Credit Agreement, such amounts shall be deposited in the L/C Cash Collateral Account as cash security for the repayment of Senior Credit Obligations owing to the Lenders as such. Upon termination of all outstanding Letters of Credit, all of such cash security shall be applied to the remaining Senior Credit Obligations of the Lenders. If there remains any excess cash security, such excess cash shall be withdrawn by the Collateral Agent from the L/C Cash Collateral Account and distributed in accordance with Section 8.03(a) hereof.

(d) Reliance by Collateral Agent. For purposes of applying payments received in accordance with this Section 8.03, the Collateral Agent shall be entitled to rely upon (i) the Administrative Agent under this Agreement and (ii) the Representative, if any, for the Swap Creditors for a determination (which the Administrative Agent, each Representative for any Swap Creditor and the Finance Parties agree (or shall agree) to provide upon request of the Collateral Agent) of the outstanding Senior Credit Obligations and Swap Obligations owed to the Agents, the Lenders or the Swap Creditors, as the case may be. Unless it has actual knowledge (including by way of written notice from a Swap Creditor or any Representatives thereof) to the contrary, the Collateral Agent, in acting hereunder, shall be entitled to assume that no Swap Agreements are in existence.

ARTICLE IX.

AGENCY PROVISIONS

Section 9.01 Appointment and Authority. Each of the Lenders and each L/C Issuer hereby irrevocably appoints JPMorgan Chase Bank, N.A. to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Each of the Lenders and each L/C Issuer hereby irrevocably appoints JPMorgan Chase Bank, N.A. to act on its behalf as the Collateral Agent hereunder and under the other Loan Documents and authorizes the Collateral Agent to take such actions on its behalf and to exercise such powers as are delegated to the Collateral Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Collateral Agent, the Joint Lead Arrangers, the Joint Bookrunners, the Lenders and the L/C Issuer, and none of the Borrower or any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

Section 9.02 Rights as a Lender. Each Person serving as an Agent, a Joint Lead Arranger or a Joint Bookrunner hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, a Joint Lead Arranger or a Joint Bookrunner, as applicable, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as an Agent, a Joint Lead Arranger or a Joint Bookrunner, as applicable, hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not an Agent, a Joint Lead Arranger or a Joint Bookrunner, as applicable, hereunder and without any duty to account therefor to the Lenders.

Section 9.03 Exculpatory Provisions. Each Agent, each Joint Lead Arranger and each Joint Bookrunner, each in its capacity as such, shall not have any obligations, duties or responsibilities under this Agreement but shall be entitled to all benefits of this Article IX. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, none of the Agents, Joint Lead Arrangers and Joint Bookrunners:

(i) shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii) shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise as directed in writing by the Required Lenders (or such other number of percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that such Agent shall not be required to take any action that, in its judgment or the judgment of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable Law; and

(iii) shall, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as such Agent or any of its Affiliates in any capacity.

No Agent shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. No Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to such Agent by the Borrower, a Lender or an L/C Issuer.

No Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent. Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement with reference to the Administrative Agent or the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term us used merely as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties.

Each party to this Agreement acknowledges and agrees that the Administrative Agent will use an outside service provider for the tracking of all UCC financing statements required to be filed pursuant to the Loan Documents and notification to the Administrative Agent, of, among other things, the upcoming lapse or expiration thereof. No Agent shall be liable for any action taken or not taken by such service provider.

Section 9.04 Reliance by Agents. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. Each Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 9.05 Delegation of Duties. Each Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Section 9.06 Resignation of Agents. Each Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with, so long as no Event of Default has occurred or is continuing, the consent of the Borrower (such consent not to be unreasonably withheld), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders and the L/C Issuer, appoint a successor Agent meeting the qualifications set forth above; provided that if the Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Collateral Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring Collateral Agent shall continue to hold as nominee such collateral security until such time as a successor Collateral Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through an Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this Section 9.06. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) (and for the avoidance of doubt, any successor Collateral Agent shall be deemed to have actual knowledge of any Swap Agreements outstanding at such time), Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 9.06). The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.

Any resignation by JPMorgan Chase Bank, N.A. as Administrative Agent pursuant to this Section 9.06 shall also constitute its resignation as the L/C Issuer. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, (ii) the retiring L/C Issuer shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

Bank of America may, upon 30 days’ notice to the Borrower and the Lenders, resign as Swing Line Lender. In the event of any such resignation as Swing Line Lender, the Borrower shall be entitled to appoint from among the Revolving Lenders a successor Swing Line Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America as Swing Line Lender, as the case may be. If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.01(c). Upon the appointment of a successor Swing Line Lender, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Swing Line Lender, as the case may be.

Section 9.07 Non-Reliance on Agents and Other Lenders. Each Lender and L/C Issuer acknowledges that it has, independently and without reliance upon any Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender further represents and warrants that it has reviewed the Pre-Commitment Information and each other document made available to it on the Platform in connection with this Agreement and has acknowledged and accepted the terms and conditions applicable to the recipients thereof and L/C Issuer also acknowledges that it will, independently and without reliance upon any Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 9.08 No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the Agents, the Joint Lead Arrangers or Joint Bookrunners listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, the Collateral Agent, a Lender or L/C Issuer hereunder.

Section 9.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Senior Credit Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.09 and 10.04) allowed in such judicial proceeding; and

(ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

(iii) and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Senior Credit Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 9.10 Collateral and Guaranty Matters. Each Lender agrees that any action taken by the Collateral Agent or the Required Lenders (or, where required by the express terms of this Agreement, a greater or lesser proportion of the Lenders) in accordance with the provisions of this Agreement or of the other Loan Documents, and the exercise by the Collateral Agent or Required Lenders (or, where so required, such greater or lesser proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. Without limiting the generality of the foregoing, the Lenders irrevocably authorize the Administrative Agent and Collateral Agent, at its option and in its discretion:

(i) to release any Lien on any property granted to or held by the Administrative Agent and Collateral Agent under any Finance Document (A) upon Discharge of Senior Credit Obligations, (B) that is sold or to be sold as part of or in connection with any sale (other than any sale to a Loan Party) permitted hereunder, or (C) subject to Section 10.01, if approved, authorized or ratified in writing by the Required Lenders;

(ii) to subordinate any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.02; and

(iii) to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

Upon request by the Administrative Agent at any time the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10.

Section 9.11 Related Obligations. The benefit of the Loan Documents and of the provisions of this Agreement relating to the Collateral shall extend to and be available in respect of any Swap Obligations permitted hereunder from time to time owing to one or more Affiliates of one or more Lenders or owing to one or more Swap Creditors (collectively, “Related Obligations”) solely on the condition and understanding, as among the Collateral Agent and all Finance Parties, that (i) the Related Obligations shall be entitled to the benefit of the Loan Documents and the Collateral to the extent expressly set forth in this Agreement and the other Loan Documents and to such extent the Administrative Agent and the Collateral Agent shall hold, and have the right and power to act with respect to, the Guaranty and the Collateral on behalf of and as agent for the holders of the Related Obligations, but the Administrative Agent and the Collateral Agent are otherwise acting solely as agent for the Lenders and the L/C Issuer and shall have no fiduciary duty, duty of loyalty, duty of care, duty of disclosure or other obligation whatsoever to any holder of Related Obligations, (ii) all matters, acts and omissions relating in any manner to the Guaranty, the Collateral, or the omission, creation, perfection, priority, abandonment or release of any Lien, shall be governed solely by the provisions of this Agreement and the other Loan Documents and no separate Lien, right, power or remedy shall arise or exist in favor of any Finance Party under any separate instrument or agreement or in respect of any Related Obligation, (iii) each Finance Party shall be bound by all actions taken or omitted, in accordance with the provisions of this Agreement and the other Loan Documents, by the Administrative Agent, the Collateral Agent and the Required Lenders, as applicable, each of whom shall be entitled to act at its sole discretion and exclusively in its own interest given its own Commitments and its own interest in the Loans, L/C Obligations and other Senior Credit Obligations to it arising under this Agreement or the other Loan Documents, without any duty or liability to any Swap Creditor or as to any Related Obligation and without regard to whether any Related Obligation remains outstanding or is deprived of the benefit of the Collateral or becomes unsecured or is otherwise affected or put in jeopardy thereby and (iv) no holder of Related Obligations and no other Finance Party (except the Lenders to the extent set forth in this Agreement) shall have any right to be notified of, or to direct, require or be heard with respect to, any action taken or omitted in respect of the Collateral or under this Agreement or the Loan Documents.

Section 9.12 Withholding Tax. To the extent required by any applicable law, the Administrative Agent may deduct or withhold from any payment to any Lender an amount equivalent to any applicable withholding tax. If the Internal Revenue Service or any authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), such Lender shall indemnify and hold harmless the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrower pursuant to Sections 3.01 and 3.04 and without limiting the obligation of any Loan Party to do so) fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses ,whether or not such Tax was correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. The agreements in this Section 9.12 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Agreement and the repayment, satisfaction or discharge of all other obligations. The Administrative Agent shall be entitled to setoff against any amounts owing to a Lender under any Loan Document any amounts owed by such Lender to the Administrative Agent pursuant to this Section 9.12. For the avoidance of doubt, the term “Lender” shall include any L/C Issuer and any Swing Line Lender for purposes of this Section 9.12.

ARTICLE X.

MISCELLANEOUS

Section 10.01 Amendments, etc.

(a) Amendments Generally. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing signed by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders or such other number or percentage of the Lenders as may be specified herein) and the Borrower and the Administrative Agent shall have received notice and a fully executed written copy thereof, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that notwithstanding anything to the contrary herein, none of the Borrower’s Affiliates that have been assigned or participated outstanding Loans shall have any right to approve or disapprove any amendment, waiver or consent hereunder pursuant to this Section 10.01(a) and such Loans shall not be deemed outstanding for purposes of determining whether the Required Lenders or Required Revolving Lenders have approved any waiver or amendment pursuant to this Section 10.01 provided, further, that the Administrative Agent and the Borrower may, with the consent of the other, amend, modify or supplement this Agreement and any other Loan Document to cure any ambiguity, omission, typographical error, defect or inconsistency if such amendment, modification or supplement if the same is not objected to in writing by the Required Lenders within five Business Days following receipt of notice thereof.

(b) Amendments and Waivers Pertinent to Affected Lenders. Notwithstanding subsection (a) above and in addition to any other consent that may be required thereunder, no amendment, waiver or consent shall:

(i) extend or increase the Commitment of any Lender without the written consent of such Lender;

(ii) postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest (other than Default interest), fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(iii) reduce or forgive the principal of, or the rate of interest or any premium specified herein on, any Loan or unreimbursed L/C Disbursement, or (subject to subsection (c) below) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary (A) to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate or (B) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or any unreimbursed L/C Disbursement or to reduce any fee payable hereunder;

(iv) other than to the extent required to make the lenders under an Incremental Loan facility or Replacement Term Loans share, or, at their option, not share, in pro rata payments, change Section 2.13 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly affected thereby;

(v) except in connection with the implementation of the Incremental Term Loan Commitment or an Incremental Revolving Commitment, change any provision of this Section 10.01, Section 10.06(h), Section 2.12(a) or the definition of “Applicable Percentage”, “Revolving Commitment Percentage,” “Required Lenders,” or “Required Revolving Lenders” or any other provision hereof specifying the percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender which is a Lender of the applicable Class so specified;

(vi) permit the assignment or delegation by the Borrower of any of its rights or obligations under any Loan Document, without the written consent of each Lender;

(vii) subordinate the Obligations to any other obligation without the written consent of each Lender;

(viii) release all or substantially all of the value of the Guaranty without the written consent of each Lender (provided that the Administrative Agent may, without the consent of any Lender, release any Guarantor (or all or substantially all of the assets of a Guarantor) that is sold or transferred (other than to any Loan Party) in compliance with Section 7.05);

(ix) release all or substantially all of the Collateral securing the Senior Credit Obligations hereunder without the written consent of each Lender (provided that the Collateral Agent may, without consent from any other Lender, release any Collateral that is sold or transferred by a Loan Party (other than to any other Loan Party) in compliance with Section 7.05 or released in compliance with Section 9.10);

(x) impose any greater restrictions on the ability of the Lenders of any Class to assign any of their respective rights or obligations hereunder without the written consent of (A) each Revolving Lender if such Class is the Revolving Loans and (B) each Term Lender if such Class is the Term Loans;

(xi) (w) affect the rights or duties of any L/C Issuer under this Agreement or any Letter of Credit Request relating to any Letter of Credit issued or to be issued by it, without the prior written consent of such L/C Issuer; (x) affect the rights or duties of the Swing Line Lender under this Agreement, without the prior written consent of the Swing Line Lender; and (y) affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document, without the prior written consent of the Administrative Agent; and

(xii) amend, modify or waive (A) any Loan Document so as to alter the ratable treatment of (i) Senior Credit Obligations outstanding after the payment of accrued fees and interest and (ii) Swap Obligations or (B) the definition of “Swap Creditor,” “Swap Obligations,” “Finance Obligations,” “Claimholders,” “Obligations,” or “Discharge of Obligations,” in each case in a manner adverse to any Swap Creditor with Swap Obligations then outstanding without the written consent of any such Swap Creditor (except that additional obligations may be secured pari passu with the Senior Credit Obligations and Swap Obligations and additional parties may be secured pari passu as Swap Creditors);

provided that notwithstanding anything to the contrary herein, the rights of Affiliated Lenders under this Section 10.01 shall be subject to Section 10.06(h).

Additionally, Borrower’s Affiliates that have participated in or been assigned Loans or Commitments as permitted hereinabove hereby agree that if a case under Title 11 of the United States Code is commenced against any Loan Party, such Loan Party shall seek (and each Affiliate shall consent) to provide that the vote of any such Affiliate (solely in its capacity as a Lender or participant) with respect to any plan of reorganization of such Loan Party shall not be counted except that such Affiliate’s vote (in its capacity as a Lender) may be counted to the extent any such plan of reorganization proposes to treat the Finance Obligations held by such Affiliate in a manner that is less favorable in any material respect to such Affiliate than the proposed treatment of similar Obligations held by Lenders that are not Affiliates of the Borrower to the extent permitted by law.

In addition, notwithstanding the foregoing in clause (a) or (b) above, this Agreement may be amended with only the written consent of the Administrative Agent, the Borrower and the Lenders providing the relevant Replacement Term Loans (as defined below) to permit the refinancing of all outstanding Term Loans (“Refinanced Term Loans”), with a replacement term loan tranche denominated in Dollars (“Replacement Term Loans”); provided that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans, (b) the Applicable Margin or similar interest rate spread for such Replacement Term Loans shall not be higher than the Applicable Margin or similar interest rate spread for such Refinanced Term Loans, (c) the weighted average life to maturity of such Replacement Term Loans shall not be shorter than the weighted average life to maturity of such Refinanced Term Loans at the time of such refinancing (except to the extent of nominal amortization for periods where amortization has been eliminated as a result of prepayment of the applicable Term Loans) and (d) all other terms applicable to such Replacement Term Loans shall be substantially identical to, or less favorable to the Lenders providing such Replacement Term Loans than those applicable to such Refinanced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Term Loans in effect immediately prior to such refinancing.

Notwithstanding anything to the contrary contained in this Section 10.01, this Agreement and the other Loan Documents may be amended, modified or supplemented with the consent of the Administrative Agent and/or the Collateral Agent at the request of the Borrower without the need to obtain the consent of any other Lender if such amendment is delivered in order to effectuate any amendment, modification or supplement pursuant to the second proviso of Section 10.01(a).

Notwithstanding anything to the contrary contained in this Section 10.01, the consent of the Lenders or the Required Lenders, as the case may be, shall not be required to make any such changes necessary to be made in connection with any borrowing of Incremental Term Loans or the establishment of any Incremental Revolving Commitment or Other Revolving Commitments to effect the provisions of Section 2.15 or in connection with the establishment of any Extended Term Loans or Extended Revolving Commitment to effect the provisions of Section 2.18.

Notwithstanding the foregoing, no Lender consent is required to effect any amendment or supplement to any First Lien Intercreditor Agreement, any Second Lien Intercreditor Agreement or other intercreditor agreement or arrangement permitted under this Agreement that is for the purpose of adding the holders of Permitted First Priority Refinancing Debt, or Permitted Second Priority Refinancing Debt, as expressly contemplated by the terms of such First Lien Intercreditor Agreement, such Second Lien Intercreditor Agreement or such other intercreditor agreement or arrangement permitted under this Agreement, as applicable (it being understood that any such amendment or supplement may make such other changes to the applicable intercreditor agreement as, in the good faith determination of the Administrative Agent, are required to effectuate the foregoing and provided that such other changes are not adverse, in any material respect, to the interests of the Lenders); provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder or under any other Loan Document without the prior written consent of the Administrative Agent.

(c) Fee Letter Amendment; Defaulting Lenders. Notwithstanding anything to the contrary herein, (i) any Fee Letter may be amended, or rights and privileges thereunder waived, in a writing executed only by the parties thereto and (ii) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Defaulting Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms disproportionately affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

Each Lender and each holder of a Note shall be bound by any waiver, amendment or modification authorized by this Section 10.01 regardless of whether its Note shall have been marked to make reference therein, and any consent by any Lender or holder of a Note pursuant to this Section 10.01 shall bind any Person subsequently acquiring a Note from it, whether or not such Note shall have been so marked.

Section 10.02 Notices.

(a) Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows:

(i)	if to the Borrower or any Loan Party, to the Borrower at:

Med Assets, Inc.
100 North Point Center, East; Suite 200
Alpharetta, Georgia 30022
Telephone:	(678) 323-2500
Telecopy:	(678) 323-2501

Attention:	Jonathan H. Glenn Executive Vice President and Chief Legal and
Administrative Officer
Email:	jglenn@medassets.com;

(ii)	if to the Administrative Agent or the Collateral Agent, to it at:

JPMorgan Chase Bank, N.A.
500 Stanton Christiana Road
Newark, DE 19713
Attention:	Jonathan Foucault
Telephone:	(302) 634-1666
Fax:	(302) 634-1417
E-mail:	Jonathan.I.Foucault@jpmorgan.com

and

JPMorgan Chase Bank, N.A.
500 Stanton Christiana Road
Newark, DE 19713
Attention:	Richard Mccloskey
Telephone:	(302) 634-4114
Fax:	(302) 634-1417
E-mail:	Richard.mccloskey@jpmchase.com

Group E-mail:	12012443630@tls.ldsprod.com

with a copy to:

JPMorgan Chase Bank, N.A.
382 Madison Avenue, 24th Floor
New York, New York 10179
Attention:	Dawn Lee Lum
Fax:	(212) 270-3279
E-mail:	dawn.leelum@jpmorgan.com;

(iii)	if to the L/C Issuer, to it at:

JPMorgan Chase Bank, N.A.
382 Madison Avenue, 24th Floor
New York, New York 10179
Attention:	Dawn Lee Lum
Fax:	(212) 270-3279
E-mail:	dawn.leelum@jpmorgan.com;

(iv)	if to the Swing Line Lender, to it at:

Bank of America, N.A.
Commercial Banking – 13th Floor
600 Peachtree Street NE
Atlanta, GA 30308-2265
Attention:	Tanja Rogers
Fax:	404-532-3217
E-mail:	tanja.rodgers@baml.com;

with a copy to:

JPMorgan Chase Bank, N.A.
500 Stanton Christiana Road
Newark, DE 19713
Attention:	Jonathan Foucault
Telephone:	(302) 634-1666
Fax:	(302) 634-1417
E-mail:	Jonathan.I.Foucault@jpmorgan.com

(v)	if to a Lender, to it at its address (or its telecopier number, electronic email address or telephone number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below shall be effective as provided in said paragraph (b).

(b) Electronic Communications. Notices and other communications to the Agents, the Lenders and the L/C Issuer hereunder may (subject to Section 10.02(d)) be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent, the Collateral Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it (including as set forth in Section 10.02(d)); provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Change of Address, etc. Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(d) Posting. Each Loan Party hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to this Agreement and any other Loan Document, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a request for a new, or a conversion of an existing, Borrowing or other extension of credit (including any election of an interest rate or Interest Period relating thereto), (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default under this Agreement or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit hereunder (all such non-excluded communications, collectively, the “Communications”; such excluded communications the “Excluded Communications”), by transmitting the Communications in an electronic/soft medium in a format reasonably acceptable to the Administrative Agent at Xrausloanops5@barclayscapital.com or at such other e-mail address(es) provided to the Borrower from time to time or in such other form, including hard copy delivery thereof, as the Administrative Agent shall require. In addition, each Loan Party agrees to continue to provide the Communications to the Administrative Agent in the manner specified in this Agreement or any other Loan Document or in such other form, including hard copy delivery thereof, as the Administrative Agent shall require. Nothing in this Section 10.02 shall prejudice the right of the Agents, any Lender or any Loan Party to give any notice or other communication pursuant to this Agreement or any other Loan Document in any other manner specified in this Agreement or any other Loan Document or as any such Agent shall require. Excluded Communications shall be delivered to the Administrative Agent by facsimile communication or as the Administrative Agent shall direct.

The Communications required to be delivered pursuant to Section 6.01 or Section 6.02 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or Intranet website, if any, to which the Administrative Agent has access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver copies (which may be electronic) of such documents to the Administrative Agent which so requests until a written request to cease delivering copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent (and each Lender if there is at the time no incumbent Administrative Agent) of the posting of any such documents. The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents. Furthermore, if any financial statement, certificate or other information required to be delivered pursuant to Section 6.01 or Section 6.02 shall be required to be delivered on any date that is not a Business Day, such financial statement, certificate or other information may be delivered to the Administrative Agent on the next succeeding Business Day after such date.

To the extent consented to by the Administrative Agent in writing from time to time, the Administrative Agent agrees that receipt of the Communications by the Administrative Agent at its e-mail address(es) set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents; provided that the Borrower shall also deliver to the Administrative Agent an executed original of each Compliance Certificate required to be delivered hereunder.

Each Loan Party further agrees that the Administrative Agent may make the Communications available to the Lenders by posting the Communications on a Platform. The Platform is provided “as is” and “as available.” The Agents do not warrant the accuracy or completeness of the Communications, or the adequacy of the Platform and expressly disclaim liability for errors or omissions in the communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by any Agent in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties have any liability to the Loan Parties, any Lender, any L/C Issuer, or any other Person for damages of any kind, including direct or indirect, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of communications through the Internet, except to the extent the liability of such Person is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such Person’s gross negligence, bad faith or willful misconduct. Additionally, in no event shall the Administrative Agent or any of its Related Parties have any liability to the Loan Parties, any Lender, any L/C Issuer, or any other Person for any special, incidental or consequential damages.

The Borrower hereby acknowledges that (i) the Administrative Agent and/or the Joint Lead Arrangers will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (ii) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that so long as the Borrower is the issuer of any outstanding debt or equity securities that are issued pursuant to a public offering registered with the SEC or in a private placement for resale pursuant to Rule 144A under the Securities Act of 1933, as amended, or is actively contemplating issuing any such securities: (i) all Borrower Materials are to be made available to Public Lenders unless clearly and conspicuously marked “Private – Contains Non-Public Information” which, at a minimum, shall mean that the words “Private – Contains Non-Public Information” shall appear prominently on the first page thereof; (ii) by not marking Borrower Materials “Private – Contains Non-Public Information,” the Borrower shall be deemed to have authorized the Administrative Agent, the Joint Lead Arrangers, the L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its or their securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (iii) all Borrower Materials that are not marked “Private – Contains Non-Public Information” are permitted to be made available through a portion of the Platform designated “Public Investor,” and (iv) the Administrative Agent and the Joint Lead Arrangers shall be entitled to treat any Borrower Materials that are marked “Private – Contains Non-Public Information” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

Section 10.03 No Waiver; Cumulative Remedies. No failure by any Lender or any L/C Issuer or by the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

Section 10.04 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Loan Parties, jointly and severally, agree to pay (i) all reasonable out of pocket expenses incurred by the Administrative Agent, the Collateral Agent, the Joint Lead Arrangers and the Joint Bookrunners and their respective Affiliates (including the reasonable fees, charges and disbursements of Cahill Gordon & Reindel LLP, counsel for the Administrative Agent and/or the Collateral Agent and certain special and local counsel) in connection with the syndication and closing of the Loans provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendment, amendment and restatement, modification or waiver of the provisions hereof or thereof, including in connection with post-closing searches to confirm that security filings and recordations have been properly made and including any costs and expenses of the service provider referred to in Section 9.03 and in connection with its the protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 10.04, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit, (ii) all reasonable out of pocket expenses incurred by any L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iii) all reasonable out of pocket expenses incurred by the Administrative Agent, the Collateral Agent, any Lender or any L/C Issuer (including the fees, charges and disbursements of counsel for the Administrative Agent, the Collateral Agent, any Lender or any L/C Issuer), in connection with the enforcement of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 10.04, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit and (iv) all documentary and similar taxes and charges in respect of the Loan Documents; provided, however, that the Borrower will not be required to pay the fees and expenses of third party advisors to the Administrative Agent, the Collateral Agent, any Lender or any L/C Issuer (which shall not include counsel) retained without the consent of the Borrower (such consent not to be unreasonably withheld or delayed) or more than (x) one counsel to the Administrative Agent and the Collateral Agent (plus one local counsel and one specialty counsel in each applicable specialty) and (y) one counsel to the Required Lenders (plus one local counsel and one specialty counsel in each applicable specialty).

(b) Indemnification by Borrower. The Loan Parties, jointly and severally, shall indemnify the Administrative Agent (and any sub-agent thereof), the Collateral Agent (and any sub-agent thereof), each Joint Lead Arranger, each Joint Bookrunner, each Lender and each L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all actual losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of counsel) incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document, or any amendment, amendment and restatement, modification or waiver of the provisions hereof or thereof, or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby, thereby, or related thereto or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release or threatened Release of Hazardous Materials on, at, under or from any property owned, leased or operated by the Borrower or any of its Restricted Subsidiaries at any time, or any Environmental Liability related in any way to the Borrower or any of its Restricted Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or a Related Party thereof, (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document other than as a result of a failure or omission by the Borrower or any of its Restricted Subsidiaries, if the Borrower or such Loan Party has obtained a final nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) disputes solely among Indemnitees not involving any act or omission of any Loan Party or any of their respective Related Parties; provided further that the Loan Parties shall not be required to reimburse the legal fees and expenses of more than one counsel (in addition to one special counsel in each specialty area, up to one local counsel in each applicable local jurisdiction and any additional counsel for an Indemnified Party reasonably deemed appropriate by virtue of potential conflicts of interests incurred in connection with investigating, defending or preparing to defend any such action, suit, proceeding (including any inquiry or investigation) or claim (whether or not any Agent, any Lender or any other such Indemnified Party is a party to any action or proceeding out of which any such expenses arise)) or one other third party advisor for all Indemnitees (plus any additional third party advisor for an Indemnified Party reasonably deemed appropriate by virtue of potential conflicts of interests incurred in connection with investigating, defending or preparing to defend any such action, suit, proceeding (including any inquiry or investigation) or claim (whether or not any Agent, any Lender or any other such Indemnified Party is a party to any action or proceeding out of which any such expenses arise). No Loan Party shall be liable for any amounts hereunder (other than the amount of any legal fees or other costs and expenses associated with the settlement) to the extent an Indemnitee has entered into any settlement without the Borrower’s consent (such consent not to be unreasonably withheld or delayed).

(c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section 10.04 to be paid by it or them to the Administrative Agent (or any sub-agent thereof), the Collateral Agent (or any sub-agent thereof), each L/C Issuer, the Swing Line Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Collateral Agent (or any sub-agent thereof), each L/C Issuer, the Swing Line Lender or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the Collateral Agent (or any sub-agent thereof), the Swing Line Lender or any L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), the Collateral Agent (or any sub-agent thereof), the Swing Line Lender or any L/C Issuer in connection with such capacity; provided, further, that to the extent indemnification of the L/C Issuer is required pursuant to this Section 10.04(c), such obligation shall be limited to Revolving Lenders only. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.14.

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, no Loan Party shall assert, and each Loan Party hereby waives, any claim against any Indemnitee, and each of the Agents, each L/C Issuer and each Lender agrees not to assert or permit any of their respective subsidiaries to assert any claim against the Borrower or any of its Subsidiaries or any of their respective directors, officers, employees, attorneys, agents or advisors, on any theory of liability, for special, indirect, consequential (including, without limitation, any loss of profits, business or anticipated savings) or punitive damages (in each case, as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e) Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent, any L/C Issuer, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Senior Credit Obligations.

Section 10.05 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower or any other Loan Party is made to the Administrative Agent or any Lender, or the

Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Insolvency or Liquidation Proceeding or otherwise, then (i) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (ii) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the L/C Issuer under clause (ii) of the preceding sentence shall survive the payment in full of the Senior Credit Obligations and the termination of this Agreement.

Section 10.06 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent, the L/C Issuer, the Swing Line Lender and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section 10.06, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section 10.06 or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by the Borrower or any Lender shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the other Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans (including for purposes of this subsection (b), any Participation Interests in the Letters of Credit and Swing Line Loans) at the time owing to it); provided, however, that:

(i) except in the case of any assignment in connection with the primary syndication of the Commitments and Loans made by JPMorgan Chase Bank, N.A. to an Eligible Assignee previously identified to the Borrower, or an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans of the applicable Class, as the case may be, owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, (A) the aggregate amount of the Revolving Commitment (which for this purpose includes Revolving Loans outstanding thereunder) or, if the Revolving Commitments are not then in effect, the principal outstanding balance of the Revolving Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed) and (B) the aggregate amount of any Term Loans of an assigning Lender subject to each such assignments, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $1,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof; provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lenders’ rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not apply to rights in respect of Swing Line Loans;

(iii) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment; provided further that only a single processing and recordation fee shall be payable in respect of multiple contemporaneous assignments to Approved Funds with respect to any Lender. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire;

(iv) No such assignment shall be made to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this subclause (iv); and

(v) In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Revolving Commitment Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, the Borrower (at its expense) shall execute and deliver a Note or Notes to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section 10.06.

(c) Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and related interest amounts) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The Register shall record each transfer of the Loans to a transferee upon written notification by the registered owner of such transfer, provided, however, that failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Commitments in respect of any Loan. The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the L/C Issuer and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by the Borrower, the L/C Issuer, the Collateral Agent, and the Swing Line Lender, at any reasonable time and from time to time upon reasonable prior notice. Notwithstanding the foregoing, in no event shall the Administrative Agent be obligated to ascertain, monitor or inquire as to whether any Lender is an Affiliated Lender nor shall the Administrative Agent be obligated to monitor the aggregate amount of Term Loans or Incremental Term Loans held by Affiliated Lenders. Upon request by the Administrative Agent, the Borrower shall promptly (and in any case, not less than 5 Business Days (or shorter period as agreed to by the Administrative Agent) prior to the proposed effective date of any amendment, consent or waiver pursuant to Section 10.01) provide to the Administrative Agent a complete list of all Affiliated Lenders holding Term Loans or Incremental Term Loans at such time.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower, the Administrative Agent, the L/C Issuer or the Swing Line Lender sell participations to any Person (other than a natural Person, the Borrower or any of its Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders and L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.01 that affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01 or 3.04, and 3.05 (subject to the requirements and limitations of such Sections) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.

Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and related interest amounts) of each participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. No Lender shall be required to disclose its Participant Register or any information contained therein to any Loan Party except to the extent such disclosure is required in connection with a Tax audit or other proceeding to establish that an obligation hereunder is in registered form for U.S. federal income tax purposes. No Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.

No participation shall be or shall be deemed to be a discharge, rescission, extinguishment or substitution of any outstanding Loan and any Loan subject to a participation shall continue to be the same obligation and not a new obligation.

(e) Limitations on Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent or the right to receive a greater payment results from a Change in Law after the participant becomes a Participant. Voting rights of Participants shall be limited to matters in respect of (x) reductions of principal, interest or fees owing to such Participant and (y) extensions of scheduled amortization of final maturity of Loans owing to such Participant.

(f) Certain Pledges. Any Lender may at any time, without the consent of the Borrower or the Administrative Agent, pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(h) Affiliated Lenders. Any Lender may, at any time, assign all or a portion of its rights and obligations under this Agreement to any Affiliate of the Borrower (other the Borrower or any of its Restricted Subsidiaries) subject to the following limitations:

(i) Affiliated Lenders will not receive information provided solely to Lenders by the Administrative Agent or any Lender and will not be permitted to attend or participate in meetings attended solely by the Lenders and the Administrative Agent (and may not challenge the Administrative Agent’s or the Lender’s attorney-client privilege based on their status as Lenders), other than the right to receives notices or Borrowings, notices or prepayments and other administrative notices in respect of its Loans or Commitments required to be delivered to Lenders pursuant to Article II;

(ii) for purposes of any amendment, waiver or modification of any Loan Document (including such modifications pursuant to Section 10.01), or any plan of reorganization pursuant to the Bankruptcy Code, that in either case does not require the consent of each Lender or each affected Lender or does not adversely affect such Affiliated Lender in any material respect as compared to other Lenders, Affiliated Lenders will be deemed to have voted in the same proportion as the Lenders that are not Affiliated Lenders voting on such matter; and each Affiliated Lender hereby acknowledges, agrees and consents that if, for any reason, its vote to accept or reject any plan pursuant to the Bankruptcy Code is not deemed to have been so voted, then such vote will be (x) deemed not to be in good faith and (y) “designated” pursuant to Section 1126(e) of the Bankruptcy Code such that the vote is not counted in determining whether the applicable class has accepted or rejected such plan in accordance with Section 1126(c) of the Bankruptcy Code;

(iii) Affiliated Lenders may not purchase Revolving Loans by assignment pursuant to this Section 10.06;

(iv) the aggregate principal amount of Term Loans purchased by assignment pursuant to this Section 10.06 and held at any one time by Affiliated Lenders may not exceed 20% of the original principal amount of all Term Loans on the Closing Date plus the original principal amount of all term loans made pursuant to an Incremental Term Loan;

(v) except as previously disclosed in writing to the Administrative Agent and the Lenders, each Affiliated Lender represents and warrants as of the date of any assignment to such Affiliated Lender pursuant to this Section 10.06, that the Affiliated Lender does not have any material non-public information (“MNPI”) with respect to the Borrower or its Subsidiaries or securities that both (a) has not been disclosed to the assigning Lender (other than because such assigning Lender does not wish to receive MNPI with respect to the Borrower or its Subsidiaries or securities) prior to such date and (b) could reasonably be expected to have a material effect upon, or otherwise be material, to a Lender’s decision to assign Loans to such Affiliated Lender; and

(vi) the assigning Lender and the Affiliated Lender purchasing such Lender’s Term Loans shall execute and deliver to the Administrative Agent an assignment agreement substantially in the form of Exhibit W hereto (an “Affiliated Lender Assignment and Assumption”).

Section 10.07 Treatment of Certain Information; Confidentiality. Each of the Agents, the Lenders and each L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors, managing members or managers, counsel, accountants and other representatives (collectively, “Representatives”) (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any Governmental Authority or regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners) (in which case, the Administrative Agent or such Lender or L/C Issuer, as applicable, shall use reasonable efforts to notify the Borrower prior to such disclosure to the extent legally permitted to do so), (c) to the extent required by applicable Laws or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) (i) any rating agency or CUSIP bureau , and (ii) subject to an agreement containing provisions substantially the same as those of this Section 10.07, to (other than a Disqualified Institution) (x) any assignee of or Participant in (or their Representatives, it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), or any prospective assignee of or Participant in (or their Representatives, it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential) any of its rights or obligations under this Agreement or (y) any actual or prospective counterparty (or its Representatives, it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower. For purposes of this Section, “Information” means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by the Borrower or any of its Subsidiaries. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 10.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, each L/C Issuer, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the then due and owing obligations of the Borrower or such Loan Party, as applicable, now or hereafter existing under this Agreement or any other Loan Document to such Lender or L/C Issuer, irrespective of whether or not such Lender or the L/C Issuer shall have made any demand under this Agreement or any other Loan Document or (x) such obligations may be contingent or unmatured or (y) are owed to a branch or office of such Lender or the L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.17 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Senior Credit Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affilates may have. Each Lender and L/C Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 10.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (i) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (ii) exclude voluntary prepayments and the effects thereof and (iii) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Senior Credit Obligations hereunder.

Section 10.10 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof; provided that, notwithstanding anything contained herein, each Fee Letter shall survive the Closing Date. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 10.11 Survival of Agreement. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Agents, the L/C Issuer or any Lender may have had notice or knowledge of any Default, Event of Default, or incorrect representation or warranty at the time of any Credit Extension, and shall continue in full force and effect until the Discharge of Senior Credit Obligations (other than contingent indemnification obligations). The provisions of Sections 2.14, 3.01, 3.04, 3.05, 10.04, and Sections 10.10 through 10.18 (other than 10.16) shall survive and remain in full force and effect regardless of the repayment of the Loans, the payment of the Reimbursement Obligations, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

Section 10.12 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, the L/C Issuer or the Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

Section 10.13 Replacement of Lenders. If (i) any Lender requests compensation under Section 3.04, (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, (iii) the obligation of any Lender to make Eurodollar Loans has been suspended pursuant to Section 3.04, (iii) any Lender is a Defaulting Lender or (iv) any Lender has failed to consent to a proposed amendment, waiver, discharge or termination which pursuant to the terms of Section 10.01 or any other provision of any Loan Document requires the consent of all of the Lenders of a Class or Classes and with respect to which the Required Lenders of such Class or Classes shall have granted their consent, the Borrower shall have the right, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, (i) to remove such Lender by terminating such Lender’s Commitment in full or (ii) to replace such Lender by causing such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the other Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);

(ii) such Lender shall have received payment of an amount equal to the outstanding principal amount of its Loans and Participation Interests in Unreimbursed Amounts arising under drawn Letters of Credit, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii) in the case of any assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(iv) such assignment does not conflict with applicable Laws; and

(v) (A) if the Borrower elects to exercise such right with respect to any Lender pursuant to clause (i), (ii) or (iii) above, it shall be obligated to remove or replace, as the case may be, all Lenders that have similar requests then outstanding for compensation pursuant to Section 3.04 or 3.01 or whose obligation to make Eurodollar Loans has been similarly suspended and (i) in the case of any replacement of Lenders under the circumstances described in clause (iv) above, the applicable amendment, waiver, discharge or termination that the Borrower has requested shall become effective upon giving effect to such replacement (and any related Assignment and Assumptions required to be effected in connection therewith in accordance with this Section 10.13).

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 10.14 Governing Law; Jurisdiction; Consent to Service of Process.

(a) Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of New York, without regard to conflicts of law principles that would require the application of the laws of another jurisdiction.

(b) Submission to Jurisdiction. Each party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the L/C Issuer or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

(c) Waiver of Venue. Each party hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable Laws, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 10.14(b). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Service of Process. Each party hereto irrevocably consents to service of process in any action or proceeding arising out of or relating to any Loan Document, in the manner provided for notices (other than telecopier) in Section 10.02. Nothing in this Agreement or any other Loan Document will affect the right of any party hereto to serve process in any other manner permitted by applicable Laws.

(e) Waiver of Jury Trial. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAWS, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.14.

Section 10.15 Patriot Act Notice Lender’s Compliance Certification.

(a) Each Lender that is subject to the U.S. Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name, address and tax identification number of each Loan Party and other information regarding the Borrower that will allow such Lender or the Administrative Agent, as applicable, to identify each such Loan Party in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective as to the Lenders and the Administrative Agent.

(b) Lenders’ Certification. Each Lender or assignee or Participant of a Lender that is not incorporated under the Laws of the United States or a State thereof (and is not excepted from the certification requirement contained in Section 313 of the Patriot Act and the applicable regulations because it is both (i) an Affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country and (ii) subject to supervision by a banking regulatory authority regulating such affiliated depository institution or foreign bank) shall deliver to the Administrative Agent the certification or, if applicable, recertification, certifying that such Lender is not a “shell” and certifying to other matters as required by Section 313 of the Patriot Act and the applicable regulations thereunder: (i) within 10 days after the Closing Date or, if later, the date such Lender, assignee or Participant of a Lender becomes a Lender, assignee or Participant of a Lender hereunder and (ii) at such other times as are required under the Patriot Act.

Section 10.16 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby, the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) the credit facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Joint Lead Arrangers and the Lenders, on the other hand, and the Borrower is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, the Administrative Agent, each of the Joint Lead Arrangers and each of the Lenders is and has been acting solely as a principal and is not the agent or fiduciary for the Borrower or any of its Affiliates, stockholders, creditors or employees or any other Person; (iii) neither the Administrative Agent nor any of the Joint Lead Arrangers nor any of the Lenders has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Administrative Agent, any Joint Lead Arranger or any Lender has advised or is currently advising the Borrower or any of its Affiliates on other matters) and neither the Administrative Agent nor any of the Joint Lead Arrangers nor any Lenders has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Administrative Agent, each of the Joint Lead Arrangers and each of the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent nor any of the Joint Lead Arrangers nor any of the Lenders has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Administrative Agent, the Joint Lead Arrangers and the Lenders have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. The Borrower hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent, any of the Joint Lead Arrangers and any of the Lenders with respect to any breach or alleged breach of agency or fiduciary duty.

Section 10.17 Judgment Currency.

(a) The obligations of the Loan Parties hereunder and under the other Loan Documents to make payments in a specified currency (the “Obligation Currency”) shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by a Finance Party of the full amount of the Obligation Currency expressed to be payable to it under this Agreement or another Loan Document. If, for the purpose of obtaining or enforcing judgment against any Loan Party in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in the Obligation Currency, the conversion shall be made, at the rate of exchange (as quoted by the Administrative Agent or if the Administrative Agent does not quote a rate of exchange on such currency, by a known dealer in such currency designated by the Administrative Agent) determined, in each case, as of the Business Day immediately preceding the date on which the judgment is given (such Business Day being hereinafter referred to as the “Judgment Currency Conversion Date”).

(b) If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, the Borrower covenants and agrees to pay, or cause to be paid, or remit, or cause to be remitted, such additional amounts, if any (but in any event not a lesser amount), as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Judgment Currency Conversion Date.

(c) For purposes of determining any rate of exchange or currency equivalent for this Section 10.18, such amounts shall include any premium and costs payable in connection with the purchase of the Obligation Currency.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

MEDASSETS, INC.

By:	/s/ Charles O. Garner
Name: Charles O. Garner Title: Executive Vice President and Chief Financial Officer

Signature Page - Credit Agreement

JPMORGAN CHASE BANK, N.A., as L/C Issuer and a Lender

By:	/s/ Dawn Lee Lum
Name: Dawn Lee Lum Title: Executive Director

JPMORGAN CHASE BANK, N.A., as Administrative Agent and Collateral Agent

By:	/s/ Dawn Lee Lum
Name: Dawn Lee Lum Title: Executive Director

Signature Page - Credit Agreement

BARCLAYS BANK PLC, as a Co-Documentation Agent and a Lender

By:	/s/ Diane Rolfe
Name: Diane Rolfe Title: Director

Signature Page - Credit Agreement

BANK OF AMERICA, N.A., as Swing Line Lender and a Lender

By:	/s./ Mark Hardison
Name: Mark Hardison Title: Vice President

Signature Page - Credit Agreement

DEUTSCHE BANK SECURITIES INC., as Syndication Agent

By:	/s/ Keith Anderson
Name: Keith Anderson
Title: Managing Director

By:	/s/ Pete Meyers
Name: Pete Meyers
Title: Managing Director

DEUTSCHE BANK TRUST COMPANY AMERICAS, as a Lender

By:	/s/ Evelyn Thierry
Name: Evelyn Thierry
Title: Director

By:	/s/ Courtney E. Meehan
Name: Courtney E. Meehan
Title: Vice President

Signature Page - Credit Agreement

MORGAN STANLEY SENIOR FUNDING, INC., as a Co-Documentation Agent and a Lender

By:	/s/ Kelly Chin
Name: Kelly Chin
Title: Vice President

Signature Page - Credit Agreement

MORGAN STANLEY BANK, N.A., as a Lender

By:	/s/ Kelly Chin
Name: Kelly Chin
Title: Authorized Signatory

Signature Page - Credit Agreement

SUNTRUST BANK, as a Co-Documentation Agent and a Lender

By:	/s/ J. Ben Cumming
Name: J. Ben Cumming
Title: Director

Signature Page - Credit Agreement

FIFTH THIRD BANK, as a Co-Documentation Agent and a Lender

By:	/s/ Joshua N. Livingston
Name: Joshua N. Livingston
Title: Duly Authorized Signatory

Signature Page - Credit Agreement

RAYMOND JAMES BANK FSB, as a Co-Documentation Agent and a Lender

By:	/s/ Alexander L. Rody
Name: Alexander L. Rody
Title: Raymond James Bank, N.A.

Signature Page - Credit Agreement

REGIONS BANK, as a Lender

By:	/s/ Gregory M. Ratliff
Name: Gregory M. Ratliff
Title: Senior Vice President

Signature Page - Credit Agreement

UNION BANK, N.A., as a Lender

By:	/s/ Sarah Willet
Name: Sarah Willet
Title: Vice President

Signature Page - Credit Agreement